As filed with the U.S. Securities and Exchange Commission on February 7, 2020

Registration No. 333-234655

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________

Amendment No. 2
To

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________________________

GPAQ Acquisition Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6770	84-3235695
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

780 Fifth Avenue South
Naples, FL 34102
(412) 960-4687

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________________________

James J. Dolan
Chief Executive Officer
780 Fifth Avenue South
Naples, FL 34102
(412) 960-4687

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________________

Copies to:

Stephen M. Cohen, Esq. Lauren W. Taylor, Esq. Fox Rothschild LLP 2000 Market Street Philadelphia, PA 19103 Tel: (215) 299-2000 Fax: (215) 299-2150	HOF Village, LLC Michael Crawford, CEO 2121 George Halas Drive NW Canton, OH 44708 Tel: (330) 458-9176	J. Steven Patterson, Esq. John T. O’Connor, Esq. Candace Moss, Esq. Hunton Andrews Kurth LLP 2200 Pennsylvania Avenue NW Washington, DC 20037 Tel: (202) 955-1500 Fax: (202) 778-2201

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company and emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated ☐	Smaller reporting company ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price			Amount of Registration Fee
Common stock, par value $0.0001 per share	11,167,536(1)	$10.495		$117,203,290.32	(2)		$15,212.99
Common stock, par value $0.0001 per share	17,832,752(3)	$—		$59,187,446.00	(4)		$7,682.53
Common stock, par value $0.0001 per share	5,363,854(5)	$10.495		$56,293,647.73			$7,306.92
Common stock, par value $0.0001 per share	369,430(6)	$10.495		$3,877,167.85			$503.26
Common stock, par value $0.0001 per share	2,108,984(7)	$10.495		$22,133,787.08			$2,872.97
Warrants to purchase common stock	17,400,000(8)	$—	$			$
Common stock underlying warrants	17,400,000(9)	$11.50		$200,100,000.00	(10)		$25,972.98
Total				$458,795,338.98			$59,551.63	(11)

____________

(1)      Relates to common stock, par value $0.0001 per share, of the registrant (“Holdings Common Stock”) issuable upon a series of mergers involving Gordon Pointe Acquisition Corp. (“GPAQ”) as further described herein. The amount of Holdings Common Stock to be registered includes (i) 3,125,000 shares of Holdings Common Stock that are expected to be issued to holders of the Class F common stock of GPAQ, and (ii) 8,042,536 shares of Holdings Common Stock that are expected to be issued to the public stockholders of GPAQ, based on the estimate that 8,042,536 shares of the Class A common stock of GPAQ will be outstanding and held by such stockholders immediately prior to the business combination.

(2)      Pursuant to Rules 457(c) and 457(f) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying (a) $10.495, which represents the average of the high and low prices of the GPAQ Common Stock on November 8, 2019, by (b) 11,167,536, based on the estimate that 11,167,536 shares of GPAQ Common Stock will be outstanding and held by holders of the Class F common stock and Class A common stock of GPAQ immediately prior to the business combination.

(3)      Relates to 17,832,752 shares of Holdings Common Stock that are expected to be issued to the members of HOF Village Newco, LLC (“Newco”) in exchange for their membership interests of Newco.

(4)      Pursuant to Rule 457(f) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the aggregate book value of the securities of HOF Village, LLC (“HOFV”) as of June 30, 2019.

(5)      Relates to Holdings Common Stock issuable upon conversion of certain outstanding bridge and mezzanine indebtedness of HOFV.

(6)      Relates to Holdings Common Stock issuable upon conversion of loans made by the Sponsor, Gordon Pointe Management, LLC, to GPAQ.

(7)      Relates to Holdings Common Stock issuable upon conversion of certain outstanding fees and expenses pursuant to the Merger Agreement: 420,000 to PFHOF, 1,078,984 to The Klein Group, LLC, and 610,000 to IRG Canton Village Manager.

(8)      Reflects warrants to purchase 17,400,000 shares of Holdings Common Stock (“Holdings Warrants”) based on the maximum number of public and private warrants of GPAQ that will be converted into Holdings Warrants pursuant to the business combination.

(9)      The maximum number of Holdings Warrants and shares of Holdings Common Stock issuable upon exercise of the Holdings Warrants are being simultaneously registered hereunder.

(10)    Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Holdings Warrants has been allocated to the shares of underlying Holdings Common Stock and those shares of Holdings Common Stock are included in the registration fee. Pursuant to Rules 457(g)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the Holdings Common Stock underlying the Holdings Warrants is calculated based on the $11.50 exercise price of the Holdings Warrants.

(11)    Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED FEBRUARY [__], 2020

Gordon Pointe Acquisition Corp.
780 Fifth Avenue South
Naples, FL 34102

To the Stockholders of Gordon Pointe Acquisition Corp.:

You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of Gordon Pointe Acquisition Corp. (“GPAQ,” “we,” “us” or “our”) on [________________], 2020, at 10:00 a.m., Eastern time, at the offices of Fox Rothschild LLP, at 2000 Market Street, 20th Floor, Philadelphia, Pennsylvania 19103.

At the Special Meeting, our stockholders will be asked to consider and vote on a proposal, which we refer to as the “Business Combination Proposal” to approve an Agreement and Plan of Merger, dated as of September 16, 2019 (as amended on November 6, 2019, the “Merger Agreement”) pursuant to which (a) GPAQ Acquiror Merger Sub, Inc. (“Acquiror Merger Sub”), a wholly-owned subsidiary of GPAQ Acquisition Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of GPAQ (“Holdings”), will be merged with and into GPAQ, with GPAQ continuing as the surviving entity and a wholly-owned subsidiary of Holdings, and (b) GPAQ Company Merger Sub, LLC, a wholly-owned subsidiary of Holdings (“Company Merger Sub”), will be merged with and into HOF Village Newco, LLC (“Newco”), a majority-owned subsidiary of HOF Village, LLC (“HOFV”), with Newco continuing as the surviving entity and a wholly-owned subsidiary of Holdings. We refer to such transactions hereafter as the “Business Combination.” In advance of the Business Combination, HOFV will transfer all of its assets, liabilities and obligations to Newco. Upon completion of the Business Combination, current GPAQ stockholders will receive shares of Holdings Common Stock to replace their existing shares of GPAQ Class A common stock and Class F common stock, as applicable (collectively, “GPAQ Common Stock”). The outstanding GPAQ warrants, by their terms, will be cancelled and exchanged for Holdings’ warrants to purchase an equal number of shares of Holdings Common Stock. Holders of Newco’s membership interests as of the Closing (the “Newco Holders”), will receive shares of Holdings Common Stock.

It is anticipated that, upon completion of the Business Combination and if there are no redemptions by GPAQ’s public stockholders, GPAQ’s existing stockholders, including Gordon Pointe Management, LLC (“Sponsor”), will own approximately 27.6% of the outstanding capital stock of Holdings and the Newco Holders will collectively own approximately 72.4% of the outstanding capital stock of Holdings, and if there are redemptions by GPAQ’s public stockholders up to the maximum level permitted by GPAQ’s current amended and restated certificate of incorporation, GPAQ’s remaining stockholders, including the Sponsor, will own approximately 8.9% of the outstanding capital stock of Holdings and the Newco Holders will collectively own approximately 91.1% of the outstanding capital stock of Holdings. These percentages are calculated based on a number of assumptions (as described in the accompanying proxy statement/prospectus). Copies of the Merger Agreement and Amendment No. 1 to the Agreement and Plan of Merger are attached to the accompanying proxy statement/prospectus as Annex A and Annex B, respectively.

In addition to the proposal to approve the Merger Agreement (Proposal No. 1), our stockholders will also be asked to consider and vote upon the following proposals:

•        to approve the following (which we refer to collectively as the “Charter Amendments Proposals”):

(a)     separate proposals to approve the following material differences from the proposed Amended and Restated Certificate of Incorporation of Holdings, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, and GPAQ’s current amended and restated certificate of incorporation:

(i)     changing the name of Holdings to “Hall of Fame Resort & Entertainment Company” (Proposal No. 2);

(ii)    having a single class of common stock and an authorized 100,000,000 shares of common stock (Proposal No. 3);

(iii)   fixing the number of directors of Holdings at eleven, subject to change by resolution adopted by the affirmative vote of at least a majority of the board of directors then in office (Proposal No. 4);

(iv)   dividing the board of directors of Holdings into three classes with staggered three-year terms (Proposal No. 5);

(v)    providing that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims (Proposal No. 6); and

(vi)   removing various provisions applicable only to special purpose acquisition corporations contained in GPAQ’s current amended and restated certificate of incorporation (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time) (Proposal No. 7).

(b)    conditioned upon the approval of Proposals No. 2 through 7, a proposal to approve the proposed Amended and Restated Certificate of Incorporation of Holdings as a whole, which includes the approval of all other changes in the proposed Amended and Restated Certificate of Incorporation as of the closing of the Business Combination (Proposal No. 8);

•        to approve the GPAQ Acquisition Holdings, Inc. 2020 Omnibus Incentive Plan in connection with the Business Combination, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, which we refer to as the “Incentive Plan Proposal.” (Proposal No. 9)

Our units, Class A common stock and public warrants are currently listed on the Nasdaq Capital Market under the symbols “GPAQU,” “GPAQ” and “GPAQW,” respectively. We have applied to list the Holdings Common Stock and warrants on the Nasdaq Capital Market under the symbols “HOFV” and “HOFVW,” respectively, upon the closing of the Business Combination. Holdings will not have units traded following closing of the Business Combination.

The Board of Directors of GPAQ (the “Board”) has fixed the close of business on [_________], 2020 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any postponement or adjournment thereof. Stockholders should carefully read the accompanying Notice of Special Meeting and proxy statement/prospectus for a more complete statement of the proposals to be considered at the Special Meeting.

We are providing this proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read this proxy statement/prospectus carefully.

You should read the “Risk Factors” section of this proxy statement/prospectus and the other information contained in this proxy statement/prospectus for a discussion of factors you should consider carefully before making an investment decision.

The Board has unanimously approved and adopted the Merger Agreement and unanimously recommends that our stockholders vote “FOR” all of the proposals presented to GPAQ stockholders at the Special Meeting. When you consider the Board’s recommendation of these proposals, you should keep in mind that directors and officers of GPAQ have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of GPAQ’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus.

Pursuant to GPAQ’s current amended and restated certificate of incorporation, our public stockholders have redemption rights in connection with the Business Combination. Our public stockholders are not required to affirmatively vote for or against the Business Combination to redeem their shares of common stock. This means that public stockholders who hold shares of Class A common stock on or before [___________], 2020 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Class A common stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. GPAQ public stockholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption.

In connection with GPAQ’s July 26, 2019 stockholder vote to extend the date by which GPAQ must consummate a business combination from July 30, 2019 to October 31, 2019, plus up to three additional 30-day extensions (the “Initial Extension”), public stockholders had the opportunity to redeem all or a portion of their public shares. In connection with the Initial Extension, a total of 1,446,461 public shares were redeemed for a total amount of $14,962,644. Following the completion of such redemptions, GPAQ had 11,053,539 public shares issued and outstanding. GPAQ elected to extend the deadline to consummate a business combination for each of the three additional 30-day extensions to January 29, 2020.

In connection with GPAQ’s January 24, 2020 stockholder vote to further extend the date by which GPAQ must consummate a business combination from January 29, 2020 to February 29, 2020, plus an option for the Company to further extend such date for an additional 30 days (the “Second Extension”), public stockholders had the opportunity to redeem all or a portion of their public shares. In connection with the Second Extension, a total of 3,011,003 public shares were redeemed for a total amount of $31,975,073. Following the completion of such redemptions, GPAQ had 8,042,536 public shares issued and outstanding.

By Order of the Board of Directors,

James J. Dolan
Chairman and Chief Executive Officer
February [__], 2020

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated February [__], 2020 and will first be mailed to the stockholders of GPAQ on or about [_____________], 2020.

Gordon Pointe Acquisition Corp.
780 Fifth Avenue South
Naples, FL 34102

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF Gordon Pointe Acquisition Corp.

TO BE HELD ON [___________], 2020

TO THE STOCKHOLDERS OF Gordon Pointe Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Gordon Pointe Acquisition Corp. (“GPAQ,” “we,” “us” or “our”) will be held on [________________], 2020, at 10:00 a.m., Eastern time, at the offices of Fox Rothschild LLP, at 2000 Market Street, 20th Floor, Philadelphia, Pennsylvania 19103. At the Special Meeting, GPAQ stockholders will be asked to consider and vote upon the following proposals (the “Proposals”).

(1)    The Business Combination Proposal — to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of September 16, 2019 (as amended on November 6, 2019, the “Merger Agreement”) pursuant to which (a) GPAQ Acquiror Merger Sub, Inc. (“Acquiror Merger Sub”), a wholly-owned subsidiary of GPAQ Acquisition Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of GPAQ (“Holdings”), will be merged with and into GPAQ, with GPAQ continuing as the surviving entity and a wholly-owned subsidiary of Holdings, and (b) GPAQ Company Merger Sub, LLC, a wholly-owned subsidiary of Holdings (“Company Merger Sub”), will be merged with and into HOF Village Newco, LLC (“Newco”), a majority-owned subsidiary of HOF Village, LLC (“HOFV”), with Newco continuing as the surviving entity and a wholly-owned subsidiary of Holdings. We refer to such transactions hereafter as the “Business Combination.” In advance of the Business Combination, HOFV will transfer all of its assets, liabilities and obligations to Newco. Upon completion of the Business Combination, current GPAQ stockholders will receive shares of Holdings Common Stock to replace their existing shares of GPAQ Class A common stock and Class F common stock, as applicable (collectively, “GPAQ Common Stock”). The outstanding GPAQ warrants, by their terms, will be cancelled and exchanged for Holdings’ warrants to purchase an equal number of shares of Holdings Common Stock. Holders of Newco’s membership interests as of the Closing (the “Newco Holders”), will receive shares of Holdings Common Stock (Proposal No. 1).

(2)    The Charter Amendments Proposals — to consider and vote upon the following (which we refer to collectively as the “Charter Amendments Proposals”):

(a)     separate proposals to approve the following material differences from the proposed Amended and Restated Certificate of Incorporation of Holdings, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, and GPAQ’s current amended and restated certificate of incorporation:

(i)     changing the name of Holdings to “Hall of Fame Resort & Entertainment Company” (Proposal No. 2);

(ii)    having a single class of common stock and an authorized 100,000,000 shares of common stock (Proposal No. 3);

(iii)   fixing the number of directors of Holdings at eleven, subject to change by resolution adopted by the affirmative vote of at least a majority of the board of directors then in office (Proposal No. 4);

(iv)   dividing the board of directors of Holdings into three classes with staggered three-year terms (Proposal No. 5);

(v)    providing that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims (Proposal No. 6); and

(vi)   removing various provisions applicable only to special purpose acquisition corporations contained in GPAQ’s current amended and restated certificate of incorporation (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time) (Proposal No. 7).

(b)    conditioned upon the approval of Proposals No. 2 through 7, a proposal to approve the proposed Amended and Restated Certificate of Incorporation of Holdings as a whole, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, which includes the approval of all other changes in the proposed Amended and Restated Certificate of Incorporation as of the closing of the Business Combination (Proposal No. 8);

(3)    The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the GPAQ Acquisition Holdings, Inc. 2020 Omnibus Incentive Plan (Proposal No. 9).

Only holders of record of GPAQ Common Stock at the close of business on [_____________], 2020 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of GPAQ stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at the principal executive offices of GPAQ for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to our current amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of our Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to GPAQ to pay franchise and income taxes) of the GPAQ initial public offering (the “GPAQ IPO”) and such additional amounts as we have deposited into such Trust Account in connection with extensions of time for us to consummate the Business Combination.

In connection with GPAQ’s July 26, 2019 stockholder vote to extend the date by which GPAQ must consummate a business combination from July 30, 2019 to October 31, 2019, plus up to three additional 30-day extensions (the “Initial Extension”), public stockholders had the opportunity to redeem all or a portion of their public shares. In connection with the Initial Extension, a total of 1,446,461 public shares were redeemed for a total amount of $14,962,644. Following the completion of such redemptions, GPAQ had 11,053,539 public shares issued and outstanding. GPAQ elected to extend the deadline to consummate a business combination for each of the three additional 30-day extensions to January 29, 2020.

In connection with GPAQ’s January 24, 2020 stockholder vote to further extend the date by which GPAQ must consummate a business combination from January 29, 2020 to February 29, 2020, plus an option for the Company to further extend such date for an additional 30 days (the “Second Extension”), public stockholders had the opportunity to redeem all or a portion of their public shares. In connection with the Second Extension, a total of 3,011,003 public shares were redeemed for a total amount of $31,975,073. Following the completion of such redemptions, GPAQ had 8,042,536 public shares issued and outstanding.

For illustrative purposes, based on funds in the Trust Account of approximately $85.75 million on January 31, 2020, the estimated per share redemption price would have been approximately $10.66 (net of income and franchise taxes). We anticipate the per share redemption price will be approximately $10.70 (net of income and franchise taxes) at the closing of the Business Combination, which is anticipated to occur during the first quarter of 2020. Our public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of our Class A common stock on or before [__________], 2020 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Class A common stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. To redeem their shares of common stock for cash, our public stockholders can demand that GPAQ convert their public shares into cash and tender their shares to GPAQ’s transfer agent. GPAQ public stockholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption. Holders of our outstanding public warrants do not have redemption rights with respect to such securities in connection with the

Business Combination. The holders of shares of our Class F common stock issued prior to our IPO, which we refer to as “founder shares,” have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Gordon Pointe Management, LLC, which we refer to as our Sponsor, together with our officers and directors and our other stockholders holding founder shares own approximately 28% of our issued and outstanding shares of common stock, including all of our founder shares. The Sponsor, GPAQ’s officers and directors and other holders of founder shares have agreed to vote any shares of our common stock owned by them in favor of the Business Combination Proposal.

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Amendments Proposals and Incentive Plan Proposal are approved at the Special Meeting. The Board has already unanimously approved the Business Combination and recommends that you vote “FOR” all of the proposals presented at the Special Meeting.

You should read the “Risk Factors” section of this proxy statement/prospectus and the other information contained in this proxy statement/prospectus for a discussion of factors you should consider carefully before making an investment decision.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (412) 960-4687.

By Order of the Board of Directors,

James J. Dolan
Chairman and Chief Executive Officer
[_________], 2020

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms the “Company,” “we,” “us,” “our,” and “GPAQ” refer to Gordon Pointe Acquisition Corp.

In this document:

“Acquiror Merger” means the merger whereby Acquiror Merger Sub will be merged with and into GPAQ, with GPAQ continuing as the surviving entity and a wholly-owned subsidiary of Holdings and with security holders of GPAQ receiving substantially equivalent securities of Holdings.

“Acquiror Merger Sub” means GPAQ Acquiror Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings.

“Anticipated Future Debt” means, collectively, the Potential Subordinated Notes and the Potential Term Loan.

“Board” means the board of directors of GPAQ.

“Business Combination” means the transactions contemplated by the Merger Agreement, including the Acquiror Merger and the Company Merger.

“Class A common stock” means the Class A common stock, par value $0.0001, of GPAQ.

“Class F common stock” means the Class F common stock, par value $0.0001, of GPAQ.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Merger” means the merger whereby Company Merger Sub will be merged with and into Newco, with Newco continuing as the surviving entity and a wholly-owned subsidiary of Holdings, and with the members of Newco receiving shares of common stock of Holdings.

“Company Merger Sub” means GPAQ Company Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings.

“DGCL” means the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“founder shares” means 3,125,000 shares of Class F common stock initially purchased by the Sponsor in April 2017.

“GPAQ” means Gordon Pointe Acquisition Corp., a Delaware corporation.

“GPAQ Common Stock” means common stock of GPAQ, par value $0.0001, including the Class A common stock and Class F common stock.

“GPAQ IPO” means GPAQ’s initial public offering.

“HOFV” means HOF Village, LLC, a Delaware limited liability company. In advance of the Business Combination, HOFV will transfer all of its assets, liabilities and obligations to Newco.

“Holdings” means GPAQ Acquisition Holdings, Inc., a Delaware company and wholly-owned subsidiary of GPAQ.

“Holdings Common Stock” means the common stock, par value $0.0001, of Holdings.

“Industrial Realty Group” means Industrial Realty Group, LLC, a Nevada limited liability company.

“IRG November Note” means a subordinated promissory note entered into on February 7, 2020, effective as of November 27, 2019, between HOFV, as borrower, and Industrial Realty Group, as lender, in an amount up to $30,000,000. The interest rate under the IRG November Note is 12% per annum. Such interest is payable in kind until the later to occur of (a) June 1, 2020, or (b) the date on which the Term Loan has been repaid in full. The maturity date of the IRG November Note is the later to occur of (i) three business days after date on which the Term Loan has been repaid in full or (ii) November 1, 2020. As of the date hereof, $20.4 million has been advanced by Industrial Realty Group, of which $3.2 million is expected to be classified as “New ACC Funded Debt”, $2 million is expected to be classified as IRG “preferred equity”, $0.10 million is expected to be classified as “ACC Funded Debt”, and the remainder of $15.1 million is expected to be the balance on the IRG November Note. Any future advances under the IRG November Note require the approval of both HOFV and Industrial Realty Group (each in their sole discretion), except for advances required to prevent a default by HOFV under the Term Loan (which advances Industrial Realty Group may make without HOFV’s consent).

“Merger Agreement” means the Agreement and Plan of Merger, dated as of September 16, 2019, as amended on November 6, 2019, by and among (i) GPAQ, (ii) Holdings, (iii) Acquiror Merger Sub, (iv) Company Merger Sub, (v) HOFV, and (vi) Newco.

“Newco” means HOF Village Newco, LLC, a Delaware limited liability company and a majority-owned subsidiary of HOFV. In advance of the Business Combination, HOFV will transfer all of its assets, liabilities and obligations to Newco.

“Newco Holders” means the holders of Newco Units as of immediately prior to the Effective Time.

“Newco Units” means the membership units of Newco.

“PFHOF” means National Football Museum, Inc., an Ohio nonprofit corporation doing business as the Pro Football Hall of Fame.

“Potential Subordinated Notes” means approximately $25,000,000 of unsecured subordinated convertible notes, which have an interest rate of (at the Company’s election at the time the note is issued) either (i) 8% with required interest payments monthly, or (b) 10% payment in kind with full payment due at maturity, none of which notes have been issued as of the date hereof and whose form is currently under negotiation with a potential lead purchaser of such notes and its affiliates.

“Potential Term Loan” means approximately $45,000,000 of senior secured indebtedness that has yet to be disbursed, secured by substantially all of the assets of the Company, pursuant to a term loan agreement that is currently being negotiated with a potential lender, the interest rate for which is 8.5% monthly cash pay and whose maturity date is expected to be 12 months from the date the loan proceeds are advanced following finalization of the applicable loan documents with the potential lender.

“private placement warrants” means the warrants to purchase 4,900,000 shares of Class A common stock issued to the Sponsor in a private placement simultaneously with the GPAQ IPO.

“Private Placement” means the private placement consummated simultaneously with the GPAQ IPO in which GPAQ issued to the Sponsor the private placement warrants.

“Proposals” means the Business Combination Proposal, the Charter Amendments Proposals and the Incentive Plan Proposal.

“public shares” means Class A common stock underlying the units sold in the GPAQ IPO.

“public units” means units issued in the GPAQ IPO.

“public warrants” means the warrants underlying the units sold in the GPAQ IPO.

“redemption” means the right of the holders of Class A common stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Special Meeting” means the special meeting of the stockholders of GPAQ, to be held on [___________], 2020, at 10:00 a.m., Eastern time, at the offices of Fox Rothschild LLP, at 2000 Market Street, 20th Floor, Philadelphia, Pennsylvania 19103.

“Sponsor” means Gordon Pointe Management, LLC, a Florida limited liability company.

“Term Loan” means the $65 million secured term loan agreement entered into on March 20, 2018 by HOFV with various lenders party thereto and GACP Finance Co., LLC, as administrative agent, as amended.

“Tranche 1 and Tranche 2 Term Loan Lenders” means GACP II, L.P., the tranche 1 lender under the Term Loan, and DemoMode Marketing, LLC, the tranche 2 lender under the Term Loan.

“Trust Account” means the trust account of GPAQ, which holds the net proceeds of the GPAQ IPO and the sale of the placement warrants, plus such additional amounts as GPAQ has deposited into such trust account in connection with extensions of time for GPAQ to consummate an initial business combination, together with interest earned thereon, less amounts released to pay franchise and income tax obligations and up to $100,000 of any remaining interest for dissolution expenses.

“units” means a unit consisting of one share of Class A common stock and one public warrant.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections titled “Questions and Answers About the Proposals” and “Summary of the Proxy Statement/Prospectus,” summarize information contained in this proxy statement/prospectus, but do not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions of terms commonly used throughout this proxy statement/prospectus, including in this Summary Term Sheet, see the section titled “Frequently Used Terms.”

Parties to the Business Combination

GPAQ

GPAQ is a special purpose acquisition company incorporated in April 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination with one or more businesses or assets.

GPAQ’s units, Class A common stock and public warrants are currently quoted on the Nasdaq Capital Market under the symbols “GPAQU,” “GPAQ” and “GPAQW,” respectively.

GPAQ’s executive office is located at 780 Fifth Avenue South, Naples, Florida 34102 and its telephone number is (412) 960-4687.

Sponsor

Gordon Pointe Management, LLC, a Florida limited liability company, is the sponsor of GPAQ and, together with GPAQ’s officers and directors and the other holders of founder shares, currently owns approximately 28% of the issued and outstanding shares of common stock of GPAQ.

Holdings

Holdings is a wholly-owned subsidiary of GPAQ and is the owner of all of the issued and outstanding equity interests of Acquiror Merger Sub and Company Merger Sub. Holdings was incorporated under the laws of the State of Delaware on August 29, 2019. Holdings owns no material assets other than the equity interests of Acquiror Merger Sub and Company Merger Sub and it does not operate any business. After the consummation of the Business Combination, Holdings will own all of the equity interests in GPAQ and Newco. Holdings intends to list its common stock and warrants on the Nasdaq Capital Market under the symbols “HOFV” and “HOFVW,” respectively, upon the closing of the Business Combination.

The mailing address of Holdings’ principal executive office is 780 Fifth Avenue South, Naples, Florida 34102. Its telephone number is (412) 960-4687.

HOFV

HOFV is a Delaware limited liability company formed on August 5, 2015, by a subsidiary of National Football Museum, Inc., an Ohio nonprofit corporation doing business as the Pro Football Hall of Fame, and certain affiliates of Industrial Realty Group, to create a mixed-use development located in Canton, Ohio, known as the Johnson Controls Hall of Fame Village. More information on the business of HOFV is described in “The Business of HOFV Village, LLC”.

Newco

Newco is a majority-owned subsidiary of HOFV. Immediately prior to the Business Combination, HOFV will transfer all of its assets, liabilities and obligations to Newco.

Acquiror Merger Sub

Acquiror Merger Sub is a wholly-owned subsidiary of Holdings formed solely for the purpose of effectuating the merger with GPAQ in which GPAQ will be the surviving entity. Acquiror Merger Sub was incorporated under the laws of the State of Delaware on August 29, 2019. Acquiror Merger Sub owns no material assets and does not operate any business.

The mailing address of Acquiror Merger Sub’s principal executive office is 780 Fifth Avenue South, Naples, Florida 34102. Its telephone number is (412) 960-4687. After the consummation of the Business Combination, it will cease to exist.

Company Merger Sub

Company Merger Sub is a wholly-owned subsidiary of Holdings formed solely for the purpose of effectuating the merger with Newco in which Newco will be the surviving entity. Company Merger Sub was formed under the laws of the State of Delaware on August 29, 2019. Company Merger Sub owns no material assets and does not operate any business.

The mailing address of Company Merger Sub’s principal executive office is 780 Fifth Avenue South, Naples, Florida 34102. Its telephone number is (412) 960-4687. After the consummation of the Business Combination, it will cease to exist.

Consideration to the Newco Holders in the Business Combination

Pursuant to the Merger Agreement, upon the Closing, the membership units of Newco (the “Newco Units”) issued and outstanding immediately prior to the Merger will convert automatically into the right to receive an aggregate number of shares of Holdings Common Stock equal to (i) the Closing Date Company Contributed Capital Amount equal to the aggregate capital contributions of the members of HOFV as set forth in a certificate of HOFV delivered at least five (5) days prior to the Closing Date, multiplied by (ii) the Exchange Ratio of 1.2, divided by (iii) the Per Share Price of $10.00. Assuming the Closing Date Company Contributed Capital Amount is $148.6 million, the aggregate number of shares of Holdings Common Stock that will be issued at the Closing to the Newco Holders in exchange for the Newco Units is 17,832,752.

Ownership Structure

The following diagram illustrates the ownership structure of GPAQ, Holdings, Acquiror Merger Sub, Company Merger Sub, HOFV and Newco prior to the Business Combination and then after the Business Combination.

Structure After Business Combination

GPAQ Stockholders and Warrantholders
Common stock and warrants
Newco Holders (HOFV & PFHOF)
Common stock
GPAQ Acquisition Holdings, Inc.
To be renamed Hall of Fame Resort & Entertainment Company
(Delaware corporation)
("Holdings")
100%
100%
Gordon Pointe Acquisition Corp.
(Delaware corporation)
("GPAQ")
HOF Village Newco, LLC
(Delaware LLC)
("Newco")

Board of Directors Following the Business Combination

Upon consummation of the Business Combination, Holdings’ board of directors (the “Holdings Board”) anticipates having eleven directors, made up of three classes, with the Class A Directors serving for an initial one-year term, the Class B Directors serving for an initial two-year term, and the Class C Directors serving for an initial three-year term. See the section entitled “Management After the Business Combination.”

Accounting Treatment for Business Combination

The Business Combination will be accounted for as a “reverse merger” in accordance with U.S. GAAP. Under this method of accounting, GPAQ will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Newco Units expecting to have a majority of the voting power of the post-combination company, Newco’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Newco compared to GPAQ, and Newco’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Newco is issuing stock for the net assets of GPAQ. The net assets of GPAQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of HOFV.

GPAQ Appraisal Rights

GPAQ stockholders may have appraisal rights in connection with the Business Combination. If Holdings’ securities are not listed on a national securities exchange at the time the Business Combination is consummated, holders of shares of GPAQ Common Stock who do not vote in favor of the Business Combination Proposal and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Business Combination under Section 262 of the DGCL. Holders of public shares electing to exercise redemption rights will not be entitled to appraisal rights. Additionally, appraisal rights are not available to holders of public warrants. For additional information, including the procedures for properly demanding appraisal, see “Summary of the Proxy Statement/Prospectus — GPAQ Appraisal Rights.”

HOFV/Newco Appraisal Rights

Under the Delaware Limited Liability Company Act, no appraisal rights are available for HOFV holders or Newco Holders in connection with the Business Combination. Additionally, neither HOFV holders nor Newco Holders have any contractual appraisal rights in connection with the Business Combination.

Redemption Rights

Holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our amended and restated certificate of incorporation. Based on funds in the Trust Account of approximately $85.75 million on January 31, 2020, this would have amounted to approximately $10.66 per share (net of income and franchise taxes). It is anticipated that the per share redemption price will be approximately $10.70 (net of income and franchise taxes) at the closing of the Business Combination (assuming the Sponsor makes an additional aggregate Contribution of approximately $265,403 in connection with the Second Extension for an additional 30 days from February 29, 2020), which is anticipated to occur during the first quarter of 2020. If a holder exercises its redemption rights, then such holder will be exchanging its shares of GPAQ Common Stock for cash and will no longer own shares of GPAQ Common Stock and will not participate as a future shareholder of Holdings. Our public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of our Class A common stock on or before [___________, 2020] (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Class A common stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. To redeem their shares of common stock for cash, our public stockholders can demand GPAQ to convert their public shares into cash and tender their shares to GPAQ’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of GPAQ Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on GPAQ’s Public Float

GPAQ’s public stockholders currently own approximately 72% of GPAQ’s issued and outstanding capital stock and the Sponsor, GPAQ’s officers and directors and other holders of founder shares currently own approximately 28% of GPAQ’s issued and outstanding capital stock. It is anticipated that, immediately after the Business Combination and if there are no redemptions, assuming a closing date of March 30, 2020, GPAQ’s public stockholders will own approximately 21.8% of Holdings’ issued and outstanding capital stock, the Sponsor, GPAQ’s officers and directors and other initial holders of founder shares will own approximately 5.8% of Holdings’ issued and outstanding capital stock and the Newco Holders will collectively own approximately 72.4% of Holdings’ issued and outstanding capital stock. If there are redemptions by GPAQ’s public stockholders up to the maximum level permitted by GPAQ’s current amended and restated certificate of incorporation, based on funds in the Trust Account of approximately $85.75 million on January 31, 2020, GPAQ’s public stockholders will own 1.6% of Holdings’ issued and outstanding capital stock, the Sponsor, GPAQ’s officers and directors and other initial holders of founder shares will own approximately 7.3% of Holdings’ issued and outstanding capital stock and the Newco Holders will collectively own approximately 91.1% of Holdings’ issued and outstanding capital stock. Our amended and restated certificate of incorporation provides that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). If the actual facts are different than these assumptions (based on redemptions by GPAQ’s public stockholders, changes in assumptions regarding the conversion of certain HOFV indebtedness, changes in the terms of the Business Combination, changes in the “Sponsor Reallocation” as described in the section entitled “The Business Combination Proposal — The Merger Agreement — Merger Consideration”, or otherwise), the percentage ownership interests in Holdings post-Business Combination may be materially different.

The following table illustrates varying ownership levels of the issued and outstanding capital stock of Holdings, assuming varying levels of redemptions by GPAQ’s public stockholders:

	Ownership Percentage Assuming No Redemption of Shares	Ownership Percentage Assuming Maximum Redemption of Shares
Newco Holders	72.4%	91.1%
Sponsor, officers, directors and other holders of founder shares	5.8%	7.3%
GPAQ’s public stockholders	21.8%	1.6%

The ownership percentages set forth above are based on a closing date of March 30, 2020 and 36,842,556 shares of Holdings Common Stock assuming no redemption and 29,268,973 shares of Holdings Common Stock assuming maximum redemption based on funds in the Trust Account of approximately $85.75 million on January 31, 2020 and assumes that the outstanding indebtedness of HOFV will convert into Holdings Common Stock and/or be paid off at the Closing as described in this proxy statement/prospectus and does not take into account (i) the issuance of any shares under the Incentive Plan, or (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 17,400,000 shares of Holdings Common Stock that will remain outstanding following the Business Combination. The table is for illustrative purposes only as GPAQ does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions by GPAQ’s public stockholders that may actually occur. See “Unaudited Pro Forma Combined Financial Information” for further information.

Reasons for the Business Combination

GPAQ’s Reasons for the Business Combination

GPAQ was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination with one or more businesses or assets. GPAQ sought to do this by utilizing the networks and industry experience of both our Sponsor and our Board to identify, acquire and operate one or more businesses within or outside of the United States, although we were not limited to a particular industry or sector.

In particular, GPAQ’s Board considered the following positive factors, although not weighted or in any order of significance:

•        Exceptional Management with a Proven Track Record:    The Board considered the fact that the post-combination company will be led by HOFV’s Chief Executive Officer, Michael Crawford, who is a former senior executive at The Walt Disney Company/Walt Disney Parks and Resorts and Four Seasons Hotels and Resorts and has a proven track record of operational excellence. Mr. Crawford has led the design, development and operation of Disney multi-use attractions in Orlando, Anaheim, Tokyo, and Shanghai. Mr. Crawford was most recently Global President of Portfolio Management at Four Seasons Hotels and Resorts. He is one of the leading executives in the entertainment, leisure, hospitality and media industry.

•        Leveraging Powerful Brands Across an Integrated Platform:    The Johnson Controls Hall of Fame Village is a multi-use destination attraction and media company leveraging its relationship with The Pro Football Hall of Fame in the birthplace of The National Football League, Canton, Ohio. The Hall of Fame Village is a themed sports, entertainment and media destination which capitalizes on the popularity and fandom associated with NFL football and the legends of the game, enabling the region’s and nation’s fans to be immersed in the first football and sports themed entertainment venue. The components of the integrated platform are expected to include Themed Attractions, Hospitality, Live Entertainment, Sponsorships, Youth Sports Programming and Original Media Content.

•        Demonstrated Early Success in Completion of Phase I of Planned Development:    HOFV has already invested approximately $250 million of capital to build Phase I of the Hall of Fame Village, including a 23,000 seat, best-in-class, sports and entertainment stadium, a youth sports complex, the formation of a media company, and the infrastructure to support additional expansion plans. The stadium hosts the Hall of Fame Game (always the first nationally televised NFL game of the season), Hall of Fame Enshrinement for NFL players, PFHOF’s Concert for Legends (which has previously included performances by Aerosmith, Tim McGraw, Maroon 5 and Imagine Dragons), and is intended to become an elite entertainment venue for the region.

•        Significant Market Potential & Upside:    Approximately 32 million people live within a 5-hour drive of the Hall of Fame Village and 15 NFL franchises are located within an 8-hour drive. To serve diversified segments of this market, HOFV is pursuing the development of complementary, purpose-built assets that would serve different demographics, including an office, medical and retail center; a central retail promenade; two premium-branded hotels; a convention center/field house; and a technology-enhanced sports-themed indoor waterpark.

•        Optimal Alternative in Consideration of Transaction Deadline:.    The Board’s belief, after a thorough review of other business combination opportunities reasonably available to GPAQ, that the proposed Business Combination represents the best potential business combination for GPAQ based upon the process utilized to evaluate and assess other potential acquisition targets, and the Board’s and management’s belief that such processes had not presented a better alternative; particularly given the non-economic valuations expected of certain of the prospective target companies considered by GPAQ and that the timeframe in which to complete its initial business combination was limited. Currently, GPAQ’s outside deadline to consummate a business combination is February 29, 2020; however, GPAQ has an option to further extend such date for an additional 30 days to March 30, 2020.

•        Existing GPAQ Trust Account Funds, if Not Redeemed, and Conversion of Debt and Expenses Could Reduce Debt on HOFV Balance Sheet and Position it to Raise Capital More Efficiently:    A combination of anticipated proceeds from the GPAQ Trust Account (assuming minimal or no redemptions of GPAQ’s public shares in connection with the Business Combination) and the conversion of certain debt and expenses of HOFV into Holdings Common Stock at the closing of the Mergers are cumulatively expected to substantially reduce Holdings’ debt at closing and allow HOFV to raise additional funds, including debt, at lower costs to fund continued growth of the Company’s operations.

•        Unanimous Support from Equity Holders:    HOFV’s management and equity holders have committed to convert 100% of their equity into equity of Holdings.

•        Support from Debt Holders and Preferred Equity Holders:    Approximately $148.9 million of HOFV’s debt and preferred equity is expected to convert into equity of Holdings.

•        Evaluation of Forward-Looking Information:    In connection with its overall evaluation of the business combination, the Board and management of GPAQ considered a significant amount of information relative to the planned development of the Hall of Fame Village project, including, among others, the composition of the planned management team, historic financial data, plans, specifications and other information relative to the planned phases of development, and relevant demographic and brand value information. As well, the Board and management considered certain forward-looking information that projected, among others, the timing and construction costs associated with the development of the project, as well as the projected revenue and EBITDA to be realized upon completion of various phases of the project. Some of this forward-looking information was incorporated into an investor presentation that was included by GPAQ as an exhibit to its Current Report on Form 8-K filed with the SEC on August 5, 2019, and which was subsequently updated and furnished by GPAQ in its Current Reports on Form 8-K dated September 17, 2019 and September 26, 2019. An updated copy of the investor presentation was furnished by GPAQ in its Current Report on Form 8-K dated January 8, 2020, which superseded and replaced the prior versions. Ultimately, while the GPAQ Board and management deemed the information within the investor presentations to be relevant to its overall analysis of the business combination, it did not attribute disproportionate weight to the information as it recognized the inherent uncertainties and assumptions implicit in projecting the future construction and results of operations associated with a real estate and hospitality development project. Rather, the Board and management considered the other factors identified above to be more significant in its analysis.

GPAQ’s Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following risks:

•        Stockholder Vote:    The risk that GPAQ’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•        Transaction Execution Risk:    The risks and costs to GPAQ if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in GPAQ being unable to effect a business combination by its outside deadline to consummate a business combination and force GPAQ to liquidate and the warrants to expire and be worthless.

•        Exclusivity:    The fact that the Merger Agreement includes an exclusivity provision that prohibits GPAQ from soliciting other business combination proposals, which restricts GPAQ’s ability to consider other potential business combinations to complete.

•        Development Execution Risk:    The risk of construction time and cost overruns that may prevent HOFV from completing its stated business plans.

•        Uncertainty in Predicting the Level of Working Capital at the Closing:    GPAQ is unable to currently predict the level of working capital it will have at the Closing since the projected working capital levels can only be determined as a by-product of multiple components, each of which is subject to uncertainty and variability, including, among others: (i) the amount of cash remaining in the GPAQ Trust Account after the application of all redemptions; (ii) the amount and structure (debt versus equity) of private funding that can be realized, if at all; and (iii) the total amount of HOFV indebtedness at closing.

•        Financing Execution Risk:    The risk that the post-combination company may not be able to secure necessary financing to complete HOFV’s development plans.

•        Threat from Competition:    The risk that innovations or advantages from new or current competitors may negatively impact HOFV’s ability to execute against its stated business plan.

•        Changes in Industry Landscape:    The risk that consumer tastes and preferences change more rapidly than HOFV can adapt.

•        Macroeconomic Risks:    The risk that macroeconomic factors may result in decreased attendance or revenue generated from employees.

•        Risk of Improper Valuation; No Third-Party Valuation:    The risk that GPAQ did not obtain a third-party valuation or fairness opinion in connection with the Business Combination and the risk that GPAQ may not have appropriately valued HOFV’s business.

•        Listing Risks:    The risk that Holdings will be unable to meet the listing requirements for the Nasdaq Capital Market, particularly as GPAQ has received notices from Nasdaq that it is not in compliance with the minimum public holder requirements or the requirement that it hold an annual meeting of shareholders within twelve months of the end of GPAQ’s fiscal year end for continued listing. GPAQ submitted a plan to regain compliance with the minimum public holder requirements on December 19, 2019 and intends to submit a plan to regain compliance with the annual shareholder meeting requirements no later than February 22, 2020.

•        Conflicts of Interest Risks:    The risk of potential conflicts of interests of the Sponsor, GPAQ’s officers and directors and HOFV’s officers and directors in the Business Combination.

•        Additional Risks:    Other risks associated with the business of HOFV, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In considering the Business Combination, the Board concluded the risks of proceeding with a transaction and the risks facing HOFV after a transaction could be managed or mitigated and were unlikely to have a material impact on the Business Combination, GPAQ or HOFV. The Board concluded the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to GPAQ and its stockholders. Accordingly, the Board unanimously determined that the Merger Agreement and the transactions contemplated therein, were advisable, fair to, and in the best interests of GPAQ and its stockholders.

HOFV’s Reasons for the Business Combination

HOFV believes further development and operation of its entertainment and media company will lead to continued growth and that there are numerous opportunities for expansion into diversified business offerings. In the course of reaching its decision to approve the Business Combination, the HOFV board of directors consulted with its senior management, financial advisors and legal counsel, reviewed a significant amount of information, and considered a number of factors, including, among others:

•        Other Alternatives:    It is the belief of HOFV, after review of alternative strategic opportunities from time to time, that the proposed Business Combination represents the best potential transaction for HOFV to create greater value for HOFV’s holders, while providing HOFV’s holders with long-term liquidity by owning stock in a public company.

•        Advantages over a Traditional IPO:    Prior to executing the Merger Agreement, the HOFV board of directors considered the alternative of a traditional initial public offering. The HOFV board of directors considered that the Business Combination provided certain advantages over a traditional IPO. In particular, the HOFV board of directors considered that, based on available information at the time, including with respect to the conditions of the IPO market for companies with HOFV’s characteristics, the Business Combination with GPAQ was likely to provide for a more time- and cost-effective means to access additional capital with less dilution to HOFV’s existing holders.

•        Access to Capital:    HOFV expects that the Business Combination would be a more time- and cost-effective means to access capital than other options considered, including a traditional IPO.

•        Size of Post-Combination Company:    HOFV considered the Business Combination implied equity value of approximately $390 million for HOFV (which assumes that shares of GPAQ trade at approximately $10 per share, no redemptions and that shares of Holdings Common Stock are issued to Newco Holders, debt holders and other HOFV affiliates as described in the section entitled “The Business Combination Proposal — The Merger Agreement — Merger Consideration; Payment of Expenses”), providing HOFV’s holders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

GPAQ Special Meeting

GPAQ is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its Board for use at the Special Meeting to be held on [____________, 2020], and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about [____________, 2020]. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be held at 10:00 a.m. Eastern Time on [____________, 2020], at the offices of Fox Rothschild LLP, at 2000 Market Street, 20th Floor, Philadelphia, Pennsylvania 19103, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of GPAQ Common Stock as of the close of business on [____________, 2020], which is the Record Date for the Special Meeting. You are entitled to one vote for each share of GPAQ Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 11,167,536 shares of GPAQ Common Stock issued and outstanding, consisting of 8,042,536 shares originally sold as part of units in the IPO and 3,125,000 founder shares held by the Sponsor, officers, directors and other stockholders holding founder shares. GPAQ does not expect to issue any shares of common stock on or before the Record Date.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of GPAQ stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares of common stock on the Record Date are represented by stockholders present at the meeting or by proxy.

The approval of the Business Combination Proposal and the Charter Amendments Proposals requires the affirmative vote of a majority of the issued and outstanding GPAQ Common Stock as of the Record Date. Accordingly, an GPAQ stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of GPAQ Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a GPAQ stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote will have no effect on the Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Incentive Plan Proposal.

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Amendments Proposals and the Incentive Plan Proposal are approved at the Special Meeting.

It is important for you to note that in the event that the Business Combination Proposal, the Charter Amendments Proposals and the Incentive Plan Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination.

On July 26, 2019, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to extend the deadline to complete a business combination from July 30, 2019 to October 31, 2019, plus an option for GPAQ to further extend such date up to three times, each by an additional 30 days. GPAQ elected to extend such date three times, each by an additional 30 days, to January 29, 2020. On January 24, 2020, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to further extend the deadline to complete a business combination from January 29, 2020 to February 29, 2020, plus an option for GPAQ to further extend such date for an additional 30 days (the latest such date being referred to as the “Extended Date”). If we do not consummate the Business Combination and fail to complete an initial business combination by the Extended Date (assuming GPAQ exercises the option to extend for an additional 30 days thereafter), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Recommendation to GPAQ Stockholders

After careful consideration, our Board has unanimously concluded that the Business Combination is in the best interests of GPAQ’s stockholders. Our directors believe that the proposals being presented at the Special Meeting are in the best interests of GPAQ’s stockholders, and they unanimously recommend that GPAQ’s stockholders vote FOR each of the proposals.

Interests of GPAQ’s Directors and Officers in the Business Combination

When you consider the recommendation of our Board in favor of the proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•        Ownership of 3,125,000 founder shares (purchased for $25,000) and 4,900,000 private placement warrants (purchased for $4.9 million), which would expire and be worthless if a business combination is not consummated by the outside extended termination date of February 29, 2020, plus an option for the Company to further extend such date for an additional 30 days.

•        Our Sponsor has contributed $2,199,654 in the aggregate as loans to GPAQ in connection with the Initial Extension and, in connection with the Second Extension, has contributed $265,403 for the extension of the deadline from January 29, 2020 to February 29, 2020 and has agreed to contribute an additional $0.033 for each public share that was not redeemed to further extend the deadline for an additional 30-day period (each such loan, a “Contribution”). Such Contributions, to the extent advanced, will be converted into shares of Holdings Common Stock upon the closing of the Business Combination. Such Contributions may not be repaid if a business combination is not consummated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Payment of Expenses.”

•        Further, in addition to the Contributions that our Sponsor has made and agreed to make to GPAQ in connection with the extensions of the deadline to complete our initial business combination, our Sponsor has provided an aggregate of approximately $900,000 in loans to finance transaction costs in connection with a business combination. Such loans will be converted into shares of Holdings Common Stock upon the closing of the Business Combination. Such loans may not be repaid if a business combination is not consummated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Payment of Expenses.”

•        Our Sponsor has agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (i) $10.10 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•        James J. Dolan, our Chairman and Chief Executive Officer, will serve as a director of Holdings after the completion of the Business Combination.

•        The continued indemnification of GPAQ’s existing directors and officers and the continuation of GPAQ’s directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes and the other documents referred to herein, for a discussion of factors, including the risks to holders of GPAQ Common Stock who do not redeem in connection with the Special Meeting, you should consider carefully before making an investment decision.

Officers and Directors of Holdings

Holdings’ directors and executive officers upon consummation of the Business Combination will be as follows:

Name	Age	Position
Michael Crawford	52	Chief Executive Officer, Director
Jason Krom	39	Chief Financial Officer
James J. Dolan	65	Director
Michael Klein	56	Director
C. David Baker	66	Director
Stuart Lichter	70	Director
Kimberly K. Schaefer	54	Director
Karl L. Holz	68	Director
Anthony J. Buzzelli	70	Director
Mary Owen	42	Director
Curtis Martin	46	Director

One position on the Holdings’ board of directors is currently vacant.

For more information on the new directors and management of Holdings, see “Management After the Business Combination.”

Quotation of Holdings’ Securities

It is anticipated that Holdings Common Stock and public warrants will be traded on the Nasdaq Stock Market under the symbols “HOFV” and “HOFVW,” respectively, following the closing of the Business Combination.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of GPAQ stockholders. The following questions and answers do not include all the information that is important to stockholders of GPAQ. We urge the stockholders of GPAQ to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     GPAQ’s stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, among other proposals. GPAQ has entered into the Merger Agreement as a result of which (a) Acquiror Merger Sub will be merged with and into GPAQ, with GPAQ continuing as the surviving entity and a wholly-owned subsidiary of Holdings, and (b) Company Merger Sub will be merged with and into Newco, a majority-owned subsidiary of HOFV, with Newco continuing as the surviving entity and a wholly-owned subsidiary of Holdings. We refer to such transactions hereafter as the “Business Combination.” In advance of the Business Combination, HOFV will transfer all of its assets, liabilities and obligations to Newco. Upon completion of the Business Combination, current GPAQ stockholders will receive shares of Holdings Common Stock to replace their existing shares of GPAQ Common Stock. The outstanding GPAQ warrants, by their terms, will be cancelled and exchanged for Holdings’ warrants to purchase an equal number of shares of Holdings Common Stock. Holders as of the Closing of Newco’s membership interests will receive shares of Holdings Common Stock.

Copies of the Merger Agreement and Amendment No. 1 to the Agreement and Plan of Merger are attached to this proxy statement/prospectus as Annex A and Annex B, respectively. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read them carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus, its annexes and the other documents referred to herein.

Q:     What is being voted on at the Special Meeting?

A:     Our stockholders are being asked to vote on the following proposals:

1.      To approve and adopt the Business Combination and the other transactions contemplated by the Merger Agreement (Proposal No. 1).

2.      To approve the following (which we refer to collectively as the “Charter Amendments Proposals”):

(a)     separate proposals to approve the following material differences from the proposed Amended and Restated Certificate of Incorporation of Holdings and GPAQ’s current amended and restated certificate of incorporation:

(i)     changing the name of Holdings to “Hall of Fame Resort & Entertainment Company” (Proposal No. 2);

(ii)    having a single class of common stock and an authorized 100,000,000 shares of common stock (Proposal No. 3);

(iii)    fixing the number of directors of Holdings at eleven, subject to change by resolution adopted by the affirmative vote of at least a majority of the board of directors then in office (Proposal No. 4);

(iv)   dividing the board of directors of Holdings into three classes with staggered three-year terms (Proposal No. 5);

(v)    providing that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims (Proposal No. 6); and

(vi)   removing various provisions applicable only to special purpose acquisition corporations contained in GPAQ’s current amended and restated certificate of incorporation (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time) (Proposal No. 7).

(b)    conditioned upon the approval of Proposals No. 2 through 7, a proposal to approve the proposed Amended and Restated Certificate of Incorporation of Holdings as a whole, which includes the approval of all other changes in the proposed Amended and Restated Certificate of Incorporation as of the closing of the Business Combination (Proposal No. 8);

3.To approve and adopt the GPAQ Acquisition Holdings, Inc. 2020 Omnibus Incentive Plan (Proposal No. 9).

Q:     Are the proposals conditioned on one another?

A:     Unless the Business Combination Proposal is approved, the Charter Amendments Proposals and the Incentive Plan Proposal will not be presented to the stockholders of GPAQ at the Special Meeting. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. On July 26, 2019, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to extend the deadline to complete a business combination from July 30, 2019 to October 31, 2019, plus an option for GPAQ to further extend such date up to three times, each by an additional 30 days. GPAQ elected to extend such date three times, each by an additional 30 days, to January 29, 2020. On January 24, 2020, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to further extend the deadline to complete a business combination from January 29, 2020 to February 29, 2020, plus an option for GPAQ to further extend such date for an additional 30 days (the latest such date being referred to as the “Extended Date”). If we do not consummate the Business Combination and fail to complete an initial business combination by the Extended Date (assuming GPAQ exercises the option to extend for an additional 30 days thereafter), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:     What will happen in the Business Combination?

A:     At the closing of the Business Combination, (a) Acquiror Merger Sub will be merged with and into GPAQ, with GPAQ continuing as the surviving entity and a wholly-owned subsidiary of Holdings, and (b) Company Merger Sub will be merged with and into Newco, a majority-owned subsidiary of HOFV, with Newco continuing as the surviving entity and a wholly-owned subsidiary of Holdings. In advance of the Business Combination, HOFV will transfer all of its assets, liabilities and obligations to Newco. Upon completion of the Business Combination, current GPAQ stockholders will receive shares of Holdings Common Stock to replace their existing shares of GPAQ Common Stock. The outstanding GPAQ warrants, by their terms, will be cancelled and exchanged for Holdings’ warrants to purchase an equal number of shares of Holdings Common Stock. Holders as of the Closing of Newco’s membership interests will receive shares of Holdings Common Stock. GPAQ units will cease trading upon consummation of the Business Combination. In connection with the Business Combination, the cash held in the Trust Account will be used to pay GPAQ stockholders who properly exercise their redemption rights, to repay certain existing debt of HOFV, to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes.

Q:     What equity stake will current stockholders of GPAQ and the Newco Holders hold in Holdings after the Closing?

A:     It is anticipated that, upon completion of the Business Combination and if there are no redemptions, GPAQ’s existing stockholders, including its sponsor Gordon Pointe Management, LLC (“Sponsor”), will own approximately 27.6% of the outstanding capital stock of Holdings and the Newco Holders will collectively own approximately 72.4% of the outstanding capital stock of Holdings, and if there are redemptions by GPAQ’s public stockholders up to the maximum level permitted by GPAQ’s current amended and restated certificate of incorporation, GPAQ’s remaining stockholders, including the Sponsor, will own approximately 8.9% of the outstanding capital stock of Holdings and the Newco Holders will collectively own approximately 91.1% of the outstanding capital stock of Holdings. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus). If the actual facts are different than these assumptions (which they are likely to be), the percentage ownerships in Holdings will be different. GPAQ does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions by GPAQ’s public stockholders that may actually occur. See “Summary of the Proxy Statement/Prospectus — Impact of the Business Combination on GPAQ’s Public Float” and “Unaudited Pro Forma Combined Financial Information” for further information.”

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Merger Agreement, including that the GPAQ stockholders have approved and adopted the Merger Agreement and the Incentive Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement.”

Q:     Why is GPAQ providing stockholders with the opportunity to vote on the Business Combination?

A:     Under the DGCL and GPAQ’s current amended and restated certificate of incorporation, GPAQ must provide all holders of its public shares with the opportunity to have their public shares redeemed upon the consummation of GPAQ’s initial business combination in conjunction with a stockholder vote. Therefore, GPAQ is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their public shares in connection with the closing of the Business Combination. It is also a condition in the Merger Agreement.

Q:     How many votes do I have at the Special Meeting?

A:     GPAQ stockholders are entitled to one vote at the Special Meeting for each share of GPAQ Common Stock held of record as of [_____________, 2020], the Record Date for the Special Meeting. As of the date of this proxy statement/prospectus, there were 11,167,536 outstanding shares of GPAQ Common Stock. GPAQ does not expect to issue any shares of common stock on or before the Record Date.

Q:     What vote is required to approve the proposals presented at the Special Meeting?

A:     The approval of the Business Combination Proposal and the Charter Amendments Proposals requires the affirmative vote of a majority of the issued and outstanding GPAQ Common Stock as of the Record Date. Accordingly, an GPAQ stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Our Sponsor, officers, directors and other initial holders of founder shares have agreed to vote their shares in favor of the Business Combination Proposal. As a result, we would need only 2,458,769, or approximately 30.57%, of the 8,042,536 public shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

The approval of the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of GPAQ Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a GPAQ stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote will have no effect on the Incentive Plan Proposal.

If the Business Combination Proposal is not approved, the Charter Amendments Proposal and the Incentive Plan Proposal will not be presented to the GPAQ stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendments Proposal and the Incentive Plan Proposal are preconditions to the consummation of the Business Combination.

Q:     May GPAQ, the Sponsor or GPAQ’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:     In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. The Sponsor, directors, officers and advisors and their respective affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of GPAQ shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q:     What constitutes a quorum at the Special Meeting?

A:     A quorum will be present if at least a majority of the outstanding shares of common stock on the Record Date are represented by stockholders present at the Special Meeting or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Special Meeting. If there is no quorum, the chairman of the meeting may adjourn the Special Meeting to another date. As of the Record Date, 5,583,769 shares of GPAQ Common Stock would be required to achieve a quorum assuming GPAQ has 11,167,536 shares of common stock issued and outstanding.

Q:     How will the Sponsor, directors and officers vote?

A:     Our Sponsor, officers, directors and other holders of founder shares currently own 3,125,000 shares of Class A common stock, representing approximately 28% of the issued and outstanding shares of common stock of GPAQ. Our Sponsor, officers, directors and other holders of founder shares have agreed to vote any shares held by them in favor of our Business Combination. As a result, we would need only 2,458,769, or approximately 30.57%, of the 8,042,536 public shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

Q:     What interests do GPAQ’s current officers and directors have in the Business Combination?

A:     The Sponsor, members of GPAQ’s board of directors and its executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include, among other things:

•        Ownership of 3,125,000 founder shares (purchased for $25,000) and 4,900,000 private placement warrants (purchased for $4.9 million), which would expire and be worthless if a business combination is not consummated by the outside extended termination date of February 29, 2020, plus an option for the Company to further extend such date for an additional 30 days.

•        Our Sponsor has contributed $2,199,654 in the aggregate as loans to GPAQ in connection with the Initial Extension and, in connection with the Second Extension, has contributed $265,403 for the extension of the deadline from January 29, 2020 to February 29, 2020, and has agreed to contribute an additional $0.033 for each public share that was not redeemed to further extend the deadline for an additional 30-day period (each such loan, a “Contribution”). Such Contributions, to the extent advanced, will be converted into shares of Holdings Common Stock upon the closing of the Business Combination. Such Contributions may not be repaid if a business combination is not consummated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Payment of Expenses.”

•        Further, in addition to the Contributions that our Sponsor has made and agreed to make to GPAQ in connection with the extension of the deadline to complete our initial business combination, our Sponsor has provided an aggregate of approximately $900,000 in loans to finance transaction costs in connection with a business combination. Such loans will be converted into shares of Holdings Common Stock upon the closing of the Business Combination. Such loans may not be repaid if a business combination is not consummated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Payment of Expenses.”

•        Our Sponsor has agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (i) $10.10 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•        James J. Dolan, our Chairman and Chief Executive Officer, will serve as a director of Holdings after the completion of the Business Combination.

•        The continued indemnification of GPAQ’s existing directors and officers and the continuation of GPAQ’s directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination.

Q:     What happens if I sell my shares of Class A common stock before the Special Meeting?

A:     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of common stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of Class A common stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:     What happens if the Business Combination Proposal is not approved?

A:     On July 26, 2019, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to extend the deadline to complete a business combination from July 30, 2019 to October 31, 2019, plus an option for GPAQ to further extend such date up to three times, each by an additional 30 days. GPAQ elected to extend such date three times, each by an additional 30 days, to January 29, 2020. On January 24, 2020, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to further extend the deadline to complete a business combination from January 29, 2020 to February 29, 2020, plus an option for GPAQ to further extend such date for an additional 30 days (the latest such date being referred to as the “Extended Date”). If we do not consummate the Business Combination and fail to complete an initial business combination by the Extended Date (assuming GPAQ exercises the option to extend for an additional 30 days thereafter), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:     Do I have redemption rights?

A:     Pursuant to GPAQ’s existing Amended and Restated Certificate of Incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with GPAQ’s Amended and Restated Certificate of Incorporation. Based on funds in the Trust Account of approximately $85.75 million on January 31, 2020, the estimated per share redemption price would have been approximately $10.66 (net of income and franchise taxes). We anticipate the per share redemption price will be approximately $10.70 (net of income and franchise taxes) at the closing of the Business Combination, which is anticipated to occur during the first quarter of 2020. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A common stock for cash. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to GPAQ’s transfer agent prior to the Special Meeting. See the question titled “How do I exercise my redemption rights?” below and the section titled “Special Meeting of GPAQ Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether or not you vote your shares of GPAQ Common Stock “FOR” or “AGAINST” the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on [_____________, 2020] (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is GPAQ’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, GPAQ does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     What are the federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section titled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q:     What are the U.S. federal income tax consequences if I do not exercise my redemption rights and instead participate in the Business Combination?

A:     It is anticipated that the Acquiror Merger, taken together with the other transactions in the Business Combination, will qualify as a transfer of property to a controlled corporation under Section 351(a) of the Code for U.S. federal income tax purposes, and that holders of GPAQ Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of their GPAQ Common Stock for Holdings Common Stock. You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Business Combination to you. See the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.”

Q:     If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:     No. The holders of warrants have no redemption rights with respect to warrants in connection with the Business Combination.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     GPAQ stockholders may have appraisal rights in connection with the Business Combination. If Holdings’ securities are not listed on a national securities exchange at the time the Business Combination is consummated, holders of GPAQ Common Stock who do not vote in favor of the Business Combination Proposal and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Business Combination under Section 262 of the DGCL. Holders of public shares electing to exercise redemption rights will not be entitled to appraisal rights. Additionally, appraisal rights are not available to holders of public warrants. For additional information, including the procedures for properly demanding appraisal, see “Summary of the Proxy Statement/Prospectus — GPAQ Appraisal Rights.”

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to:

•        Pay GPAQ stockholders who properly exercise their redemption rights;

•        Pay off certain existing indebtedness of HOFV;

•        Pay all fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by the parties to the Merger Agreement in connection with the transactions contemplated by the Business Combination, other than certain fees and other consideration that will be satisfied through payment in shares of Holdings Common Stock, as described in the section entitled “The Business Combination Proposal”;

•        Pay for general corporate purposes including, but not limited to, working capital for operations.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — Merger Agreement” for information regarding the parties’ specific termination rights.

On July 26, 2019, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to extend the deadline to complete a business combination from July 30, 2019 to October 31, 2019, plus an option for GPAQ to further extend such date up to three times, each by an additional 30 days. GPAQ elected to extend such date three times, each by an additional 30 days, to January 29, 2020. On January 24, 2020, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to further extend the deadline to complete a business combination from January 29, 2020 to February 29, 2020, plus an option for GPAQ to further extend such date for an additional 30 days (the latest such date being referred to as the “Extended Date”). If we do not consummate the Business Combination and fail to complete an initial business combination by the Extended Date (assuming GPAQ exercises the option to extend for an additional 30 days thereafter), GPAQ’s amended and restated certificate of incorporation provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest that may be used by us to pay our franchise and income taxes payable and up to $100,000 of any remaining interest for dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Holders of founder shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to GPAQ’s outstanding warrants. Accordingly, the warrants will expire and be worthless.

Q:     When is the Business Combination expected to be completed?

A:     The closing is expected to take place in the first quarter of 2020 promptly following the Special Meeting to be held on [_______________, 2020]; provided that all the conditions to the consummation of the Business Combination have been satisfied or waived. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement.”

Q:     What will GPAQ stockholders receive in the Business Combination?

A:     Upon completion of the Business Combination, each share of GPAQ Common Stock will be exchanged for one share of Holdings Common Stock, par value $0.0001 per share.

Q:     What will GPAQ warrant holders receive in the Business Combination?

A:     Upon completion of the Business Combination, all of the warrants to purchase GPAQ Common Stock will be cancelled and exchanged for Holdings Warrants to purchase an equal number of shares of Holdings Common Stock on the same terms and conditions as the original warrants.

Q:     If I am a GPAQ warrant holder, will my warrants become exercisable for shares of Holdings Common Stock if the Business Combination is consummated?

A:     Yes. Pursuant to the Merger Agreement and the terms of the GPAQ warrants, each GPAQ warrant will be cancelled and exchanged for a Holdings Warrant to purchase shares of Holdings Common Stock. However, if we do not consummate the Business Combination and fail to complete an initial business combination by the Extended Date (assuming the Company exercises the option to extend for an additional 30 days thereafter), GPAQ will be required to liquidate and any GPAQ warrants you own will expire without value.

Q:     If the Business Combination is completed, when can I expect to receive the Holdings Common Stock for my shares of GPAQ Common Stock?

A:     After the consummation of the Business Combination, Holdings’ transfer agent will send instructions to GPAQ security holders regarding the exchange of their GPAQ securities for Holdings securities. GPAQ stockholders who exercise their redemption rights must deliver their stock certificates to GPAQ’s transfer agent (either physically or electronically) at least two (2) business days prior to the vote at the Special Meeting.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of GPAQ Common Stock on [______________, 2020], the Record Date, you may vote with respect to the Proposals in person at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting, GPAQ will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, assuming a quorum is otherwise validly established, a failure to vote your shares will have no effect on the Proposals to be considered at the Special Meeting.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by GPAQ without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting

Q:     If I am not going to attend the Special Meeting in person, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. GPAQ believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to GPAQ’s secretary at the address listed below so that it is received by GPAQ’s secretary prior to the Special Meeting or attend the Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to GPAQ’s secretary, which must be received by GPAQ’s secretary prior to the Special Meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     GPAQ will pay the cost of soliciting proxies for the Special Meeting. GPAQ has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Special Meeting. GPAQ has agreed to pay Morrow Sodali LLC a fee of $22,500, plus disbursements. GPAQ will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. GPAQ will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of GPAQ Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the GPAQ Common Stock and in obtaining voting instructions from those owners. GPAQ’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Gordon Pointe Acquisition Corp.
780 Fifth Avenue South
Naples, FL 34102
Attn: James J. Dolan and Douglas L. Hein
Telephone: (412) 960-4687

You may also contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Tel: (800) 662-5200
Banks and brokers can call collect at (203) 658-9400
Email:GPAQ.info@morrowsodali.com

You may also obtain additional information about GPAQ from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information”.

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to GPAQ’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Parties to the Business Combination

GPAQ

GPAQ is a special purpose acquisition company incorporated in April 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination with one or more businesses or assets.

GPAQ’s units, Class A common stock and public warrants are currently quoted on the Nasdaq Capital Market under the symbols “GPAQU,” “GPAQ” and “GPAQW,” respectively.

GPAQ’s executive office is located at 780 Fifth Avenue South, Naples, Florida 34102 and its telephone number is (412) 960-4687.

Sponsor

Gordon Pointe Management, LLC, a Florida limited liability company, is the sponsor of GPAQ and, together with GPAQ’s officers and directors and other holders of founder shares, currently owns approximately 28% of the issued and outstanding shares of common stock of GPAQ.

Holdings

Holdings is a wholly-owned subsidiary of GPAQ and is the owner of all of the issued and outstanding equity interests of Acquiror Merger Sub and Company Merger Sub. Holdings was incorporated under the laws of the State of Delaware on August 29, 2019. Holdings owns no material assets other than the equity interests of Acquiror Merger Sub and Company Merger Sub and it does not operate any business. After the consummation of the Business Combination, Holdings will own all of the equity interests in GPAQ and Newco. Holdings intends to list its common stock and warrants on the Nasdaq Capital Market under the symbols “HOFV” and “HOFVW,” respectively, upon the closing of the Business Combination.

The mailing address of Holdings’ principal executive office is 780 Fifth Avenue South, Naples, Florida 34102. Its telephone number is (412) 960-4687.

HOFV

HOFV is a Delaware limited liability company formed on August 5, 2015, by a subsidiary of National Football Museum, Inc., an Ohio nonprofit corporation doing business as the Pro Football Hall of Fame and certain affiliates of Industrial Realty Group, to create a mixed-use development located in Canton, Ohio, known as the Johnson Controls Hall of Fame Village.

Newco

Newco is a majority-owned subsidiary of HOFV. Immediately prior to the Business Combination, HOFV will transfer all of its assets, liabilities and obligations to Newco.

Acquiror Merger Sub

Acquiror Merger Sub is a wholly-owned subsidiary of Holdings formed solely for the purpose of effectuating the merger with GPAQ in which GPAQ will be the surviving entity. Acquiror Merger Sub was incorporated under the laws of the State of Delaware on August 29, 2019. Acquiror Merger Sub owns no material assets and does not operate any business.

The mailing address of Acquiror Merger Sub’s principal executive office is 780 Fifth Avenue South, Naples, Florida 34102. Its telephone number is (412) 960-4687. After the consummation of the Business Combination, it will cease to exist.

Company Merger Sub

Company Merger Sub is a wholly-owned subsidiary of Holdings formed solely for the purpose of effectuating the merger with Newco in which Newco will be the surviving entity. Company Merger Sub was formed under the laws of the State of Delaware on August 29, 2019. Company Merger Sub owns no material assets and does not operate any business.

The mailing address of Company Merger Sub’s principal executive office is 780 Fifth Avenue South, Naples, Florida 34102. Its telephone number is (412) 960-4687. After the consummation of the Business Combination, it will cease to exist.

Consideration to the Newco Holders in the Business Combination

Pursuant to the Merger Agreement, upon the Closing, the membership units of Newco (the “Newco Units”) issued and outstanding immediately prior to the Merger will convert automatically into the right to receive an aggregate number of shares of Holdings Common Stock equal to (i) the Closing Date Company Contributed Capital Amount equal to the aggregate capital contributions of the members of HOFV as set forth in a certificate of HOFV delivered at least five (5) days prior to the Closing Date, multiplied by (ii) the Exchange Ratio of 1.2, divided by (iii) the Per Share Price of $10.00. Assuming the Closing Date Company Contributed Capital Amount is $148.6 million, the aggregate number of shares of Holdings Common Stock that will be issued at the Closing to the Newco Holders in exchange for the Newco Units is 17,832,752.

Ownership Structure

The following diagram illustrates the ownership structure of GPAQ, Holdings, Acquiror Merger Sub, Company Merger Sub, HOFV and Newco prior to the Business Combination and then after the Business Combination.

Board of Directors Following the Business Combination

Upon consummation of the Business Combination, Holdings’ board of directors (the “Holdings Board”) anticipates having eleven directors, made up of three classes, with the Class A Directors serving for an initial one-year term, the Class B Directors serving for an initial two-year term, and the Class C Directors serving for an initial three-year term. See the section entitled “Management After the Business Combination.”

Accounting Treatment for Business Combination

The Business Combination will be accounted for as a “reverse merger” in accordance with U.S. GAAP. Under this method of accounting, GPAQ will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Newco Units expecting to have a majority of the voting power of the post-combination company, Newco’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Newco compared to GPAQ, and Newco’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Newco is issuing stock for the net assets of GPAQ. The net assets of GPAQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of HOFV.

GPAQ Appraisal Rights

In the event Holdings’ securities are not listed on a national securities exchange at the time the Business Combination is consummated, appraisal rights will be available to all GPAQ stockholders pursuant to Section 262 of the DGCL. Appraisal rights are not available to holders of public warrants. If appraisal rights are available, holders of shares of GPAQ Common Stock who do not vote in favor of the Business Combination Proposal and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Business Combination under Section 262 of the DGCL. If the common stock of Holdings is listed on a national securities exchange at the time the Business Combination is consummated, GPAQ stockholders will not be entitled to assert appraisal rights under Section 262. Holders of public shares electing to exercise redemption rights will not be entitled to appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement/prospectus as Annex E. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights, if any, under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of common stock of GPAQ as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock of GPAQ held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights, if available.

In the event that appraisal rights are available, under Section 262, holders of shares of common stock of GPAQ who do not vote in favor of the Business Combination Proposal and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger or consolidation agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. To the extent appraisal rights are available in connection with the Business Combination, this proxy statement/prospectus shall constitute the notice, and the full text of Section 262 is attached to this proxy statement/prospectus as Annex E. In the event appraisal rights are available in connection with the Business Combination, any holder of common stock of GPAQ who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex E carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, GPAQ believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand

If appraisal rights are available in connection with the Business Combination, any holder of common stock of GPAQ wishing to exercise appraisal rights must deliver to GPAQ, before the vote on the Business Combination Proposal at the special meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the Business Combination Proposal. A holder of shares of GPAQ Common Stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the Business Combination. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Business Combination Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Business Combination Proposal or abstain from voting on the Business Combination Proposal. Neither voting against the Business Combination Proposal nor abstaining from voting or failing to vote on the Business Combination Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Business Combination Proposal. The demand must reasonably inform GPAQ of the identity of the holder, as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the Business Combination Proposal at the special meeting will constitute a waiver of appraisal rights.

If appraisal rights are available in connection with the Business Combination, only a holder of record of shares of GPAQ Common Stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock of GPAQ should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Business Combination. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of common stock of GPAQ held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Gordon Pointe Acquisition Corp., 780 Fifth Avenue South, Naples, FL 34102, Attn: Secretary.

Any holder of common stock of GPAQ may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to GPAQ as the surviving corporation of the Acquiror Merger (as defined below), a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the Business Combination will require written approval of GPAQ as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the court, and such approval may be conditioned upon such terms as such court deems just.

Notice by the Surviving Corporation

If appraisal rights are available in connection with the Business Combination, within 10 days after the effective time of the Business Combination, GPAQ, as the surviving corporation, must notify each holder of common stock of GPAQ who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the Business Combination Proposal, that the Business Combination has become effective.

Filing a Petition for Appraisal

Within 120 days after the effective time of the Business Combination, but not thereafter, GPAQ, as the surviving corporation of the Acquiror Merger, or any holder of common stock of GPAQ who has so complied with subsections (a) and (b) of Section 262 and is entitled to appraisal rights under Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. GPAQ, as the surviving corporation, is under no obligation to and has no present intention to file a petition, and holders should not assume that GPAQ will file a petition. Accordingly, it is the obligation of the holders of GPAQ Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of GPAQ Common Stock within the time prescribed in Section 262.

Within 120 days after the effective time of the Business Combination, any holder of common stock of GPAQ who has complied with the requirements of subsections (a) and (b) of Section 262 for exercise of appraisal rights will be entitled, upon written request, to receive from GPAQ a statement setting forth the aggregate number of shares not voted in favor of the Business Combination Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal under section 262(d), whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of GPAQ Common Stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the court a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the court for notation thereon of the pendency of the appraisal proceeding, and if any stockholder fails to comply with the direction, the court may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines the holders of common stock of GPAQ entitled to appraisal, the court will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Business Combination that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Business Combination if they did not seek appraisal of their shares. Although GPAQ believes that the exchange of GPAQ Common Stock for Holdings Common Stock is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, this consideration. Neither GPAQ nor Holdings anticipates offering more than the applicable shares of common stock of Holdings to any stockholder of GPAQ exercising appraisal rights, and each of GPAQ and Holdings reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock of GPAQ is less than the applicable shares of common stock of Holdings, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of common stock of GPAQ have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the court and taxed upon the parties as the court deems equitable under the circumstances. The court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of common stock of GPAQ under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of common stock of GPAQ will be deemed to have been converted at the effective time of the Business Combination into the right to receive the Business Combination consideration in accordance with the terms of the Merger Agreement. A stockholder will fail to perfect, or lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Business Combination or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the common stock of Holdings in accordance with Section 262.

From and after the effective time of the Business Combination, no dissenting stockholder who has demanded appraisal rights shall have any rights of a stockholder of GPAQ with respect to such holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions on the holder’s shares of common stock of GPAQ, if any, payable to stockholders of GPAQ of record as of a time prior to the effective time of the Business Combination; provided, however, that such stockholder delivers to the surviving corporation a written withdrawal of its demand for an appraisal, either within 60 days after the effective time of the Business Combination, or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease and such stockholder will be entitled to receive only the Business Combination consideration in accordance with the terms of the Merger Agreement. Once a petition for appraisal is filed with the Delaware court, however, the appraisal proceeding may not be dismissed as to any stockholder of GPAQ without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

HOFV/Newco Appraisal Rights

Under the Delaware Limited Liability Company Act, no appraisal rights are available for HOFV holders or Newco Holders in connection with the Business Combination. Additionally, neither HOFV holders nor Newco Holders have any contractual appraisal rights in connection with the Business Combination.

Redemption Rights

Holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Amended and Restated Certificate of Incorporation. Based on funds in the Trust Account of approximately $85.75 million on January 31, 2020, the estimated per share redemption price would have been approximately $10.66 (net of income and franchise taxes). It is anticipated that the per share redemption price will be approximately $10.70 (net of income and franchise taxes) at the closing of the Business Combination, which is anticipated to occur during the first quarter of 2020. If a holder exercises its redemption rights, then such holder will be exchanging its shares of GPAQ Common Stock for cash and will no longer own shares of GPAQ Common Stock and will not participate as a future shareholder of Holdings. Our public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of our Class A common stock on or before [___________, 2020] (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Class A common stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. To redeem their shares of common stock for cash, our public stockholders can demand GPAQ to convert their public shares into cash and tender their shares to GPAQ’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of GPAQ Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on GPAQ’s Public Float

GPAQ’s public stockholders currently own approximately 72% of GPAQ’s issued and outstanding capital stock and the Sponsor, GPAQ’s officers and directors and other holders of founder shares currently own approximately 28% of GPAQ’s issued and outstanding capital stock. It is anticipated that, immediately after the Business Combination and if there are no redemptions, assuming a closing date of March 30, 2020, GPAQ’s public stockholders will own approximately 21.8% of Holdings’ issued and outstanding capital stock, the Sponsor, GPAQ’s officers and directors and other initial holders of founder shares will own approximately 5.8% of Holdings’ issued and outstanding capital stock and the Newco Holders will collectively own approximately 72.4% of Holdings’ issued and outstanding capital stock. If there are redemptions by GPAQ’s public stockholders up to the maximum level permitted by GPAQ’s current amended and restated certificate of incorporation, based on funds in the Trust Account of approximately $85.75 million on January 31, 2020, GPAQ’s public stockholders will own 1.6% of Holdings’ issued and outstanding capital stock, the Sponsor, GPAQ’s officers and directors and other initial holders of founder shares will own approximately 7.3% of Holdings’ issued and outstanding capital stock and the Newco Holders will collectively own approximately 91.1% of Holdings’ issued and outstanding capital stock. Our amended and restated certificate of incorporation provides that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). If the actual facts are different than these assumptions (based on redemptions by GPAQ’s public stockholders, changes in assumptions regarding the conversion of certain HOFV indebtedness, changes in the terms of the Business Combination, or otherwise), the percentage ownership interests in Holdings post-Business Combination may be different.

The following table illustrates varying ownership levels of the issued and outstanding capital stock of Holdings, assuming varying levels of redemptions by GPAQ’s public stockholders:

	Ownership Percentage Assuming No Redemption of Shares	Ownership Percentage Assuming Maximum Redemption of Shares
Newco Holders	72.4%	91.1%
Sponsor, officers, directors and other holders of founder shares	5.8%	7.3%
GPAQ’s public stockholders	21.8%	1.6%

The ownership percentages set forth above are based on a closing date of March 30, 2020 and 36,842,556 shares of Holdings Common Stock assuming no redemption and 29,268,973 shares of Holdings Common Stock assuming maximum redemption based on funds in the Trust Account of approximately $85.75 million on January 31, 2020 and assumes that the outstanding indebtedness of HOFV will convert into Holdings Common Stock and/or be paid off at the Closing as described in this proxy statement/prospectus and does not take into account (i) the issuance of any shares under the Incentive Plan, or (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 17,400,000 shares of Holdings Common Stock that will remain outstanding following the Business Combination. The table is for illustrative purposes only as GPAQ does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions by GPAQ’s public stockholders that may actually occur. See “Unaudited Pro Forma Combined Financial Information” for further information.

Reasons for the Business Combination

GPAQ’s Reasons for the Business Combination

GPAQ was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination with one or more businesses or assets. GPAQ sought to do this by utilizing the networks and industry experience of both our Sponsor and our Board to identify, acquire and operate one or more businesses within or outside of the United States, although we were not limited to a particular industry or sector.

In particular, GPAQ’s Board considered the following positive factors, although not weighted or in any order of significance:

•        Exceptional Management with a Proven Track Record:    The Board considered the fact that the post-combination company will be led by HOFV’s Chief Executive Officer, Michael Crawford, who is a former senior executive at The Walt Disney Company/Walt Disney Parks and Resorts and Four Seasons Hotels and Resorts and has a proven track record of operational excellence. Mr. Crawford has led the design, development and operation of Disney multi-use attractions in Orlando, Anaheim, Tokyo, and Shanghai. Mr. Crawford was most recently Global President of Portfolio Management at Four Seasons Hotels and Resorts. He is one of the leading executives in the entertainment, leisure, hospitality and media industry.

•        Leveraging Powerful Brands Across an Integrated Platform:    The Johnson Controls Hall of Fame Village is a multi-use destination attraction and media company leveraging its relationship with The Pro Football Hall of Fame in the birthplace of The National Football League, Canton, Ohio. The Hall of Fame Village is a themed sports, entertainment and media destination which capitalizes on the popularity and fandom associated with NFL football and the legends of the game, enabling the region’s and nation’s fans to be immersed in the first football and sports themed entertainment venue. The components of the integrated platform are expected to include Themed Attractions, Hospitality, Live Entertainment, Sponsorships, Youth Sports Programming and Original Media Content.

•        Demonstrated Early Success in Completion of Phase I of Planned Development:    HOFV has already invested approximately $250 million of capital to build Phase I of the Hall of Fame Village, including a 23,000 seat, best-in-class, sports and entertainment stadium, a youth sports complex, the formation of a media company, and the infrastructure to support additional expansion plans. The stadium hosts the Hall of Fame Game (always the first nationally televised NFL game of the season), Hall of Fame Enshrinement for NFL players, PFHOF’s Concert for Legends (which has previously included performances by Aerosmith, Tim McGraw, Maroon 5 and Imagine Dragons), and is intended to become an elite entertainment venue for the region.

•        Significant Market Potential & Upside:    Approximately 32 million people live within a 5-hour drive of the Hall of Fame Village and 15 NFL franchises are located within an 8-hour drive. To serve diversified segments of this market, HOFV is pursuing the development of complementary, purpose-built assets that would serve different demographics, including an office, medical and retail center; a central retail promenade; two premium-branded hotels; a convention center/field house; and a technology-enhanced sports-themed indoor waterpark.

•        Optimal Alternative in Consideration of Transaction Deadline:    The Board’s belief, after a thorough review of other business combination opportunities reasonably available to GPAQ, that the proposed Business Combination represents the best potential business combination for GPAQ based upon the process utilized to evaluate and assess other potential acquisition targets, and the Board’s and management’s belief that such processes had not presented a better alternative; particularly given the non-economic valuations expected of certain of the prospective target companies considered by GPAQ and that the timeframe in which to complete its initial business combination was limited. Currently, GPAQ’s outside deadline to consummate a business combination is February 29, 2020; however, GPAQ has an option to further extend such date for an additional 30 days to March 30, 2020.

•        Existing GPAQ Trust Account Funds, if Not Redeemed, and Conversion of Debt and Expenses Could Reduce Debt on HOFV Balance Sheet and Position it to Raise Capital More Efficiently:    A combination of anticipated proceeds from the GPAQ Trust Account (assuming minimal or no redemptions of GPAQ’s public shares in connection with the Business Combination) and the conversion of certain debt and expenses of HOFV into Holdings Common Stock at the closing of the Mergers are cumulatively expected to substantially reduce Holdings’ debt at closing and allow HOFV to raise additional funds, including debt, at lower costs to fund continued growth of the Company’s operations.

•        Unanimous Support from Equity Holders:    HOFV’s management and equity holders have committed to convert 100% of their equity into equity of Holdings.

•        Support from Debt Holders and Preferred Equity Holders:    Approximately $148.9 million of HOFV’s debt and preferred equity is expected to convert into equity of Holdings.

•        Evaluation of Forward-Looking Information:    In connection with its overall evaluation of the business combination, the Board and management of GPAQ considered a significant amount of information relative to the planned development of the Hall of Fame Village project, including, among others, the composition of the planned management team, historic financial data, plans, specifications and other information relative to the planned phases of development, and relevant demographic and brand value information. As well, the Board and management considered certain forward-looking information that projected, among others, the timing and construction costs associated with the development of the project, as well as the projected revenue and EBITDA to be realized upon completion of various phases of the project. Some of this forward-looking information was incorporated into an investor presentation that was included by GPAQ as an exhibit to its Current Report on Form 8-K filed with the SEC on August 5, 2019, and which was subsequently updated and furnished by GPAQ in its Current Reports on Form 8-K dated September 17, 2019 and September 26, 2019. An updated copy of the investor presentation was furnished by GPAQ in its Current Report on Form 8-K dated January 8, 2020, which superseded and replaced the prior versions. Ultimately, while the GPAQ Board and management deemed the information within the investor presentations to be relevant to its overall analysis of the business combination, it did not attribute disproportionate weight to the information as it recognized the inherent uncertainties and assumptions implicit in projecting the future construction and results of operations associated with a real estate and hospitality development project. Rather, the Board and management considered the other factors identified above to be more significant in its analysis.

GPAQ’s Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following risks:

•        Stockholder Vote:    The risk that GPAQ’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•        Transaction Execution Risk:    The risks and costs to GPAQ if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in GPAQ being unable to effect a business combination by its outside deadline to consummate a business combination and force GPAQ to liquidate and the warrants to expire and be worthless.

•        Exclusivity:    The fact that the Merger Agreement includes an exclusivity provision that prohibits GPAQ from soliciting other business combination proposals, which restricts GPAQ’s ability to consider other potential business combinations to complete.

•        Development Execution Risk:    The risk of construction time and cost overruns that may prevent HOFV from completing its stated business plans.

•        Uncertainty in Predicting the Level of Working Capital at the Closing:    GPAQ is unable to currently predict the level of working capital it will have at the Closing since the projected working capital levels can only be determined as a by-product of multiple components, each of which is subject to uncertainty and variability, including, among others: (i) the amount of cash remaining in the GPAQ Trust Account after the application of all redemptions; (ii) the amount and structure (debt versus equity) of private funding that can be realized, if at all; and (iii) the total amount of HOFV indebtedness at closing.

•        Financing Execution Risk:    The risk that the post-combination company may not be able to secure necessary financing to complete HOFV’s development plans.

•        Threat from Competition:    The risk that innovations or advantages from new or current competitors may negatively impact HOFV’s ability to execute against its stated business plan.

•        Changes in Industry Landscape:    The risk that consumer tastes and preferences change more rapidly than HOFV can adapt.

•        Macroeconomic Risks:    The risk that macroeconomic factors may result in decreased attendance or revenue generated from employees.

•        Risk of Improper Valuation; No Third-Party Valuation:    The risk that GPAQ did not obtain a third-party valuation or fairness opinion in connection with the Business Combination and the risk that GPAQ may not have appropriately valued HOFV’s business.

•        Listing Risks:    The risk that Holdings will be unable to meet the listing requirements for the Nasdaq Capital Market, particularly as GPAQ has received notices from Nasdaq that it is not in compliance with the minimum public holder requirements or the requirement that it hold an annual meeting of shareholders within twelve months of the end of GPAQ’s fiscal year end for continued listing. GPAQ submitted a plan to regain compliance with the minimum public holder requirements on December 19, 2019 and intends to submit a plan to regain compliance with the annual shareholder meeting requirements no later than February 22, 2020.

•        Conflicts of Interest Risks:    The risk of potential conflicts of interests of the Sponsor, GPAQ’s officers and directors and HOFV’s officers and directors in the Business Combination.

•        Additional Risks:    Other risks associated with the business of HOFV, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In considering the Business Combination, the Board concluded the risks of proceeding with a transaction and the risks facing HOFV after a transaction could be managed or mitigated and were unlikely to have a material impact on the Business Combination, GPAQ or HOFV. The Board concluded the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to GPAQ and its stockholders. Accordingly, the Board unanimously determined that the Merger Agreement and the transactions contemplated therein, were advisable, fair to, and in the best interests of GPAQ and its stockholders.

HOFV’s Reasons for the Business Combination

HOFV believes further development and operation of its entertainment and media company will lead to continued growth and that there are numerous opportunities for expansion into diversified business offerings. In the course of reaching its decision to approve the Business Combination, the HOFV board of directors consulted with its senior management, financial advisors and legal counsel, reviewed a significant amount of information, and considered a number of factors, including, among others:

•        Other Alternatives:    It is the belief of HOFV, after review of alternative strategic opportunities from time to time, that the proposed Business Combination represents the best potential transaction for HOFV to create greater value for HOFV’s holders, while providing HOFV’s holders with greater long-term by owning stock in a public company.

•        Advantages over a Traditional IPO:    Prior to executing the Merger Agreement, the HOFV board of directors considered the alternative of a traditional initial public offering. The HOFV board of directors considered that the Business Combination provided certain advantages over a traditional IPO. In particular, the HOFV board of directors considered that, based on available information at the time, including with respect to the conditions of the IPO market for companies with HOFV’s characteristics, the Business Combination with GPAQ was likely to provide for a more time- and cost-effective means to access additional capital with less dilution to HOFV’s existing holders.

•        Access to Capital:    HOFV expects that the Business Combination would be a more time- and cost-effective means to access capital than other options considered, including a traditional IPO.

•        Size of Post-Combination Company:    HOFV considered the Business Combination implied equity value of approximately $390 million for HOFV (which assumes that shares of GPAQ trade at approximately $10 per share, no redemptions and that shares of Holdings Common Stock are issued to Newco Holders, debt holders and other HOFV affiliates as described in the section entitled “The Business Combination Proposal — The Merger Agreement — Merger Consideration; Payment of Expenses”), providing HOFV’s holders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

GPAQ Special Meeting

GPAQ is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its Board for use at the Special Meeting to be held on [____________, 2020], and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about [____________, 2020]. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be held at 10:00 a.m. Eastern Time on [____________, 2020], at the offices of Fox Rothschild LLP, at 2000 Market Street, 20th Floor, Philadelphia, Pennsylvania 19103, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of GPAQ Common Stock as of the close of business on [____________, 2020], which is the Record Date for the Special Meeting. You are entitled to one vote for each share of GPAQ Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 11,167,536 shares of GPAQ Common Stock issued and outstanding, consisting of 8,042,536 shares originally sold as part of units in the IPO and 3,125,000 founder shares that were issued to the Sponsor prior to the IPO. GPAQ does not expect to issue any shares of common stock on or before the Record Date.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of GPAQ stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares of common stock on the Record Date are represented by stockholders present at the meeting or by proxy.

The approval of the Business Combination Proposal and the Charter Amendments Proposal requires the affirmative vote of a majority of the issued and outstanding GPAQ Common Stock as of the Record Date. Accordingly, an GPAQ stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of GPAQ Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a GPAQ stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote will have no effect on the Incentive Plan Proposal.

Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Incentive Plan Proposal.

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Amendments Proposal and the Incentive Plan Proposal are approved at the Special Meeting.

It is important for you to note that in the event that the Business Combination Proposal, the Charter Amendments Proposal and the Incentive Plan Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. On January 24, 2020, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to further extend the deadline to complete a business combination from January 29, 2020 to February 29, 2020, plus an option for GPAQ to further extend such date for an additional 30 days (the latest such date being referred to as the “Extended Date”). If we do not consummate the Business Combination and fail to complete an initial business combination by the Extended Date (assuming GPAQ exercises the option to extend for an additional 30 days after February 29, 2020), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

The Proposals

Proposal No. 1 — The Business Combination Proposal

On September 16, 2019, GPAQ entered into the Merger Agreement with Holdings, Acquiror Merger Sub, Company Merger Sub, HOFV and Newco. The Merger Agreement was amended on November 6, 2019. Unless otherwise defined herein, the capitalized terms used below are defined in the Merger Agreement. The Merger Agreement provides for a business combination transaction pursuant to which: (i) Acquiror Merger Sub will be merged with and into GPAQ, with GPAQ continuing as the surviving entity and a wholly-owned subsidiary of Holdings and with security holders of GPAQ receiving substantially equivalent securities of Holdings (the “Acquiror Merger”), and (ii) Company Merger Sub will be merged with and into Newco, with Newco continuing as the surviving entity and a wholly-owned subsidiary of Holdings, and with the members of Newco receiving shares of common stock of Holdings (the “Company Merger”, and together with the Acquiror Merger, the “Mergers”). In advance of the Mergers, HOFV will transfer all of its assets and liabilities to Newco.

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time: (a) each issued and outstanding unit of GPAQ, if not already detached, will be detached and the holder thereof shall be deemed to hold one share of GPAQ Common Stock and one GPAQ warrant, (b) each issued and outstanding share of GPAQ Common Stock (including each share of Class F common stock, but excluding any shares held by a GPAQ stockholder that elects to have its shares redeemed pursuant to GPAQ’s organizational documents) will be converted automatically into the right to receive one share of Holdings Common Stock, following which all shares of GPAQ Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist; (c) each issued and outstanding GPAQ warrant (including GPAQ private placement warrants) shall be automatically converted into one Holdings Warrant, following which all GPAQ warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist; and (d) each issued and outstanding membership interest in Newco (the “Newco Units”) will be converted automatically into the right to receive a pro rata portion of the Company Merger Consideration (as defined below).

At the Closing, Holdings’ name will be changed to “Hall of Fame Resort & Entertainment Company.”

Unless waived by the parties to the Merger Agreement, the Closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal — Conditions to Consummation of the Mergers.”

The Merger Agreement may be terminated with the mutual written consent of HOFV and GPAQ. In addition, the Merger Agreement may be terminated, by either GPAQ or HOFV, under certain customary and limited circumstances prior to the Closing. For more information about the termination rights under the Merger Agreement, see the section titled “The Business Combination Proposal — Merger Agreement — Termination.”

In connection with the Business Combination, GPAQ is providing its public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of GPAQ’s Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest not previously release to GPAQ to pay franchise and income taxes) of the GPAQ initial public offering (the “GPAQ IPO”) and such additional amounts as we have deposited into such Trust Account in connection with extensions of time for us to consummate the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $85.75 million on December 31, 2019, the estimated per share redemption price would have been approximately $10.66 (net of income and franchise taxes). We anticipate the per share redemption price will be approximately $10.70 (net of income and franchise taxes) at the closing of the Business Combination, which is anticipated to occur during the first quarter of 2020. Our public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of our Class A common stock on or before [__________], 2020 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Class A common stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. To redeem their shares of common stock for cash, our public stockholders can demand GPAQ to convert their public shares into cash and tender their shares to GPAQ’s transfer agent. GPAQ public stockholders should carefully refer to this proxy statement/prospectus for the requirements and procedures of redemption. Holders of our outstanding public warrants do not have redemption rights with respect to such securities in connection with the Business Combination. The holders of shares of our Class F common stock issued prior to our IPO, which we refer to as “founder shares,” have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. See the section entitled “Special Meeting of GPAQ Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Amendments Proposal and the Incentive Plan Proposal are approved at the Special Meeting.

The Business Combination involves numerous risks. For more information about these risks, see the section titled “Risk Factors.”

Proposals No. 2 Through No. 8 — The Charter Amendments Proposals

In connection with the Business Combination, GPAQ is proposing that its stockholders approve the following (referred to herein collectively as the Charter Amendments Proposals):

(a)     separate proposals to approve the following material differences from the proposed Amended and Restated Certificate of Incorporation of Holdings and GPAQ’s current amended and restated certificate of incorporation:

(i)      changing the name of Holdings to “Hall of Fame Resort & Entertainment Company” (Proposal No. 2);

(ii)    having a single class of common stock and an authorized 100,000,000 shares of common stock (Proposal No. 3);

(iii)   fixing the number of directors of Holdings at eleven, subject to change by resolution adopted by the affirmative vote of at least a majority of the board of directors then in office (Proposal No. 4);

(iv)   dividing the board of directors of Holdings into three classes with staggered three-year terms (Proposal No. 5);

(v)    providing that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims (Proposal No. 6); and

(vi)   removing various provisions applicable only to special purpose acquisition corporations contained in GPAQ’s current amended and restated certificate of incorporation (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time) (Proposal No. 7).

(b)    conditioned upon the approval of Proposals No. 2 through 7, a proposal to approve the proposed Amended and Restated Certificate of Incorporation of Holdings, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, which includes the approval of all other changes in the proposed Amended and Restated Certificate of Incorporation as of the closing of the Business Combination (Proposal No. 8);

Proposal No. 9 — The Incentive Plan Proposal

GPAQ is proposing that its stockholders approve and adopt the Incentive Plan, which will become effective upon the Closing of the Business Combination and have the following principal features:

•        Types of Awards.    The Incentive Plan provides for the grant of incentive stock options to employees, and the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, and other stock-based awards to employees, officers, directors and consultants of the post-combination company and its affiliates.

•        Stock Subject to the Plan.    Assuming the Incentive Plan Proposal is approved, there will be available for issuance 3% of the outstanding shares of Holdings Common Stock on a fully-diluted basis immediately after the Closing under the Incentive Plan. Shares of stock subject to other awards that are forfeited or terminated will be available for future award grants under the Incentive Plan. If a holder pays the exercise price of a stock option by surrendering any previously owned shares of common stock or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the stock option exercise, the shares surrendered by the holder or withheld by Holdings will be available for future award grants under the plan.

A summary of the Incentive Plan is set forth in the “The Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Incentive Plan is attached hereto as Annex D.

Recommendation to GPAQ Stockholders

After careful consideration, our Board has unanimously concluded that the Business Combination is in the best interests of GPAQ’s stockholders. Our directors unanimously believe that the Proposals being presented at the Special Meeting are in the best interests of GPAQ’s stockholders, and they unanimously recommend that GPAQ’s stockholders vote FOR each of the Proposals.

Interests of GPAQ’s Directors and Officers in the Business Combination

When you consider the recommendation of our Board in favor of the proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•        Ownership of 3,125,000 founder shares (purchased for $25,000) and 4,900,000 private placement warrants (purchased for $4.9 million), which would expire and be worthless if a business combination is not consummated by the outside extended termination date of February 29, 2020, plus an option for GPAQ to further extend such date for an additional 30 days.

•        Our Sponsor has contributed $2,199,654 in the aggregate as loans to GPAQ in connection with the Initial Extension and, in connection with the Second Extension, has contributed $265,403 for the extension of the deadline from January 29, 2020 to February 29, 2020 and has agreed to contribute an additional $0.033 for each public share that was not redeemed to further extend the deadline for an additional 30-day period (each such loan, a “Contribution”). Such Contributions, to the extent advanced, will be converted into shares of Holdings Common Stock upon the closing of the Business Combination. Such Contributions may not be repaid if a business combination is not consummated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Payment of Expenses.”

•        Further, in addition to the Contributions that our Sponsor has made and agreed to make to GPAQ in connection with the extension of the deadline to complete our initial business combination, our Sponsor has provided an aggregate of approximately $900,000 in loans to finance transaction costs in connection with a business combination. Such loans will be converted into shares of Holdings Common Stock upon the closing of the Business Combination. Such loans may not be repaid if a business combination is not consummated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Payment of Expenses.”

•        Our Sponsor has agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (i) $10.10 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•        James J. Dolan, our Chairman and Chief Executive Officer, will serve as a director of Holdings after the completion of the Business Combination.

•        The continued indemnification of GPAQ’s existing directors and officers and the continuation of GPAQ’s directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination.

Interests of HOFV’s Directors and Officers in the Business Combination

In considering the recommendation of the HOFV board of directors with respect to approving the Mergers, the holders of HOFV’s membership interests should be aware that certain members of the board of directors and executive officers of HOFV have interests in the Mergers that may be different from, or in addition to, your interests as a holder of shares of Holdings. For example, some of HOFV’s directors and executive officers are expected to become directors and/or executive officers of Holdings upon the closing of the Mergers. Specifically, Michael Crawford, Jason Krom and Edward Kiernan, all of whom are currently executive officers of HOFV, are expected to become executive officers of Holdings upon the closing of the Mergers, with Mr. Crawford serving as the Chief Executive Officer, Mr. Krom serving as the Chief Financial Officer, and Mr. Kiernan serving as the Chief Commercial Officer of Holdings. Mr. Crawford also is expected to be designated to serve on the board of directors of Holdings following the closings of the Mergers. Additionally, David Baker, Michael Klein and Stuart Lichter, all of whom are current directors of HOFV, are expected to be designated to serve on the board of directors of Holdings following the closing of the Mergers. Nothing herein is intended to imply that any of the interests of HOFV’s directors and executive officers described above present a conflict of interest for such directors and executive officers in connection with the Mergers.

These interests may influence HOFV’s directors in making their recommendation that the holders of HOFV’s membership interests vote in favor of the Business Combination.

Newco’s Approval of the Business Combination

The adoption of the Merger Agreement and the approval of the Business Combination and related transactions by the Newco Holders has already been obtained.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes and other documents referred to herein, for a discussion of factors, including the risks to holders of GPAQ Common Stock who do not redeem in connection with the Special Meeting, you should consider carefully before making an investment decision.

Officers and Directors of Holdings

Holdings’ directors and executive officers upon consummation of the Business Combination will be as follows:

Name	Age	Position
Michael Crawford	52	Chief Executive Officer, Director
Jason Krom	39	Chief Financial Officer
James J. Dolan	65	Director
Michael Klein	56	Director
C. David Baker	66	Director
Stuart Lichter	70	Director
Kimberly K. Schaefer	54	Director
Karl L. Holz	68	Director
Anthony J. Buzzelli	70	Director
Mary Owen	42	Director
Curtis Martin	46	Director

One position on the Holdings’ board of directors is currently vacant.

For more information on the new directors and management of Holdings, see “Management After the Business Combination.”

Quotation of Holdings Securities

It is anticipated that Holdings Common Stock and warrants will be listed on the Nasdaq Capital Market under the symbols “HOFV” and “HOFVW,” respectively, following the closing of the Business Combination.

SUMMARY FINANCIAL AND OTHER DATA OF HOFV

The following table sets forth selected historical financial information derived from HOFV’s unaudited financial statements as of and for the nine months ended September 30, 2019 and 2018 and the audited financial statements as of and for the year ended December 31, 2018 and as of December 31, 2017, each of which is included elsewhere in this proxy statement. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HOFV” and HOFV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017
Statement of Operations Data:
Total revenues	$6,169,424	$4,803,854	$6,889,148	$5,734,630
Total operating expenses	31,183,283	16,951,067	23,933,042	8,901,983
Loss from operations	(25,013,859)	(12,147,213)	(17,043,894)	(3,167,353)
Total other expense	17,290,133	10,932,414	16,581,730	6,627,272
Net loss	$(42,303,992)	$(23,079,627)	$(33,625,624)	$(9,794,625)
Balance Sheet Data:	As of September 30,	As of December 31,
	2019	2018	2017
Assets
Cash and restricted cash	$7,401,913	$8,417,950	$2,059,923
Property and equipment, net	137,646,629	145,810,591	156,508,671
Project development costs	80,054,051	80,744,934	43,931,069
Other assets	2,548,746	4,307,805	2,156,014
Total assets	$227,651,339	$239,281,280	$204,655,677
Liabilities and Members’ Equity
Notes payable, net	$144,141,017	$130,558,352	$138,636,612
Accounts payable and accrued expenses	13,010,246	5,271,070	33,159,187
Due to affiliates	15,430,943	9,874,297	3,484,791
Other liabilities	6,519,906	2,724,342	972,364
Total liabilities	$179,102,112	$148,428,061	$176,252,954
Members’ equity	48,549,227	90,853,219	28,402,723
Total liabilities and members’ equity	$227,651,339	$239,281,280	$204,655,677

SUMMARY FINANCIAL AND OTHER DATA OF GPAQ

The following table sets forth selected historical financial information derived from GPAQ’s unaudited financial statements as of and for the nine months ended September 30, 2019 and 2018 and the audited financial statements as of and for the year ended December 31, 2018 and as of December 31, 2017 and for the period from April 17, 2017 (inception) through December 31, 2017, each of which is included elsewhere in this proxy statement. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GPAQ” and GPAQ’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Nine Months Ended September 30,		Year Ended December 31, 2018	April 17, 2017 (inception) Through December 31, 2017
	2019	2018
Statement of Operations Data:
Operating costs	$902,163	$586,469	$780,534	$2,416
Loss from operations	(902,163)	(586,469)	(780,534)	(2,416)
Other income
Interest income on marketable securities	2,140,094	1,434,288	2,132,976	—
Unrealized gain on marketable securities	21,155	288	13,795	—
Provision for income taxes	(356,178)	(178,102)	(284,958)	—
Net income	$902,908	$670,005	$1,081,279	$(2,416)

Basic and diluted net loss per common share	$(0.15)	$(0.10)	$(0.12)	$(0.00)
Weighted average shares outstanding, basic and diluted	4,060,633	3,923,327	3,953,561	3,125,000

Balance Sheet Data:
Cash	$91,539		$89,557	$3,193
Marketable securities held in Trust Account	$115,904,495		$128,396,771	$—
Total assets	$116,009,783		$128,492,855	$334,816
Common stock subject to possible redemption	$104,391,394		$118,451,128	$—
Total stockholders’ equity	$5,000,001		$5,000,004	$22,584

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

GPAQ is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma combined balance sheet as of September 30, 2019 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2019 and the year ended December 31, 2018 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2018. This information should be read together with HOFV’s and GPAQ’s respective audited and unaudited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HOFV,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GPAQ” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of September 30, 2019 has been prepared using the following:

•        HOFV’s unaudited historical condensed consolidated balance sheet as of September 30, 2019, as included elsewhere in this proxy statement/prospectus; and

•        GPAQ’s unaudited historical condensed balance sheet as of September 30, 2019, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2019 has been prepared using the following:

•        HOFV’s unaudited historical condensed consolidated statement of operations for the nine months ended September 30, 2019, as included elsewhere in this proxy statement/prospectus; and

•        GPAQ’s unaudited historical condensed statement of operations for the nine months ended September 30, 2019, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2018 has been prepared using the following:

•        HOFV’s audited historical consolidated statement of operations for the year ended December 31, 2018, as included elsewhere in this proxy statement/prospectus; and

•        GPAQ’s audited historical statement of operations for the year ended December 31, 2018, as included elsewhere in this proxy statement/prospectus.

Description of the Transactions

On September 16, 2019 (as amended on November 6, 2019), GPAQ entered into the Merger Agreement, pursuant to which (a) Acquirer Merger Sub will be merged with and into GPAQ, with GPAQ continuing as the surviving entity and a wholly-owned subsidiary of Holdings, and (b) Company Merger Sub will be merged with and into Newco, with Newco continuing as the surviving entity and a wholly-owned subsidiary of Holdings. For more information about the Business Combination, please see the section entitled “The Business Combination Proposal.” Copies of the Merger Agreement and Amendment No. 1 to the Agreement and Plan of Merger are attached to this proxy statement/prospectus as Annex A and Annex B, respectively.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, GPAQ will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Newco Units expecting to have a majority of the voting power of the post-combination company, Newco’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Newco compared to GPAQ, and Newco’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Newco is issuing stock for the net assets of GPAQ. The net assets of GPAQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of HOFV.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable, and as it relates to the unaudited pro forma combined statement of operations, are expected to have a continuing impact on the results of the post-combination company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company upon consummation of the Business Combination.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. HOFV and GPAQ have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Acquiror Merger Sub, Holdings, or Company Merger Sub, and accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of GPAQ’s shares of Class A common stock:

•        Scenario 1 — Assuming no redemptions for cash:    This presentation assumes that no GPAQ stockholders exercise redemption rights with respect to their shares of Class A common stock upon consummation of the Business Combination; and

•        Scenario 2 — Assuming redemptions of 6,875,607 shares of GPAQ’s Class A common stock for cash:    This presentation assumes that GPAQ stockholders exercise their redemption rights with respect to a maximum of 6,875,607 shares of Class A common stock upon consummation of the Business Combination at a redemption price of approximately $10.60 per share. The maximum redemption amount is derived, after giving effect to the payments to redeeming stockholders and payment of estimated transaction expenses. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions.

The foregoing scenarios are for illustrative purposes as GPAQ does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions by GPAQ’s public stockholders that may actually occur.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 17,588,264 shares of common stock to be issued to HOFV shareholders under Scenarios 1 and 2.

As a result of the Business Combination and immediately following the closing of the Business Combination, assuming no GPAQ stockholders elect to redeem their shares for cash, Newco Holders will own approximately 72.1% of the outstanding GPAQ shares, GPAQ’s Sponsor, officer, directors and other holders of founder shares will own approximately 5.8% of the GPAQ shares and the former stockholders of GPAQ will own approximately 22.1% of the outstanding GPAQ shares as of September 30, 2019 (in each case, not giving effect to any shares issuable to them upon exercise of warrants). As a result, Newco Holders will be the single largest stockholder of GPAQ following consummation of the Business Combination with no current stockholder of GPAQ owning more than 10% of the issued and outstanding capital stock of GPAQ.

If 6,875,607 shares of Class A common stock are redeemed for cash, which assumes the maximum redemption of GPAQ’s shares and after giving effect to payments to redeeming shareholders and the payment of estimated transaction expenses, Newco Holders will own approximately 88.9% of the outstanding GPAQ shares, GPAQ’s Sponsor, officer, directors and other holders of founder shares will own approximately 7.1% of the GPAQ shares and the former stockholders of GPAQ will own approximately 4.0% of the outstanding GPAQ shares (in each case, not giving effect to any shares issuable to them upon exercise of warrants).

PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2019
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) HOFV	(B) GPAQ	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash	$911,089	$91,539	$85,289,125	(2)
			372,450	(3)
			(6,375,000)	(5)
			(6,000,000)	(6)
			2,650,000	(11)	$76,939,203	$(72,914,125)	(8)	$4,025,078
Restricted cash	6,490,824	—	—		6,490,824	—		6,490,824
Accounts receivable, net	2,044,277	—	—		2,044,277	—		2,044,277
Prepaid expenses and other current assets	504,469	13,749	—		518,218	—		518,218
Marketable securities held in Trust Account	—	115,904,495	1,359,703	(1)
			(31,975,073)	(12)
			(85,289,125)	(2)	—	—		—
Property and equipment, net	137,646,629	—	—		137,646,629	—		137,646,629
Project development costs	80,054,051	—	—		80,054,051	—		80,054,051
Total Assets	$227,651,339	$116,009,783	$(39,967,920)		$303,693,202	$(72,914,125)		$230,779,077

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable, net	$144,141,017	$—	$(1,273,888)	(6)
			(34,805,486)	(7)
			(39,654,867)	(9)	$68,406,776	$—		$68,406,776
Accounts payable and accrued expenses	13,010,246	508,853	(374,614)	(5)
			(563,562)	(6)
			(1,952,764)	(7)	10,628,159	—		10,628,159
Due to affiliate	15,430,943	—	(11,987,507)	(6)
			(2,000,000)	(9)
			(100,000)	(7)
			(550,000)	(7)	793,436	—		793,436
Deferred rent payable	316,621	—	—		316,621	—		316,621
Income taxes payable	—	106,693	—		106,693	—		106,693
Promissory note – related party	—	1,550,899	1,359,703	(1)
			372,450	(3)
			(3,283,052)	(4)	—	—		—
Other liabilities	6,203,285	—	(3,768,865)	(9)	2,434,420	—		2,434,420
Deferred tax liability	—	4,443	—		4,443	—		4,443
Deferred underwriting fees	—	4,375,000	(4,375,000)	(5)	—	—		—
Deferred legal fee payable	—	72,500	(72,500)	(5)	—	—		—
Total Liabilities	179,102,112	6,618,388	(103,029,952)		82,690,548	—		82,690,548

Commitments and Contingencies
Common stock subject to redemption	—	104,391,394	(31,975,073)	(12)
Common stock			(72,416,321)	(8)	—	—		—

Shareholders’ Equity
Members’ equity	48,549,227	—	(48,549,227)	(9)	—	—		—
Class A common stock	—	109	33	(4)
			211	(6)
			485	(7)
			695	(8)
			1,759	(9)
			313	(10)
			27	(11)	3,632	(688)	(8)	2,944
Class F common stock	—	313	(313)	(10)	—	—		—
Additional paid in capital	—	3,017,808	3,283,019	(4)
			21,089,629	(6)
			40,875,423	(7)
			72,415,626	(8)
			151,798,104	(9)
			2,649,973	(11)	295,129,582	(72,913,437)	(8)	222,216,145
Retained earnings (Accumulated deficit)	—	1,981,771	(1,552,886)	(5)
			(13,264,883)	(6)
			(3,467,658)	(7)
			(57,826,904)	(9)	(74,130,560)	—		(74,130,560)
Total Shareholders’ Equity	48,549,227	5,000,001	167,453,426		221,002,654	(72,914,125)		148,088,529
Total Liabilities and Shareholders’ Equity	$227,651,339	$116,009,783	$(39,967,920)		$303,693,202	$(72,914,125)		$230,779,077

Pro Forma Adjustments to the Unaudited Combined Balance Sheet

(A)    Derived from the unaudited consolidated balance sheet of HOFV as of September 30, 2019. See HOFV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(B)    Derived from the unaudited balance sheet of GPAQ as of September 30, 2019. See GPAQ’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(1)     Reflects the funding received for shares that were not redeemed to further extend the date by which the company has to consummate a Business Combination to January 29, 2020 and for the additional extension to February 29, 2020 approved by GPAQ’s shareholders on January 24, 2020.

(2)    Reflects the release of cash from marketable securities held in the trust account.

(3)    Reflects additional loans from the Sponsor to fund the company’s working capital requirements.

(4)    Reflects the conversion of promissory notes in the aggregate amount of $3,283,052 due to the Sponsor into 328,305 shares of common stock of the post-combination company at $10.00 per share.

(5)    Reflects the payment of fees and expenses related to the Business Combination, including the deferred underwriting fee of $4,375,000, the deferred legal fee of $72,500, and legal, financial advisory, accounting and other professional fees. The direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees of $1,552,886 is reflected as an adjustment to retained earnings and is not shown as an adjustment to the statement of operations since it is a nonrecurring charge resulting directly from the Business Combination.

(6)    Reflects (a) the issuance of 1,078,984 shares of common stock at $10.00 per share to The Klein Group, LLC in satisfaction of outstanding fees and expenses in the aggregate amount of $10,789,840, of which $10,289,840 is reflected as an adjustment to retained earnings and $500,000 is reflected as an adjustment to accounts payable and accrued expenses (b) the issuance of 610,000 shares of common stock at $10.00 per share to IRG Canton Village Manager in satisfaction of outstanding fees and expenses in the aggregate amount of $6,100,000, which is reflected as an adjustment to due to affiliate and (c) the issuance of 420,000 shares of common stock at $10.00 per share and payment of $6,000,000 of cash to the PFHOF in satisfaction of outstanding fees and expenses in the aggregate amount of $10,200,000, of which $2,975,043 is reflected as an adjustment to retained earnings, $5,887,507 is reflected as an adjustment to due to affiliate, $1,273,888 is reflected as an adjustment to note payable in full satisfaction of the land loan with affiliate and $63,562 is reflected as an adjustment to accounts payable and accrued expenses. Direct, incremental costs of $13,264,883 is reflected as an adjustment to retained earnings and is not shown as an adjustment to the statement of operations since it is a nonrecurring charge resulting directly from the Business Combination.

(7)     Reflects the issuance of an aggregate of 4,853,110 shares of common stock in satisfaction of prior existing debt in the amount of $38,273,144 and related accrued interest in the amount of $1,952,764 and the corresponding amortization of the related remaining deferred financing costs in connection with the Business Combination. Of such amount, 1,964,582 shares were issued at $10.00 per share in satisfaction of $15,000,000 of bridge loans and $1,371,514 of accrued interest after giving effect to the Exchange Ratio, 1,810,317 shares were issued at $10.00 per share in satisfaction of $14,504,722 of “Company Convertible Notes” and $581,250 of accrued interest after giving effect to the Exchange Ratio, 205,000 shares were issued at $10.00 per share in satisfaction of $2,050,000 of “New Company Convertible Notes” and an aggregate of 818,211 shares were issued at $10.00 per share in satisfaction of $6,818,422 of syndicated unsecured term loan, of which $100,000 is reflected as an adjustment to due to affiliates, after giving effect to the Exchange Ratio and an aggregate of 55,000 shares were issued at $10.00 per share in satisfaction of $550,000 of “New ACC Debt” which is currently classified in due to affiliates. The amortization of the deferred financing costs in the aggregate amount of $3,467,658 is reflected as an adjustment to retained earnings and is not shown as an adjustment to the statement of operations since it is a nonrecurring charge resulting directly from the Transaction.

(8)    In Scenario 1, which assumes no GPAQ stockholders exercise their redemption rights, the common stock subject to redemption for cash amounting to $72,416,321 would be transferred to permanent equity, reflecting that on January 24, $31,975,073 was released from the Company’s trust account to pay stockholders that elected to redeem 3,011,003 shares. In Scenario 2, which assumes the same facts as described in Items 1 through 7 above, but also assumes the maximum number of shares are redeemed for cash by the GPAQ stockholders, $72,914,125 would be paid out in cash. The $72,914,125, or 6,875,607, shares of Class A common stock, represents the maximum redemption amount, after giving effect to payments to redeeming stockholders and payment of estimated transaction expenses based on a consummation of the Business Combination on September 30, 2019.

(9)    Reflects the recapitalization of HOFV through (a) the contribution of all the share capital in HOFV to GPAQ, (b) the conversion of the redemption value of the preferred members’ equity in the amount of $97,500,000, of which $2,000,000 is reflected in an adjustment to due to affiliates, net of the amortization of the related remaining deferred financing costs, and related preferred equity dividends in the amount of $3,768,865, (c) the issuance of 17,588,264 shares of common stock and (d) the elimination of the historical retained earnings of GPAQ, the accounting acquiree.

(10)  Reflects the conversion of 3,125,000 shares of Class F common stock into Class A common stock, on a one-for-one basis, at the consummation of the Business Combination.

(11)  Subsequent to September 30, 2019, HOFV received additional advances in the aggregate amount of $2.65 million from Industrial Realty Group. This amount has been included in the pro forma financial statements as this conversion is directly attributable to the Business Combination.

(12)  Reflects $31,975,073 that was released from the Company’s trust account on January 24, 2020 to pay stockholders that elected to redeem 3,011,003 shares.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2019
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) HOFV	(B) GPAQ	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Total revenues	$6,169,424	$—	$—		$6,169,424	$—		$6,169,424
Property operating expenses	10,025,750	—	—		10,025,750	—		10,025,750
Commission expense	798,788	—	—		798,788	—		798,788
Depreciation expense	8,163,962	—	—		8,163,962	—		8,163,962
Loss on abandonment of project development costs	12,194,783	—	—		12,194,783	—		12,194,783
Operating expenses	—	902,163	528,728	(1)	1,430,891	—		1,430,891
Loss from operations	(25,013,859)	(902,163)	(528,728)		(26,444,750)	—		(26,444,750)

Other income (expense):
Interest income	—	2,140,094	(2,140,094)	(2)	—	—		—
Unrealized gain on marketable securities	—	21,155	(21,155)	(2)	—	—		—
Interest expense	(6,734,735)	—	3,853,906	(3)	(2,880,829)	—		(2,880,829)
Amortization of discount on note payable	(10,302,822)	—	8,095,538	(3)	(2,207,284)	—		(2,207,284)
Other loss	(252,576)	—	—		(252,576)	—		(252,576)
(Loss) income before income taxes	(42,303,992)	1,259,086	9,259,467		(31,785,439)	—		(31,785,439)
Provision for income taxes	—	(356,178)	356,178	(4)	—	—		—
Net (loss) income	$(42,303,992)	$902,908	$9,615,645		$(31,785,439)	$—		$(31,785,439)

Weighted average shares outstanding, basic and diluted		4,060,633	32,250,566	(5)	36,311,199	(6,875,607)	(5)	29,435,592
Basic and diluted net (loss) income per share		$(0.15)			$(0.88)			$(1.08)

PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2018
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(C) HOFV	(D) GPAQ	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Total revenues	$6,889,148	$—	$—		$6,889,148	$—		$6,889,148
Property operating expenses	12,161,073	—	—		12,161,073	—		12,161,073
Commission expense	886,912	—	—		886,912	—		886,912
Depreciation expense	10,885,057	—	—		10,885,057	—		10,885,057
Operating expenses	—	780,534	—		780,534	—		780,534
Loss from operations	(17,043,894)	(780,534)	—		(17,824,428)	—		(17,824,428)

Other income (expense):
Interest income	—	2,132,976	(2,132,976)	(2)	—	—		—
Unrealized gain on marketable securities	—	13,795	(13,795)	(2)	—	—		—
Interest expense	(14,167,521)	—	1,627,919	(3)	(12,539,602)	—		(12,539,602)
Amortization of discount on note payable	(2,095,182)	—	649,452	(3)	(1,445,730)	—		(1,445,730)
Other expense	(319,027)	—	—		(319,027)	—		(319,027)
(Loss) income before income taxes	(33,625,624)	1,366,237	130,600		(32,128,787)	—		$(32,128,787)
Provision for income taxes	—	(284,958)	284,958	(4)	—	—		—
Net (loss) income	$(33,625,624)	$1,081,279	$415,558		$(32,128,787)	$—		$(32,128,787)

Weighted average shares outstanding, basic and diluted		3,953,561	32,357,638	(5)	36,311,199	(6,875,607)	(5)	29,435,592
Basic and diluted net (loss) income per share		$(0.12)			$(0.88)			$(1.09)

Pro Forma Adjustments to the Unaudited Combined Statements of Operations

(A)    Derived from the unaudited consolidated statement of operations of HOFV for the nine months ended September 30, 2019. See HOFV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(B)    Derived from the unaudited statement of operations of GPAQ for the nine months ended September 30, 2019. See GPAQ’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(C)    Derived from the audited consolidated statement of operations of HOFV for the year ended December 31, 2018. See HOFV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(D)    Derived from the audited statement of operations of GPAQ for the year ended December 31, 2018. See GPAQ’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(1)    Represents an adjustment to eliminate direct, incremental costs of the Business Combination which are reflected in the historical financial statements of HOFV and GPAQ in the amount of $98,609 and $430,199, respectively, for the nine months ended September 30, 2019. There were no such amounts recorded for the year ended December 31, 2018.

(2)    Represents an adjustment to eliminate interest income and unrealized gain on marketable securities held in the trust account as of the beginning of the period.

(3)    Represents an adjustment to eliminate interest expense on certain of HOFV’s notes payable as of the beginning of the period, as these will be repaid upon consummation of the Business Combination.

(4)    To record normalized blended statutory income tax benefit rate of 21% for pro forma financial presentation purposes resulting in the recognition of an income tax benefit, which however, has been offset by a full valuation allowance as the post-combination company expects to incur continuing losses.

(5)    The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that GPAQ’s initial public offering occurred as of January 1, 2018. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

The following presents the calculation of basic and diluted weighted average common shares outstanding. The computation of diluted loss per share excludes the effect of warrants to purchase 17,400,000 shares of common stock because the inclusion of these securities would be anti-dilutive.

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
GPAQ public shares	8,042,536	1,166,929
GPAQ Sponsor shares	2,090,805	2,090,805
GPAQ Sponsor shares transferred to HOFV	1,362,500	1,362,500
GPAQ shares issued in satisfaction of outstanding fees and expenses	2,108,984	2,108,984
GPAQ shares issued in satisfaction of prior existing debt	4,853,110	4,853,110
GPAQ shares issued in connection with conversion of advances from affiliate	265,000	265,000
GPAQ shares issued in the Business Combination	17,588,264	17,588,264
Weighted average shares outstanding	36,311,199	29,435,592
Percent of shares owned by Newco	72.1%	88.9%
Percent of shares owned by GPAQ	27.9%	11.1%

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for HOFV and GPAQ on a stand-alone basis and the unaudited pro forma combined share information for the nine months ended September 30, 2019 and the year ended December 31, 2018, after giving effect to the Business Combination, (1) assuming no GPAQ stockholders exercise redemption rights with respect to their shares of Class A common stock upon the consummation of the Business Combination; and (2) assuming that GPAQ stockholders exercise their redemption rights with respect to a maximum of 6,875,607 shares of Class A common stock upon consummation of the Business Combination.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of HOFV and GPAQ and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the periods presented, nor to project the Company’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined stockholders’ equity per share information below does not purport to represent what the value of HOFV and GPAQ would have been had the companies been combined during the periods presented.

	HOFV	GPAQ	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Nine Months Ended September 30, 2019
Net (loss) income	$(42,303,992)	$902,908	$(31,785,439)	$(31,785,439)
Total stockholders’ equity(1)	$48,549,227	$5,000,001	$221,002,654	$148,088,529
Weighted average shares outstanding – basic and diluted	17,588,264	4,060,633	36,311,199	29,435,592
Basic and diluted net loss per share	$(2.41)	$(0.15)	$(0.88)	$(1.08)
Stockholders’ equity(1) per share – basic and diluted	$2.76	$1.23	$6.09	$5.03

Year Ended December 31, 2018
Net (loss) income	$(33,625,624)	$1,081,279	$(32,128,787)	$(32,128,787)
Total stockholders’ equity(1)	$90,853,219	$5,000,004	n/a	n/a
Weighted average shares outstanding – basic and diluted	17,588,264	3,953,561	36,311,199	29,435,592
Basic and diluted net loss per share	$(1.91)	(0.12)	(0.88)	(1.09)
Stockholders’ equity(1) per share – basic and diluted	$5.17	$1.26	n/a	n/a

____________

(1)      Stockholders’ equity is used as a proxy for book value in the above table.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus.

Risks Relating to HOFV

Unless the context otherwise indicates or requires, as used in this section, the terms “we,” “our,” “us,” the “Company” or “HOFV” refer to HOF Village, LLC and, following the Mergers, shall refer to Newco.

The projections provided to the GPAQ Board and contained in Investor Presentations previously filed with the SEC or made publicly available are forward-looking statements that rely upon estimates and assumptions that are subject to uncertainty.

The projections of revenue and adjusted EBITDA provided to the GPAQ Board by HOFV and that were included in certain investor presentations that were made publicly available in GPAQ’s Current Report filings on Form 8-K with the SEC on August 5, 2019, September 17, 2019 and September 26, 2019, and in the updated investor presentation furnished by GPAQ as an exhibit to a Current Report on Form 8-K are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include timing of the proposed merger; the business plans, objectives, expectations and intentions of the parties once the transaction is complete, and Holding’s, GPAQ’s and HOFV’s estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities, relating to the acquired business. Those forward-looking statements reflect the analysis of existing information at the time of such investor presentations and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in the investor presentations: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed transaction contemplated thereby; the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of GPAQ or other conditions to closing in the Merger Agreement; the outcome of any legal proceedings that have been, or will be, instituted against GPAQ or other parties to the Merger Agreement following announcement of the Merger Agreement and transactions contemplated therein; the ability of Holding’s to meet Nasdaq listing standards following the merger and in connection with the consummation thereof; the failure to obtain the financing arrangements necessary to complete the development of the project; the failure to achieve the assumptions underlying certain of the financial projections included within the investor presentation including, among others, securing the timely financing for, and achieving construction of, the second phase of the project within assumed time and financial budget, and achieving expected attendance and occupancy rates; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the announcement of the Merger Agreement and consummation of the transaction described therein; costs related to the proposed merger and the impact of the substantial indebtedness to be incurred to finance the consummation of the merger; changes in applicable laws or regulations; the ability of the combined company to meet its financial and strategic goals, due to, among other things, competition, the ability of the combined company to grow and manage growth profitability, maintain relationships with customers and retain its key employees; the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by GPAQ and Holdings.

The forward-looking statements contained in this proxy statement/prospectus rely upon estimates and assumptions that are subject to uncertainty.

This proxy statement/prospectus contains a number of forward-looking statements regarding our future operating results, our ability to enter into partnerships or contractual relationships with third parties, the level of indebtedness we will have at the Closing, and of future economic conditions. These forward-looking statements, while in some cases presented with numerical specificity, are based upon a number of estimates and assumptions, which though considered reasonable by HOFV at the time presented, are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of HOFV, and upon assumptions with respect to future business strategies and decisions which are subject to change and may be out of the control of the current management of HOFV. While HOFV believes that the forward-looking statements are based upon reasonable assumptions and estimates, actual results will vary and such variations may be material. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions underlying the forecasts will not materialize. The uncertainty of the forward-looking statements is particularly heightened by the fact that HOFV has limited operations, track record or historical financial statements or data on which to base the projections underlying the forward-looking statements. PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE forward-looking statements AND SHOULD READ THEM IN CONNECTION WITH THE OTHER MATERIALS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.

We may not be able to continue as a going concern.

We have incurred continuing losses from our operations and as of September 30, 2019, we had a deficit in working capital. Since inception, we have met our liquidity requirements principally through the issuance of notes and the sale of equity. Our cash losses from operations, in addition to our $65 million Term Loan (which remains unpaid to date), raise substantial doubt about our ability to continue operations as a going concern. Our ability to continue as a going concern is dependent on our ability to repay and/or convert certain of our debt at the Closing into Holdings Common Stock. Due to these and other factors, in management’s opinion, there is substantial doubt of our ability to continue as a going concern within one year after the date of the September 30, 2019, condensed consolidated financial statements. Furthermore, HOFV’s independent auditor included an explanatory paragraph in their audit opinion as of December 31, 2018 concluding that there was substantial doubt about HOFV’s ability to continue as a going concern.

We are an early stage company with a minimal track record and limited historical financial information available, and an investment in the offering is highly speculative.

We were formed as a limited liability company on December 16, 2015 by certain affiliates of Industrial Realty Group and a subsidiary of PFHOF, to own and operate the Hall of Fame Village in Canton, Ohio. As of the date hereof, we anticipate that the Company will have the following major components:

Phase I:

•        Tom Benson Hall of Fame Stadium

•        National Youth Football & Sports Complex

•        Hall of Fame Media Company

Phase II:

•        Hall of Fame indoor waterpark

•        Two premium hotels

•        Constellation Center for Excellence (Office Building, Auditorium and Dining)

•        Center for Performance (Field House and Convention Center)

•        Hall of Fame retail promenade

Phase III:

•        Hall of Fame Experience (an immersive VR/AR experience)

•        Luxury hotel including retail space

•        Multi-family housing

While the components in Phase I are substantially complete, to date most components of Phase II and Phase III are still in the planning stage, and have not commenced operations or generated any revenues. The components of the Company that have been developed in Phase I have limited operating history and business track record. In addition, our business strategy is broad and may be subject to significant modifications in the future. Our current strategy may not be successful, and if not successful, we may be unable to modify it in a timely and successful manner. A company with this extent of operations still in the planning stage, and thus your investment in the offering, is highly speculative and subject to an unusually high degree of risk. Prior to investing in the offering, you should understand that there is a significant possibility of the loss of your entire investment.

Because we are in the early stages of executing our business strategy, we cannot assure you that, or when, we will be profitable. We will need to make significant investments to develop and operate the Company and expect to incur significant expenses in connection with operating components of the Company, including costs for entertainment, talent fees, marketing, salaries and maintenance of properties and equipment. We expect to incur significant capital, operational and marketing expenses for a number of years in connection with our planned activities. Any failure to achieve or sustain profitability may have a material adverse impact on the value of the shares of Holdings.

Our ability to implement our proposed business strategy may be materially and adversely affected by many known and unknown factors.

Our business strategy relies upon our future ability to successfully develop and operate the Company. Our strategy assumes that we will be able to, among other things: secure sufficient capital in connection with the Mergers and/or Anticipated Future Debt in order to substantially repay our indebtedness under our Term Loan; continue to lease or to acquire additional property in Canton, Ohio at attractive prices and develop such property into efficient and profitable operations; and maintain our relationships with key partners, including PFHOF, the general contractors for the Company, and various other design firms, technology consultants, managers and operators and vendors that we are relying on for the successful development and operation of the Company, as well as to develop new relationships and partnerships with third parties that will be necessary for the success of the Company. These assumptions, which are critical to our prospects for success, are subject to significant economic, competitive, regulatory and operational uncertainties, contingencies and risks, many of which are beyond our control. These uncertainties are particularly heightened by the fact that we have significantly limited historical financial results or data on which financial projections might be based.

Our future ability to execute our business strategy and develop the various components of the Company is uncertain, and it can be expected that one or more of our assumptions will prove to be incorrect and that we will face unanticipated events and circumstances that may adversely affect our proposed business. Any one or more of the following factors, or other factors which may be beyond our control, may have a material adverse effect on our ability to implement our proposed strategy:

•        inability to secure short-term liquidity in order to meet operating capital requirements and to secure capital to repay the principal amount of our Term Loan, $65 million, together with any interest due thereunder, which would result in a default under the Term Loan and a likely suspension of development and construction for the Company. We have previously received notices of default under the Term Loan, which is secured by substantially all of our assets. Although the loan documents have been amended to extend the maturity date and bring the loan back into performing status and an affiliate of Industrial Realty Group has guaranteed certain payment obligations of the Company under the Term Loan, there can be no assurance that we will be able to repay the obligation upon maturity or otherwise avoid a future default;

•        failure to continue to lease or acquire additional property in Canton, Ohio at the level of prices estimated;

•        inability to complete development and construction on schedule, on budget or otherwise in a timely and cost-effective manner;

•        issues impacting the brand of the Pro Football Hall of Fame;

•        inability to secure and maintain relationships and sponsorships with key partners, or a failure by key partners to fulfill their obligations;

•        failure to manage rapidly expanding operations in the projected time frame;

•        our or our partners’ ability to provide innovative entertainment that competes favorably against other entertainment parks and similar enterprises on the basis of price, quality, design, appeal, reliability and performance;

•        failure of investments in technology and machinery, including our investments in virtual reality in connection with the proposed Hall of Fame Experience, to perform as expected;

•        increases in operating costs, including capital improvements, insurance premiums, general taxes, real estate taxes and utilities, affecting our profit margins;

•        general economic, political and business conditions in the United States and, in particular, in the Midwest and the geographic area around Canton, Ohio;

•        inflation, appreciation of the real and fluctuations in interest rates; or

•        existing and future governmental laws and regulations, including changes in our ability to use or receive Tourism Development District (“TDD”) funds, tax-increment financing (“TIF”) funds or other grants and tax credits (including Ohio Film Tax Credits).

We are relying on various forms of public financing to finance the Company.

In addition to funding in connection with the Mergers, we currently expect to obtain a portion of the capital required for the development and operations of the Company from various forms of public financing, including TDD funds, TIF funds, grants and tax credits (including Ohio Film Tax Credits), which depend, in part, on factors outside of our control. The concept of a TDD was created under state law specifically for Canton, Ohio and the Company. Canton City Council was permitted to designate up to 200 acres as a TDD and to prove the collection of additional taxes within that acreage to be used to foster tourism development. Canton City Council passed legislation allowing the collection of a 5% admissions tax and an additional 2% gross receipts tax and agreed to give the revenue from its 3% municipal lodging tax collected at any hotels built in the TDD to the Project for 30 years. Our ability to obtain funds from TDD depends on, among other things, ticket sales (including parking lots, garages, stadiums, auditoriums, museums, athletic parks, swimming pools and theaters), wholesale, retail and some food sales within the TDD and revenues from our hotels within the TDD. For TIF funds, the amount of property tax that a specific district generates is set at a base amount and as property values increase, property tax growth above that base amount, net of property taxes retained by the school districts, can be used to fund redevelopment projects within the district. Our ability to obtain TIF funds is dependent on the value of developed property in the specific district, the collection of general property taxes from property owners in the specific district, the time it takes the tax assessor to update the tax rolls and market interest rates at the time the tax increment bonds are issued.

If we are unable to realize the expected benefits from these various forms of public financing, we may need to obtain alternative financing through other means, including private transactions such as those described in the definition of Anticipated Future Debt. Such alternative financing may not be available in a timely manner or on terms substantially similar to public financing, which could significantly affect our ability to develop the Project, increase our cost of capital and have a material adverse effect on our results of operations, cash flows and financial position. Other than the transactions included in Anticipated Future Debt, we do not currently contemplate any specific alternative financing transactions.

We are still assembling our management team and our leadership may change significantly.

The success of the Company following the Mergers depends on our ability to hire and retain key employees and members of management who have extensive experience in project development and relationships with key partners. In late 2018, we hired CEO, Michael Crawford, to lead the Company. We recently hired a new Chief Financial Officer, Jason Krom, and a new Chief Commercial Officer, Edward Kiernan, and may make additional changes to our management team in the future.

As a result of the Mergers, there are changes contemplated to the composition of the board of directors of Holdings. Additionally, although the HOFV management team is currently anticipated to become the management team of Holdings, there may be changes to the management team of Holdings, as well. The ability of new members of our management team and Board of Directors to quickly expand their knowledge of the Company, our business plans, operations, strategies and challenges will be critical to their ability to make informed decisions about our strategy and operations. If our management team is not sufficiently informed to make such decisions, our ability to compete effectively and profitably could be adversely affected. In addition, changes in our management team may be disruptive to, or cause uncertainty in, our business and the vision of the Company, and could have a negative impact on our ability to complete the construction and development components of the Company in a timely and cost-effective manner and to manage and grow our business effectively. Any such disruption or uncertainty or difficulty in efficiently and effectively filling key management roles could have a material adverse impact on HOFV’s business and results of operations.

Our business depends on the brand of the Pro Football Hall of Fame.

The success of HOFV is substantially dependent upon the continued success of the brand of the Pro Football Hall of Fame, and our ability to continue to secure favorable contracts with and maintain a good working relationship with PFHOF. We have entered into several agreements with PFHOF, including: (i) a First Amended and Restated License agreement, dated September 16, 2019 (the “License Agreement”), and (ii) a Media License Agreement, dated November 12, 2019 (the “Media License Agreement”). See “Certain Relationships and Related Person Transactions — HOFV’s Related Person Transactions.” If we were to lose or have to renegotiate the License Agreement or the Media License Agreement our business may be adversely affected.

Changes in consumer tastes and preferences for sports and entertainment products could reduce demand for our offerings and products and adversely affect the profitability of our business.

The success of our business depends on our ability to consistently provide, maintain and expand attractions and events as well as create and distribute media programming, online material and consumer products that meet changing consumer preferences. Consumers who are fans of professional football will likely constitute a substantial majority of the attendance to Johnson Controls Hall of Fame Village, and our success depends in part on the continued popularity of professional football and on our ability to successfully predict and adapt to tastes and preferences of this consumer group. If our sports and entertainment offerings and products do not achieve sufficient consumer acceptance or if consumer preferences change or consumers are drawn to other spectator sports and entertainment options, our business, financial condition or results of operations could be materially adversely affected. In the past, we have hosted major professional football events, as well as other musical and live entertainment events, and we can provide no assurance that we will be able to continue to host such events.

Incidents or adverse publicity concerning Johnson Controls Hall of Fame Village could harm our reputation as well as negatively impact our revenues and profitability.

Our reputation is an important factor in the success of our business. Our ability to attract and retain guests depends, in part, upon the external perceptions of our company, the brands we are associated with, the quality of Johnson Controls Hall of Fame Village and its services and our corporate and management integrity. If market recognition or the perception of Johnson Controls Hall of Fame Village diminishes, there may be a material adverse effect on our revenues, profits and cash flow. In addition, the operations of Johnson Controls Hall of Fame Village, particularly the indoor waterpark, involve the risk of accidents, illnesses, environmental incidents and other incidents which may negatively affect the perception of guest and employee safety, health, security and guest satisfaction and which could negatively impact our reputation, reduce attendance at our facilities and negatively impact our business and results of operations.

We rely on sponsorship contracts to generate revenues.

We will receive a portion of our annual revenues from sponsorship agreements, including the sponsorship and naming rights agreement, dated as of November 17, 2016 (the “Naming Rights Agreement”) by and among HOFV, PFHOF and Johnson Controls, Inc., a Wisconsin corporation (“Johnson Controls”), the sponsorship and services agreement, dated as of December 19, 2018 (the “Constellation Sponsorship Agreement”) by and among HOFV, PFHOF and Constellation NewEnergy, Inc., a Delaware corporation (“Constellation”), and other sponsorship agreements for various content, media and live events produced at Johnson Controls Hall of Fame Village such as title, official product and promotional partner sponsorships, billboards, signs and other media. We are continuously in negotiations with existing sponsors and actively seeking new sponsors as there is significant competition for sponsorships. Some of our live events may not secure a title sponsor, may not secure a sufficient number of sponsorships on favorable terms, or may not secure sponsorships sufficiently enough in advance of an event, which may lead to event cancellations or otherwise adversely affect the revenue generated from such events.

The Naming Rights Agreement is scheduled to expire on December 31, 2034, but provides termination rights both to (a) us and PFHOF and (b) Johnson Controls, which may be exercised if the construction and development components of the Company are not substantially completed on or before December 31, 2021 or in the event of a material breach. A material breach under the Naming Rights Agreement may include actions such as our failure to maintain and repair branding and advertising signage, our failure to meet our specified advertising obligations or otherwise provide adequate substitute benefits to Johnson Controls, our failure to provide Johnson Controls with the most prominent permanent and digital signage in aggregate in comparison to other founding sponsors, our entry into a sponsorship agreement with certain parties who are competitors of Johnson Controls, or Johnson Controls’ failure to pay fees or other amounts owed under the Naming Rights Agreement in a timely manner.

The Constellation Sponsorship Agreement is scheduled to expire on December 31, 2028, but provides termination rights both to (a) us and PFHOF and (b) Constellation, which may be exercised if a party would suffer material damage to its reputation by association with the other party or if there is an event of default. An event of default under the Constellation Sponsorship Agreement includes a party’s failure to perform its material obligations for 60 days after receiving written notice from the other party and failure to cure such default; a party’s becoming insolvent or filing a voluntary petition in bankruptcy; a party’s being adjudged bankrupt; an involuntary petition under any bankruptcy or insolvency law being filed against a party; a party’s sale, assignment or transfer all or substantially all of its assets (other than to an affiliate in the case of HOFV or PFHOF). Additionally, Constellation has a right to terminate the Constellation Sponsorship Agreement effective as of December 31, 2023 for failure to recover its investment in the form of new business, if it provides written notice on or prior to December 1, 2022.

Loss of our existing title sponsors or other major sponsorship agreements, including the Naming Rights Agreement and Constellation Sponsorship Agreement, or failure to secure sponsorship agreements in the future on favorable terms, could have a material adverse effect on our business, financial condition and results of operations.

We could be adversely affected by declines in discretionary consumer spending, consumer confidence and general and regional economic conditions.

Our success depends to a significant extent on discretionary consumer spending, which is heavily influenced by general economic conditions and the availability of discretionary income. In the past, severe economic downturns, coupled with high volatility and uncertainty as to the future global economic landscape, have had an adverse effect on consumers’ discretionary income and consumer confidence. Future volatile, negative or uncertain economic conditions and recessionary periods or periods of significant inflation may adversely impact attendance and guest spending levels at Johnson Controls Hall of Fame Village, which would materially adversely affect our business, financial condition and results of operations.

The Company will be located in Canton, Ohio. The concentration of our operations in this market exposes us to greater risks than if our operations were more geographically diverse. As a result, negative developments in the local economic conditions in the Midwest region, particularly those impacting travel, hotel or other real estate operations, could reduce guest attendance, negatively impact consumer spending, increase tenant defaults and otherwise have a material adverse effect on our profitability.

Other factors that can affect consumer spending and confidence include severe weather, hurricanes, flooding, earthquakes and other natural disasters, elevated terrorism alerts, terrorist attacks, military actions, air travel concerns, outbreaks of disease, and geopolitical events, as well as various industry and other business conditions, including an ever increasing number of sporting and entertainment options that compete for discretionary spending. Such factors or incidents, even if not directly impacting us, can disrupt or otherwise adversely impact the spending sentiment and interest of our present or potential customers and sponsors.

Johnson Controls Hall of Fame Village will operate in highly competitive industries and our revenues, profits or market share could be harmed if we are unable to compete effectively.

We will face substantial competition in each of our businesses. For example:

•        The Hall of Fame waterpark, the Hall of Fame hotels, and the Hall of Fame retail promenade will compete for guests with other theme parks and resorts, such as Cedar Point, located in Sandusky, Ohio, and other theme parks, retail and tourist destinations in Ohio and around the country, and with other forms of entertainment, lodging, tourism and recreation activities;

•        Tom Benson Hall of Fame Stadium, the National Youth Football & Sports Complex and the Center for Performance will compete with other facilities and venues across the region and country for hosting concerts, athletic events (including professional sports events, sports camps and tournaments) and other major conventions;

•        Hall of Fame Media Company will compete (i) with other media and content producers to obtain creative and performing talent, sports and other programming content, story properties, advertiser support, distribution channels and market share and (ii) for viewers with other broadcast, cable and satellite services as well as with home entertainment products, new sources of broadband and mobile delivered content and internet usage; and

•        The Center for Excellence will compete for tenants with other suppliers of commercial and/or retail space.

Competition in each of these areas may increase as a result of technological developments, changes in consumer preferences, economic conditions, changes in market structure and other factors that affect the recreation, entertainment, vacation, retail, tourism and leisure industries generally. Increased competition may divert consumers from Johnson Controls Hall of Fame Village to other forms of entertainment, which could reduce our revenue or increase our marketing costs. Our competitors may have substantially greater financial resources than we do, and they may be able to adapt more quickly to changes in consumer preferences or devote greater resources to promotion of their offerings and services or to development or acquisition of offerings and services that are perceived to be of a higher quality or value than our offerings and services. As a result, we may not be able to compete successfully against such competitors.

We may not be able to fund capital expenditures and investment in future attractions and projects.

A principal competitive factor for Johnson Controls Hall of Fame Village is the originality and perceived quality of its events, attractions and offerings. Even after completion of the various components of the Company, we will need to make continued capital investments through maintenance and the regular addition of new events, attractions and offerings. Our ability to fund capital expenditures will depend on our ability to generate sufficient cash flow from operations and to raise capital from third parties. We cannot assure you that our operations will be able to generate sufficient cash flow to fund such costs, or that we will be able to obtain sufficient financing on adequate terms, or at all, which could cause us to delay or abandon certain projects or plans.

The high fixed cost structure of the Company’s operations may result in significantly lower margins if revenues decline.

We expect a large portion of our operating expenses to be relatively fixed because the costs for full-time employees, maintenance, utilities, advertising and insurance will not vary significantly with attendance. These fixed costs may increase at a greater rate than our revenues and may not be able to be reduced at the same rate as declining revenues. If cost-cutting efforts are insufficient to offset declines in revenues or are impracticable, we could experience a material decline in margins, revenues, profitability and reduced or negative cash flows. Such effects can be especially pronounced during periods of economic contraction or slow economic growth.

Increased labor costs, labor shortages or labor disruptions could reduce our profitability.

Because labor costs are and will continue to be a major component of our operating expenses, higher labor costs could reduce our profitability. Higher labor costs could result from, among other things, labor shortages that require us to raise labor rates in order to attract employees, and increases in minimum wage rates. Higher employee health insurance costs could also adversely affect our profitability. Additionally, increased labor costs, labor shortages or labor disruptions by employees of our third-party contractors and subcontractors could disrupt our operations, increase our costs and affect our profitability.

Cyber security risks and the failure to maintain the integrity of internal or guest data could result in damages to our reputation, the disruption of operations and/or subject us to costs, fines or lawsuits.

We anticipate that we will collect and retain large volumes of internal and guest data, including credit card numbers and other personally identifiable information, for business purposes, including for transactional or target marketing and promotional purposes, and our various information technology systems enter, process, summarize and report such data. We also expect to maintain personally identifiable information about our employees. The integrity and protection of our guest, employee and company data will be critical to our business and our guests and employees are likely to have a high expectation that we will adequately protect their personal information. The regulatory environment, as well as the requirements imposed on us by the credit card industry, governing information, security and privacy laws is increasingly demanding and continues to evolve. Maintaining compliance with applicable security and privacy regulations may increase our operating costs and/or adversely impact our ability to market our theme parks, products and services to our guests.

We also expect to rely on accounting, financial and operational management information technology systems to conduct our operations. If these information technology systems suffer severe damage, disruption or shutdown and our business continuity plans do not effectively resolve the issues in a timely manner, our business, financial condition and results of operations could be materially adversely affected.

We may face various security threats, including cyber security attacks on our data (including our vendors’ and guests’ data) and/or information technology infrastructure. Although we will utilize various procedures and controls to monitor and mitigate these threats, there can be no assurance that these procedures and controls will be sufficient to prevent penetrations or disruptions to our systems. Furthermore, a penetrated or compromised data system or the intentional, inadvertent or negligent release or disclosure of data could result in theft, loss, fraudulent or unlawful use of guest, employee or company data which could harm our reputation or result in remedial and other costs, fines or lawsuits and require significant management attention and resources to be spent. In addition, our insurance coverage and indemnification arrangements that we enter into, if any, may not be adequate to cover all the costs related to cyber security attacks or disruptions resulting from such events. To date, cyber security attacks directed at us have not had a material impact on our financial results. Due to the evolving nature of security threats, however, the impact of any future incident cannot be predicted.

Investors are subject to litigation risk and their respective investments in the shares of Holdings may be lost as a result of legal liabilities of HOFV or its affiliates.

HOFV or its affiliates may from time to time be subject to claims by third parties and may be plaintiffs or defendants in civil proceedings, including in connection with the development and operations of the Company. In January 2018, several subcontractors who helped construct the Tom Benson Hall of Fame Stadium filed mechanics’ liens against the stadium. Although we have settled these particular claims, there can be no assurance that similar claims will not be brought in the future if we cannot generate the revenue that we forecast or raise sufficient capital to pay contractors in connection with constructing other components of the Project. The expense of prosecuting claims, for which there is no guarantee of success, and/or the expense of defending against claims by third parties and paying any amounts pursuant to settlements or judgments, would generally be borne by HOFV and could result in the reduction or complete loss of all of the assets of HOFV, which could result in the loss of your entire investment.

Our business may be adversely affected by tenant defaults or bankruptcy.

Our business may be adversely affected if any future tenants at the Center for Excellence or Hall of Fame retail promenade default on their obligations to us. A default by a tenant may result in the inability of such tenant to re-lease space from us on economically favorable terms, or at all. In the event of a default by a tenant, we may experience delays in payments and incur substantial costs in recovering our losses. In addition, our tenants may file for bankruptcy or be involved in insolvency proceedings and we may be required to expense costs associated with leases of bankrupt tenants and may not be able to replace future rents for tenant space rejected in bankruptcy proceedings, which could adversely affect our properties. Any bankruptcies of our tenants could make it difficult for us to enforce our rights as lessor and protect our investment.

Fluctuations in real estate values may require us to write down the carrying value of our real estate assets or investments.

Real estate valuations are subject to significant variability and fluctuation. The valuation of our real estate assets or real estate investments is inherently subjective and based on the individual characteristics of each asset. Factors such as competitive market supply and demand for inventory, changes in laws and regulations, political and economic conditions and interest and inflation rate fluctuations subject our valuations to uncertainty. Our valuations are or will be made on the basis of assumptions that may not prove to reflect economic or demographic reality. If the real estate market deteriorates, we may reevaluate the assumptions used in our analyses. As a result, adverse market conditions may require us to write down the book value of certain real estate assets or real estate investments and some of those write-downs could be material. Any material write-downs of assets could have a material adverse effect on our financial condition and results of operations.

Our property taxes could increase due to rate increases or reassessments or the imposition of new taxes or assessments or loss of tax credits, which may adversely impact our financial condition and results of operations.

We are required to pay state and local real property taxes and assessments on our properties. The real property taxes and assessments on our properties may increase as property or special tax rates increase or if our properties are assessed or reassessed at a higher value by taxing authorities. In addition, if we are obligated to pay new taxes or if there are increases in the property taxes and assessments that we currently pay, our financial condition and results of operations could be adversely affected. We are relying on various forms of public financing to finance the development and operations of the Company.

Our insurance coverage may not be adequate to cover all possible losses that we could suffer and our insurance costs may increase.

We seek to maintain comprehensive insurance coverage at commercially reasonable rates. Although we maintain various safety and loss prevention programs and carry property and casualty insurance to cover certain risks, our insurance policies do not cover all types of losses and liabilities. There can be no assurance that our insurance will be sufficient to cover the full extent of all losses or liabilities for which we are insured, and we cannot guarantee that we will be able to renew our current insurance policies on favorable terms, or at all. In addition, if we or other theme park operators sustain significant losses or make significant insurance claims, then our ability to obtain future insurance coverage at commercially reasonable rates could be materially adversely affected.

Our operations and our ownership of property subject us to environmental requirements, and to environmental expenditures and liabilities.

We incur costs to comply with environmental requirements, such as those relating to water use, wastewater and storm water management and disposal, air emissions control, hazardous materials management, solid and hazardous waste disposal, and the clean-up of properties affected by regulated materials.

We may be required to investigate and clean-up hazardous or toxic substances or chemical releases, and other releases, from current or formerly owned or operated facilities. In addition, in the ordinary course of our business, we generate, use and dispose of large volumes of water, which requires us to comply with a number of federal, state and local regulations and to incur significant expenses. Failure to comply with such regulations could subject us to fines and penalties and/or require us to incur additional expenses.

We cannot assure you that we will not incur substantial costs to comply with new or expanded environmental requirements in the future or to investigate or clean-up new or newly identified environmental conditions, which could also impair our ability to use or transfer the affected properties and to obtain financing.

The suspension or termination of, or the failure to obtain, any business or other licenses may have a negative impact on our business.

We maintain a variety of business licenses issued by federal, state and local authorities that are renewable on a periodic basis. We cannot guarantee that we will be successful in renewing all of our licenses on a periodic basis. The suspension, termination or expiration of one or more of these licenses could materially adversely affect our revenues and profits. Any changes to the licensing requirements for any of our licenses could affect our ability to maintain the licenses. In addition, we do not yet have all of the appropriate licenses required for our operations, including liquor licenses. The failure to obtain liquor or other licenses may negatively impact our business.

Delays or restrictions in obtaining permits for capital investments could impair our business.

Our capital investments require regulatory permits from one or more governmental agencies in order to build new theme parks, attractions and shows. Such permits are typically issued by state agencies, but federal and local governmental permits may also be required. The requirements for such permits vary depending on the location of such capital investments. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued, and the conditions that may be imposed in connection with the granting of the permit. Therefore, our capital investments in certain areas may be delayed, interrupted or suspended for varying lengths of time, causing a loss of revenue to us and adversely affecting our results of operations.

We recently received a subpoena request from the Auditor of the State of Ohio requesting documents related to the funding of the Tom Benson Hall of Fame Stadium, and we could in the future receive other subpoenas or requests related to this or other matters.

On March 26, 2019, we received an administrative subpoena (the “Subpoena”) from the Auditor of the State of Ohio (the “Ohio Auditor”). The Subpoena required us to furnish a broad range of documents related to the funding sources and disbursements relating to the construction of the Tom Benson Hall of Fame Stadium and related youth fields to the Ohio Auditor by April 30, 2019. We believe we have provided copies of all of the requested documents in our files on the compliance date in a timely manner, and we intend to continue to cooperate with the Ohio Auditor in its investigation of this matter. We believe the investigation is in its preliminary stages, however, we cannot predict the ultimate scope, duration or outcome or any findings the Ohio Auditor may make as part of its investigation. We could in the future receive other regulatory or governmental information requests or subpoenas, or be subject to other actions, investigations or proceedings, the outcome of which could materially adversely affect our business or prospects.

The maturity date of our $65 million Term Loan, which is secured by substantially all of our assets, was recently extended to October 31, 2020; however, we have previously received notices of default under this agreement (which previous defaults were waived). While we are currently no longer in default, there can be no assurance that we will be able to repay the obligation upon maturity or otherwise avoid a future default.

We entered into a $65 million Term Loan on March 20, 2018 with various lenders party thereto and GACP Finance Co., LLC (“GACP”), as administrative agent. On August 17, 2018, we received a notice of default from GACP (which default was waived) due to our failure to receive cash proceeds from the issuance to us of a permitted loan, or the issuance by us of equity, in an aggregate net amount of not less than $75 million by August 15, 2018 (the “Fundraising Obligation”). Pursuant to an amendment entered into on September 14, 2018, the deadline for the Fundraising Obligation was extended to December 31, 2018 and the interest rate paid to the lenders was increased to 11% per annum above the prime rate from August 1, 2018 onwards. Pursuant to an amendment entered into on February 19, 2019, the terms of the Fundraising Obligations were further revised and the deadline for the Fundraising Obligations was extended to March 1, 2019 (or the Maturity Date, if certain requirements have been met), and the Fundraising Obligation covenant was fully and permanently waived in connection with the deadline extension. We entered into another amendment to the Term Loan on August 15, 2019, which extended the maturity date of the Term Loan to September 13, 2019. On September 17, 2019, we received a notice of default from GACP due to our failure to pay the principal balance of the Term Loan together with interest, fees and other costs in full. We entered into another amendment to the Term Loan on November 16, 2019, which further extended the maturity date of the Term Loan to October 31, 2020 (provided that upon consummation of the Mergers, the Term Loan immediately becomes due and payable in full), and the applicable interest rate paid to the lenders was increased to 12% per annum. The Term Loan is currently no longer in default.

While we expect to secure sufficient capital in connection with the Mergers and Anticipated Future Debt in order to substantially repay our indebtedness under our Term Loan, currently, we do not have the capital to repay the principal of the Term Loan upon maturity and we cannot provide any assurance that we will be able to source such capital by the Term Loan maturity date. Our inability to repay the obligations under the Term Loan when due would result in another default under the Term Loan, which, if enforced, would (a) cause all obligations under the Term Loan to become immediately due and payable and (b) grant GACP, as administrative agent, the right to take any or all actions and exercise any remedies available to a secured party under the relevant documents or applicable law or in equity, including commencing foreclosure proceedings on our properties. However, Industrial Realty Group and HOFV are currently awaiting consent from the Tranche 1 and Tranche 2 Term Loan Lenders on a form of loan purchase agreement pursuant to which Industrial Realty Group or its affiliate might (in its sole discretion) purchase such lenders’ interests in the Term Loan (for a purchase price equal to the outstanding principal and accrued interest due in respect thereof at the purchase date) (the “Loan Purchase Agreement”). To the extent HOFV does not have sufficient funds to pay all or a portion of the amounts due under the Term Loan at the closing of the Business Combination, an affiliate of Industrial Realty Group has guaranteed to pay all of such amounts on HOFV’s behalf. In such case, at Industrial Realty Group’s option, Industrial Realty Group or its affiliate could (i) elect to purchase the interests of the Tranche 1 and Tranche 2 Term Loan Lenders under the Loan Purchase Agreement whereby Industrial Realty Group or its affiliate would become the sole Term Loan lender (and the Term Loan would survive the Business Combination); or (ii) elect to advance funds under the IRG November Note, a subordinated promissory note in an amount up to $30,000,000, entered into on February 7, 2020, effective as of November 27, 2019, between HOFV, as borrower, and Industrial Realty Group, as lender. As of the date hereof, $20.4 million has been advanced by Industrial Realty Group, of which $3.20 million is expected to be classified as “New ACC Funded Debt”, $2 million is expected to be classified as IRG “preferred equity”, $0.10 million is expected to be classified as “ACC Funded Debt” and the remainder of $15.1 million is expected to be the balance on the IRG November Note. Any other future advances under the IRG November Note require the approval of both HOFV and Industrial Realty Group (each in their sole discretion), except for advances required to prevent a default by HOFV under the Term Loan (which advances Industrial Realty Group may make without HOFV’s consent). HOFV and Industrial Realty Group have reached an agreement that, in the event that Industrial Realty Group or any of its affiliates or related entities advance funds to pay off the Term Loan under the guaranty or otherwise and assume the role of Lender (as defined in the Term Loan agreement), (i) any requirement that the Term Loan be repaid in full upon closing of the Mergers will be waived, (ii) any interest would be payable in kind until June 1, 2020, after which date interest payments would be due monthly in cash, and (iii) the remaining balance of the Term Loan, including any accrued interest and fees would be due in full on October 31, 2020.

The IRG November Note is intended to provide HOFV with available funding that can help prevent a default under the Term Loan and, if approved by Industrial Realty Group and HOFV and not otherwise depleted, to provide additional working capital to HOFV and/or to pay all or some portion of the remaining balance of the Term Loan.

There can be no assurance that HOFV will be able to meet certain construction deadlines under a Letter of Representations, which could cause a cross-default under the Term Loan.

If the construction is delayed for any reason and HOFV does not meet certain construction deadlines, HOFV could be in breach of a letter of representations agreement with the Canton City School District and Stark County Port Authority (the “Letter of Representations”). A breach of the Letter of Representations would cause a cross-default under the Term Loan. If HOFV defaults on its obligations under the Term Loan, GACP could accelerate the entire amount of the Term Loan, declare the unpaid balance (plus interest, fees and expenses) immediately due and payable and take other action to enforce the Term Loan, including foreclosure of substantially all of HOFV’s assets that secure the Term Loan. An affiliate of Industrial Realty Group has guaranteed certain payment obligations of HOFV under the Term Loan in the event of a default by HOFV. Additionally, HOFV and Industrial Realty Group have reached an agreement that in the event that Industrial Realty Group or any of its affiliates or related entities advance funds to pay off the Term Loan under the guaranty or otherwise and assume the role of Lender (as defined in the Term Loan agreement), (i) any requirement that the Term Loan be repaid in full upon closing of the Mergers will be waived, (ii) any interest would be payable in kind until June 1, 2020, after which date interest payments would be due monthly in cash, and (iii) the remaining balance of the Term Loan, including any accrued interest and fees would be due in full on October 31, 2020.

In connection with the Term Loan, HOFV entered into a mortgage granting a security interest in its rights to certain premises that HOFV leases from the Canton City School District and Stark County Port Authority. The Letter of Representations provides that any lien created by the mortgage or any other security interest granted in such premises in connection with the Term Loan will attach only to HOFV’s and the other Borrowers’ interest in such premises and would remain subordinate to and not disturb the rights and interests of the City of Canton, Ohio, the Canton City School District, Stark County Port Authority, Pro Football Hall of Fame, the State of Ohio, Plain Local School District, the Canton Symphony Orchestra, and persons identified as benefitted parties under any tax increment financing (TIF) revenue bond declaration. Additionally, the Letter of Representations provides that HOFV and its relevant affiliates will remain bound to fulfil their respective obligations under the existing ground leases, project leases and certain other agreements with the Canton City School District and Stark County Port Authority and that HOFV will cause certain payments to be made to Canton City School District and Stark County Port Authority.

Our projection to have limited indebtedness at the Closing of the Mergers relies upon certain assumptions that are subject to uncertainty. If we do not receive sufficient capital in connection with the Mergers and/or Anticipated Future Debt in order to substantially repay our indebtedness, our indebtedness may have a material adverse effect on our business, our financial condition and results of operations and our ability to secure additional financing in the future, and we may not be able to raise sufficient funds to repay our indebtedness.

We have projected that we will have sufficient funds at the Closing from the proceeds of the GPAQ Trust Account and a possible private financing transaction to repay substantially all of HOFV’s indebtedness from borrowings. Any such projection, however, relies upon limited redemptions of GPAQ’s stockholders, and our ability to raise proceeds from a private financing transaction, both of which are subject to uncertainty. As a result, HOFV has sought out the Anticipated Future Debt to among other things, repay the Term Loan in full upon consummation of the Mergers.

As of September 30, 2019, HOFV’s capital structure includes debt and debt-like obligations consisting of the following principal amounts:

•        approximately $65.0 million of secured indebtedness outstanding under the Term Loan (approximately $15.0 million of which is the principal portion of what is referred to herein and in the Merger Agreement as the IRG, LLC Funded Debt Commitments);

•        approximately $9.8 million of indebtedness to Development Finance Authority of Summit County, Ohio, representing tax-increment financing proceeds;

•        approximately $6.7 million of mezzanine indebtedness outstanding pursuant to an unsecured promissory note in favor of American Capital Center, LLC (f/k/a IRG GY Mezz Holder LLC) (such indebtedness is referred to herein and in the Merger Agreement as ACC Funded Debt Commitments);

•        $95.5 million of indebtedness representing a “preferred equity” loan to HOFV from American Capital Center, LLC (such indebtedness comprises a portion of the “Company Contributed Capital Amount” under the Merger Agreement);

•        approximately $11.0 million of indebtedness outstanding pursuant to a loan and security agreement by and among JCIHOFV Financing, LLC (a wholly-owned subsidiary of the Company), HOFV, PFHOF, other lenders and Wilmington Trust, National Association, as agent, collateralized by the Sponsorship and Naming Rights Agreement with Johnson Controls, Inc.;

•        approximately $16.6 million of 10.0% unsecured subordinated convertible notes (referred to herein and the Merger Agreement as “Company Convertible Notes”), of which approximately $2.1 million are classified as “New Company Convertible Notes” under the Merger Agreement;

•        approximately $1.3 million of indebtedness outstanding pursuant to a promissory note, dated July 10, 2017, by HOFV in favor of PFHOF; and

•        approximately $2.7 million in advances from affiliates of Industrial Realty Group.

Subsequent to September 30, 2019 through February 7, 2020, HOFV entered into additional debt obligations of the following amounts:

•        $15.1 million under a loan facility of up to $30 million with Industrial Realty Group;

•        $2.7 million in advances from affiliates of Industrial Realty Group;

•        $1.9 million to Home Federal Savings and Loan Association of Niles and approximately $1.8 million to an affiliate of Industrial Realty Group in connection with the Company’s purchase of the McKinley Grand Hotel in Canton, Ohio, on October 22, 2019; and

•        approximately $0.4 million drawn on a loan facility of up to $3.0 million with New Market Project, Inc., the proceeds of which are to be used for the development of the McKinley Grand Hotel.

If we do not have sufficient proceeds in the GPAQ Trust Account, from a private financing transaction and/or from Anticipated Future Debt at the closing of the Mergers to substantially repay our indebtedness, our indebtedness could subject us to many risks that, if realized, would adversely affect us, including the following:

•        our cash flows from operations are currently insufficient to make required payments of principal of and interest on the debt, and a failure to pay would likely result in acceleration of such debt and could result in cross accelerations or cross defaults on other debt;

•        our debt may increase our vulnerability to adverse economic and industry conditions;

•        to the extent that we generate and use any cash flow from operations to make payments on our debt, it will reduce our funds available for operations, development, capital expenditures and future investment opportunities or other purposes;

•        debt covenants limit our ability to borrow additional amounts, including for working capital, capital expenditures, debt service requirements, executing our development plan and other purposes;

•        restrictive debt covenants may limit our flexibility in operating our business, including limitations on our ability to make certain investments; incur additional indebtedness; create certain liens; incur obligations that restrict the ability of our subsidiaries to make payments to us; consolidate, merge or transfer all or substantially all of our assets; or enter into transactions with affiliates;

•        to the extent that our indebtedness bears interest at a variable rate, we are exposed to the risk of increased interest rates;

•        debt covenants may limit our subsidiaries’ ability to make distributions to us;

•        causing an event of default under the Term Loan if it is not repaid in full upon closing of the Mergers; and

•        if any debt is refinanced, the terms of any refinancing may not be as favorable as the terms of the debt being refinanced.

If we do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance the debt through additional debt or equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in a higher interest rate on such refinancing, increases in interest expense could adversely affect our cash flows and results of operations. If we are unable to refinance our debt on acceptable terms or at all, we may be forced to dispose of uncollateralized assets on disadvantageous terms, postpone investments in the development of our properties or the Project or default on our debt. In addition, to the extent we cannot meet any future debt service obligations, we will risk losing some or all of our assets that are pledged to secure such obligations.

Our business plan requires additional liquidity and capital resources that might not be available on terms that are favorable to us, or at all.

While our strategy assumes that we will receive sufficient capital in connection with the Mergers and Anticipated Future Debt in order to have sufficient working capital, we currently do not have available cash and cash flows from operations to provide us with adequate liquidity for the near-term or foreseeable future. Our current projected liabilities exceed our current cash projections and we have very limited cash flow from current operations. We therefore will require additional capital and/or cash flow from future operations to fund the Company, our debt service obligations and our ongoing business. There is no assurance that we will be able to raise sufficient additional capital or generate sufficient future cash flow from our future operations to fund the Project, our debt service obligations or our ongoing business. If the amount of capital we are able to raise, together with any income from future operations, is not sufficient to satisfy our liquidity and capital needs, including funding our current debt obligations, we may be required to abandon or alter our plans for the Company. If we are unable to continue as a going concern, we may have to liquidate our assets, or be foreclosed upon, and may receive less than the value at which those assets are carried on our consolidated financial statements, and it is likely that investors in the Holdings shares will lose all or a part of their investment. We have previously received notices of default under our $65 million Term Loan, which is secured by substantially all of our assets (which previous defaults were waived). While the loan documents have been amended to extend the maturity date and bring the loan back into performing status and an affiliate of Industrial Realty Group has guaranteed certain payment obligations of the Company under the Term Loan, there can be no assurance that we will be able to repay the obligation upon maturity or otherwise avoid a future default.

Our ability to obtain necessary financing may be impaired by factors such as the health of and access to capital markets, our limited track record and the limited historical financial information available, or the substantial doubt about our ability to continue as a going concern. Any additional capital raised through the sale of additional Holdings shares, convertible debt or other equity may dilute the ownership percentage of Holdings shareholders.

We will have to increase leverage to develop the Company, which could further exacerbate the risks associated with our substantial indebtedness.

While we anticipate using a certain amount of capital received in connection with the Mergers to initially pay down outstanding debt, we will have to take on substantially more debt to complete the construction of the Company. We may incur additional indebtedness from time to time in the future to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If and when we incur additional indebtedness, the risks related to our indebtedness could intensify.

We may not be able to generate sufficient cash flow from operations to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to generate a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. Until such time as we can service our indebtedness with cash flow from operations, we intend to service our indebtedness from other sources.

If our cash flows, cash on hand and other capital resources are insufficient to fund our debt service obligations, we could face continued and future liquidity concerns and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional indebtedness or equity capital, or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Term Loan restricts our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise indebtedness or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. However, on February 7, 2020, we entered into the IRG November Note, a subordinated promissory note in an amount up to $30,000,000 entered into effective as of November 27, 2019, between HOFV, as borrower, and Industrial Realty Group, as lender, which will provide HOFV with available funding that can help prevent a default under the Term Loan.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations.

An affiliate of Industrial Realty Group has guaranteed certain payment obligations of HOFV under the Term Loan in the event of a default by HOFV. Additionally, HOFV and Industrial Realty Group have reached an agreement that in the event that Industrial Realty Group or any of its affiliates or related entities advance funds to pay off the Term Loan under the guaranty or otherwise and assume the role of Lender (as defined in the Term Loan agreement), (i) any requirement that the Term Loan be repaid in full upon closing of the Mergers will be waived, (ii) any interest would be payable in kind until June 1, 2020, after which date interest payments would be due monthly in cash, and (iii) the remaining balance of the Term Loan, including any accrued interest and fees would be due in full on October 31, 2020. If we cannot make scheduled payments on our indebtedness, we will be in default and holders of such indebtedness could declare all outstanding principal and interest to be due and payable, the lenders under the Term Loan could terminate their commitments to loan money, other indebtedness could be accelerated and we could be forced into bankruptcy or liquidation.

Risks Relating to GPAQ, Holdings and the Business Combination

Unless the context otherwise indicates ore requires, as used in this section, the terms “we,” “our” or “us” refer to GPAQ or Holdings, as applicable.

If we do not consummate the Business Combination and fail to complete an initial business combination by the Extended Date (assuming GPAQ exercises the option to extend for an additional 30 days after February 29, 2020), GPAQ will have to cease all operations except for the purpose of winding up and redeem all of its public shares for their pro rata portions of the Trust Account and liquidate, or seek approval of its stockholders to further extend the termination date.

On July 26, 2019, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to extend the deadline to complete a business combination from July 30, 2019 to October 31, 2019, plus an option for GPAQ to further extend such date up to three times, each by an additional 30 days. GPAQ elected to extend such date three times, each by an additional 30 days, to January 29, 2020. On January 24, 2020, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to further extend the deadline to complete a business combination from

January 29, 2020 to February 29, 2020, plus an option for GPAQ to further extend such date for an additional 30 days (the latest such date being referred to as the “Extended Date”).

If we do not consummate the Business Combination and fail to complete an initial business combination by the Extended Date (assuming GPAQ exercises the option to extend for an additional 30 days thereafter), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive $10.10 per share, and our warrants will expire and be worthless. If third parties bring claims against GPAQ, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.10 per share. In certain circumstances (where a third party brings a claim against us that our Sponsor is unable to indemnify), our public stockholders may receive less than $10.10 per share on the redemption of their shares.

Following the consummation of the Business Combination, Holdings’ only significant asset will be ownership of 100% of Newco and does not currently intend to pay dividends on its common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of Holdings Common Stock.

Following the consummation of the Business Combination, Holdings will have no direct operations and no significant assets other than the ownership of 100% of Newco. Holdings will depend on Newco for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends with respect to its common stock. Legal and contractual restrictions may limit Holdings’ ability to obtain cash from Newco. Thus, Holdings does not expect to pay cash dividends on its common stock. Any future dividend payments are within the absolute discretion of the board of directors of Holdings and will depend on, among other things, Holdings’ results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that its board of directors may deem relevant.

GPAQ will incur significant transaction and transition costs in connection with the Business Combination. If GPAQ fails to consummate the Business Combination, it may not have sufficient cash available to pay such costs.

GPAQ expects to incur significant, non-recurring costs in connection with consummating the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. GPAQ’s transaction expenses as a result of the Business Combination are currently estimated at approximately $4.125 million, which is comprised of costs relating to fees associated with legal, audit, printing and mailing this proxy statement/prospectus, investor relations, insurance, contributions to the Trust Account in connection with the extension of the deadline to complete an initial business combination and other operating costs related to the Business Combination. HOFV estimates its Business Combination costs to be approximately $2.25 million. If GPAQ and HOFV do not consummate the Business Combination, each party will be required to pay its own fees and expenses, and GPAQ likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction.

The working capital available to the post-combination business after the Business Combination will be reduced to the extent GPAQ’s stockholders exercise their redemption rights in connection with the Business Combination and will also be reduced to the extent of HOFV’s debt to be repaid at the Closing and HOFV’s and GPAQ’s transaction expenses, which will be payable by the post-combination company. This may adversely affect the business and future operations of Holdings.

Significant uncertainties exist regarding the amount of additional cash, if any, that may be available to fund HOFV’s operations as a result of the Mergers and the other transactions described in this proxy statement/prospectus. GPAQ has approximately $85.75 million in its Trust Account as of January 31, 2020; however, existing GPAQ shareholders will have the right to elect to have their shares redeemed for cash as a part of the voting on the Mergers. In addition, GPAQ shareholders will have the right to elect to have their shares redeemed for cash as part of the voting on the Second Extension. It is not possible at this time to predict how many existing GPAQ shareholders will exercise this redemption right, and therefore it is not possible at this time to predict how much cash will be held in the GPAQ Trust Account immediately following closing.

In connection with the Mergers and subsequent public market launch, the parties contemplate one or more private placements of equity securities of Holdings at or immediately after closing, although the success of any such offering or the amount that may be raised in any such offering is unknown at this time.

After giving effect to the conversion of certain outstanding debt and related party payables as provided in the Merger Agreement (assuming that all holders of Founders Notes elect to convert those Notes at the Effective Time, though at present no holders have formally committed to doing so) it is anticipated that HOFV will have approximately $67,000,000 of secured debt outstanding (principally under the Term Loan). In addition, the parties estimate that they will have combined transaction related expenses (primarily legal, accounting and financial advisory fees and expenses) of approximately $6.375 million (See preceding Risk Factor). Immediately following the Effective Time, Holdings intends to use a combination of (i) cash remaining in the Trust Fund, (ii) cash on hand at HOFV, (iii) cash proceeds of a PIPE equity investment (if any), and the cash proceeds of any additional subordinated financing completed prior to the Effective Time, to retire HOFV’s outstanding secured debt, pay transaction expenses and fund HOFV’s near term working capital requirements.

The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of what the actual financial position or results of operations of the post-combination company would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position or results of operations of the post-combination company would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Combined Financial Information” for more information.

GPAQ may waive one or more of the conditions to the Business Combination.

GPAQ may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by its existing charter and applicable laws. For example, it is a condition to GPAQ’s obligation to close the Business Combination that each of the covenants of HOFV and Newco to be performed as of or prior to the Closing having been performed in all material respects. However, if GPAQ’s board of directors determines that any such breach is not material, then it may elect to waive that condition and close the Business Combination. In deciding to waive one or more conditions to the Business Combination, GPAQ’s directors have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of GPAQ’s public stockholders. See “— The Sponsor, directors and officers of GPAQ have conflicts of interest in determining to pursue the Business Combination with HOFV, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of GPAQ’s stockholders.” Under applicable law and GPAQ’s amended and restated certificate of incorporation, GPAQ is not able to waive the condition that its stockholders approve the Business Combination.

The Sponsor, directors and officers of GPAQ have conflicts of interest in determining to pursue the Business Combination with HOFV, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of GPAQ’s stockholders.

The Sponsor, officers and directors of GPAQ, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of GPAQ’s public stockholders, which may result in a conflict of interest. These interests include:

•        Ownership of 3,125,000 founder shares (purchased for $25,000) and 4,900,000 private placement warrants (purchased for $4.9 million), which would expire and be worthless if a business combination is not consummated by the outside extended termination date of February 29, 2020, plus an option for the Company to further extend such date for an additional 30 days.

•        Our Sponsor has contributed $2,199,654 in the aggregate as loans to GPAQ in connection with the Initial Extension and, in connection with the Second Extension, has contributed $265,403 for the extension of the deadline from January 29, 2020 to February 29, 2020 and has agreed to contribute an additional $0.033 for each public share that was not redeemed to further extend the deadline for an additional 30-day period (each such loan, a “Contribution”). Such Contributions, to the extent advanced, will be converted into shares of Holdings Common Stock upon the closing of the Business Combination. Such Contributions may not be repaid if a business combination is not consummated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Payment of Expenses.”

•        Further, in addition to the Contributions that our Sponsor has made and agreed to make to GPAQ in connection with the extension of the deadline to complete our initial business combination, our Sponsor has provided an aggregate of approximately $900,000 in loans to finance transaction costs in connection with a business combination. Such loans will be converted into shares of Holdings Common Stock upon the closing of the Business Combination. Such loans may not be repaid if a business combination is not consummated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Payment of Expenses.”

•        Our Sponsor has agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (i) $10.10 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•        James J. Dolan, our Chairman and Chief Executive Officer, will serve as a director of Holdings after the completion of the Business Combination.

•        The continued indemnification of GPAQ’s existing directors and officers and the continuation of GPAQ’s directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination.

GPAQ has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the price GPAQ is paying for HOFV is fair to its stockholders from a financial point of view.

GPAQ is not required to and has not obtained an opinion from an independent investment banking firm that the price it is paying for HOFV is fair to its stockholders from a financial point of view. In analyzing the Business Combination, GPAQ’s board and management conducted due diligence on HOFV and researched the industry in which HOFV operates and concluded that the Business Combination was in the best interest of GPAQ’s stockholders. Accordingly, investors will be relying solely on the judgment of GPAQ’s board of directors in valuing HOFV’s business, and the board of directors may not have properly valued such business.

GPAQ and Holdings will not have any right to make damage claims against HOFV, Newco or the Newco Holders for the breach of any representation, warranty or covenant made by HOFV or Newco in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for those covenants contained therein that by their terms apply or are to be performed in whole or in part after the closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing, except for covenants to be performed in whole or in part after the closing. As a result, GPAQ and Holdings will have no remedy available to it if the transactions are consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by HOFV or Newco at the time of the transactions.

GPAQ’s and Holdings’ ability to successfully effect the Business Combination and successfully operate the combined business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of HOFV, all of whom are expected to stay with the post-combination business following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

GPAQ’s and Holdings’ ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel, including key personnel of HOFV, particularly Messrs. Crawford, Krom and Kiernan. It is currently anticipated that Holdings will be offering a new employment agreement to key personnel. It is possible that the post-combination business will lose some key personnel, the loss of which could negatively impact the operations and profitability of the post-combination business. Furthermore, while GPAQ has scrutinized individuals it intends to engage to stay with the post-combination business following the Business Combination, its assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the combined entity to have to expend time and resources helping them become familiar with such requirements.

The Newco Holders will have significant influence over us after completion of the Business Combination.

Upon completion of the Business Combination, assuming there are no redemptions and other assumptions described in this proxy statement/prospectus, the Newco Holders will collectively beneficially own approximately 72.4% of Holdings’ issued and outstanding capital stock. Although there is no voting trust agreement between the Newco Holders, as long as the Newco Holders own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors, any amendment of Holdings’ certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of Holdings’ assets.

GPAQ’s public stockholders will experience dilution as a consequence of, among other transactions, the issuance of Holdings Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that GPAQ’s current stockholders have on the management of the post-combination business.

The issuance of the Holdings Common Stock in the Business Combination will dilute the equity interest of our existing public stockholders and may adversely affect prevailing market prices for Holdings Common Stock and/or Holdings Warrants. It is anticipated that, upon completion of the Business Combination and if there are no redemptions by GPAQ’s public stockholders, assuming a closing date of March 30, 2020, GPAQ’s public stockholders will own approximately 21.8% of the outstanding capital stock of Holdings, and if there are redemptions by GPAQ’s public stockholders up to the maximum level permitted by GPAQ’s current amended and restated certificate of incorporation, based on funds in the Trust Account of approximately $85.75 million on January 31, 2020, GPAQ’s remaining public stockholders will own approximately 1.6% of the outstanding capital stock of Holdings. The ownership percentage with respect to Holdings following the Business Combination assumes that the outstanding indebtedness of HOFV will convert into Holdings Common Stock and/or be paid off at the Closing as described in this proxy statement/prospectus and does not take into account (1) Holdings Warrants to purchase Holdings Common Stock that will remain outstanding immediately following the Business Combination or (2) the issuance of any shares upon completion of the Business Combination under the Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing public stockholders in the post-combination company will be different.

Subsequent to the completion of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Even though GPAQ conducted extensive due diligence on HOFV, there can be no assurance that this diligence surfaced all material issues that may be present inside or otherwise relate to the business of HOFV, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of HOFV and outside of GPAQ’s control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-combination debt financing. Accordingly, any stockholders who choose to remain stockholders following our Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

A market for Holdings’ securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, on November 4, 2019, GPAQ received a written notice from the Listing Qualifications Department of Nasdaq indicating that GPAQ was not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires GPAQ to have at least 300 public holders for continued listing on the Nasdaq Capital Market. The November 4th notice states that GPAQ has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. GPAQ submitted a plan to regain compliance with the Minimum Public Holders Rule within the required timeframe on December 19, 2019. If Nasdaq accepts GPAQ’s plan, Nasdaq may grant GPAQ an extension of up to 180 calendar days from the date of the November 4th notice to evidence compliance with the Minimum Public Holders Rule. On January 8, 2020, GPAQ received another written notice from the Listing Qualifications Department of Nasdaq indicating that GPAQ was not in compliance with Listing Rules 5620(a) and 5810(c)(2)(G) (the “Annual Shareholders Meeting Rule”), which requires GPAQ to hold an annual meeting of shareholders within twelve months of the end of GPAQ’s fiscal year end for continued listing on the Nasdaq Capital Market. The January 8th notice states that GPAQ has 45 calendar days to submit a plan to regain compliance with the Annual Shareholders Meeting Rule. GPAQ intends to submit a plan to regain compliance with the Annual Shareholders Meeting Rule within the required timeframe on or before February 22, 2020. GPAQ had delayed the holding of its annual meeting of stockholders due to the pendency of the proposed business combination. If Nasdaq accepts GPAQ’s plan, Nasdaq may grant GPAQ an exception of up to 180 calendar days from the fiscal year end, or June 29, 2020, to regain compliance with the Annual Shareholders Meeting Rule. If Nasdaq does not accept GPAQ’s plans for the Minimum Public Holders Rule and/or the Annual Shareholders Meeting Rule, GPAQ will have the opportunity to appeal such decision in front of a Nasdaq Hearings Panel. Nevertheless, if GPAQ’s securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

There can be no assurance that the Holdings Common Stock and warrants that will be issued in connection with the Business Combination will be approved for listing on the Nasdaq Capital Market following the closing of the Business Combination, or that we will be able to comply with the continued listing standards of Nasdaq.

We have applied to list the Holdings Common Stock and warrants on the Nasdaq Capital Market under the symbols “HOFV” and “HOFVW,” respectively, upon the closing of the Business Combination. Holdings’ continued eligibility for listing may depend on the number of GPAQ’s public shares that are redeemed. If, after the Business Combination, Nasdaq delists our common stock from trading on its exchange for failure to meet the listing standards such as the minimum public shareholders requirement or for failure to hold an annual shareholders meeting, we and our stockholders could face significant material adverse consequences including:

•        limited availability of market quotations for our securities;

•        reduced liquidity for Holdings’ securities;

•        a determination that the Holdings Common Stock is a “penny stock” which will require brokers trading in the Holdings Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Holdings’ securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

If GPAQ is unable to complete an initial business combination, our public stockholders may receive only approximately $10.10 per share on the liquidation of the Trust Account (or less than $10.10 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire and be worthless.

The current deadline for GPAQ to consummate its initial business combination is February 29, 2020, plus an option for the Company to further extend such date for an additional 30 days. If we do not consummate the Business Combination and fail to complete an initial business combination by the Extended Date (assuming the Company exercises the option to extend for an additional 30 days), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders. In such case, our public stockholders may receive only approximately $10.10 per share on the liquidation of the Trust Account (or less than $10.10 per share in certain circumstances where a third-party brings a claim against us that our Sponsor is unable to indemnify (as described above)) and our warrants will expire and be worthless.

Even if we consummate the Business Combination, there is no guarantee that the Holdings public warrants issued in exchange for the GPAQ public warrants will ever be in the money, and they may expire and be worthless.

Upon completion of the Business Combination, all of the warrants to purchase GPAQ Common Stock will be cancelled and exchanged for Holdings Warrants to purchase an equal number of shares of Holdings Common Stock on the same terms and conditions as the original warrants. The exercise price for the GPAQ warrants is $11.50 per share of common stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire and be worthless.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.10 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Anti-takeover provisions contained in Holdings’ Amended and Restated Certificate of Incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Holdings’ amended and restated certificate of incorporation as will be in effect upon consummation of the Business Combination will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions will include:

•        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

•        the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders; and

•        the requirement that a meeting of stockholders may only be called by members of our Board or the stockholders holding a majority of our shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Holdings’ Amended and Restated Certificate of Incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Holdings’ amended and restated certificate of incorporation as will be in effect upon consummation of the Business Combination will require, to the fullest extent permitted by law, that derivative actions brought in Holdings’ name, actions against directors, officers, stockholders and employees for breach of fiduciary duty, actions under the Delaware general corporation law or under its amended and restated certificate of incorporation, or actions asserting a claim governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act of 1934, as amended. Accordingly, such exclusive forum provision will not relieve Holdings of its duties to comply with the federal securities laws and the rules and regulations thereunder, and Holdings’ stockholders will not be deemed to have waived its compliance with these laws, rules and regulations.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in Holdings’ amended and restated certificate of incorporation. This choice of forum provision does not exclude stockholders from suing in federal court for claims under the federal securities laws but may limit a stockholder’s ability to bring such claims in a judicial forum that it finds favorable for disputes with Holdings or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims.

Alternatively, if a court were to find the choice of forum provision contained in Holdings’ amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, Holdings may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Risks Relating to Redemption

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 20% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of the public shares.

GPAQ’s amended and restated certificate of incorporation provides that a public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of GPAQ Common Stock included in the units sold in the IPO. We refer to such shares in excess of an aggregation of 20% or more of the shares sold in the IPO as “Unredeemable Shares.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, GPAQ will require each public stockholder seeking to exercise redemption rights to certify to GPAQ whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to GPAQ at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which GPAQ makes the above-referenced determination. Your inability to redeem any Unredeemable Shares will reduce your influence over GPAQ’s ability to consummate the Business Combination and you could suffer a material loss on your investment in GPAQ if you sell Unredeemable Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Unredeemable Shares if GPAQ consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the shares sold in the IPO and, in order to dispose of such shares, would be required to sell your GPAQ Common Stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge GPAQ’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

GPAQ can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in GPAQ’s share price, and may result in a lower value realized now than a stockholder of the Company might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If GPAQ stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of GPAQ Common Stock for a pro rata portion of the funds held in GPAQ’s Trust Account.

In order to exercise their redemption rights, GPAQ stockholders are required to submit a request in writing and deliver their stock (either physically or electronically) to GPAQ’s transfer agent at least two (2) business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of GPAQ Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

GPAQ stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

GPAQ public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section entitled “Special Meeting of GPAQ Stockholders — Redemption Rights,” tender their certificates to GPAQ’s transfer agent or deliver their shares to the transfer agent electronically through the DTC at least two (2) business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and GPAQ’s transfer agent will need to act to facilitate this request. It is GPAQ’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because GPAQ does not have any control over this process or over the brokers, which GPAQ refers to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement/prospectus. These forward-looking statements relate to expectations for future financial performance, business strategies and expectations for our business, and our timing and ability to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•        the benefits of the Business Combination;

•        the future financial performance of Holdings and its subsidiaries, including Newco, following the Business Combination;

•        changes in the market in which Newco competes;

•        expansion and other plans and opportunities; and

•        other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek” or “target,” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and expectations, forecasts and assumptions as of that date, and involve a number of judgments, risks and uncertainties.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, you should not place undue reliance on forward-looking statements in deciding how to grant your proxy, instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by our forward-looking statements. Some factors that could cause actual results to differ include, among others:

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•        a delay in completing, or the inability to complete, the transactions contemplated by the proposed Business Combination, due to a failure to obtain the approval of the stockholders of GPAQ, a failure to satisfy other conditions to Closing in the Merger Agreement or some other reason;

•        the inability to obtain the listing of Holdings Common Stock and warrants on Nasdaq or another exchange following the Business Combination;

•        the risk that the proposed Business Combination disrupts HOFV’s current plans and operations as a result of the announcement and consummation of the transactions described herein;

•        the ability to recognize the anticipated benefits of the Business Combination;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        the possibility that GPAQ, HOFV or Newco might be adversely affected by other economic, business or competitive factors; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those indicated under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. Neither GPAQ nor HOFV undertakes any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before you grant your proxy or instruct how your vote should be cast or voted on the proposals set forth in this proxy statement/prospectus, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus could have a material adverse effect on GPAQ nor HOFV.

SPECIAL MEETING OF GPAQ STOCKHOLDERS

General

GPAQ is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its Board for use at the Special Meeting to be held on [____________, 2020], and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about [____________, 2020]. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be held at 10:00 a.m. Eastern Time on [____________, 2020], at the offices of Fox Rothschild LLP, at 2000 Market Street, 20th Floor, Philadelphia, Pennsylvania 19103, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of GPAQ Common Stock as of the close of business on [____________, 2020], which is the Record Date for the Special Meeting. You are entitled to one vote for each share of GPAQ Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 11,167,536 shares of GPAQ Common Stock issued and outstanding, consisting of 8,042,536 shares originally sold as part of units in the IPO and 3,125,000 founder shares that were issued to the Sponsor prior to the IPO. GPAQ does not expect to issue any shares of common stock on or before the Record Date.

Vote of the Sponsor, Directors, Officers and Other Initial Holders of Founder Shares

In connection with the GPAQ IPO, GPAQ entered into agreements with each of its Sponsor, GPAQ’s officers and directors and other initial holders of founder shares pursuant to which each agreed to vote any shares of common stock owned by it in favor of the Business Combination Proposal. Our Sponsor, GPAQ’s officers and directors and other initial holders of founder shares currently own 3,125,000 shares of Class A common stock, representing approximately 28% of the issued and outstanding shares of common stock of GPAQ. As a result, we would need only 2,458,769, or approximately 30.57%, of the 8,042,536 public shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

Quorum and Required Vote for Proposals

A quorum of GPAQ stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares of common stock on the Record Date are represented by stockholders present at the meeting or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Business Combination Proposal and the Charter Amendments Proposals requires the affirmative vote of a majority of the issued and outstanding GPAQ Common Stock as of the Record Date. Accordingly, an GPAQ stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of GPAQ Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a GPAQ stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote will have no effect on the Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Incentive Plan Proposal.

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Amendments Proposals and the Incentive Plan Proposal are approved at the Special Meeting.

It is important for you to note that in the event that the Business Combination Proposal, the Charter Amendments Proposals and the Incentive Plan Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. On July 26, 2019, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to extend the deadline to complete a business combination from July 30, 2019 to October 31, 2019, plus an option for GPAQ to further extend such date up to three times, each by an additional 30 days. GPAQ elected to extend such date three times, each by an additional 30 days, to January 29, 2020 . On January 24, 2020, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to further extend the deadline to complete a business combination from January 29, 2020 to February 29, 2020, plus an option for GPAQ to further extend such date for an additional 30 days (the latest such date being referred to as the “Extended Date”). If we do not consummate the Business Combination and fail to complete an initial business combination by the Extended Date (assuming GPAQ exercises the option to extend for an additional 30 days thereafter), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. GPAQ believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum, and will not be counted for or against any particular proposal.

An abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendments Proposals but will have no effect on the outcome of any vote on the Incentive Plan Proposal.

Recommendation of GPAQ’s Board

The Board has unanimously determined that each of the proposals is fair to and in the best interests of GPAQ and its stockholders, and has unanimously approved such proposals. The Board unanimously recommends that stockholders:

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the Charter Amendments Proposals; and

•        vote “FOR” the Incentive Plan Proposal.

When you consider the recommendation of GPAQ’s Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of GPAQ’s Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•        Ownership of 3,125,000 founder shares (purchased for $25,000) and 4,900,000 private placement warrants (purchased for $4.9 million), which would expire and be worthless if a business combination is not consummated by the outside extended termination date of February 29, 2020, plus an option for the Company to further extend such date for an additional 30 days.

•        Our Sponsor has contributed $2,199,654 in the aggregate as loans to GPAQ in connection with the Initial Extension and, in connection with the Second Extension, has contributed $265,403 for the extension of the deadline from January 29, 2020 to February 29, 2020, and has agreed to contribute an additional $0.033 for each public share that was not redeemed to further extend the deadline for an additional 30-day period (each such loan, a “Contribution”). Such Contributions, to the extent advanced, will be converted into shares of Holdings Common Stock upon the closing of the Business Combination. Such Contributions may not be repaid if a business combination is not consummated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Payment of Expenses.”

•        Further, in addition to the Contributions that our Sponsor has made and agreed to make to GPAQ in connection with the extension of the deadline to complete our initial business combination, our Sponsor has provided an aggregate of approximately $900,000 in loans to finance transaction costs in connection with a business combination. Such loans will be converted into shares of Holdings Common Stock upon the closing of the Business Combination. Such loans may not be repaid if a business combination is not consummated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Payment of Expenses.”

•        Our Sponsor has agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (i) $10.10 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•        James J. Dolan, our Chairman and Chief Executive Officer, will serve as a director of Holdings after the completion of the Business Combination.

•        The continued indemnification of GPAQ’s existing directors and officers and the continuation of GPAQ’s directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination.

Voting Your Shares

Each share of GPAQ Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of GPAQ Common Stock at the Special Meeting:

•        You Can Vote by Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by GPAQ’s Board “FOR” the Business Combination Proposal, the Charter Amendments Proposals and the Incentive Plan Proposal. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote in Person.    When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way GPAQ can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify GPAQ’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting, revoke your proxy, and vote in person as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares?

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your GPAQ Common Stock, you may contact GPAQ’s proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Tel: (800) 662-5200
Banks and brokers can call collect at (203) 658-9400
Email:GPAQ.info@morrowsodali.com

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the Business Combination Proposal, the Charter Amendments Proposals and the Incentive Plan Proposal. Under GPAQ’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to GPAQ’s amended and restated certificate of incorporation, any holders of public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable and up to $100,000 for dissolution expenses, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes and up to $100,000 of any remaining interest for dissolution expenses). For illustrative purposes, based on funds in the Trust Account of approximately $85.75 million on January 31, 2020, the estimated per share redemption price would have been approximately $10.66 (net of income and franchise taxes). We anticipate the per share redemption price will be approximately $10.70 (net of income and franchise taxes) at the closing of the Business Combination, which is anticipated to occur during the first quarter of 2020.

In order to exercise your redemption rights, you must:

•        prior to 5:00 p.m. Eastern daylight time on [________, 2020] (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

•        deliver your public shares either physically or electronically through DTC to GPAQ’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is GPAQ’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, GPAQ does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with GPAQ’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to GPAQ’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that GPAQ’s transfer agent return the shares (physically or electronically). You may make such request by contacting GPAQ’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of GPAQ Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of GPAQ Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in GPAQ Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of GPAQ Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Holdings, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

However, if we do not consummate the Business Combination and fail to complete an initial business combination by the Extended Date (assuming the Company exercises the option to extend for an additional 30 days after February 29, 2020), GPAQ will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the warrants will expire and be worthless.

GPAQ Appraisal Rights

GPAQ stockholders may have appraisal rights in connection with the Business Combination. If Holdings’ securities are not listed on a national securities exchange at the time the Business Combination is consummated, holders of shares of GPAQ Common Stock who do not vote in favor of the Business Combination Proposal and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Business Combination under Section 262 of the DGCL. Holders of public shares electing to exercise redemption rights will not be entitled to appraisal rights. Additionally, appraisal rights are not available to holders of public warrants. For additional information, including the procedures for properly demanding appraisal, see “Summary of the Proxy Statement/Prospectus — GPAQ Appraisal Rights.”

HOFV/Newco Appraisal Rights

Under the Delaware Limited Liability Company Act, no appraisal rights are available for HOFV holders or Newco Holders in connection with the Business Combination. Additionally, neither HOFV holders nor Newco Holders have any contractual appraisal rights in connection with the Business Combination.

Proxy Solicitation

GPAQ is soliciting proxies on behalf of its Board. This solicitation is being made by mail but also may be made by telephone or in person. GPAQ and its directors and officers may also solicit proxies in person. GPAQ will file with the SEC all scripts and other electronic communications as proxy soliciting materials.

GPAQ will pay the cost of soliciting proxies for the Special Meeting. GPAQ has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Special Meeting. GPAQ has agreed to pay Morrow Sodali LLC a fee of $22,500, plus disbursements. GPAQ will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. GPAQ will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of GPAQ Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the GPAQ Common Stock and in obtaining voting instructions from those owners. GPAQ’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Copies of the Merger Agreement and Amendment No. 1 to the Agreement and Plan of Merger are attached to this proxy statement/prospectus as Annex A and Annex B, respectively. You are urged to read the Merger Agreement in its entirety before voting on this proposal.

We may consummate the Business Combination only if it is approved by the affirmative vote of a majority of the issued and outstanding GPAQ Common Stock as of the Record Date.

Merger Agreement

This section describes the material provisions of the Merger Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the related agreements. GPAQ’s stockholders, warrant holders and other interested parties are urged to read such agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below are defined in the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations and warranties in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Merger Agreement

On September 16, 2019, GPAQ entered into the Merger Agreement with Holdings, Acquiror Merger Sub, Company Merger Sub, HOFV and Newco. The Merger Agreement was amended on November 6, 2019. The Merger Agreement provides for a business combination transaction pursuant to which: (i) Acquiror Merger Sub will be merged with and into GPAQ, with GPAQ continuing as the surviving entity and a wholly-owned subsidiary of Holdings and with security holders of GPAQ receiving substantially equivalent securities of Holdings (the “Acquiror Merger”), and (ii) Company Merger Sub will be merged with and into Newco, with Newco continuing as the surviving entity and a wholly-owned subsidiary of Holdings, and with the members of Newco receiving shares of common stock of Holdings (the “Company Merger”, and together with the Acquiror Merger, the “Mergers”). In advance of the Mergers, HOFV will transfer all of its assets and liabilities to Newco. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time: (a) each issued and outstanding unit of GPAQ, if not already detached, will be detached and the holder thereof shall be deemed to hold one share of GPAQ Common Stock and one GPAQ warrant, (b) each issued and outstanding share of GPAQ Common Stock (including each share of Class F common stock, but excluding any shares held by a GPAQ stockholder that elects to have its shares redeemed pursuant to GPAQ’s organizational documents) will be converted automatically into the right to receive one share of Holdings Common Stock, following which all shares of GPAQ Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist; (c) each issued and outstanding GPAQ warrant (including GPAQ private placement warrants) shall be automatically converted into one Holdings Warrant, following which all GPAQ warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist; and (d) each issued and outstanding membership interest in Newco (the “Newco Units”) will be converted automatically into the right to receive a pro rata portion of the Company Merger Consideration (as defined below). At the Closing, Holdings’ name will be changed to “Hall of Fame Resort & Entertainment Company.”

Merger Consideration

The value of the aggregate merger consideration (the “Company Merger Consideration”) to be paid pursuant to the Merger Agreement to the holders of Newco Units as of immediately prior to the Effective Time (the “Newco Holders”) will be an amount equal to: (i) the aggregate capital contributions of the members of HOFV as set forth in a certificate of HOFV delivered at least five (5) days prior to the Closing Date (the “Closing Date Company Contributed Capital

Amount”), multiplied by (ii) the Exchange Ratio of 1.2, divided by (iii) the Per Share Price of $10.00. The Company Merger Consideration will be paid in shares of Holdings common stock (the “Holdings Common Stock”). Assuming the Closing Date Company Contributed Capital Amount is $148.6 million, the aggregate number of shares of Holdings Common Stock that will be issued at the Closing to the Newco Holders in exchange for the Newco Units is 17,832,752.

In addition, effective as of the Effective Time, each (i) Company Convertible Note of HOFV held by an electing noteholder will be cancelled and converted into that number of shares of Holdings Common Stock equal to the outstanding principal amount of, and accreted interest on, such convertible note as of immediately prior to the Effective Time, multiplied by the Exchange Ratio and divided by the Per Share Price (rounded up to the nearest whole number of shares of Holdings Common Stock) and (ii) New Company Convertible Notes of HOFV issued on or after August 22, 2019 but no later than September 30, 2019 will be cancelled and converted into that number of shares of Holdings Common Stock equal to the outstanding principal amount of, and accreted interest on, such convertible note as of immediately prior to the Effective Time (with the aggregate principal amount of all such notes not to exceed 5% of the Company Contributed Capital Amount as of the date of the Merger Agreement), divided by the Per Share Price (rounded up to the nearest whole number of shares of Holdings Common Stock). Assuming the conversion of all of the Company Convertible Notes of HOFV (which are expected to total approximately $15.8 million in principal and accreted interest as of March 30, 2020) and all of the New Company Convertible Notes of HOFV (which are expected to total approximately $2,050,000 in principal and accreted interest as of March 30, 2020), the total number of shares of Holdings Common Stock to be issued upon conversion thereof is 1,891,057 and 205,000, respectively.

Further, effective as of the Effective Time, each of the debt commitments of American Capital Center, LLC and IRG, LLC funded, in each case, to HOFV that are then outstanding (the “ACC Funded Debt Commitments” and the “IRG, LLC Funded Debt Commitments”, respectively) will automatically be cancelled and converted into that number of shares of Holdings Common Stock equal to the outstanding principal amount of, and unpaid interest on, such ACC Funded Debt Commitments and IRG, LLC Funded Debt Commitments (as applicable) as of immediately prior to the Effective Time, multiplied by the Exchange Ratio of 1.2 and divided by the Per Share Price of $10 (rounded up to the nearest whole number of shares of Holdings Common Stock); provided that any ACC Funded Debt Commitments created from and after September 12, 2019 (the “New ACC Funded Debt”) will automatically be cancelled and converted into that number of shares of Holdings Common Stock equal to the then outstanding principal amount of, and unpaid interest on, such New ACC Funded Debt divided by the Per Share Price (rounded up to the nearest whole number of shares of Holdings Common Stock). The total principal and unpaid interest on the ACC Funded Debt Commitments, the IRG, LLC Funded Debt Commitments and the New ACC Funded Debt is expected to be $6,975,521, $17,589,457 and $3,200,000, respectively, as of March 30, 2020. Accordingly, the total number of shares of Holdings Common Stock to be issued upon conversion thereof is 837,063, 2,110,735 and 320,000, respectively.

Further, in order to support the transactions contemplated by the Merger Agreement and any possible private financing transactions that may be entered into in connection with the Merger Agreement, GPAQ’s sponsor, Gordon Pointe Management, LLC (the “Sponsor”), has agreed to transfer to HOFV and/or parties participating in any such private financing transactions, certain of the shares of Holdings Common Stock and Holdings Warrants that it will receive upon conversion of its Class F common shares and private placement warrants at the Effective Time (the “Sponsor Reallocation”). For purposes of determining the post-closing ownership levels of the issued and outstanding capital stock of Holdings included in this proxy statement/prospectus, we have assumed a Sponsor Reallocation wherein 1,362,500 shares of Holdings Common Stock are transferred by Sponsor. This is for illustrative purposes only, however, as it is impossible, as of the date hereof, to predict with certainty the terms of any such Sponsor Reallocation. The number of shares and/or warrants to be transferred, and the parties to whom such shares may be transferred, are likely to change prior to the Closing as they are dependent upon a number of variables, including market demands and the terms of any potential private financing transaction. The shares of Holdings Common Stock and Holdings Warrants that are part of the Sponsor Reallocation will be subject to the terms of the lock-up agreement described below.

Payment of Expenses

On the Closing Date, GPAQ will pay or cause to be paid certain outstanding expenses of HOFV, GPAQ, the Sponsor and the other parties to the Merger Agreement out of Available Closing Date Cash.

On the Closing Date, Holdings will issue (i) 1,078,984 shares of Holdings Common Stock at the Per Share Price to The Klein Group, LLC and 610,000 shares of Holdings Common Stock at the Per Share Price to IRG Canton Village Manager, in each case in satisfaction of outstanding fees and expenses owed by HOFV to The Klein Group, LLC and

IRG Canton Village Manager, respectively; and (ii) to the Sponsor that number of shares of Holdings Common Stock equal to (a) the outstanding principal amount of, and accrued and unpaid interest on, the loans permitted to be made by the Sponsor to GPAQ through the Closing Date, divided by (b) the Per Share Price, rounded up to the nearest whole number of shares of Holdings Common Stock. Assuming the total principal and unpaid interest on such Sponsor loans will be $3,694,298 as of the Closing Date, the total number of shares of Holdings Common Stock to be issued to the Sponsor upon conversion of such loans is 369,430.

In addition, at the Closing, GPAQ will pay or cause to be paid out of Available Closing Date Cash certain expenses incurred by the National Football Museum, Inc., an Ohio non-profit corporation (“PFHOF”), incurred in connection with the Hall of Fame Village development project, and Holdings will issue 420,000 shares of Holdings Common Stock at the Per Share Price to PFHOF in full satisfaction of certain outstanding fees and expenses owed by HOFV to PFHOF.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by each of HOFV, Newco, GPAQ, Holdings and the Merger Subs. Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Merger Agreement means, with respect to HOFV, a material adverse effect on the business, results of operations or financial condition of HOFV and its subsidiaries, taken as a whole, subject to certain customary exceptions, or a material adverse effect on the ability of HOFV to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof.

None of the representations and warranties made by the parties survive the Closing, and, subject to the Release Agreements and except as expressly set forth in the Merger Agreement, each party expressly waives all claims it may have against any other party relating to the operation of its business or the subject matter of the Merger Agreement (except for claims based on actual and intentional fraud by a party with respect to the making of any representations and warranties set forth in the Merger Agreement).

Covenants of the Parties

The Merger Agreement includes customary covenants of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, as well as certain customary covenants, such as confidentiality and publicity, that will continue after the termination of the Merger Agreement. None of the covenants, obligations or agreements of the parties survive the Closing except for those covenants and agreements that by their terms expressly apply in whole or in part after the Closing (and then only with respect to any breaches occurring after the Closing).

The Merger Agreement and the consummation of the transactions contemplated thereby are required to be approved by GPAQ’s stockholders. In connection with the Mergers, GPAQ, Holdings and HOFV agreed to prepare and file with the SEC, a registration statement on Form S-4 (as amended, the “Registration Statement”) containing a proxy statement/prospectus registering the issuance of Holdings Common Stock and Holdings Warrants in the Mergers under the Securities Act of 1933, as amended (the “Securities Act”), and soliciting proxies from GPAQ stockholders for use at a special meeting to approve the Merger Agreement and the transactions contemplated thereby.

HOFV and GPAQ also agreed not to solicit or enter into any alternative competing transactions during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Closing.

Conditions to Consummation of the Mergers

The obligations of the parties to consummate the Mergers are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the waiting period under the Hart-Scott-Rodino Act having expired or been terminated, (ii) no governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions being in force, (iii) the Registration Statement having become effective in accordance with the provision of the Securities Act and no proceeding seeking a stop order having been threatened or initiated by the SEC which remains pending, (iv) the approval for listing by Nasdaq of the listing of the Holdings Common Stock and Holdings Warrants; and (v) the approval of GPAQ’s stockholders of the transactions contemplated by the Merger Agreement having been obtained.

In addition, unless waived by GPAQ, the obligations of GPAQ to consummate the Mergers are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

•        The representations and warranties of HOFV and Newco relating to organization, authorization, capitalization and brokers’ fees being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the representation) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, in which case, the condition requires the representations and warranties to be true and correct in all material respects on and as of such earlier date);

•        The representations and warranties of HOFV relating to the absence of changes that would result in a Material Adverse Effect being true and correct in all respects as of the Closing Date;

•        Each of the other representations and warranties of HOFV and Newco contained in the Merger Agreement (other than those specified above), being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, in which case, the condition requires the representations and warranties to be true and correct in all material respects on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•        Each of the covenants of HOFV and Newco to be performed as of or prior to the Closing having been performed in all material respects.

•        Absence of the occurrence of any Material Adverse Effect between the date of the Merger Agreement and the Closing Date;

•        Receipt, by GPAQ, of a newly executed employment agreement from Michael Crawford, in form and substance reasonably satisfactory to GPAQ, providing for Michael Crawford to be the CEO of Holdings upon the Closing and evidence of the termination of all employment agreements between HOFV or any of its subsidiaries and any employees of HOFV or any subsidiaries of HOFV (other than the employment agreement to be entered into with Michael Crawford);

•        Receipt, by GPAQ, of executed Release Agreements from each Company Member, PFHOF and Hall of Fame Village, Inc.;

•        Delivery, to GPAQ, of a duly executed counterpart of the Director Nominating Agreement, signed by HOFV and PFHOF.

Unless waived by HOFV, the obligations of HOFV and Newco to consummate the Mergers are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

•        The representations and warranties of GPAQ, Holdings and the Merger Subs relating to organization, authorization, capitalization and brokers’ fees being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the representation) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, in which case, the condition requires the representations and warranties to be true and correct in all material respects on and as of such earlier date);

•        Each of the other representations and warranties of GPAQ, Holdings and the Merger Subs contained in the Merger Agreement (other than those specified above), being true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, in which case, the condition requires the representations and warranties to be true and correct in all material respects on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on GPAQ, on Holdings, or on the ability of GPAQ and Holdings to consummate the transactions contemplated hereby in accordance with the terms of the Merger Agreement;

•        Each of the covenants of the GPAQ and Holdings to be performed as of or prior to the Closing having been performed in all material respects.

•        Delivery, to HOFV, of a duly executed counterpart of the Director Nominating Agreement, signed by Holdings and the Sponsor.

Termination

The Merger Agreement may be terminated with the mutual written consent of HOFV and GPAQ. In addition, the Merger Agreement may be terminated, by either GPAQ or HOFV, under certain customary and limited circumstances prior to the Closing, including:

•        if the Closing has not occurred on or prior to December 16, 2019;

•        for a breach by the other party of its representations, warranties or covenants such that the related Closing condition would not be met, which breach is uncured and continuing; or

•        the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation.

In addition, GPAQ may terminate the Merger Agreement by written notice to HOFV if:

•        HOFV has not executed and delivered to GPAQ a Media License Agreement between HOFV, Newco and PFHOF and an Amended and Restated PFHOF License Agreement between HOFV, Newco and PFHOF on or before September 30, 2019;

•        if audited financial statements of HOFV and its subsidiaries as of and for the years ended December 31, 2018 and December 31, 2017 and unaudited interim statements for the most recent quarter preceding the date of the filing of this proxy statement/prospectus, required to be delivered by HOFV to GPAQ pursuant to the Merger Agreement, are not delivered to GPAQ on or before October 22, 2019; or

•        all Closing conditions to the obligations of GPAQ have been satisfied or are capable of being satisfied were the Closing to occur as of the date of such notice, except for the condition that no event shall have occurred between the execution of the Merger Agreement and the Closing Date that has had a Material Adverse Effect (which would not be so satisfied).

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination, waiver of claims against the Trust Account, and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for any intentional and willful breach of the Merger Agreement prior to such termination or any actual and intentional fraud in the making of any representations and warranties by a party set forth in the Merger Agreement.

The section above describes the material provisions of the Merger Agreement but does not purport to describe all of the terms thereof. The foregoing summary is qualified in its entirety by reference to the complete text of the Merger Agreement. Copies of the Merger Agreement and Amendment No. 1 to the Agreement and Plan of Merger are attached to this proxy statement/prospectus as Annex A and Annex B, respectively.

Trust Account Waiver

HOFV and Newco have each agreed that they and their respective affiliates will not have any right, title, interest or claim of any kind in or to any monies in GPAQ’s Trust Account held for its public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom) directly or indirectly to public stockholders.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Lock-Up Agreement

At the Closing, each of the Newco Holders, the Sponsor, Douglas L. Hein, Robert B. Cross, David Dennis, Joseph F. Mendel and Neeraj Vohra will enter into a Lock-Up Agreement with Holdings (the “Lock-Up Agreement”). Under the Lock-Up Agreement, each holder will agree not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, sell any option or contract to purchase, grant any option, right or warrant, make any short sale or otherwise transfer or dispose of or lend its portion of any Holdings Common Stock (or any securities convertible into, or exercisable or exchangeable for, or that represent the right to receive, Holdings Common Stock) for a period after Closing ending on the date that is the later of (i) 180 days after the Closing and (ii) the expiration of the “Founder Shares Lock-up Period” under the Letter Agreement, dated January 24, 2018 among GPAQ, its officers and directors and initial shareholders and the Sponsor.

Director Nominating Agreement

At the Closing, GPAQ, Holdings, HOFV, the Sponsor and PFHOF will enter into a Director Nominating Agreement (the “Director Nominating Agreement”), which provides that Holdings shall take all necessary action to set the size of its board of directors (the “Holdings Board”) at no more than 11 members, a majority of whom shall be independent directors in accordance with Nasdaq requirements. The Holdings Board will be made up of three classes: Class A Directors who shall serve for an initial one-year term, Class B Directors who shall serve for an initial two-year term, and Class C Directors who shall serve for an initial three-year term. The following individuals will be directors as of the Effective Time: (i) Michael Klein, C. David Baker and Mary Owen, who are expected to be Class A Directors; (ii) Stuart Lichter, Karl Holz, Curtis Martin and a fourth director who fills the vacant seat on the board, who are expected to be Class B Directors; and (iii) James Dolan, Michael Crawford, Kimberly Schaefer and Anthony Buzzelli will be Class C Directors. The Director Nominating Agreement further provides that (i) so long as the Sponsor beneficially owns 85% of the total number of shares of Holdings Common Stock held by it as of the Effective Time, the Sponsor will have the right to designate one individual to be appointed or nominated for election to the Holdings Board, (ii) so long as HOFV beneficially owns at least 85% of the total number of shares of Holdings Common Stock held by it as of the Effective Time, HOFV will have the right to designate up to four individuals to be appointed or nominated for election to the Holdings Board, one of whom must be Michael Klein and one of whom must qualify as an independent director under the Nasdaq rules (or up to (a) three individuals, if it owns less than 85% but at least 65%, (b) two individuals, if it owns less than 65% but at least 45%, or (c) one individual, if it owns less than 45% but at least 15%), and (iii) so long as PFHOF beneficially owns at least 85% of the total number of shares of Holdings Common Stock held by it as of the Effective Time, PFHOF will have the right to designate up to one individual to be appointed or nominated for election to the Holdings Board. HOFV and PFHOF may each designate one individual to serve as a Holdings Board non-voting observer (in the case of HOFV, so long as HOFV beneficially owns at least 15% of the total number of shares of Holdings Common Stock held by it as of the Effective Time and, in the case of PFHOF, so long as PFHOF beneficially owns at least 85% of the total number of shares of Holdings Common Stock held by it as of the Effective Time), who will initially be Richard Klein and Randall C. Hunt, respectively. The parties to the Director Nominating Agreement will agree to take certain actions to support those nominees for election and include the nominees in the proxy statements for the stockholders meetings at which directors are to be elected.

Release Agreement

At the Closing, each of the members of HOFV and National Football Museum, Inc. (each, a “Holder”) will enter into a Release Agreement with GPAQ, Holdings and Newco pursuant to which (i) each Holder generally releases all claims against GPAQ, the Merger Subs, Holdings, Newco and their affiliates that such Holder may have prior to the Effective Time, except for certain Retained Claims, and (ii) each Holder consents to the termination of certain contracts to which it is a party with HOFV and its affiliates effective immediately prior to the Effective Time without any cost or other liability to Newco, Holdings or its subsidiaries.

Background of the Business Combination

The terms of the Merger Agreement are the result of negotiations between GPAQ and HOFV and their respective representatives. The following is a brief description of the background of these negotiations.

GPAQ is a blank check company incorporated on April 12, 2017 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On January 30, 2018, GPAQ completed its IPO. Prior to the consummation of its IPO, neither GPAQ nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with GPAQ.

After its IPO, GPAQ’s officers commenced an active search for prospective businesses and assets to acquire. During this search process, GPAQ reviewed, evaluated and held discussions with a number of potential acquisition opportunities. Between the closing of the IPO and August 2019, GPAQ representatives met with and spoke with dozens of companies in multiple industries, including aircraft servicing, aircraft and transportation logistics, modular hotel/apartment manufacturing, cloud based legal services, securities settlement and clearing, managed services and data center provisioning, blockchain, digital security, international settlement services, energy field services, and KYC and AML software solutions. GPAQ conducted detailed financial reviews and due diligence of approximately 30 of these companies. However, discussions with these companies never progressed beyond the early stage as a result of a combination of due diligence or valuation issues or an absence of strategic fit within GPAQ’s acquisition criteria.

GPAQ ultimately entered into non-disclosure agreements (“NDAs”) and engaged in detailed discussions, due diligence and negotiations with seven prospective acquisition targets other than HOFV. The seven other prospective acquisition targets included (i) a company that offers financial services to consumers in the UK and in Europe (“Company A”), (ii) a financial technology company within the debt settlement industry (“Company B”), (iii) a payment processing company based in the United States (“Company C”), (iv) a consumer oriented financial services company (“Company D”), (v) a direct competitor to Company D that provides consumer oriented financial services (“Company E”), (vi) an international financial services company in the consumer loans industry (“Company E”), and (vii) a company that offers a broad range of services to companies in the telecommunications industry (“Company F”).

GPAQ engaged in discussion with Company A from April 2018 until June 2019. GPAQ submitted an expression of interest (“EOI”) to Company A in October 2018 and an updated EOI in June 2019; however, GPAQ and Company A ultimately decided not to pursue a potential business combination for multiple reasons including continued uncertainty surrounding market dynamics, growth, margin compression and the impact of that uncertainty on valuation and potential returns to GPAQ stockholders. GPAQ engaged in discussions with Company B from April 2018 to June 2018 and submitted an EOI in June 2018, but the parties could not come to an agreement on a business combination for multiple reasons including timing and concerns about the industry in which Company B operated and valuation expectations. GPAQ submitted an updated EOI to Company B in June 2019 at a higher indication of value; however, the parties again were unable to come to an agreement on a business combination due to continued concerns about timing, the industry in which Company B operated, valuation expectations of Company B and the resultant impact on potential returns to GPAQ stockholders. GPAQ engaged in discussions with Company C through a structured sale process from May 2018 through the fall of 2018, but Company C ultimately decided to pursue another acquiror. GPAQ engaged in preliminary discussions with Company D from August 2018 to September 2018, but after conducting its initial due diligence, GPAQ believed Company D was too small with respect to its revenue and profitability metrics, so GPAQ and Company D discussed merging Company D with Company E, its direct competitor. GPAQ, Company D and Company E engaged in discussions from October 2018 through February 2019, but Company E ultimately decided to pursue a transaction with another acquiror. GPAQ engaged in discussions with Company F from January 2019 through April 2019, but Company F ultimately determined to remain a private company. GPAQ and Company G engaged in discussions from May 2019 through mid-July, but GPAQ ceased discussions to focus on a possible business combination with HOFV.

Description of Negotiation Process with HOFV

On July 21, 2019, Jonathan Mitchell, the Managing Director and Head of SPAC Group at B. Riley FBR, Inc., the underwriter for the GPAQ IPO, initiated a telephone call between Mr. Dolan and HOFV directors Michael Klein and Mark Klein. In connection with such call, GPAQ received an in-depth investor presentation relating to the Hall of Fame Village.

On July 22, 2019, GPAQ and HOFV executed an NDA following which GPAQ received access to the HOFV data-room, which contained significant due diligence materials. The execution of the NDA and the initial review of the due diligence materials led to a number of telephone calls and in-person meetings between July 22, 2019 and August 1, 2019 between GPAQ affiliates, HOFV management and affiliates of M. Klein and Company (“MKC”). MKC had been engaged by HOFV on general financial advisory matters since 2017. MKC is a holder of a portion of the Company Convertible Notes, all of which notes are expected to be converted into equity or other securities of Holdings at the closing of the Business Combination. An affiliate of MKC is a minority shareholder in HOFV and therefore will have a beneficial interest in Holdings following the closing of the Business Combination. See the section entitled Certain Relationships and Related Person Transaction — HOFV’s Related Person Transactions — Engagement Letter Agreement and — Other Transactions Involving HOFV Members and their Affiliates for further discussion of MKC’s transactions with HOFV. GPAQ’s initial review of the due diligence materials was completed by August 1, 2019; however, GPAQ continued to conduct on-going due diligence through the signing of the Merger Agreement on September 16, 2019.

On July 23, 2019, Mr. Dolan flew to New York to meet with Mr. Michael Crawford at the M. Klein and Company offices to discuss a potential transaction between GPAQ and HOFV. Messrs. Dolan and Crawford also discussed HOFV’s financials and capital structure.

On July 25, 2019, Mr. Dolan held a conference call with Mr. Michael Klein to continue to discuss HOFV financials and to address questions from the board of directors of PFHOF.

On July 26, 2019, GPAQ held a special meeting of its stockholders during which the GPAQ stockholders approved the extension of the deadline for GPAQ to complete its initial business combination from July 30, 2019 to October 31, 2019, provided that GPAQ may further extend such date up to three times, each by an additional 30 days.

On July 26, 2019, Messrs. Dolan, Michael Crawford and Michael Klein held a conference call to discuss key elements of, and a timeline for, the execution of a non-binding Agreement in Principle (“AIP”) between GPAQ and HOFV.

On July 27, 2019, HOFV’s legal counsel distributed the initial draft of the AIP to GPAQ.

On July 28, 2019, Mr. Dolan hosted a call to discuss comments on the initial draft of the AIP with Mr. Michael Klein, including the conditions on which HOFV Holders would convert their units into Holdings Common Stock, the rights of HOFV to raise additional equity and debt capital, HOFV financials, governance of the combined entity and certain warrants to be transferred from GPAQ’s Sponsor to a Gold Jacket player fund or similar vehicle for the benefit of Hall of Fame players.

On July 29, 2019, Messrs. Crawford, Dolan, Michael Klein and Mark Klein held a conference call to continue their discussion on, among other things, the draft AIP, as well as HOFV’s ongoing efforts to raise additional equity and debt capital. Further, they discussed the conversion of HOFV units into Holdings Common Stock. They also discussed the treatment of certain HOFV debt and other obligations of the parties in connection with the proposed business combination.

On July 30, 2019, Messrs. Crawford, Dolan, Michael Klein, Mark Klein and David Baker (Chairman of PFHOF) held a conference call to discuss outstanding items on the draft AIP, the relationship of HOFV with the PFHOF and the potential to announce the execution of the AIP at the Hall of Fame Enshrinement ceremony to be held in early August 2019. Later that day, they held an “all-hands” call with legal counsel so that certain items that were discussed would be reflected in the AIP.

On July 31, 2019, GPAQ’s Board of Directors held a Special Meeting attended by GPAQ senior management and outside general counsel, where, amongst other items, they discussed the draft AIP. The Board reviewed certain financial projections prepared by HOFV’s management regarding forecasted revenue and adjusted EBITDA from Phase I and Phase II of the project. See Projected Financial Information. The Board unanimously approved pursuing the transaction pursuant to the terms of the draft AIP.

On August 1, 2019, Messrs. Dolan and Michael Crawford met in Canton, Ohio and executed and announced the AIP on behalf of GPAQ and HOFV, respectively.

From August 1, 2019 through August 4, 2019, Messrs. Dolan, Crawford, Baker, Michael Klein and Mark Klein stayed in Canton, Ohio where they discussed due diligence issues, the business combination process, the relationships between HOFV and third parties involved in the development of the Hall of Fame Village, the development plan of HOFV assets and they began to formulate the Merger Agreement. Mr. Dolan also met with all members of the HOFV management team, Hall of Fame players and representatives, and toured the HOFV facilities.

On August 5, 2019, GPAQ filed a Current Report on Form 8-K with the SEC attaching an investor presentation dated August 1, 2019 that would be used by GPAQ in making presentations to certain of GPAQ’s stockholders and other persons with respect to the AIP. Such investor presentation included certain forward-looking information regarding the longer term costs and prospects of the project that had been previously provided by HOFV to GPAQ’s Board of Directors for its July 31, 2019 Special Meeting.

On August 5, 2019, Messrs. Dolan and Crawford hosted a conference call with Messrs. Michael Klein, Mark Klein, Baker and their respective teams to discuss key elements of the Merger Agreement, on-going due diligence items and the timeline of a potential business combination.

On August 6, 2019, Messrs. Dolan and Crawford hosted a conference call to discuss the terms of the AIP. The conference call was available to all interested persons via a dial-in number. The conference call was available for replay for 14 days following the call.

On August 7, 2019, Messrs. Dolan and Crawford held two conference calls in which they discussed on-going efforts to raise capital and the on-going status of certain workstreams relating to negotiations of the Merger Agreement and the due diligence process. Included in the initial call were representatives from ICR, Inc. (“ICR”), which was retained to assist with HOFV’s capital raising efforts. Messrs. Dolan and Crawford discussed with ICR the ongoing strategy of the business combination and proposed additional investor outreach.

On August 8, 2019, Messrs. Dolan and Crawford discussed HOFV’s on-going efforts to raise new equity capital. Later that day, Messrs. Dolan and Crawford held a conference call to discuss additional terms of the proposed business combination.

On August 8, 2019, the GPAQ Board of Directors held its regular quarterly board meeting during which Mr. Dolan led a discussion regarding the status of the proposed business combination with HOFV.

On August 9, 2019, the first draft of the Agreement and Plan Merger was distributed by GPAQ’s legal counsel. Between August 9, 2019 and September 16, 2019, GPAQ, HOFV and their respective legal representatives were in regular contact with regards to the draft Merger Agreement, exhibits, schedules and other ancillary documents.

On August 12, 2019, Messrs. Dolan and Crawford met in Canton, Ohio to discuss key changes to the Merger Agreement and critical outstanding items, including, but not limited to, the structure of the board of directors of the combined entity, director nominations, employment agreements of HOFV management, certain agreements between HOFV and PFHOF and matters relating HOFV financials and capitalization.

On August 15, 2019 and August 16, 2019, Messrs. Dolan, Crawford, Michael Klein, Mark Klein and Baker met in NYC to continue to discuss the critical outstanding items and the pathway to the execution of the Merger Agreement. These outstanding items would be discussed again by the same parties on August 20, 2019 and August 23, 2019.

On August 27, 2019, Messrs. Dolan and Crawford met in Canton, Ohio where they continued to negotiate the terms of the Merger Agreement and discussed the capital needs of HOFV following the proposed business combination.

On August 29, 2019, and August 30, 2019, Messrs. Dolan and Crawford hosted conference calls with ICR to continue to discuss HOFV’s efforts to raise equity investment.

On September 3, 2019, GPAQ’s Board of Directors held a Special Meeting attended by GPAQ senior management and outside general counsel, where, amongst other items, they discussed the draft Merger Agreement and related documents, copies of which were provided to the Board in advance of the meeting. At the meeting, GPAQ’s Board of Directors unanimously approved the Merger Agreement and related agreements.

Between September 3, 2019 and September 16, 2019 numerous iterations of the Merger Agreement would be shared and drafted reflecting updated conversations between HOFV and GPAQ.

On September 5, 2019, Messrs. Dolan, Crawford, Michael Klein and Mark Klein had a conference call to discuss the press release and marketing materials that would be distributed once the Merger Agreement was signed.

On September 11, 2019, Messrs. Dolan and Crawford discussed certain open business points in the Merger Agreement.

On September 12, 2019, Messrs. Dolan and Crawford met with Christopher Halpin, the Chief Strategy and Growth Officer for the National Football League at their offices, to discuss the potential investment between HOFV and GPAQ.

On September 16, 2019, Messrs. Dolan and Crawford had a call to discuss the strategy for future discussions with prospective investors regarding the proposed business combination.

On September 16, 2019, the GPAQ Board of Directors, by unanimously written consent, approved the Merger Agreement and the related agreements, as such agreements had been updated following the September 3rd Special Meeting. Later that day, the parties executed the Merger Agreement and other documentation related thereto and jointly announced the execution of the Merger Agreement in a press release.

On September 17, 2019, GPAQ filed a Current Report on Form 8-K with the SEC announcing the execution of the Merger Agreement and attaching an updated investor presentation. Also on September 17, 2019, Messrs. Dolan and Crawford hosted a prepared remarks call to discuss the Merger Agreement. The conference call was available to all interested persons via a dial-in number. The conference call was available for replay for 14 days following the call.

On September 26, 2019, GPAQ filed a Current Report on Form 8-K with the SEC attaching an updated investor presentation that would be used by GPAQ in making presentations to certain existing and potential stockholders of GPAQ with respect to the transactions contemplated by the Merger Agreement.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the proposed business combination.

GPAQ’s Board of Directors’ Reasons for the Business Combination

On September 3, 2019, GPAQ’s Board met telephonically and unanimously (i) approved the Merger Agreement and the transaction contemplated thereby, (ii) determined that the Business Combination is in the best interest of GPAQ and its stockholders, (iii) directed the Merger Agreement be submitted to its stockholders for approval and adoption, and (iv) recommended that our stockholders approve and adopt the Merger Agreement.

In approving the Merger Agreement and the transactions contemplated thereby, GPAQ’s Board determined not to obtain a fairness opinion after weighing the considerable cost and expense and transaction delays associated with getting such an opinion, versus the substantial experience of GPAQ’s officers and directors in mergers and acquisitions generally and in evaluating a variety of business combinations within a wide-range of industries. GPAQ’s Board concluded that their experience and backgrounds enabled them to make the necessary analyses and determinations regarding the transactions with HOFV. In addition, the Board considered the fact that the redemption rights of GPAQ’s stockholders provides GPAQ’s stockholders with a means of recovering their investment in the shares. GPAQ’s Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of GPAQ and its stockholders and appropriately reflected HOFV’s value. In reaching this determination, GPAQ’s Board concluded that it was appropriate to base such valuation in part on factors such as the amounts already spent by HOFV and its affiliates to build the assets, including the stadium and sports fields, and the likely value of the assets on an as-constructed basis, including the current values attributable to the permits, approvals and Opportunity Zone designation obtained by HOFV, the licensing and media content agreements and popularity of professional football the Hall of Fame brand in general, as well as the experience of HOFV’s executive management team.

GPAQ’s Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, GPAQ’s Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision.

In the prospectus for the GPAQ IPO, GPAQ identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses. GPAQ indicated its intention to acquire companies that it believes:

•        have a history of, or potential for, strong, stable cash flow generation, with predictable and recurring revenue streams and defensible niches;

•        have an enterprise value of approximately $250 million to $500 million;

•        have strong, experienced management teams or those that provide a platform for us to assemble an effective and experienced management team;

•        can grow both organically and through acquisitions;

•        are part of larger enterprises that have a value proposition on a stand-alone basis, where the owners seek to divest or spin-off such businesses in order to focus on core activities;

•        have a diversified customer and supplier base, which are generally better able to endure economic downturns, industry consolidation, changing business preferences and other factors that may negatively impact their customers, suppliers and competitors;

•        will benefit from being publicly traded and can effectively utilize the broader access to capital and the public profile that are associated with being a publicly traded company.

In particular, GPAQ’s Board considered the following positive factors, although not weighted or in any order of significance:

•        Exceptional Management with a Proven Track Record:    The Board considered the fact that the post-combination company will be led by HOFV’s Chief Executive Officer, Michael Crawford, who is a former senior executive at The Walt Disney Company/Walt Disney Parks and Resorts and Four Seasons Hotels and Resorts and has a proven track record of operational excellence. Mr. Crawford has led the design, development and operation of Disney multi-use attractions in Orlando, Anaheim, Tokyo, and Shanghai. Mr. Crawford was most recently Global President of Portfolio Management at Four Seasons Hotels and Resorts. He is one of the leading executives in the entertainment, leisure, hospitality and media industry.

•        Leveraging Powerful Brands Across an Integrated Platform:    The Johnson Controls Hall of Fame Village is a multi-use destination attraction and media company leveraging its relationship with The Pro Football Hall of Fame in the birthplace of The National Football League, Canton, Ohio. The Hall of Fame Village is a themed sports, entertainment and media destination which capitalizes on the popularity and fandom associated with NFL football and the legends of the game, enabling the region’s and nation’s fans to be immersed in the first football and sports themed entertainment venue. The components of the integrated platform are expected to include Themed Attractions, Hospitality, Live Entertainment, Sponsorships, Youth Sports Programming and Original Media Content.

•        Demonstrated Early Success in Completion of Phase I of Planned Development:    HOFV has already invested approximately $250 million of capital to build Phase I of the Hall of Fame Village, including a 23,000 seat, best-in-class, sports and entertainment stadium, a youth sports complex, the formation of a media company, and the infrastructure to support additional expansion plans. The stadium hosts the Hall of Fame Game (always the first nationally televised NFL game of the season), Hall of Fame Enshrinement for NFL players, PFHOF’s Concert for Legends (which has previously included performances by Aerosmith, Tim McGraw, Maroon 5 and Imagine Dragons), and is intended to become an elite entertainment venue for the region.

•         Significant Market Potential & Upside:    Approximately 32 million people live within a 5-hour drive of the Hall of Fame Village and 15 NFL franchises are located within an 8-hour drive. To serve diversified segments of this market, HOFV is pursuing the development of complementary, purpose-built assets that would serve different demographics, including an office, medical and retail center; a central retail promenade; two premium-branded hotels; a convention center/field house; and a technology-enhanced sports-themed indoor waterpark.

•        Optimal Alternative in Consideration of Transaction Deadline:    The Board’s belief, after a thorough review of other business combination opportunities reasonably available to GPAQ, that the proposed Business Combination represents the best potential business combination for GPAQ based upon the process utilized to evaluate and assess other potential acquisition targets, and the Board’s and management’s belief that such processes had not presented a better alternative; particularly given the non-economic valuations expected of certain of the prospective target companies considered by GPAQ and that the timeframe in which to complete its initial business combination was limited. Currently, GPAQ’s outside deadline to consummate a business combination is February 29, 2020; however, GPAQ has an option to further extend such date for an additional 30 days to March 30, 2020.

•        Existing GPAQ Trust Account Funds, if Not Redeemed, and Conversion of Debt and Expenses Could Reduce Debt on HOFV Balance Sheet and Position it to Raise Capital More Efficiently:    A combination of anticipated proceeds from the GPAQ Trust Account (assuming minimal or no redemptions of GPAQ’s public shares in connection with the Business Combination) and the conversion of certain debt and expenses of HOFV into Holdings Common Stock at the closing of the Mergers are cumulatively expected to substantially reduce Holdings’ debt at closing and allow HOFV to raise additional funds, including debt, at lower costs to fund continued growth of the Company’s operations.

•        Unanimous Support from Equity Holders:    HOFV’s management and equity holders have committed to convert 100% of their equity into equity of Holdings.

•        Support from Debt Holders and Preferred Equity Holders:    Approximately $148.9 million of HOFV’s debt and preferred equity is expected to convert into equity of Holdings.

•        Evaluation of Forward-Looking Information:    In connection with its overall evaluation of the business combination, the Board and management of GPAQ considered a significant amount of information relative to the planned development of the Hall of Fame Village project, including, among others, the composition of the planned management team, historic financial data, plans, specifications and other information relative to the planned phases of development, and relevant demographic and brand value information. As well, the Board and management considered certain forward-looking information that projected, among others, the timing and construction costs associated with the development of the project, as well as the projected revenue and EBITDA to be realized upon completion of various phases of the project. Some of this forward-looking information was incorporated into an investor presentation that was included by GPAQ as an exhibit to its Current Report on Form 8-K filed with the SEC on August 5, 2019, and which was subsequently updated and furnished by GPAQ in its Current Reports on Form 8-K dated September 17, 2019 and September 26, 2019. An updated copy of the investor presentation was furnished by GPAQ in its Current Report on Form 8-K dated January 8, 2020, which superseded and replaced the prior versions. Ultimately, while the GPAQ Board and management deemed the information within the investor presentations to be relevant to its overall analysis of the business combination, it did not attribute disproportionate weight to the information as it recognized the inherent uncertainties and assumptions implicit in projecting the future construction and results of operations associated with a real estate and hospitality development project. Rather, the Board and management considered the other factors identified above to be more significant in its analysis.

GPAQ’s Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following risks:

•        Stockholder Vote:    The risk that GPAQ’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•        Transaction Execution Risk:    The risks and costs to GPAQ if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in GPAQ being unable to effect a business combination by its outside deadline to consummate a business combination and force GPAQ to liquidate and the warrants to expire and be worthless.

•        Exclusivity:    The fact that the Merger Agreement includes an exclusivity provision that prohibits GPAQ from soliciting other business combination proposals, which restricts GPAQ’s ability to consider other potential business combinations to complete.

•        Development Execution Risk:    The risk of construction time and cost overruns that may prevent HOFV from completing its stated business plans.

•        Uncertainty in Predicting the Level of Working Capital at the Closing:    GPAQ is unable to currently predict the level of working capital it will have at the Closing since the projected working capital levels can only be determined as a by-product of multiple components, each of which is subject to uncertainty and variability, including, among others: (i) the amount of cash remaining in the GPAQ Trust Account after the application of all redemptions; (ii) the amount and structure (debt versus equity) of private funding that can be realized, if at all; and (iii) the total amount of HOFV indebtedness at closing.

•        Financing Execution Risk:    The risk that the post-combination company may not be able to secure necessary financing to complete HOFV’s development plans.

•        Threat from Competition: The risk that innovations or advantages from new or current competitors may negatively impact HOFV’s ability to execute against its stated business plan.

•        Changes in Industry Landscape:    The risk that consumer tastes and preferences change more rapidly than HOFV can adapt.

•        Macroeconomic Risks:    The risk that macroeconomic factors may result in decreased attendance or revenue generated from employees.

•        Risk of Improper Valuation; No Third-Party Valuation:    The risk that GPAQ did not obtain a third-party valuation or fairness opinion in connection with the Business Combination and the risk that GPAQ may not have appropriately valued HOFV’s business.

•        Listing Risks:    The risk that Holdings will be unable to meet the listing requirements for the Nasdaq Capital Market, particularly as GPAQ has received notices from Nasdaq that it is not in compliance with the minimum public holder requirements or the requirement that it hold an annual meeting of shareholders within twelve months of the end of GPAQ’s fiscal year end for continued listing. GPAQ submitted a plan to regain compliance with the minimum public holder requirements on December 19, 2019 and intends to submit a plan to regain compliance with the annual shareholder meeting requirements no later than February 22, 2020.

•        Conflicts of Interest Risks:    The risk of potential conflicts of interests of the Sponsor, GPAQ’s officers and directors and HOFV’s officers and directors in the Business Combination.

•        Additional Risks:    Other risks associated with the business of HOFV, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In considering the Business Combination, the Board concluded the risks of proceeding with a transaction and the risks facing HOFV after a transaction could be managed or mitigated and were unlikely to have a material impact on the Business Combination, GPAQ or HOFV. The Board concluded the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to GPAQ and its stockholders. Accordingly, the Board unanimously determined that the Merger Agreement and the transactions contemplated therein, were advisable, fair to, and in the best interests of GPAQ and its stockholders.

Projected Financial Information Provided by HOFV

HOFV provided the GPAQ Board with its internally prepared forecasts for revenue and adjusted EBITDA for each of the years in the five year period ending December 31, 2023. GPAQ and HOFV do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of HOFV prepared the financial projections set forth below to present key elements of the forecasts provided to the GPAQ Board. The HOFV forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that GPAQ, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination Proposal, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to HOFV’s business, all of which are difficult to predict and many of which are beyond HOFV’s and GPAQ’s control. The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond HOFV’s and GPAQ’s control. The various risks and uncertainties include those set forth in the section entitled “Risk Factors — The projections provided to the GPAQ Board and contained in Investor Presentations previously filed with the SEC or made publicly available are forward-looking statements that rely upon estimates and assumptions that are subject to uncertainty” and “The forward-looking statements contained in this proxy statement/prospectus rely upon estimates and assumptions that are subject to uncertainty.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of HOFV’s independent registered accounting firm, GPAQ’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to GPAQ and its board of directors in connection with their review of the proposed Business Combination.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR HOFV, GPAQ UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The key elements of the projections provided by management of HOFV to GPAQ are summarized in the table below:

($ in millions)	2019	2020	2021	2022	2023
Revenue	16.7	40.3	71.5	109.0	131.4
Adjusted EBITDA(1)	(3.2)	5.6	17.2	31.7	44.4

____________

(1)      Earnings Before Interest, Taxes, Depreciation and Amortization.

Projected revenue and adjusted EBITDA was based on a variety of assumptions, including anticipated attendance levels at the project’s various existing and proposed Phase II attractions, the timeline for construction of Phase II of the project and the costs of construction of Phase II. Management assumed that Phase II will cost approximately $270 million in capital spending with construction beginning in 2020 and that all components will be complete and operational by 2023. Management further assumed that it will be able to secure financing through approximately $240 million in Phase II construction loans, $65 million in TDD/TIF public financing and $15.1 million in equity. Management assumed that HOFV will be able to increase attendance to above 1,000,000 visitors per year and generate significant revenue and EBITDA margin by selling a broad range of products and services across its Phase I and Phase II assets. The assumptions were developed based on Management’s expertise and the experience of construction managers being consulted by management.

HOFV’s Board of Directors’ Reasons for the Approval of the Business Combination

HOFV believes that further development and operation of its entertainment and media company will lead to continued growth and that there are numerous opportunities for expansion into diversified business offerings. In the course of reaching its decision to approve the Business Combination, the HOFV board of directors consulted with its senior management, financial advisors and legal counsel, reviewed a significant amount of information, and considered a number of factors, including, among others:

•        Other Alternatives:    It is the belief of HOFV, after review of alternative strategic opportunities from time to time, that the proposed Business Combination represents the best potential transaction for HOFV to create greater value for HOFV’s holders, while providing HOFV’s holders with greater long-term liquidity by owning stock in a public company.

•        Advantages over a Traditional IPO:    Prior to executing the Merger Agreement, the HOFV board of directors considered the alternative of a traditional initial public offering. The HOFV board of directors considered that the Business Combination provided certain advantages over a traditional IPO. In particular, the HOFV board of directors considered that, based on available information at the time, including with respect to the conditions of the IPO market for companies with HOFV’s characteristics, the Business Combination with GPAQ was likely to provide for a more time-and cost-effective means to access additional capital with less dilution to HOFV’s existing holders.

•        Access to Capital:    HOFV expects that the Business Combination would be a more time- and cost-effective means to access capital than other options considered, including a traditional IPO.

•        Size of Post-Combination Company:    HOFV considered the Business Combination implied equity value of approximately $390 million for HOFV (which assumes that shares of GPAQ trade at approximately $10 per share, no redemptions and that shares of Holdings Common Stock are issued to Newco Holders, debt holders and other HOFV affiliates as described in the section entitled “The Business Combination Proposal — The Merger Agreement — Merger Consideration; Payment of Expenses”), providing HOFV’s holders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

Certain Benefits of GPAQ’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our Board in favor of the Proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•        Ownership of 3,125,000 founder shares (purchased for $25,000) and 4,900,000 private placement warrants (purchased for $4.9 million), which would expire and be worthless if a business combination is not consummated by the outside extended termination date of February 29, 2020, plus an option for the Company to further extend such date for an additional 30 days.

•        Our Sponsor has contributed $2,199,654 in the aggregate as loans to GPAQ in connection with the Initial Extension and, in connection with the Second Extension, has contributed $265,403 for the extension of the deadline from January 29, 2020 to February 29, 2020, and has agreed to contribute an additional $0.033 for each public share that was not redeemed to further extend the deadline for an additional 30-day period (each such loan, a “Contribution”). Such Contributions, to the extent advanced, will be converted into shares of Holdings Common Stock upon the closing of the Business Combination. Such Contributions may not be repaid if a business combination is not consummated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Payment of Expenses.”

•        Further, in addition to the Contributions that our Sponsor has made and agreed to make to GPAQ in connection with the extension of the deadline to complete our initial business combination, our Sponsor has provided an aggregate of approximately $900,000 in loans to finance transaction costs in connection with a business combination. Such loans will be converted into shares of Holdings Common Stock upon the closing of the Business Combination. Such loans may not be repaid if a business combination is not consummated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Payment of Expenses.”

•        Our Sponsor has agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (i) $10.10 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•        James J. Dolan, our Chairman and Chief Executive Officer, will serve as a director of Holdings after the completion of the Business Combination.

•        The continued indemnification of GPAQ’s existing directors and officers and the continuation of GPAQ’s directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination.

Total Shares to be Issued in the Business Combination

It is anticipated that, upon completion of the Business Combination and if there are no redemptions, GPAQ’s existing stockholders, including its sponsor Gordon Pointe Management, LLC (“Sponsor”), will own approximately 27.6% of the outstanding capital stock of Holdings and the Newco Holders will collectively own approximately 72.4% of the outstanding capital stock of Holdings, and if there are redemptions by GPAQ’s public stockholders up to the maximum level permitted by GPAQ’s current amended and restated certificate of incorporation, GPAQ’s remaining stockholders, including the Sponsor, will own approximately 8.9% of the outstanding capital stock of Holdings and the Newco Holders will collectively own approximately 91.1% of the outstanding capital stock of Holdings. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus). If the actual facts are different than these assumptions (which they are likely to be), the percentage ownerships in Holdings will be different.

Accounting Treatment

The Business Combination will be accounted for as a “reverse merger” in accordance with U.S. GAAP. Under this method of accounting, GPAQ will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Newco Units expecting to have a majority of the voting power of the post-combination company, Newco’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Newco compared to GPAQ, and Newco’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Newco is issuing stock for the net assets of GPAQ. The net assets of GPAQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of HOFV.

Material U.S. Federal Income Tax Considerations

The following discussion is the opinion of Pillsbury Winthrop Shaw Pittman LLP as to the material U.S. federal income tax considerations for U.S. Holders (as defined below) of GPAQ Class A common stock or GPAQ Class F common stock (together “GPAQ Common Stock”) that elect either (1) to participate in the Acquiror Merger or (2) to have their GPAQ Common Stock redeemed for cash if the Business Combination is completed. This discussion is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Services (the “IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No ruling has been or will be sought from the IRS regarding any matter discussed in this discussion. This discussion assumes that stockholders hold GPAQ Common Stock as a capital asset within the meaning of Section 1221 of the Code, which generally means as property held for investment and not as a dealer or for sale to customers in the ordinary course of the stockholder’s trade or business. This discussion does not discuss the impact that U.S. state and local taxes or taxes imposed by non-U.S. jurisdictions could have on the matters discussed below. This discussion does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•        Stockholders who are not U.S. Holders;

•        traders in securities that elect mark-to-market treatment;

•        S corporations or other pass-through entities (or investors in such entities);

•        U.S. Holders whose functional currency is not the U.S. dollar;

•        financial institutions;

•        mutual funds;

•        qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

•        insurance companies;

•        broker-dealers;

•        regulated investment companies (or RICs);

•        real estate investment trusts (or REITs);

•        persons holding GPAQ Common Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•        persons subject to the alternative minimum tax provisions of the Code;

•        tax-exempt organizations;

•        persons that actually or constructively own 5 percent or more of GPAQ Common Stock;

•        U.S. Holders who acquired their shares of GPAQ Common Stock through the exercise of an employee stock option or otherwise in connection with the performance of services; and

•        the Sponsor.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner that is:

•        a citizen or resident of the United States;

•        a corporation (including an entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a U.S. person for federal income tax purposes.

If any partnership (including for this purpose, any entity treated as a partnership for U.S. federal income tax purposes) holds GPAQ Common Stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding GPAQ Common Stock, you should consult your tax advisor.

WE URGE HOLDERS OF GPAQ COMMON STOCK CONTEMPLATING PARTICIPATION IN THE ACQUIROR MERGER OR EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING

THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations of Participating in the Acquiror Merger

Tax Characterization of the Mergers

The Mergers, taken together with the other transactions in the Business Combination, should qualify as a transfer of property to a “controlled corporation” under Section 351(a) of the Code for U.S. federal income tax purposes. Accordingly, when U.S. Holders receive Holdings Common Stock in exchange for GPAQ Common Stock pursuant to the Acquiror Merger:

•        U.S. Holders will generally recognize no gain or loss on their receipt of Holdings Common Stock in exchange for GPAQ Common Stock;

•        each U.S. Holder’s aggregate tax basis in the shares of Holdings Common Stock received in the Mergers will generally be the same as their aggregate tax basis in the GPAQ Common Stock surrendered in exchange therefor; and

•        the holding period of Holdings Common Stock received in exchange for GPAQ Common Stock will generally include the holding period of the GPAQ Common Stock surrendered therefor.

It is expected that the holders of GPAQ Common Stock, Newco Units, Company Convertible Notes, New Company Convertible Notes, the ACC Funded Debt Commitments and the IRG, LLC Funded Debt Commitments will be in “control” (within the meaning of Section 368(c) of the Code) of Holdings immediately after the Mergers such that the Mergers, taken together with the other transactions in the Business Combination, should qualify as a transfer of property to a “controlled corporation” under Section 351(a) of the Code for U.S. federal income tax purposes. “Control” for purposes of Section 351 of the Code is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. The holders of GPAQ Common Stock together with holders of Newco Units, Company Convertible Notes, New Company Convertible Notes, the ACC Funded Debt Commitments and the IRG, LLC Funded Debt Commitments will receive “control” of Holdings pursuant to the Mergers, taking into account all holders of shares of Holdings Common Stock issued to persons pursuant to the Merger Agreement. However, if the holders of GPAQ Common Stock and holders of Newco Units, Company Convertible Notes, New Company Convertible Notes, the ACC Funded Debt Commitments and the IRG, LLC Funded Debt Commitments who receive control of Holdings pursuant to the Mergers take steps that would cause such holders to lose “control” of Holdings immediately after the Mergers within the meaning of Section 368(c) of the Code as interpreted by applicable case law and IRS guidance, such as a previously negotiated sale to a third party under certain circumstances, the transaction would not satisfy the requirements of Section 351 of the Code. In that case, the exchange of GPAQ Common Stock for Holdings Common Stock would be a taxable transaction and any gain or loss realized by a holder would be recognized.

None of Acquiror, Holdings, Company or Newco intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the transactions, including the Mergers, contemplated by the Business Combination. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those described herein. In addition, if any of the representations or assumptions described herein is inconsistent with the actual facts, the U.S. federal income tax consequences of the Business Combination could be adversely affected.

Reporting Requirements

U.S. Holders of GPAQ Common Stock who receive Holdings Common Stock and, upon consummation of the Business Combination, own Holdings Common Stock representing at least 5% of the total combined voting power or value of the total outstanding Holdings Common Stock, are required to attach to their tax returns for the year in which the Business Combination is consummated, and maintain a permanent record of, a complete statement of all the facts relating to the exchange of stock in connection with the Business Combination containing the information listed in Treasury Regulations section 1.351-3. The facts to be disclosed by a U.S. Holder include the aggregate fair market value of, and the U.S. Holder’s basis in, the GPAQ Common Stock exchanged pursuant to transaction contemplated by the Business Combination.

U.S. Federal Income Tax Considerations of Exercising Redemption Rights

This section is addressed to U.S. Holders of GPAQ Common Stock that elect to have their GPAQ Common Stock redeemed for cash as described in the section entitled “Special Meeting of GPAQ Stockholders — Redemption Rights” (we refer to these U.S. Holders as “Redeeming U.S. Holders”). A Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the redemption and such stockholder’s adjusted basis in the GPAQ Common Stock exchanged therefor if the Redeeming U.S. Holder’s ownership of stock in Acquiror is completely terminated or if the redemption meets certain other tests described below. Special constructive ownership rules apply in determining whether a Redeeming U.S. Holder’s ownership of stock in Acquiror is treated as completely terminated. If gain or loss treatment applies, such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Stockholders who hold different blocks of GPAQ Common Stock (generally, shares of GPAQ Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption that does not completely terminate the Redeemed U.S. Holder’s interest will still give rise to capital gain or loss, if the redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not just stock actually owned but also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain affiliated entities.

Generally, the redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of Acquiror is reduced immediately after the redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding common stock (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (iii) the Redeeming U.S. Holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Acquiror entitled to vote. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that U.S. Holder. At a minimum, however, the redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of Acquiror. The IRS has ruled that any reduction in a stockholder’s proportionate interest is a “meaningful reduction” if the stockholder’s relative interest in the corporation is minimal and the stockholder does not have meaningful control over the corporation.

If none of the redemption tests described above give rise to capital gain or loss, the consideration paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits (as calculated for U.S. federal income tax purposes). However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in the stockholder’s “holding period.” Any distribution in excess of our current or accumulated earnings and profits will reduce the Redeeming U.S. Holder’s basis in the GPAQ Common Stock (but not below zero), and any remaining excess will be treated as capital gain realized on the sale or other disposition of the GPAQ Common Stock.

As these rules are complex, U.S. Holders of GPAQ Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code and as to the possibility that the IRS would assert that the cash received upon exercise of redemption rights is deemed received in the Acquiror Merger.

Certain Redeeming U.S. Holders who are individuals, estates or trusts with income exceeding certain threshold amounts pay a 3.8% tax on all or a portion of their “net investment income”. Net investment income may include all or a portion of their capital gain or dividend income from their redemption of GPAQ Common Stock (including any gain treated as a dividend for U.S. federal income tax purposes). Redeeming U.S. Holders should consult their tax advisors regarding the effect, if any, of the net investment income tax.

Backup Withholding

If you are a non-corporate holder of GPAQ Common Stock, you may be subject, under certain circumstances, to backup withholding (currently at a rate of 24%) on any cash payments you receive pursuant to the Mergers (including proceeds received from the exercise of redemption rights). You generally will not be subject to backup withholding, however, if you:

•        furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on IRS Form W-9 (or a substantially similar form), and otherwise comply with all the applicable requirements of the backup withholding rules;

•        provide a certification of foreign status on an appropriate IRS Form W-8 or successor form; or

•        provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided that you timely furnish the required information to the IRS.

Vote Required for Approval

Adoption of this proposal requires the affirmative vote of a majority of the issued and outstanding GPAQ Common Stock as of the Record Date. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

This proposal is conditioned upon the approval of the Incentive Plan Proposal and the Charter Amendments Proposals. Unless this proposal, the Charter Amendments Proposals and the Incentive Plan Proposal are approved, the Business Combination will not occur.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSALS NO. 2 THROUGH NO. 8 — THE CHARTER AMENDMENTS PROPOSALS

The following table sets forth a summary of the principal changes proposed to be made between GPAQ’s amended and restated certificate of incorporation and the proposed Holdings amended and restated certificate of incorporation. This summary is qualified by reference to the complete text of the proposed Holdings amended and restated certificate of incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the proposed Holdings amended and restated certificate of incorporation in its entirety for a more complete description of its terms.

	GPAQ Amended and Restated Certificate of Incorporation	Holdings Amended and Restated Certificate of Incorporation
Name (Proposal No. 2)	Gordon Pointe Acquisition Corp.	Hall of Fame Resort & Entertainment Company
Common Stock (Proposal No. 3)	GPAQ’s current charter authorizes two classes of common stock — Class A common stock and Class F common stock. GPAQ has 50,000,000 authorized shares of common stock, par value $0.0001 per share.	Holdings will have one single class of common stock and 100,000,000 authorized shares of common stock, par value $0.0001 per share.
Preferred Stock	GPAQ’s current charter authorizes 5,000,000 shares of preferred stock.	Holdings will have 5,000,000 authorized shares of preferred stock.
Number of Directors (Proposal No. 4)	GPAQ’s certificate of incorporation is silent on the number of directors.

The total number constituting the board of directors shall be 11, subject to change from time to time by resolution adopted by the affirmative vote of at least a majority of the board of directors then in office.

Classified Board (Proposal No. 5)	The board of directors of GPAQ consists of two classes with staggered two-year terms.	The board of directors of Holdings is divided into three classes with staggered three-year terms.
Forum Selection (Proposal No. 6)	GPAQ’s certificate of incorporation does not contain an exclusive forum provision.

The proposed Holdings amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims.

Removal of Blank Check Company/Special Purpose Acquisition Corporation Provisions (Proposal No. 7)

GPAQ’s certificate of incorporation sets forth various provisions related to its operations as a blank check company/special purpose acquisition corporation prior to the consummation of an initial business combination.

The proposed Holdings amended and restated certificate of incorporation does not include these blank check company/special purpose acquisition corporation provisions.

Conditioned upon the approval of Proposals No. 2 through 7, holders of GPAQ common stock are also being asked to approve the proposed Amended and Restated Certificate of Incorporation of Holdings as a whole, which includes the approval of all other changes in the proposed Amended and Restated Certificate of Incorporation as of the closing of the Business Combination (Proposal No. 8). All stockholders are encouraged to read the proposed Amended and Restated Certificate of Incorporation in its entirety, a copy of which is attached to this proxy statement as Annex C.

Each of the amendments above is referred to as a “Charter Amendment” and collectively, the “Charter Amendments.”

Pursuant to the Merger Agreement, upon the closing of the Business Combination, Holdings’ bylaws will be amended and restated promptly to:

•        reflect necessary changes and to be consistent with the proposed Charter Amendments described herein; and

•        make certain other changes that the board of directors of Holdings deems appropriate for a public operating company.

Reasons for the Charter Amendments

Name (Proposal No. 2)

The Merger Agreement requires that Holdings change its name to “Hall of Fame Resort & Entertainment Company”. The Board believes the name of the post-combination company should more closely align with the name of the post-Business Combination operating business and therefore has proposed the name change to “Hall of Fame Resort & Entertainment Company”.

Common Stock (Proposal No. 3)

The principal purpose of this Charter Amendment is to authorize additional shares of Holdings Common Stock, which will be used to issue shares pursuant to the Merger Agreement, under the Incentive Plan and for general corporate purposes. Our board of directors believes that it is important for the post-combination company to have available for issuance a number of authorized shares of Holdings Common Stock and preferred stock sufficient to support the growth of the post-combination company and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). Our board of directors also believes that a single class of common stock provides a cleaner capital structure and suits the post-combination company’s requirements following the consummation of the Business Combination.

Notwithstanding the foregoing, authorized but unissued common shares may enable the post-combination company’s board of directors to render it more difficult or to discourage an attempt to obtain control of the post-combination company and thereby protect continuity of or entrench its management, which may adversely affect the market price of the post combination company’s common stock. If, in the due exercise of its fiduciary obligations, for example, the post-combination company’s board of directors were to determine that a takeover proposal was not in the best interests of the post-combination company, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the post-combination company to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The post-combination company currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Preferred Stock

The board of directors of Holdings believes that these additional shares will provide Holdings with needed flexibility to issue shares in the future in a timely manner and under circumstances it considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of Holdings and thereby protect continuity of or entrench its management, which may adversely affect the market price of Holdings. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of Holdings, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing Holdings’ board of directors to issue the authorized preferred stock on its own volition will enable Holdings to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Holdings currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Number of Directors (Proposal No. 4)

This Charter Amendment is being made to ensure stockholders understand the exact number of directors that the post-combination company has and requirements to change the number of directors. This amendment will have no practical effect to stockholders as this amendment is in line with requirements under the DGCL.

Classified Board (Proposal No. 5)

Reasons for amending the certificate of incorporation to divide the board of directors into three classes with staggered three-year terms are (1) to account for the increase in the size of the authorized board of directors to 11 members and (2) provide for continuity in the post-combination company’s board of directors. A classified board makes it more difficult for the stockholders to replace the post-combination company’s board of directors as well as for another party to obtain control of the post-combination company by replacing its board of directors. Because the post-combination company’s board of directors has the power to retain and discharge the post-combination company’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Forum Selection (Proposal No. 6)

GPAQ’s existing charter does not contain an exclusive forum provision. Proposal No. 6 provides that, subject to limited exceptions, the sole and exclusive forum for any stockholder (including a beneficial owner) of Holdings to bring (i) any derivative action or proceeding brought on behalf of Holdings, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Holdings to Holdings or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or its certificate of incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision is intended to assist Holdings by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies. This forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act of 1934, as amended. Accordingly, the proposed exclusive forum provision would not relieve Holdings of its duties to comply with the federal securities laws and the rules and regulations thereunder, and Holdings’ stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Removal of Blank Check Company/Special Purpose Acquisition Corporation Provisions (Proposal No. 7)

The elimination of certain provisions related to our status as a blank check company/special purpose acquisition corporation is desirable because these provisions will serve no purpose following the Business Combination. For example, the proposed Holdings amended and restated certificate of incorporation does not include the requirement to dissolve the post-combination company and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and our Board believes it is the most appropriate period for the post-combination company following the business combination. In addition, certain other provisions in GPAQ’s current certificate require that proceeds from its IPO be held in the Trust Account until a business combination or liquidation of GPAQ has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the proposed Holdings amended and restated certificate of incorporation.

Approval of Amended and Restated Certificate of Incorporation as a Whole (Proposal No. 8)

Holdings’ existing charter will be amended and replaced in its entirety with the proposed amended and restated certificate of incorporation. Conditioned upon the approval of Proposals 2 through 7, Proposal 8 provides approval for the proposed amended and restated certificate of incorporation, which includes approval of all other changes in the proposed amended and restated certificate of incorporation in connection with replacing the existing charter with the proposed amended and restated certificate of incorporation as of the closing of the Business Combination.

Vote Required for Approval

Each of the Charter Amendments Proposals will be approved and adopted in its entirety only if the holders of a majority of the issued and outstanding shares of GPAQ Common Stock vote “FOR” such Charter Amendments Proposals. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” each of the Charter Amendments Proposals.

The approval and adoption of the Charter Amendments Proposals is conditioned on the approval of the Business Combination Proposal and the Incentive Plan Proposal at the Special Meeting.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE CHARTER AMENDMENTS PROPOSALS.

PROPOSAL NO. 9 — THE INCENTIVE PLAN PROPOSAL

General

On February [__________], 2020, the board of directors of Holdings and GPAQ, as the sole shareholder of Holdings, adopted the 2020 Omnibus Incentive Plan (Incentive Plan), subject to the approval of the Incentive Plan by GPAQ’s stockholders. The purpose of the Incentive Plan is to advance the interests of Holdings and its stockholders by enabling Holdings and its subsidiaries to attract and retain qualified individuals to perform services, to provide incentive compensation for such individuals in a form that is linked to the growth and profitability of Holdings and increases in stockholder value, and to provide opportunities for equity participation that align the interests of recipients with those of its stockholders.

The Incentive Plan will permit the board of directors of Holdings, or a committee or subcommittee thereof, to grant to eligible employees, non-employee directors and consultants of Holdings and its subsidiaries non-statutory and incentive stock options, stock appreciation rights (SARs), restricted stock awards, restricted stock units (RSUs), deferred stock units, performance awards, non-employee director awards, and other stock-based awards. Subject to adjustment, the maximum number of shares of Holdings common stock to be authorized for issuance under the Incentive Plan is 3% of the outstanding shares of Holdings Common Stock on a fully-diluted basis on the date on which the transactions contemplated under the Merger Agreement are completed.

If approved by our stockholders at the meeting, the Incentive Plan will become effective on the consummation of the Merger. Our board of directors is recommending that our stockholders approve the material terms of the Incentive Plan as described below. The summary is qualified in its entirety by reference to the specific language of the Incentive Plan, a copy of which is attached as Annex D.

Summary of Sound Governance Features of the Incentive Plan

The board of directors believes that the Incentive Plan contains several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices, including the following:

✓	No automatic share replenishment or “evergreen” provisions	✓	No re-pricing of “underwater” stock options or SARs without stockholder approval
✓	Will not be excessively dilutive to stockholders	✓	No reload options or SARs
✓	No tax gross-ups	✓	No discounted options or SARs
✓	Clawback provisions	✓	Limits on director compensation

Summary of the Incentive Plan

The following is a summary of the principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the full text of the Incentive Plan, which is set forth in Annex D.

Purpose

The purpose of the Incentive Plan is to advance the interests of Holdings and its stockholders by enabling Holdings and its subsidiaries to attract and retain qualified individuals to perform services, to provide incentive compensation for such individuals in a form that is linked to the growth and profitability of Holdings and increases in stockholder value, and to provide opportunities for equity participation that align the interests of recipients with those of its stockholders.

Administration

The board of directors of Holdings will administer the Incentive Plan. The board has the authority under the Incentive Plan to delegate plan administration to a committee of the board or a subcommittee thereof. The board of directors of Holdings or the committee of the board to which administration of the Incentive Plan has been delegated is referred to as the Committee. Subject to certain limitations, the Committee will have broad authority under the terms of the Incentive Plan to take certain actions under the plan.

To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers of Holdings such administrative duties or powers, as it may deem advisable. The Committee may authorize one or more directors or officers of Holdings to designate employees, other than officers, non-employee directors, or 10% stockholders of Holdings, to receive awards under the Incentive Plan and determine the size of any such awards, subject to certain limitations.

No Re-pricing

The Committee may not, without prior approval of the Holdings stockholders, effect any re-pricing of any previously granted “underwater” option or SAR by: (i) amending or modifying the terms of the option or SAR to lower the exercise price or grant price; (ii) canceling the underwater option or SAR in exchange for (A) cash; (B) replacement options or SARs having a lower exercise price or grant price; or (C) other awards; or (iii) repurchasing the underwater options or SARs and granting new awards under the Incentive Plan. An option or SAR will be deemed to be “underwater” at any time when the fair market value of Holdings common stock is less than the exercise price of the option or the grant price of the SAR.

Stock Subject to the Incentive Plan

Subject to adjustment (as described below), the maximum number of shares of Holdings common stock authorized for issuance under the Incentive Plan is 3% of the outstanding shares of Holdings Common Stock on a fully-diluted basis immediately upon consummation of the Merger. This limit is also the limit on the number of incentive stock options that may be granted under the Incentive Plan.

Shares that are issued under the Incentive Plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares remaining available for issuance under the Incentive Plan only to the extent they are used; provided, however, that the full number of shares subject to a stock-settled SAR or other stock-based award will be counted against the shares authorized for issuance under the Incentive Plan, regardless of the number of shares actually issued upon settlement of such SAR or other stock-based award. Any shares withheld to satisfy tax withholding obligations on awards issued under the Incentive Plan, any shares withheld to pay the exercise price or grant price of awards under the Incentive Plan and any shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares will not be counted against the shares authorized for issuance under the Incentive Plan and will be available again for grant under the Incentive Plan. Shares subject to awards settled in cash will again be available for issuance pursuant to awards granted under the Incentive Plan. Any shares related to awards granted under the Incentive Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares will be available again for grant under the Incentive Plan. Any shares repurchased by Holdings on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by Holdings or a subsidiary or otherwise will not be counted against shares available for issuance pursuant to the Incentive Plan. The shares available for issuance under the Incentive Plan may be authorized and unissued shares or treasury shares.

Adjustments

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or other similar change in the corporate structure or shares of Holdings common stock, the Committee will make the appropriate adjustment or substitution. These adjustments or substitutions may be to the number and kind of securities and property that may be available for issuance under the Incentive Plan. In order to prevent dilution or enlargement of the rights of participants, the Committee may also adjust the number, kind, and exercise price or grant price of securities or other property subject to outstanding awards.

Eligible Participants

Awards may be granted to employees, non-employee directors and consultants of Holdings or any of its subsidiaries. A “consultant” for purposes of the Incentive Plan is one who renders services to Holdings or its subsidiaries that are not in connection with the offer and sale of its securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for its securities.

Types of Awards

The Incentive Plan will permit Holdings to grant non-statutory and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, deferred stock units, performance awards, non-employee director awards and other stock based awards. Awards may be granted either alone or in addition to or in tandem with any other type of award.

Stock Options.    Stock options entitle the holder to purchase a specified number of shares of Holdings common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The Incentive Plan permits the grant of both non-statutory and incentive stock options. Incentive stock options may be granted solely to eligible employees of Holdings or its subsidiary. Each stock option granted under the Incentive Plan must be evidenced by an award agreement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting and any other conditions. The exercise price of each stock option granted under the Incentive Plan must be at least 100% of the fair market value of a share of Holdings common stock as of the date the award is granted to a participant. Fair market value under the plan means, unless otherwise determined by the Committee, the closing sale price of Holdings common stock, as reported on the Nasdaq Stock Market, on the grant date. The Committee will fix the terms and conditions of each stock option, subject to certain restrictions, such as a ten-year maximum term.

Stock Appreciation Rights.    A stock appreciation right, or SAR, is a right granted to receive payment of cash, stock or a combination of both, equal to the excess of the fair market value of shares of Holdings common stock on the exercise date over the grant price of such shares. Each SAR granted must be evidenced by an award agreement that specifies the grant price, the term, and such other provisions as the Committee may determine. The grant price of a SAR must be at least 100% of the fair market value of Holdings common stock on the date of grant. The Committee will fix the term of each SAR, but SARs granted under the Incentive Plan will not be exercisable more than 10 years after the date the SAR is granted.

Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units.    Restricted stock awards, restricted stock units, or RSUs, and/or deferred stock units may be granted under the Incentive Plan. A restricted stock award is an award of Holdings common stock that is subject to restrictions on transfer and risk of forfeiture upon certain events, typically including termination of service. RSUs or deferred stock units are similar to restricted stock awards except that no shares are actually awarded to the participant on the grant date. Deferred stock units permit the holder to receive shares of Holdings common stock or the equivalent value in cash or other property at a future time as determined by the Committee. The Committee will determine, and set forth in an award agreement, the period of restriction, the number of shares of restricted stock awards or the number of RSUs or deferred stock units granted, the time of payment for deferred stock units and other such conditions or restrictions.

Performance Awards.    Performance awards, in the form of cash, shares of Holdings common stock, other awards or a combination of both, may be granted under the Incentive Plan in such amounts and upon such terms as the Committee may determine. The Committee shall determine, and set forth in an award agreement, the amount of cash and/or number of shares or other awards, the performance goals, the performance periods and other terms and conditions. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the amount of cash and/or number of shares or other awards earned by the participant.

Non-Employee Director Awards.    The Committee at any time and from time to time may approve resolutions providing for the automatic grant to non-employee directors of non-statutory stock options or SARs. The Committee may also at any time and from time to time grant on a discretionary basis to non-employee directors non-statutory stock options or SARs. In either case, any such awards may be granted singly, in combination, or in tandem, and may be granted pursuant to such terms, conditions and limitations as the Committee may establish in its sole discretion consistent with the provisions of the Incentive Plan. The Committee may permit non-employee directors to elect to receive all or any portion of their annual retainers, meeting fees or other fees in restricted stock, RSUs, deferred stock units or other stock-based awards in lieu of cash. Under the Incentive Plan the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $250,000 (increased to $350,000 with respect to any director serving as Chairman of the Board or Lead Independent Director or in the fiscal year of a director’s initial service as a director).

Other Stock-Based Awards.    Consistent with the terms of the plan, other stock-based awards may be granted to participants in such amounts and upon such terms as the Committee may determine.

Dividend Equivalents.    With the exception of stock options, SARs and unvested performance awards, awards under the Incentive Plan may, in the Committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the shares of Holdings common stock covered by such award had such shares been issued and outstanding on the dividend payment date. However, no dividends or dividend equivalents may be paid on unvested awards. Such dividend equivalents will be converted to cash or additional shares of Holdings common stock by such formula and at such time and subject to such limitations as determined by the Committee.

Termination of Employment or Other Service

The Incentive Plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement or an individual agreement between Holdings and a participant. If a participant’s employment or other service with Holdings is terminated for cause, then all outstanding awards held by such participant will be terminated and forfeited. In the event a participant’s employment or other service with Holdings is terminated by reason of death, disability or retirement, then:

•        All outstanding stock options (excluding non-employee director options in the case of retirement) and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire;

•        All outstanding stock options and SARs that are not exercisable and all outstanding restricted stock will be terminated and forfeited; and

•        All outstanding unvested RSUs, performance awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Holdings or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

In the event a participant’s employment or other service with Holdings is terminated by reason other than for cause, death, disability or retirement, then:

•        All outstanding stock options (including non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expire;

•        All outstanding restricted stock will be terminated and forfeited; and

•        All outstanding unvested RSUs, performance awards and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Holdings or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

Modification of Rights upon Termination

Upon a participant’s termination of employment or other service with Holdings or any subsidiary, the Committee may, in its sole discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, deferred stock units, performance awards, non-employee director awards and other stock-based awards held by such participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that no stock option or SAR may remain exercisable beyond its expiration date any such action by the Committee adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the Committee is authorized by the Incentive Plan to take such action.

Forfeiture and Recoupment

If a participant is determined by the Committee to have taken any action while providing services to Holdings or within one year after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the Incentive Plan, all rights of the participant under the Incentive Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The Committee has the authority to rescind the exercise, vesting, issuance or payment in respect of any awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to Holdings, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. Holdings may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the Board to determine whether “cause” or “adverse action” exists. Holdings is entitled to withhold and deduct future wages or make other arrangements to collect any amount due.

In addition, if Holdings is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse Holdings for the amount of any award received by such individual under the Incentive Plan during the 12 month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement. Holdings also may seek to recover any award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by applicable law or under the requirements of any stock exchange or market upon which Holdings common stock is then listed or traded or any policy adopted by Holdings.

Effect of Change in Control

Generally, a change in control will mean:

•        The acquisition, other than from Holdings, by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding shares of Holdings common stock;

•        The consummation of a reorganization, merger or consolidation of Holdings with respect to which all or substantially all of the individuals or entities who were the beneficial owners of Holdings common stock immediately prior to the transaction do not, following the transaction, beneficially own more than 50% of the outstanding shares of common stock and voting securities of the corporation resulting from the transaction; or

•        A complete liquidation or dissolution of Holdings or the sale or other disposition of all or substantially all of the assets of Holdings.

Subject to the terms of the applicable award agreement or an individual agreement between Holdings and a participant, upon a change in control, the Committee may, in its discretion, determine whether some or all outstanding options and SARs shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and RSUs shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. The Committee may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of the shares of Holdings common stock subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to Holdings by the holder, to be immediately cancelled by

Holdings, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding Holdings or a combination of both cash and such shares of stock.

Term, Termination and Amendment

Unless sooner terminated by the Board, the Incentive Plan will terminate at midnight on the day before the ten year anniversary of its effective date. No award will be granted after termination of the Incentive Plan, but awards outstanding upon termination of the Incentive Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Incentive Plan.

Subject to certain exceptions, the Board has the authority to suspend or terminate the Incentive Plan or terminate any outstanding award agreement and the Board has the authority to amend the Incentive Plan or amend or modify the terms of any outstanding award at any time and from time to time. No amendments to the Incentive Plan will be effective without approval of Holdings’ stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange on which Holdings common stock is then traded, applicable U.S. state and federal laws or regulations and the applicable laws of any foreign country or jurisdiction where awards are, or will be, granted under the Incentive Plan; or (b) such amendment would: (i) materially increase benefits accruing to participants; (ii) modify the re-pricing provisions of the Incentive Plan; (iii) increase the aggregate number of shares of Holdings common stock issued or issuable under the Incentive Plan; (iv) increase any limitation set forth in the Incentive Plan on the number of shares of Holdings common stock which may be issued or the aggregate value of awards which may be made, in respect of any type of award to any single participant during any specified period; (v) modify the eligibility requirements for participants in the Incentive Plan; or (vi) reduce the minimum exercise price or grant price as set forth in the Incentive Plan. No termination, suspension or amendment of the Incentive Plan or an award agreement shall adversely affect any award previously granted under the Incentive Plan without the written consent of the participant holding such award.

Federal Income Tax Information

The following is a general summary, as of the date of this prospectus/proxy statement, of the federal income tax consequences to participants and Holdings of transactions under the Incentive Plan. This summary is intended for the information of stockholders considering how to vote at the Special Meeting and not as tax guidance to participants in the Incentive Plan, as the consequences may vary with the types of grants made, the identity of the participant and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Incentive Plan.

Tax Consequences of Awards

Incentive Stock Options.    With respect to incentive stock options, generally, the participant is not taxed, and Holdings is not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Section 422 of the Code continue to be met. If the participant meets the employment requirements and does not dispose of the shares of Holdings common stock acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the shares will be treated as long-term capital gain or loss. If the shares of Holdings common stock are disposed of before those periods expire, which is called a disqualifying disposition, the participant will be required to recognize ordinary income in an amount equal to the lesser of (i) the excess, if any, of the fair market value of Holdings common stock on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon a disqualifying disposition, Holdings will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Non-Statutory Stock Options.    The grant of a stock option that does not qualify for treatment as an incentive stock option, which is generally referred to as a non-statutory stock option, is generally not a taxable event for the participant. Upon exercise of the stock option, the participant will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of Holdings common stock acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and Holdings will be entitled to a deduction in an equal amount in the same tax year, assuming that a deduction is allowed under Section 162(m) of the Code. At the time of a subsequent sale or disposition of shares obtained upon exercise of a non-statutory stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss, depending on how long the shares have been held.

SARs.    The grant of an SAR will not cause the participant to recognize ordinary income or entitle Holdings to a deduction for federal income tax purposes. Upon the exercise of an SAR, the participant will recognize ordinary income in the amount of the cash or the value of shares payable to the participant (before reduction for any withholding taxes), and Holdings will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Restricted Stock, RSUs, Deferred Stock Units and Other Stock-Based Awards.    The federal income tax consequences with respect to restricted stock, RSUs, deferred stock units, performance shares and performance stock units, and other stock unit and stock-based awards depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if an award of stock granted to the participant is subject to a “substantial risk of forfeiture” (e.g., the award is conditioned upon the future performance of substantial services by the participant) and is nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the stock on such date over the participant’s cost for such stock (if any), and the same amount is deductible by Holdings, assuming that a deduction is allowed under Section 162(m) of the Code. Under certain circumstances, the participant, by making an election under Section 83(b) of the Code, can accelerate federal income tax recognition with respect to an award of stock that is subject to a substantial risk of forfeiture and transferability restrictions, in which event the ordinary income amount and Holdings’ deduction, assuming that a deduction is allowed under Section 162(m) of the Code, will be measured and timed as of the grant date of the award. If the stock award granted to the participant is not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the award to the extent of the excess of the fair market value of the stock at the time of grant over the participant’s cost, if any, and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. If a stock unit award or other stock-based award is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives the stock free of any substantial risk of forfeiture (or receives cash in lieu of such stock) and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the same amount is then deductible by Holdings, assuming that a deduction is allowed under Section 162(m) of the Code.

Withholding Obligations

Holdings is entitled to withhold and deduct from future wages of the participant, to make other arrangements for the collection of, or to require the participant to pay to Holdings, an amount necessary for it to satisfy the participant’s federal, state or local tax withholding obligations with respect to awards granted under the Incentive Plan. Withholding for taxes may be calculated based on the maximum applicable tax rate for the participant’s jurisdiction or such other rate that will not trigger a negative accounting impact on Holdings. The Committee may permit a participant to satisfy a tax withholding obligation by withholding shares of Holdings common stock underlying an award, tendering previously acquired shares, delivery of a broker exercise notice or a combination of these methods.

Code Section 409A

A participant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time a grant becomes vested, plus an interest penalty tax, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Code Section 162(m)

Pursuant to Section 162(m) of the Code, the annual compensation paid to an individual who is a “covered employee” is not deductible by Holdings to the extent it exceeds $1 million. The Tax Cut and Jobs Act, signed into law on December 22, 2017, amended Section 162(m), effective for tax years beginning after December 31, 2017, (i) to expand the definition of a “covered employee” to include any person who was the Chief Executive Officer or the Chief Financial Officer at any time during the year and the three most highly compensated officers (other than the Chief Executive Officer or the Chief Financial Officer) who were employed at any time during the year whether or not the compensation is reported in the Summary Compensation Table included in the proxy statement for Holdings’ Annual Meeting; (ii) to treat any individual who is considered a covered employee at any time during a tax year beginning after December 31, 2106 as remaining a covered employee permanently; and (iii) to eliminate the performance-based compensation exception to the $1 million deduction limit.

Excise Tax on Parachute Payments

Unless otherwise provided in a separate agreement between a participant and Holdings, if, with respect to a participant, the acceleration of the vesting of an award or the payment of cash in exchange for all or part of an award, together with any other payments that such participant has the right to receive from Holdings, would constitute a “parachute payment” then the payments to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Such reduction, however, will only be made if the aggregate amount of the payments after such reduction exceeds the difference between the amount of such payments absent such reduction minus the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. If such provisions are applicable and if an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Section 4999 of the Code, Holdings will be denied a deduction with respect to such excess parachute payment pursuant to Section 280G of the Code.

New Plan Benefits

It is not presently possible to determine the benefits or amounts that will be received by or allocated to participants under the Incentive Plan or would have been received by or allocated to participants for the last completed fiscal year if the Incentive Plan had then been in effect because awards under the Incentive Plan will be made at the discretion of the Committee.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of GPAQ Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes will not be counted for purposes of determining whether this proposal has been approved.

The approval and adoption of the Incentive Plan Proposal, is conditioned on the approval of the Business Combination Proposal and the Charter Amendments Proposal at the Special Meeting.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

GPAQ’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “our,” “us” and other similar terms refer to GPAQ before the Business Combination.

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Title
James J. Dolan	65	Chairman, Chief Executive Officer
Douglas L. Hein	62	Chief Financial and Chief Operating Officer
Robert B. Cross	41	Director
David Dennis	62	Director
Joseph F. Mendel	63	Director
Neeraj Vohra	56	Director

James J. Dolan has been our Chairman since March 2017. Mr. Dolan is the Chairman and CEO of Voyager Holdings II, LLC (“Voyager”), a family office and holding company. Voyager owns and operates a diversified group of companies in the technology, real estate, financial services, aviation, timber and natural resource industries. Mr. Dolan is an experienced executive, entrepreneur and business strategist. He combines a broad experience in law, technology, service industries, banking, asset management, real estate and natural resources to identify, develop and lead transformational companies. He has a successful record of founding, growing, and selling companies. Mr. Dolan serves as CEO or Managing Director of a number of Voyager’s portfolio companies. He was the founder of Access Data, a software-as-service company providing data management and sales related analytics to the mutual fund industry. The company was sold to Broadridge Financial Solutions, Inc. (NYSE: BR) in 2009. Following that sale, he formed Ascent Data, a provider of cloud computing services to financial and legal firms, where he serves as Chairman and CEO. Mr. Dolan serves as Managing Director of Western Pacific Timber and Western Resource Holdings based in Boise, Idaho. He is Chairman and CEO of Voyager Jet in Pittsburgh, Pennsylvania, and previously led the creation of Yellowstone Jet Center in Bozeman, Montana and its 2011 sale to Signature Flight Support (LON: BBA). He was Chairman and CEO of Atlantic Aviation Flight Services, which he sold to Sentient Jet in 2005. Mr. Dolan currently serves on the board of directors of Plan Member Financial Corporation, a provider of retirement planning services to non-profit and for-profit employers and their employees based in Santa Barbara, California, TriState Capital Holdings (NASDAQ: TSC), a commercial bank in Pittsburgh, Pennsylvania with total assets of $7.2 billion, which went public in May 2013, and Chartwell Investment Partners, an asset management firm based in Radnor, Pennsylvania with $9.6 billion in assets under management and a subsidiary of TriState.

He was a senior executive for 19 years at Federated Investors, Inc. (NYSE: FII), a $300 billion global asset manager, from 1978 through 1997, including President of Federated Services Co. where he was responsible for technology, software, marketing, fund administration, client services, custody and shareholder services for over 100 domestic and international investment companies with operations in the U.S., Ireland, Cayman Islands and Luxembourg. He was President of Federated Services Company, Chairman and CEO of Federated Bank and Trust Co. and a Director of Federated International, Ltd. Mr. Dolan is also Chairman of the Going to The Sun Rally, a Montana vintage rally that supports Montana charities, and he serves as Chairman of the Pittsburgh Vintage Grand Prix, a 501(c)(3) that sponsors the longest running vintage street race in America and supports autism charities. Mr. Dolan received a B.A. degree from Villanova University in 1976 and a J.D. from Duquesne University School of Law in 1980. Mr. Dolan’s significant investment and financial expertise make him well qualified to serve as our Chief Executive Officer and as Chairman of our board of directors.

Douglas L. Hein has been our Chief Financial and Chief Operating Officer since January 2018. Mr. Hein has over 35 years of experience in financial and operations management. He currently serves as the Chief Financial Officer and Executive Vice President of Voyager where he is responsible for the overall fiscal management, accounting, financial, tax, banking, risk management, investor relations, human resources, and administrative functions of Voyager’s portfolio companies, including acting as CFO of Ascent Data, a provider of cloud computing services to financial and legal firms, and Voyager Jet, a private aviation company. He is also the Founder and President of Heritage Corporate Advisors, a company that advises privately held and multi-generational family owned businesses, strategically invests capital, and offers alternative financing solutions. Mr. Hein co-founded and was CFO of Access Data Corp., a SaaS company providing data management and sales related analytics to the mutual fund industry, from 1997 until it was sold in 2009 to BroadRidge Financial Solutions, Inc. (NYSE: BR). He also served as Chief Operating Officer and Senior Vice President at Federated Administrative Services, a subsidiary of Federated Investors (NYSE: FII), from 1992 to 1997. Mr. Hein worked at KPMG from 1979 to 1992 providing audit and consulting services specializing in the financial services industry and technology audit services. Mr. Hein received a B.S. degree in Business Administration from Clarion University of Pennsylvania.

Robert B. Cross has been one of our independent directors since January 2018. Mr. Cross is a former British military officer with a distinguished and decorated nine-year career and appointments as commander serving on combat operations in the Middle East, Central Asia and Africa. He was also responsible for the development of the technological capabilities of the Special Forces. In 2006, Mr. Cross was awarded the Military Cross for bravery and leadership whilst serving in Iraq. He is the Founder and CEO of Adarga Limited, an A.I. powered technology business which is building cutting-edge analytical software for the defense, security and finance markets. Mr. Cross is also the Founder and Managing Director of Broxwood Partners, a group of family offices that has invested in a number of European companies, including Mansfelder Kupfer und Messing (MKM), a leading European manufacturer of primary and semi-finished products made of copper and copper alloys, and HUEZ, a UK designer and manufacturer of premium cycle apparel. From 2009 to 2012, Mr. Cross was an investment banker at JP Morgan in the Equity Capital Markets Group. Mr. Cross is also the Founder and Chairman of Capstar, a business providing chauffeuring, aviation, recruitment, security and other bespoke services, which hires and employs wounded veterans of the British Armed Forces. He received a degree in law from Exeter University in 1999.

David Dennis has been one of our independent directors since January 2018, and serves as the chairman of our audit committee. Mr. Dennis is a Certified Public Accountant and spent 36 years of his career at KPMG LLP, where he served as a Partner from 1993 until his retirement in December 2015. During his time at KPMG, Mr. Dennis served in its advisory practice and served as the Advisory Sector Leader for its State and Local Government Advisory Practice. In addition, from 1979 to 2002, Mr. Dennis was a member of the Audit Practice at KPMG and audited publicly traded companies, privately owned companies and public sector clients (governments and not for profits). He is a Past Member of Council for the American Institute of CPAs and a current member of the National Association of State Boards of Accountancy. Mr. Dennis previously served as acting Chief Financial Officer of the U.S. House of Representatives and as President for the Florida Institute of CPAs. He was appointed by Florida Governor Rick Scott to the Florida Board of Accountancy, where he served as Chair until December 31, 2018. Mr. Dennis received a Bachelor of Science degree in Accounting from Indiana University — Kelley School of Business.

Joseph F. Mendel has been one of our independent directors since January 2018, and serves as the chairman of our compensation committee. Mr. Mendel is a highly experienced executive in the banking and financial technology sector. From February 2019 to the present, Mr. Mendel has been VP, Americas Head, Banking and Financial Services Transformation Group, of NIIT-Technologies, a global IT solutions provider. From 2016 to early 2019, Mr. Mendel was VP and MD of the Financial Services Business Unit of Globant (NYSE: GLOB), a developer of software solutions to clients in North America, Latin America, Europe and Asia. Previously, he was an Executive Director of Data and Analytics for Banking and Capital Markets for Ernst & Young’s Advisory Services Group. His engagements and career postings have been in the USA, Australia, Spain, England, India, South Africa, Brazil, Mexico, United Arab Emirates, Argentina and Canada. From 2012 to 2013, he served as Vice President and Global Head of Banking/Capital Markets at IGATE’s Consulting and Solutions Group. From 2009 to 2012, Mr. Mendel was Practice Head for the Americas of Wipro BFSI’s Business Advisory Services Group (NYSE: WIT). From 2007 to 2008, Mr. Mendel was Vice President and Director of Consulting for Amdocs’ Financial Services Unit (NASDAQ: DOX). In addition, from 2005 to 2006, he was Vice President and Senior Strategic Account Executive for Fiserv SourceOne (Nasdaq: FISV), and SVP of National City Bank from 2003 to 2005. He combines his understanding of the customer experience, digital transformation, international finance, global markets and frictionless commerce with a unique perspective on the intersection of information technology and financial services. His experience includes mergers & acquisitions and leadership roles in post-merger integration at the executive and operational level. Mr. Mendel holds a degree in Business Administration from Duquesne University.

Neeraj Vohra has been one of our independent directors since January 2018. Mr. Vohra has over 20 years of strategic, financial management and capital markets experience in both key executive positions and investment banking. Mr. Vohra serves as the Chief Financial Officer of Frontier Strategy Group, a provider of emerging market information and advisory services based in Washington, DC. Prior to joining Frontier Strategy Group in 2016, he was the CFO of Rate Reset, a disruptive financial technology company that enables borrowers to reset terms of their mortgage and other loans digitally. From 2011 to 2013, he served as CFO of Internet Broadcasting Corporation. Previously, Mr. Vohra spent well over a decade leading investment banking teams in the FinTech and Tech Services sectors at both FBR & Co, from 1997 to 2008, and at Signal Hill Capital, from 2008 to 2011. Mr. Vohra is an active steering committee member of the Greater Washington CFO Network. Mr. Vohra holds an M.B.A. from the Stern School of Business at New York University and a B.B.A. in Economics from Baruch College, CUNY.

Number and Terms of Office of Officers and Directors

Our Board consists of five directors. Our Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. Robert B. Cross and Neeraj Vohra were assigned to the “Class I” classification of directors whose terms of office will expire at the first annual meeting of stockholders, and James J. Dolan, David Dennis and Joseph F. Mendel, were assigned to the “Class II” classification of directors, whose terms of office will expire at the second annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial Business Combination.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the Board.

Director Compensation

During the quarter ended March 31, 2018, we agreed to pay each of our independent directors an annual retainer of $20,000 (pro-rated for interim periods of service) for their service as members of our Board, for which, in addition to general matters of corporate governance and oversight, we expect our Board members to assist the Company in the identification and evaluation of industries and particular businesses that are, in the reasonable judgment of the Board, suitable acquisition targets for us, as well as assisting the Company in the review and analysis of alternative Business Combinations. In addition, we have agreed to pay each independent director a telephonic meeting fee of $1,000 or in-person meeting fee of $1,500 for each meeting attended by such independent director. The Company has also agreed to pay the Chairperson of the Audit Committee an annual retainer of $7,500 and the Chairperson of the Compensation Committee an annual retainer of $5,000. All such fees will be deferred and become payable on the consummation of a Business Combination. In addition, our Sponsor transferred an aggregate of 40,000 Founder Shares to the Company’s independent directors.

THE BUSINESS OF HOF VILLAGE, LLC

HOF Village, LLC, a Delaware limited liability company (“HOFV”), is a resort and entertainment company located in Canton, Ohio, leveraging the power and popularity of professional football in partnership with the Pro Football Hall of Fame. HOFV was formed in 2015 by initial equity members IRG Canton Village Member, LLC, a Delaware limited liability company, and Hall of Fame Village, Inc., an Ohio corporation (which transferred its membership interest to its parent, the Pro Football Hall of Fame, in 2019). In 2016, HOF Village was rebranded as Johnson Controls Hall of Fame Village based on a strategic long-term naming rights agreement completed with Johnson Controls, a global Fortune 500 company listed on the NYSE. HOFV expects to create a diversified set of revenue streams through developing themed attractions, premier entertainment programming, sponsorships and media. The strategic plan has been developed in three phases of growth.

The first phase of the Johnson Controls Hall of Fame Village is operational, consisting of the Tom Benson Hall of Fame Stadium, the National Youth Football & Sports Complex, and a media company. In 2016, HOFV completed the Tom Benson Hall of Fame Stadium, a sports and entertainment venue with a seating capacity of approximately 23,000. The Tom Benson Hall of Fame Stadium hosts multiple sports and entertainment events, including the NFL Hall of Fame Game, Enshrinement and Concert for Legends during the annual Pro Football Hall of Fame Enshrinement Week. In 2016, HOFV opened the National Youth Football & Sports Complex, which will consist of eight full-sized, multi-use regulation football fields, five of which have been completed in Phase I. The facility hosts camps and tournaments for football players, as well as athletes from across the country in other sports such as lacrosse, rugby and soccer. In 2017, HOFV formed a sports and entertainment media company, HOF Village Media Group, LLC, leveraging the sport of professional football to produce exclusive programming by licensing the extensive content controlled by the Pro Football Hall of Fame as well as new programming assets developed from live events such as youth tournaments, camps and sporting events held at the National Youth Football & Sports Complex and the Tom Benson Hall of Fame Stadium.

HOFV is developing new hospitality, attraction and corporate assets surrounding the Pro Football Hall of Fame Museum as part of a Phase II development plan. Plans for future components of the Johnson Controls Hall of Fame Village include two premium hotels, an indoor waterpark, the Center for Excellence (an office building including retail and dining establishments), the Center for Performance (a convention center/field house), and the Hall of Fame Retail Promenade. Phase III expansion plans include the addition of the Hall of Fame Experience (an immersive VR/AR attraction), a luxury hotel with retail space, a performance center/arena, and multi-family housing.

Leadership

HOFV has a seven-member Board of Directors, with two members each designated by Industrial Realty Group, the Pro Football Hall of Fame and M. Klein Associates, Inc., and one member designated by Johnson Controls, Inc. The current Board members are Stuart Lichter, John Mase, David Baker, Michael Klein, Mark Klein and Lisa Roy. One position on the Board, which the Pro Football Hall of Fame is entitled to fill, is currently vacant. HOFV also has a four-member Executive Committee with day-to-day operating authority, consisting of three of the Board members (Stuart Lichter, David Baker and Michael Klein) and the Chief Executive Officer, Michael Crawford.

David Baker has served as Chairman of HOFV since December 2018. Mr. Baker is the President of the Pro Football Hall of Fame, a role he has held since January 2014. He previously served as Commissioner of the Arena Football League for 12 years and as the Mayor and a Councilman of Irvine, California.

Michael Crawford has served as Chief Executive Officer of HOFV since December 2018. Before joining HOFV, Mr. Crawford served as President of Asia Pacific and then Global President of Portfolio Management at Four Seasons Hotels and Resorts. Previously, Mr. Crawford spent almost 25 years at The Walt Disney Company/Walt Disney Parks and Resorts, where he led the design, development and operation of mixed-use Disney developments in Orlando, Anaheim, Tokyo and Shanghai. He rose to Senior Vice President and General Manager of Shanghai Disney Resort and President of Walt Disney Holdings Company in Shanghai.

Since September 2019, Jason Krom has served as Chief Financial Officer of HOFV. Mr. Krom joined HOFV from Stanley Black & Decker, where he was Chief Financial Officer of the Outdoor Products Group. He has previously served in various financial roles at Johnson & Johnson, Novartis Consumer Health, Philips Healthcare, The Hershey Company and Abercrombie & Fitch.

Since September 2019, Edward Kiernan has served as Chief Commercial Officer of HOFV. Before joining HOFV, Mr. Kiernan served as Chairman of Gramercy West, a global strategic real estate consulting firm focused on sports, entertainment, lifestyle and high impact commercial developments. He was also a Partner at Damage — The Esports Agency and on the Investment Advisory Board of The Myriad Opportunity Fund. Previously, Mr. Kiernan has served in various roles at Engine Shop, GMR Marketing, Peter Jacobsen Sports, LLC, and the PGA Tour.

Business Strategy

Overview

HOFV’s principal business objective is to successfully develop and operate the Johnson Controls Hall of Fame Village as a premiere destination resort and entertainment company leveraging the expansive popularity of professional football and the Pro Football Hall of Fame. HOFV is capitalizing on one of the most popular brands in sports (as measured by total league revenue and number of fans) across an integrated themed resort and entertainment platform, creating unique assets, sponsorship and media revenue verticals. The resort and entertainment platform will significantly extend the presence of the Pro Football Hall of Fame, the singular institution focused on promoting and preserving the legends and values of professional football. HOFV is located in Canton, Ohio, the birthplace of American professional football. It is in a market area with limited themed attractions and within an 8-hour driving distance to nearly half of the NFL franchises. Together with the PFHOF, HOFV is intended to become an elite entertainment venue and premier attraction for the region. The current operational assets of the PFHOF and HOFV currently attract approximately one million visitors annually.

HOFV is building a year-round, multi-use destination complex with a master development plan that calls for three Phases. Phase I, already complete, includes The Tom Benson Stadium, the Youth Sports Complex, the Hall of Fame Media Company, and complementary, long-term Sponsorship agreements. Phase II, already begun, will add the Hall of Fame Indoor Waterpark, premium hotels as well as additional attractions, retail and commercial assets. Plans for Phase III include an immersive VR/AR attraction, a luxury hotel with retail space, multi-family housing and certain other components under consideration.

PFHOF is a distinct entity from HOFV but serves as a material shareholder and aligned partner. The Pro Football Hall of Fame is a 501(c)(3) not-for-profit educational institution that focuses on the education, promotion, preservation and honoring of the individuals and moments that shaped professional football’s history. Since opening in 1963, the Museum has grown in both size and stature. The building was expanded in 1971, 1978 and 1995, and completed major exhibit gallery renovations in 2003, 2008, and 2009. Together, these improvements have transformed the original 19,000 square-foot Hall of Fame museum into an exciting internationally recognized institution and travel destination. The “Future 50” Expansion & Renovation Project has expanded the museum to 118,000 square feet. The two-year, $27 million project was completed in the summer of 2013 after a major renovation to 38,000 square feet of museum space was finished. Today, the Hall of Fame stands as a shining tribute to the over 300 men who have earned their Gold Jackets and made professional football America’s most popular sport. The Pro Football Hall of Fame Museum and the Gold Jacket inductees serve as unique and valuable partners that contribute to the development of the Hall of Fame Village.

About Phase I

HOFV has invested approximately $250 million of capital to build Phase I of the Hall of Fame Village and prepare for Phase II and Phase III. Phase I, already complete, includes The Tom Benson Stadium, the Youth Sports Complex, the Hall of Fame Media Company, complementary, long-term sponsorship agreements, as well as land and infrastructure to support Phase II and Phase III. HOFV is executing strategies to significantly increase programming of the Stadium and Youth Sports Complex and developing unique media content.

Tom Benson Stadium

The Tom Benson Stadium holds 23,000 and hosts the annual Pro Football Hall of Fame Enshrinement Week Powered by Johnson Controls as well as other premier sporting events such as the Historic Black College Hall of Fame Game, the Ohio State High School Football Championships and the World Youth Football Championships. During the Pro Football Hall of Fame Enshrinement Week, the Stadium hosts the Hall of Fame Game, the first nationally televised NFL game of the season, and the Hall of Fame Enshrinement for NFL players. The Stadium is also equipped with cut-away seats, allowing it to serve as an elite concert venue. The Stadium has hosted performances by national recording artists such as Aerosmith, Tim McGraw, Pitbull, Toby Keith and Maroon 5. In 2020, the Stadium is expected to play an integral role in hosting the NFL’s Centennial Celebration, which is expected to be a series of events over a multiple day period in partnership with the NFL.

Youth Sports Complex

The National Youth Sports Complex will consist of eight full sized fields, five of which are completed (four turf fields and one grass field) and three of which are planned for Phase II construction. The facility hosts camps and tournaments for football players as well as athletes from other sports such as lacrosse, rugby and soccer from across the country. Since 2017, the Youth Sports Complex has hosted the Pro Football Hall of Fame World Youth Championships. The World Youth Championships are a national competition, with a watch list of youth football teams developed by former NFL executives that compete in regional playoffs all over the country. The World Youth Championships allow the best teams in a variety of different weight, age and regional groups to compete at the Youth Sports Complex and the Tom Benson Stadium. The 2017 and 2018 World Youth Championships featured special guests like Hall of Fame inductees Ray Lewis and Randy Moss and were broadcast on CBS Sports Network.

Hall of Fame Media Company

In 2017, HOFV formed a sports and entertainment media company, HOF Village Media Group, LLC, leveraging the sport of professional football to produce exclusive content, including content developed from live events such as tournaments, camps and sporting events held at the National Youth Football & Sports Complex and the Tom Benson Hall of Fame Stadium. The Hall of Fame Media Company has the ability to serve multiple media formats including full length feature films, live and taped television specials, studio shows, live sports events, books and artwork. Through HOFV’s partnership with the PFHOF, the Hall of Fame Media Company has access to over 50 million pieces of photo, video and document archives. To date, the Hall of Fame Media Company has produced broadcasts for the World Youth Football Championships aired on CBS, National Signing Day, during which top high school athletes announce their college commitments and is in the initial stages of producing six different sports related shows.

Sponsorship Agreements

HOFV is bringing together world-class sponsors and partners. To date, HOFV has struck formal agreements related to sponsorship alliances for development support from best-in-class companies, including Johnson Controls, the founding partner and official naming rights partner, Constellation New Energy, Inc. (an Exelon Company), the official energy partner, First Data Merchant Services, LLC (now Fiserv), the official processing and payment solutions partner, PepsiCo, Inc., the official soft drink, water, and sports hydration partner, Turf Nation, Inc., the official artificial turf partner, and Xenith, LLC, the Mexico City world bowl official partner.

Generally, under the terms of our sponsorship agreements, we will receive a fixed amount of revenue each year in exchange for granting certain rights to the relevant sponsor. The revenue may consist of a combination of cash, in-kind and/or activation funds. However, in some cases, the sponsorship fee may consist of a fixed initial payment with variable annual payments thereafter, based on our completion of certain projects or fulfillment of certain requirements.

Under the terms of the Naming Rights Agreement with Johnson Controls, we will receive a fixed amount of revenue each year in return for granting to Johnson Controls exclusive rights to designate the name of the destination complex as well as granting to Johnson Controls certain branding, signage, advertising and similar rights. The Naming Rights Agreement is scheduled to expire on December 31, 2034. HOFV is obligated to spend $45 million as activation expenses for the benefit of promoting the Johnson Controls and HOFV brands.

Under the terms of the Constellation Sponsorship Agreement, we will receive a fixed amount of revenue each year in return for granting Constellation exclusive rights to designate the name of the Center for Excellence as well as granting Constellation certain branding, signage, advertising and similar rights. The Constellation Sponsorship Agreement is scheduled to expire on December 31, 2028. The annual revenue consists of sponsorship fees and annual activation fund proceeds. Activation fund proceeds may be used for a media plan, hospitality packages, business development and other expenses for the benefit of promoting the Constellation and HOFV brands. Annual activation fund proceeds must be used in a particular calendar year, and any unused funds are not rolled into future contract years.

See the section entitled “Risk Factors — Risks Relating to HOFV — We rely on sponsorship contracts to generate revenue” for additional terms and conditions relating to the Naming Rights Agreement and the Constellation Sponsorship Agreement.

About Phase II

Phase II is expected to add additional strategic attractions, hospitality, and corporate assets in a well-planned and synergistic manner intended to increase consumer appeal and drive revenue and profitability growth. The Company has made material progress toward the full execution of Phase II.

To date, the Company has acquired all land and received zoning approval from the City of Canton for the development of Phase II. In 2016 and 2017, the Company received significant support from the City of Canton through a pair of ordinances. In June 2016, the Planning Commission of the City of Canton amended the Planning and Zoning Code of Codified Ordinances of the City of Canton to include the Hall of Fame Village District, providing HOFV with a zoning mechanism required to implement HOFV’s mixed-use development plan. In February 2017, the Canton City Planning Commission and City Council granted approval of the Hall of Fame Village Development plan, including plans for Phase II. Through 2019, the company has gained control of, either through ground leases, purchase agreements or through acquisition of title, all land required to develop all components of Phase II. The company has gained control of over 200 parcels of land surrounding the Stadium, Youth Fields, and Pro Football Hall of Fame Museum for the future development of an indoor waterpark, on-campus luxury hotel attached to the waterpark, and a retail promenade offering a variety of food and beverage options, as well as other specialized entertainment alternatives. The Company has commissioned and completed three separate Phase I Environmental Site Assessments on land underlying the Stadium, Youth Sports Complex and residential land acquired for Phase II of the development plan. To date, no recognized environmental conditions have been revealed.

In addition, the Company has made significant progress in the design and development planning for Phase II. Phase II is projected to cost approximately $270 million in capital spending with construction beginning in 2020 and the expectation is that all components will be complete and operational by 2023. In 2018 the Company added significantly to its construction and planning resources with the goal of developing and delivering Company assets on time and on budget. The Company hired a leading project management firm and two top commercial construction groups, who formed a partnership to use national and local resources as the master general contractors of Phase II. Detailed estimates and a timeline were prepared by HOFV management in conjunction with such master general contractors based upon schematic and design documents of Phase II, familiarity with the Ohio market and development expertise.

The design and development planning for Phase II accelerated in 2019 and is expected to be complete by early 2020 for all components of Phase II. The Company’s master general contractors are expected to deliver schematic and design documents in early 2020. Required permits have been identified and are in the process of being secured. The Company expects to receive a Guaranteed Maximum Price (“GMP”) commitment from its project management consultants and general contractors by early 2020. The GMP, along with the design and development work completed, will serve as critical elements in arranging a construction loan to meet the proposed schedule. The strategic plan reflects the $270 million in capital spending, a construction loan to support this spending and any other costs associated with completion and the attractive financial return characteristics of these assets. With construction scheduled to begin in 2020, pending, among others, the timely granting of all required land use and other required permits, availability of adequate financing, and timely completion of construction, it is expected that all material components of Phase II will be complete and operational by 2023.

In Phase II, the critical business strategies are to drive further asset development, increased event programming, new alliance sponsorships, media development and explore additional growth verticals:

•        Further Asset Development: HOFV is planning to develop additional assets in Phase II to attract and entertain guests. HOFV has acquired all land needed for Phase II development and is expected to have the design and development planning completed for each component by December 31, 2019. In October 2019, HOFV, after conducting diligence, acquired the McKinley Grand Hotel in downtown Canton, Ohio to serve as its off-site hotel. Renovation plans and permitting were completed in November 2019, demolition began in November 2019, and renovations began in January 2020. Additional assets will include an indoor waterpark, on-campus luxury hotel attached to the waterpark, and a retail promenade offering a variety of food and beverage options, as well as other specialized entertainment alternatives. There also will be an office complex targeting medically based tenants expanding the corporate appeal of HOFV, and a field house / convention center to provide a variety of year-round programming options. Construction is expected to begin in full in 2020 and all assets are projected to be operational by 2023.

•        Increased Event Programming: HOFV plans to utilize the Tom Benson Hall of Fame Stadium for an expanded offering of live entertainment and events, including top performers, sporting events and festival programming. Also, given the appeal and popularity of youth sports, additional year-round programming is expected to be available across multiple sports utilizing the national appeal of the Hall of Fame brand. HOFV has made key strategic hires, including Edward Kiernan as Chief Commercial Officer who will help drive increased Event Programming and Alliance Sponsorships. The Stadium is expected to play an integral role in hosting the NFL’s Centennial Celebration in 2020, which is expected to be a series of events over a multiple day period in partnership with the NFL. There are also plans for multiple concerts, multi-day festivals, and on-going business event productions through 2020 and beyond.

•        New Alliance Sponsorships: HOFV has been successful attracting a strong sponsorship base and will continue to form significant partnerships with leading companies and brands across a range of untapped categories. These partnerships are expected to be in the form of naming rights agreements or additional category-specific sponsorships. HOFV plans to target a number of industry verticals for additional sponsorship revenue, such as autos, telecom and beverages. There are several multi-million dollar partnerships in discussion across wide range of categories including beverages, telecom and autos, though as of the current date none of these discussions has reached the formal or preliminary agreement stage.

•        Media Development: HOFV is developing original content from both its event programming and its direct access to millions of pieces of historic Pro Football artifacts located within the PFHOF archive. HOFV is planning on producing full-length films, shows and other digital content marketing through multiple channels of distribution. Already advanced discussions with Media leaders, creative, development and distribution partners have occurred, and three shows are currently in various stages of production and marketing. HOFV entered into a consulting agreement with a media executive in June 2019. Under the terms of the consulting agreement, the media executive receives a monthly fee of $25,000 and provides assistance with assessing and identifying market opportunities for content development, developing a business plan for HOFV’s media company, identifying sources of new creative content, and engaging in discussions with distributor channels to identify the types of content they are seeking. The initial term of the consulting agreement was four months, but the consulting agreement is currently being extended on a month-to-month basis and will automatically terminate at the end of any given month unless both parties agree to an extension.

•        Exploring Additional Growth Verticals: HOFV has begun exploring additional growth verticals as part of Phase II. These include the fast-growing Fantasy Sports and eGaming segments which represent large market opportunities which are intended to capitalize on the assets being developed by HOFV. There also are expected to be opportunities to consider expanding certain destination-based assets in other geographic markets leveraging the popularity of professional football. HOFV has hired several additional full-time employees, including a Chief Commercial Officer, a Vice President of Alliance Partnerships and a Senior Director of Alliance Partnerships, to actively research these and other growth verticals. These Additional Growth Verticals are not included in the current set of financial projections.

About Phase III

As part of a master development plan, there has been significant planning for a Phase III expansion. HOFV’s expansion plans in Phase III include another luxury hotel, an immersive virtual reality attraction, multi-family housing and certain other components under consideration. This next phase of development is expected to continue to drive growth for HOFV and expand offerings to the next generation of guests and would potentially be initiated upon substantial completion of Phase II. The financial performance of Phase III is not currently fully reflected in the financial projections.

Competition

HOFV currently faces and will face competition in each of its businesses, as follows:

•        Tom Benson Hall of Fame Stadium, the National Youth Football & Sports Complex and the planned field house/convention center will compete with other facilities and venues across the region and country for hosting concerts, athletic events (including professional sports events, sports camps and tournaments) and other major conventions.

•        HOF Village Media Group, LLC will compete (i) with other media and content producers to obtain creative and performing talent, sports and other programming content, story properties, advertiser support, distribution channels and market share and (ii) for viewers with other broadcast, cable and satellite services as well as with home entertainment products, new sources of broadband and mobile delivered content and internet usage.

•        The Hall of Fame waterpark, the Hall of Fame hotels and the retail promenade, if and when completed, will compete with other theme parks and resorts, such as Cedar Point, located in Sandusky, Ohio, and other theme parks, retail and tourist destinations in Ohio and around the country, and with other forms of entertainment, lodging, tourism and recreation activities.

•        The planned Center for Excellence will compete for tenants with other suppliers of commercial and/or retail space.

Employees

As of January 16, 2020, HOFV had 25 employees that perform various administrative, finance and accounting, event planning, youth sports programming and corporate management functions for HOFV and its subsidiaries.

Recent Developments with respect to HOFV

The Johnson Controls Hall of Fame Village will be the host site for the NFL’s Centennial celebration in Canton, Ohio, in September 2020.

In 2019, PFHOF signed a three-year deal to host the Black College Football Hall of Fame Game. PFHOF hosted the inaugural game at the Tom Benson Hall of Fame Stadium on September 1, 2019.

In October 2019, HOFV purchased the McKinley Grand Hotel in Canton, Ohio. HOFV intends to close the hotel for renovations and significant upgrades, and the hotel is expected to reopen in the summer of 2020 in time for the Hall of Fame Enshrinement.

In October 2019, HOFV entered into a management agreement with ASM Global, under which ASM Global will become the new management firm for the Tom Benson Hall of Fame Stadium. ASM Global currently manages over 20 major stadiums.

On January 13, 2020, HOFV announced that it had secured $9.9 million in financing from Constellation through its Efficiency Made Easy (“EME”) program to implement energy efficient measures and to finance the construction of the Constellation Center for Excellence and other enhancements, as part of Phase II development. The Hanover Insurance Company provided a guarantee bond to guarantee HOFV’s payment obligations under the financing, and Stuart Lichter and two trusts affiliated with Mr. Lichter have agreed to indemnify The Hanover Insurance Company for payments made under the guarantee bond.

Properties

HOFV owns real property in Canton, Ohio, at the site of the Johnson Controls Hall of Fame Village development, including the Tom Benson Hall of Fame Stadium and HOFV’s main offices. Certain parcels of real property on which the Johnson Controls Hall of Fame Village is located are owned by the City of Canton and the Canton City School District (Board of Education), and are subject to long-term ground leases and agreements with HOFV for the use and development of such property. Other parcels of real property on which the Johnson Controls Hall of Fame Village is located are owned by Pro Football Hall of Fame, and the parties have entered into an agreement for HOFV to purchase such property.

Legal Proceedings

During the normal course of its business, HOFV is subject to occasional legal proceedings and claims. In the opinion of management, any current proceedings and claims against HOFV are not significant to its financial condition or operations.

The Company’s wholly-owned subsidiary HOF Village Stadium LLC is a defendant in a lawsuit “National Football Museum, Inc. dba Pro Football Hall of Fame v. Welty Building Company Ltd., et al;” filed in the Stark County Court of Common Pleas. The Pro Football Hall of Fame, an affiliate, filed this suit for monetary damages as a result of the cancellation of the 2016 Hall of Fame Game. Plaintiff alleges that the game was cancelled as a result of negligent acts of subcontractors who were hired to perform field paining services. Plaintiff alleges that HOF Village Stadium, LLC is contractually liable for $1.2 million in damages Plaintiff sustained because it guaranteed the performance of Defendant Welty Building Company Ltd. (“Welty”) for the Hall of Fame Stadium renovation. Potential damages claimed by Plaintiff include the refunds of ticket sales, lost commissions on food and beverage sales, and lost profits on merchandise sales. The Company’s management believes that this suit is without merit and intends to vigorously defend its position. The ultimate outcome of this litigation cannot presently be determined. Accordingly, adjustments, if any, that might result from the resolution of this matter have not been reflected in the consolidated financial statements.

EXECUTIVE OFFICERS AND DIRECTORS OF HOFV

Executive Officers and Directors

HOFV moved from management by a managing member to management by a Board of Directors with an Executive Committee on December 11, 2018. HOFV’s existing directors and Executive Committee members have all been members of the Board of Directors and the Executive Committee, respectively, as of December 11, 2018. Day-to-day management of HOFV is overseen by a four-person Executive Committee, consisting of the Chief Executive Officer and three members of the Board of Directors. The Executive Committee may delegate authority to one or more officers of HOFV. HOFV’s current executive officers and directors are as follows:

Name	Age	Position
Michael Crawford	52	Chief Executive Officer and Executive Committee Member
Jason Krom	39	Chief Financial Officer
Edward Kiernan	45	Chief Commercial Officer
Anne Graffice	47	Executive Vice President of Public Affairs
David Baker	66	Chairman, Director and Executive Committee Member
Mark Klein	57	Director
Michael Klein	56	Director and Executive Committee Member
Stuart Lichter	70	Director and Executive Committee Member
John Mase	61	Director
Lisa Roy	48	Director

Michael Crawford. Mr. Crawford has served as HOFV’s Chief Executive Officer since December 2018 and is expected to serve as Chief Executive Officer of Holdings following the completion of the Mergers. Before joining HOFV, Mr. Crawford was an executive at Four Seasons Hotels and Resorts, where he served as Global President of Portfolio Management (2016–2018) and President of Asia Pacific (2014–2016). Previously, Mr. Crawford worked at The Walt Disney Company/Walt Disney Parks and Resorts in various positions from 1990 to 2014, where his last role was Senior Vice President and General Manager of Shanghai Disney Resort and President of Walt Disney Holdings Company in Shanghai (2010–2014). Mr. Crawford holds a B.S. in Business Administration from Bowling Green State University and an MBA (magna cum laude) from the University of Notre Dame’s Mendoza College of Business.

Jason Krom. Mr. Krom has served as Chief Financial Officer of HOFV since September 2019. Mr. Krom joined HOFV from Stanley Black & Decker, where he served as Chief Financial Officer of the Outdoor Products Group (2018–2019) and as Vice President of Financial Planning & Analysis and Licensing for Global Tools & Storage (2017–2018). Previously, Mr. Krom worked at Abercrombie & Fitch as Chief Financial Officer of the Hollister Brand (2016–2017) and Vice President of Corporate Finance (2015–2016). He has previously served in various financial roles at The Hershey Company (2011–2015), Philips Healthcare (2010–2011), Novartis Consumer Health (2007–2010) and Johnson & Johnson (2002–2007). Mr. Krom holds a B.S. in Finance from The College of New Jersey and an MBA (with distinction) from New York University’s Stern School of Business.

Edward Kiernan. Mr. Kiernan has served as Chief Commercial Officer of HOFV since September 2019. Before joining HOFV, Mr. Kiernan served as Chairman of Gramercy West, a global strategic real estate consulting firm focused on sports, entertainment, lifestyle and high impact commercial developments (2017–2019). He was also a Partner at Damage — The Esports Agency (2018–2019) and on the Investment Advisory Board of The Myriad Opportunity Fund (2018–2019). Previously, Mr. Kiernan served as President and Founding Partner of Engine Shop, an experiential sports, entertainment and lifestyle marketing agency (2012–2017), Senior Vice President of Sports at GMR Marketing (2009–2012), Executive Vice President and Chief Marketing Officer at Peter Jacobsen Sports, LLC (2000–2009), and in various roles at the PGA Tour (1993–2000). Mr. Kiernan is also a co-founder of and investor in several businesses, including Motive CBD, bluwinx, PartyMatch, and Coaches Tribune. Mr. Kiernan holds a Bachelor’s degree from University of Mount Union.

Anne Graffice. Ms. Graffice has served as Executive Vice President of Public Affairs of HOFV since December 2019. Prior to joining HOFV, Ms. Graffice served as Vice President of Development and Strategic Adventures at the Pro Football Hall of Fame (2016–2019). Previously, Ms. Graffice worked at University of Mount Union, where she served as Executive Director of Alumni Relations and the Mount Union Fund (2012–2016) and Director of Alumni Relations

and University Activities (2003–2012). Ms. Graffice holds a B.A. in Business Administration and Finance from Mount Union College and an MBA from Tiffin University.

David Baker. Mr. Baker has served as Chairman and a Director of HOFV since December 2018. Mr. Baker is the President of National Football Museum, Inc., an Ohio nonprofit corporation doing business as the Pro Football Hall of Fame, a role he has held since January 2014. Previously, Mr. Baker served as Commissioner of the Arena Football League from 1996 to 2008 and as the Mayor and a Councilman of Irvine, California. He also played professional basketball in Switzerland and worldwide with a Christian basketball team. Mr. Baker holds a B.A. in English Literature and Criticism from the University of California at Irvine and a J.D. from Pepperdine University School of Law, where he served as Editor-in-Chief of the Pepperdine Law Review.

Mark Klein. Mr. Klein is the President and Chief Executive Officer of Sutter Rock Capital Corp. and has been a director of Sutter Rock Capital Corp. since 2011. Since 2010, Mr. Klein has served as a Managing Member and Majority Partner of M. Klein & Company, LLC. Mr. Klein also serves on the Boards of Directors for Churchill Capital Corp II and Atlantic and Alliance Partnership Corp. and has served as an investment adviser at B. Riley Wealth Management since April 2012. Mr. Klein was a Director of National Holding Corporations from 2011 to 2014, where he also served as Chief Executive Officer and Co-Chairman from March 2013 to December 2014. He served as a director of New University Holdings Corp., from its inception in 2010 through August 2011, when New University Holdings Corp. merged with ePals, Inc. In addition, from April 2010 until May 2011, Mr. Klein served as the Chief Executive Officer and President and a Director of 57th Street General Acquisition Corp. until it completed a merger with Crumbs Bake Shop. Subsequently, Mr. Klein served as a member of the Board of Directors of Crumbs from May 2011 to March 2014. Mr. Klein has a Bachelor’s degree, with high distinction, in Business Administration from Emory University and an MBA from the J. L. Kellogg School of Management at Northwestern University.

Michael Klein. Mr. Klein has served as Chairman, Chief Executive Officer and a Director of Churchill Capital Corp II since May 2019. Mr. Klein currently serves as Chairman of the Board of Directors of Churchill Capital Corp, a blank check company whose sponsor is an affiliate of M. Klein and Company, LLC, and as a Director for Credit Suisse Group AG and Credit Suisse AG. Mr. Klein is the founder and managing partner of M. Klein and Company, a global strategic advisory firm, which he founded in 2012. Mr. Klein was the co-founder and Chairman of Churchill Capital Corp, a blank check company formed as a Delaware corporation in 2018. Churchill Capital Corp merged with Clarivate Analytics in 2019, where Mr. Klein remains Chairman of the company. Mr. Klein is a strategic advisor to global companies, boards of directors, senior executives, governments and institutional investors. Mr. Klein’s background in strategic advisory work was built during his 30-year career, including more than two decades at Citi and its predecessors, during which he initiated and executed strategic advisory transactions. He began his career as an investment banker in the M&A Advisory Group at Salomon Smith Barney and subsequently became Chairman and Co-Chief Executive Officer of Citi Markets and Banking, with responsibilities for global corporate and investment banking and Global Transaction Services across Citi. Mr. Klein is a graduate of The Wharton School of the University of Pennsylvania, where he earned his B.S. in Economics with concentrations in finance and accounting.

Stuart Lichter. Mr. Lichter has served as the President and Chairman of the Board of Industrial Realty Group, LLC since 1999. Industrial Realty Group, along with its affiliated companies, has acquired and developed over 100 industrial and commercial properties throughout the country, representing virtually every area of real estate, such as office buildings, industrial and warehouse buildings, shopping centers, business parks, hotels, mini-storage facilities, marinas, apartments, mobile home parks and mixed-use developments, with a primary emphasis on industrial and commercial properties. Mr. Lichter began his real estate career with the General Services Administration (GSA) of the US Government where he focused on solving challenges facing governmental-owned real estate. Mr. Lichter subsequently performed loan workouts, completed unfinished construction projects and leased and sold foreclosed projects for Midland Bank and New York Life Insurance Company. Mr. Lichter has over 40 years of experience as a leader in the adaptive reuse of commercial and industrial real estate. Mr. Lichter holds a B.S. degree from Hunter College, a part of the City University of New York. He completed all course work for an MBA from Pace University with a major in finance. Mr. Lichter also attended New York University School of Law.

John Mase. Mr. Mase is the Chief Executive Officer, a member of the Board of Directors and General Counsel of Industrial Realty Group, LLC. He has served as Chief Executive Officer since 2012 and was involved in the initial formation of Industrial Realty Group and its growth over the past 25 years. Mr. Mase has more than 30 years of experience in the real estate industry as principal, developer, attorney and owner. Mr. Mase previously served as outside General Counsel for Industrial Realty Group as a founding partner of Fainsbert Mase & Snyder, LLP, a Los

Angeles law firm formed in 1987. Mr. Mase is licensed by the State Bar of California as an attorney and is designated a Certified Tax Specialist by the State Bar of California. Over the years Mr. Mase has lectured at the University of Southern California, Boston University School of Management, Golden Gate University, and for numerous trade and business organizations on a variety of topics on real estate, taxation and business issues. Mr. Mase is the co-author of “Real Property Exchanges” published by Regents of the University of California and Continuing Education of the Bar, Second Edition, and is one of the nation’s leading experts on tax deferred exchanges. Mr. Mase passed the CPA examination and previously worked for one of the former big five accounting firms. Mr. Mase has also served as a special consultant to NBC Channel 4 News. Mr. Mase is a member of Young Presidents’ Organization (YPO) Gold, Beverly Hills Chapter, and serves on several corporate and non-profit Boards of Directors. Mr. Mase received a B.S. degree (summa cum laude) from the University of Rhode Island with a major in Business Administration (accounting). He received his J.D. from Boston University School of Law.

Lisa Roy. Ms. Roy is Vice President of Commercial Sales for Johnson Controls, Inc., a role she has held since October 2016. Ms. Roy has worked at Johnson Controls since February 1994, and has since held numerous roles in global strategy, leadership and general management in various businesses within the company. Prior to this role, she led the North American integration activities to drive revenue and cost synergies from the 2016 Johnson Controls and Tyco Merger. Ms. Roy also served as Vice President and General Manager of the Global Security business, North American Security and Fire business, and the NA South Region (2008–2016). Ms. Roy holds a Bachelor’s degree in Electrical and Electronics Engineering from Louisiana State University.

EXECUTIVE COMPENSATION OF HOFV

The following sections provide compensation information pursuant to the scaled disclosure rules applicable to “smaller reporting companies” under the rules of the SEC.

Overview

HOFV’s “Named Executive Officers” for the year ended December 31, 2018, and the year ended December 31, 2017, include Michael Eck, the former Interim Chief Executive Officer; Michael Crawford, the Chief Executive Officer; Brian Parisi, the former Chief Financial Officer; Eric Schwartz, the former Interim President; Jim Connelly, the former Chief Revenue Officer; and David Baker, the Chairman. Jason Krom, the Chief Financial Officer, and Edward Kiernan, the Chief Commercial Officer, both became employed by HOFV on September 16, 2019, during the 2019 fiscal year.

HOFV’s compensation policies and philosophies are designed to align compensation with business objectives, while also enabling HOFV to attract, motivate and retain individuals who contribute to HOFV’s long-term success. HOFV historically links a portion of annual cash compensation to HOFV’s performance, based in part on achievement of certain Key Performance Indicators (KPIs) and in part at the discretion of HOFV’s Board of Directors.

The compensation of HOFV’s Named Executive Officers, except for Mr. Eck and Mr. Baker, has consisted of a base salary and retirement, health and welfare benefits. Mr. Eck’s compensation has consisted of a monthly fee paid to his employer, M. Klein Associates, Inc., through a secondment arrangement (which is reported in the Summary Compensation Table as salary) and then remitted to Mr. Eck by M. Klein Associates, and his compensation from HOFV has not included any retirement, health or welfare benefits. Mr. Baker’s compensation has consisted of a base salary, but has not included any retirement, health or welfare benefits. HOFV’s Named Executive Officers have employment agreements, except for Mr. Eck, who had a secondment agreement, and Mr. Parisi, who did not have an employment agreement. Additionally, certain Named Executive Officers have been eligible for cash bonuses and/or profits interest grants. The Named Executive Officers with employment agreements are eligible to receive payments and benefits upon a termination of employment without cause or for good reason.

Summary Compensation Table

The following table presents summary information regarding the total compensation for the years ended December 31, 2019, 2018 and 2017 for the current and former Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Michael Eck(1) Former Interim Chief Executive Officer	2019 2018 2017	— 340,000 25,000	— — —	— — —	— 340,000 25,000
Michael Crawford(2) Chief Executive Officer	2019 2018 2017	614,231 37,500 —	457,781 — —	23,185 — —	1,095,196 37,500 —
Brian Parisi(3) Former Chief Financial Officer	2019 2018 2017	222,014 234,519 128,942	— — 11,250	2,142 — —	224,156 234,519 140,192
Jason Krom(4) Chief Financial Officer	2019 2018 2017	75,000 — —	130,000 — —	28,986 — —	233,986 — —
Eric Schwartz(5) Former Interim President	2019 2018 2017	— 300,000 25,000	— — —	— — —	— 300,000 25,000
Jim Connelly(6) Former Chief Revenue Officer	2019 2018 2017	115,662 313,461 —	75,000 — —	2,596 — —	193,258 313,461 —
David Baker(7) Chairman	2019 2018 2017	141,345 5,192 —	— — —	— — —	141,345 5,192 —
Edward Kiernan(8) Chief Commercial Officer	2019 2018 2017	192,264 — —	14,291 — —	429 — —	206,984 — —

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Anne Graffice(9) Executive Vice President of Public Affairs	2019 2018 2017	9,615 — —	— — —	— — —	9,615 — —

__________

(1)      Mr. Eck served as the Interim Chief Executive Officer of HOFV from December 1, 2017, until December 31, 2018, pursuant to a secondment arrangement under which Mr. Eck was seconded from M. Klein Associates, Inc. to act as a consultant to HOFV while remaining an employee of M. Klein Associates. All amounts were paid by HOFV to M. Klein Associates and remitted to Mr. Eck by M. Klein Associates. Mr. Eck received a profits interest of 0.5% of the outstanding member interests of HOFV, which was issued as of December 11, 2018. The profits interest had no value at the time of issuance.

(2)      Mr. Crawford became Chief Executive Officer of HOFV on December 3, 2018. Mr. Crawford received a profits interest of 2.5% of the future profits of HOFV, issued as of March 7, 2019, which vests over a three-year period. The profits interest had no value at the time of issuance.

(3)      Mr. Parisi served as Chief Financial Officer of HOFV from November 20, 2017, until his resignation effective as of July 16, 2019, and he is no longer employed by HOFV. However, since his resignation, Mr. Parisi has acted as a consultant to the Company, for which he has received compensation.

(4)      Mr. Krom joined HOFV as Chief Financial Officer on September 16, 2019.

(5)      Mr. Schwartz served as the Interim President of HOFV from December 1, 2017, until December 31, 2018. Mr. Schwartz received a profits interest of 0.5% of the outstanding member interests of HOFV, which was issued as of December 11, 2018. The profits interest had no value at the time of issuance. Mr. Schwartz is no longer employed by HOFV.

(6)      Mr. Connelly served as Chief Revenue Officer of HOFV from April 1, 2018 until April 30, 2019, and he is no longer employed by HOFV.

(7)      Mr. Baker became Chairman of HOFV on December 11, 2018. Mr. Baker received a profits interest of 2.25% of the future profits of HOFV, issued as of March 7, 2019, which vests over a three-year period. The profits interest had no value at the time of issuance.

(8)      Mr. Kiernan joined HOFV as Chief Commercial Officer on September 16, 2019.

(9)      Ms. Graffice joined HOFV as Executive Vice President of Public Affairs on December 1, 2019.

Salaries and Annual Incentive Bonuses

Each of HOFV’s Named Executive Officers receives a base salary to compensate them for services rendered to HOFV. The base salary is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, position and responsibilities.

Certain of HOFV’s Named Executive Officers are also eligible to receive annual cash bonuses based on the performance of HOFV, based in part on achievement of certain Key Performance Indicators (KPIs) or other performance objectives and in part at the discretion of HOFV’s Board of Directors.

For the year ended December 31, 2019, Michael Crawford, Jason Krom, Jim Connelly and Edward Kiernan were eligible to receive cash bonuses. Mr. Crawford received a bonus of $457,781, Mr. Krom received a bonus of $28,986 (of which $10,000 was a signing bonus), Mr. Connelly received a bonus of $75,000, and Mr. Kiernan received a bonus of $14,291.

For the year ended December 31, 2018, Mr. Eck was eligible to receive a one-time bonus of $260,000 in convertible notes and $240,000 in cash, based on HOFV’s attaining certain financing milestones, which bonus was paid by M. Klein Associates, Inc. in 2019. None of the other Named Executive Officers received a bonus for the year ended December 31, 2018.

Of the Named Executive Officers, Mr. Parisi received a bonus of $11,250 during the year ended December 31, 2017.

Services Agreements — Michael Crawford and David Baker

HOFV entered into a services agreement with Mr. Crawford in December 2018, when he was hired as Chief Executive Officer. Mr. Crawford’s services agreement provides for an annual base salary of $650,000 for the first year of the engagement period, $700,000 during the second year, and $750,000 during the third year and for any subsequent years. The services agreement also provides for a target annual bonus of 70% of base salary, with 50% of the annual bonus based on HOFV’s achievement of commercially reasonable Key Performance Indicators as agreed upon by Mr. Crawford and HOFV’s Board of Directors and the remaining 50% of the annual bonus at the discretion of the Board based on the Board’s assessment of Mr. Crawford’s performance and HOFV’s performance. The services agreement also grants Mr. Crawford a profits interest of 2.25% of the future profits of HOFV, which vests over a three-year period, with 15% of the profits interests vesting after one year, an additional 20% vesting after two years, and the remaining 65% vesting after three years. Additionally, the services agreement provides Mr. Crawford with a vehicle allowance to reimburse Mr. Crawford for the purchase of one vehicle of up to $70,000. For the year ended December 31, 2019, Mr. Crawford received salary payments of $614,321, a bonus of $457,781, and other compensation of $23,185, which consisted of $13,835 in 401(k) contributions and $9,350 for a vehicle allowance.

HOFV entered into a services agreement with Mr. Baker in December 2018, when he was hired as Chairman. Mr. Baker’s services agreement provides for an annual base salary equal to $150,000 for the first year of the engagement period, $175,000 during the second year, and $200,000 during the third year. The services agreement also provides that Mr. Baker’s annual base salary shall be no less than $200,000 during the third and fourth years and any subsequent years. The services agreement also provides for a target annual bonus of 70% of base salary, with 50% of the annual bonus based on HOFV’s achievement of commercially reasonable Key Performance Indicators as agreed upon by Mr. Baker and HOFV’s Board of Directors and the remaining 50% of the annual bonus at the discretion of the Board based on the Board’s assessment of Mr. Baker’s performance and HOFV’s performance. The services agreement also grants Mr. Baker a profits interest of 2.25% of the future profits of HOFV, which vests over a three-year period, with 15% of the profits interests vesting after one year, an additional 20% vesting after two years, and the remaining 65% vesting after three years. Mr. Baker is also eligible for reimbursement of his monthly country club dues. Under the terms of the services agreement, Mr. Baker is not eligible to receive benefits from HOFV so long as he remains employed by the Pro Football Hall of Fame. Mr. Baker’s services agreement will be terminated in connection with the closing of the Business Combination.

Employment Agreements — Jim Connelly, Jason Krom, Edward Kiernan and Anne Graffice

HOFV entered into an employment agreement with Mr. Connelly to serve as Chief Revenue Officer from April 1, 2018 until March 31, 2019. The employment agreement provided an annual base salary of $300,000. It also provided for a one-time bonus of up to 50% of annual base salary, with one component of the bonus (up to 25% of base salary) consisting of a non-discretionary payment conditioned on satisfactory performance of his primary responsibilities, as determined by HOFV’s Executive Committee in consultation with HOFV’s President, and the other component of the bonus (up to 25% of base salary) based on performance in relation to a specific total company revenue target established by HOFV’s Executive Committee. Upon termination of the employment agreement, HOFV and Mr. Connelly entered into an agreement continuing Mr. Connelly’s employment on an at-will basis through April 30, 2019 at the same salary, with payment of a $75,000 bonus, payable in three monthly installments beginning on May 30, 2019. For the year ended December 31, 2019, Mr. Connelly received salary payments of $115,662, bonus payments of $75,000, and other compensation of $2,596, which consisted of 401(k) contributions.

HOFV entered into an employment agreement with Mr. Krom in September 2019 when he was hired as Chief Financial Officer. The employment agreement provides an initial base salary of $300,000, a signing bonus of $10,000, and a target annual bonus equal to 40% of base salary for each calendar year. The annual bonus is based on HOFV’s achievement of commercially reasonable Key Performance Indicators determined by HOFV. The employment agreement also includes a grant of profits interests representing 1.0% of the future profits that vests over a three-year period, with one-third of the profits interests vesting each year. For the year ended December 31, 2019, Mr. Krom received salary payments of $75,000, bonus payments of $130,000, and other compensation of $28,986, which consisted of $3,600 in 401(k) contributions and $25,386 in moving expenses and other compensation.

HOFV entered into an employment agreement with Mr. Kiernan in September 2019 when he was hired as Chief Commercial Officer. The employment agreement provides an initial base salary of $325,000 and a target annual bonus equal to 40% of base salary for each calendar year. The annual bonus is based on HOFV’s achievement of commercially reasonable Key Performance Indicators determined by HOFV in writing. The employment agreement also includes a grant of profits interests representing 1.0% of the future profits that vests over a three-year period, with one-third of the profits interests vesting each year. Prior to his employment as Chief Commercial Officer, Mr. Kiernan provided consulting services to HOFV through an entity owned by Mr. Kiernan. For the year ended December 31, 2019, Mr. Kiernan received salary payments of $192,264, of which $100,000 consisted of consulting fees received by Mr. Kiernan prior to his employment by HOFV and $92,264 consisted of salary received while Mr. Kiernan was employed by HOFV. Mr. Kiernan also received bonus payments of $14,291 and other compensation of $429, which consisted of 401(k) contributions.

HOFV entered into an employment agreement with Ms. Graffice in December 2019 when she was hired as Executive Vice President of Public Affairs. The employment agreement provides an initial base salary of $250,000 and a target annual bonus equal to 40% of base salary for each calendar year. The annual bonus is based on HOFV’s achievement of commercially reasonable Key Performance Indicators determined by HOFV in writing. The employment agreement also includes a grant of profits interests representing $300,000 of the future profits of HOFV that vests over a three-year period, with one-third of the profits interests vesting each year.

Employment Arrangements — Brian Parisi and Eric Schwartz

Mr. Parisi served as Chief Financial Officer of HOFV beginning in November 2017. HOFV did not have any written employment agreements with Mr. Parisi during his employment. As agreed between the parties, during his employment, Mr. Parisi received salary payments of $128,942 and a cash bonus of $11,250 for the year ended December 31, 2017, and salary payments of $234,519 for the year ended December 31, 2018. For the year ended December 31, 2019, Mr. Parisi received salary payments of $222,014, which consisted of $157,014 of salary received while Mr. Parisi was employed by HOFV and $65,000 of consulting fees received after Mr. Parisi’s resignation from HOFV. Mr. Parisi also received other compensation of $2,142, which consisted of 401(k) contributions. Mr. Parisi resigned as Chief Financial Officer of HOFV effective as of July 16, 2019, and he is no longer employed by HOFV; however, since his resignation, he has acted as a consultant to HOFV, for which he has received compensation.

Mr. Schwartz served as interim President of HOFV from December 1, 2017, until December 31, 2018. HOFV entered into an employment agreement with Mr. Schwartz in February 2018, which expired on March 31, 2018. The employment agreement provided a profits interest grant of 0.5% of the outstanding member interests of the Company, which was issued as of December 11, 2018. HOFV did not have any other written employment agreements with Mr. Schwartz during his employment. Upon the expiration of his employment agreement, Mr. Schwartz remained employed by HOFV in the same capacity as interim President with a salary of $25,000 per month until December 31, 2018.

Other Arrangements — Michael Eck

HOFV entered into four secondment agreements with Mr. Eck and his employer, M. Klein Associates, Inc., pursuant to which M. Klein Associates seconded Mr. Eck to serve as interim Chief Executive Officer for HOFV as a consultant. The initial secondment agreement provided that HOFV would pay M. Klein Associates a monthly fee of $25,000 from December 1, 2017, through March 31, 2018. The initial secondment agreement also provided for a profits interest grant to Mr. Eck of 0.5% of the outstanding member interests of HOFV, which was issued as of December 11, 2018. Once the initial secondment agreement expired as of March 31, 2018, Mr. Eck continued to serve as interim Chief Executive Officer of HOFV from April 1, 2018, through August 31, 2018, without a written agreement, under a similar arrangement and on substantially the same terms as the initial secondment agreement. From September 1, 2018, through November 30, 2018, the parties entered into a three additional secondment agreements, each with a duration of one month, under which Mr. Eck served in a similar arrangement as interim Chief Executive Officer. The additional secondment agreements provided that HOFV would pay M. Klein Associates a monthly fee of $35,000 and provided the opportunity for additional compensation in the form of convertible notes and cash payable to Mr. Eck if the HOFV Founders Club financing vehicle was formed and issued securities to investors during the term of the secondment agreements. The additional secondment agreements otherwise contained terms substantially similar to the terms in the initial secondment agreement. For the year ended December 31, 2018, Mr. Eck was eligible to receive a one-time bonus of $260,000 in convertible notes and $240,000 in cash, based on HOFV’s attaining certain financing milestones, which bonus was paid by M. Klein Associates, Inc.

Outstanding Equity Awards at Fiscal Year End

HOFV granted each of Messrs. Eck and Schwartz profits interest grants of 0.5% of the outstanding member interests of HOFV, which were issued as of December 11, 2018, and were not subject to any vesting period.

In connection with the hiring of Messrs. Crawford, Baker, Krom and Kiernan and Ms. Graffice, HOFV granted profit interests to such officers that vest over time. In connection with the consummation of the Mergers, the profits interests and vesting schedules of Messrs. Crawford and Baker will not be affected. Pursuant to their respective employment agreements, to the extent that HOFV consummates a merger or other business combination pursuant to which Mr. Krom, Mr. Kiernan and/or Ms. Graffice becomes employed by a publicly traded company and is granted shares of restricted stock in such public company and accepts such grant, all of such individual’s profits interests in HOFV, both vested and unvested, will be canceled without additional consideration.

Retirement Benefits

HOFV maintains a tax-qualified defined contribution plan that meets the requirements of Section 401(k) of the Internal Revenue Code, commonly called a 401(k) plan, for substantially all of its employees. The 401(k) plan is available on the same basis to all employees, including the Named Executive Officers (with the exception of Mr. Eck and Mr. Baker). Each participant in the 401(k) plan can elect to defer from 0% to 100% of compensation, subject to limitations under the Internal Revenue Code and Employee Retirement Income Security Act (“ERISA”).

Severance Benefits

The services agreements of Messrs. Baker and Crawford and the employment agreements of Messrs. Krom and Kiernan and Ms. Graffice provide for payment of severance benefits in the event that the employee is terminated by HOFV without cause or by the employee with good reason.

In the event that an employee is terminated for any reason, the employee will receive a lump-sum payment equal to the amount of earned and unpaid base salary through the termination date and any unreimbursed business and entertainment expenses that are reimbursable through the termination date. In addition, in the event of termination by the company without cause or by the employee for good reason, contingent upon such employee’s signing a release:

•        Mr. Baker is entitled to a severance payment of $250,000 and any unvested profits interests not previously forfeited will vest;

•        Mr. Crawford is entitled to a severance payment of $850,000 and any unvested profits interests not previously forfeited will vest;

•        Mr. Krom is entitled to receive salary continuation payments of his then-current annual base salary for 12 months after the termination date; and

•        Mr. Kiernan is entitled to receive salary continuation payments of his then-current annual base salary for 12 months after the termination date.

•        Ms. Graffice is entitled to receive salary continuation payments of her then-current annual base salary for 12 months after the termination date.

Named Executive Officers Following the Mergers

It is anticipated that following the consummation of the Mergers, Michael Crawford, Jason Krom and Edward Kiernan will continue in their positions and be Named Executive Officers of Holdings. Holdings has agreed to enter into a new employment agreement with Mr. Crawford effective as of, and subject to, the consummation of the Mergers. See “Executive Compensation Following the Business Combination.”

MANAGEMENT AFTER THE BUSINESS COMBINATION

Directors and Executive Officers

Holdings’ directors and executive officers upon consummation of the Business Combination will be as follows:

Name	Age	Position
Michael Crawford(b)	52	Chief Executive Officer, Director
Jason Krom(b)	39	Chief Financial Officer
James J. Dolan(a)	65	Director
Michael Klein(b)	56	Director
C. David Baker(b)	66	Director
Stuart Lichter(b)	70	Director
Kimberly K. Schaefer	54	Director
Karl L. Holz	68	Director
Anthony J. Buzzelli	70	Director
Mary Owen	42	Director
Curtis Martin	46	Director

____________

(a)      GPAQ designee

(b)      HOFV designee

One position on the Holdings’ board of directors is currently vacant.

Kimberly K. Schaefer. Ms. Schaefer has served as President of Two Bit Circus, Inc., a startup concept focusing on social interactions using the latest in technology and gaming, since 2017. Two Bit Circus’s first “micro amusement park” location opened in Los Angeles in 2018. It features unique arcade and midway games, an interactive theatre, storyrooms and virtual reality concepts. The company is currently in discussions for locations across the US for a rollout starting in 2020. Prior to Two Bit Circus, Ms. Schaefer worked with Great Wolf Resorts, Inc., which is the largest owner, operator and developer in North America of drive-to family resorts featuring indoor waterparks and other family-oriented entertainment activities, for more than 18 years, including as their Chief Operating Officer/Chief Brand Officer from 2005 to 2015 and as their Chief Executive Officer from 2009 to September 2015. She was part of the team that took the company public in 2005. As public company CEO, her primary responsibility was overseeing the daily aspects of the strategy of the brand, development and operations as well as investor and analyst presentations and communication. Ms. Schaefer was an independent board member for public company, EdR, an owner operator and developer of collegiate housing, and of her former employer, Great Wolf Resorts, which is currently owned by Centerbridge Capital Partners. Ms. Schaefer is a graduate of Edgewood College in Madison, where she holds a Bachelor of Science degree in accounting and where she previously served on the school’s Board of Trustees.

Karl L. Holz. Mr. Holz is a 22-year veteran of The Walt Disney Company with senior-level expertise in operations, strategic planning, product and customer experience development, international business, and large-scale expansions. As president of Disney Cruise Line and New Vacation Operations, he was responsible for driving the growth of Disney’s vacation portfolio beyond theme parks. In his most recent role, Mr. Holz was responsible for Disney Cruise Line; Disney Vacation Club; Adventures by Disney; Aulani, a Disney Resort & Spa, in Hawaii; and Golden Oak at the Walt Disney World Resort. He guided the massive expansion of Disney Cruise Line in 2011 and 2012 and championed its further expansion by committing to three new ships, the first arriving in 2021. Mr. Holz also led the strategic re-orientation of the Disney Institute, a professional development and training business serving the needs of many major companies. Additionally, he assumed responsibility for Disneyland Resort Paris in 2014 (after previously serving as President and CEO of Disneyland Resort Paris from 2004 to 2008), guiding the resort through a challenging security environment, developed and implemented strategic expansion plans and ultimately took this French, publicly held resort, private in late 2017. Since “retiring” in 2018, he has worked with McKinsey & Company, the Saudi Public Investment Fund and others in providing advisory and consulting services. Mr. Holz earned his bachelor’s degree in business administration from the State University of New York at Fredonia in 1973. He is a member of the Fredonia Foundation Board and an active supporter of the “Keeper of the Dream Scholarship” benefiting disadvantaged and minority student athletes.

Anthony J. Buzzelli. Mr. Buzzelli is a Certified Public Accountant and spent 40 years of his career with Deloitte & Touche, where he served management and Boards of Directors as the Audit Partner and Advisory Partner for a wide range of public and private companies with U.S. and global operations from 1980 to 2011, as Audit Partner in Charge of its Pittsburgh office from 1989 to 1995, as Regional Managing Partner of its Central Atlantic Region from 1995 to 2001, as National Managing Partner of U.S. Regions and Marketing and Business Development and Community Relations from 2003 to 2007 and as Vice Chairman, Regional Managing Partner of the Pacific Southwest Region and Office Managing Partner of its Los Angeles office from 2003 to 2011. Mr. Buzzelli served as a Member of the U.S. Board of Directors of Deloitte & Touche from 2001 to 2004 and as Chairman of its Succession Committee from 2010 to 2011. He is a past Chairman of the Southern California Leadership Network from 2003 to 2009. Mr. Buzzelli received a Bachelor of Science degree in Accounting from The Pennsylvania State University, and also completed the Executive Program in Organizational Change from Stanford University and the Executive Program for Leading Professional Services Firms from Harvard Business School.

Mary Owen. Ms. Owen is Founder and President of MMO Capital LLC since 2017. In addition, she has served as a Life Trustee with the Ralph C. Wilson, Jr. Foundation since 2015. She invests, advises and consults a variety of enterprises including Los Angeles–based startup Rival Inc., Ascend FS, a fundraising solutions company predominately serving pro sports teams and leagues, and The Accessory Junkie, a new and transformative fashion brand. She is also an investor and advisory board member to Chicago based KB Partners, a venture capital firm focused on investments at the intersection of sports and technology. In addition, Ms. Owen provides strategic consulting services for family businesses, closely held companies, and sports franchises around executive strategy, succession planning and philanthropy.

Ms. Owen previously worked for her uncle, Ralph C. Wilson Jr., and his management company, Ralph C. Wilson, Jr. Enterprises. She was a key member of his executive leadership team and played a strategic and operational role with all of his business and philanthropic interests, including the Buffalo Bills. With the Bills, Ms. Owen began as an intern in 1997 and worked in a variety of roles eventually becoming the Executive Vice President for Strategic Planning from 2010-2014. In addition to her team-level responsibilities, she was charged with representing Mr. Wilson at the league ownership level from 2003-2014, where she was appointed to and served on the Super Bowl Advisory Committee and the International Committee, and served on the board of the NFL Foundation.

When Mr. Wilson passed in 2014, Ms. Owen served as a Trustee of his estate, where she and three others were responsible for the team’s sale to the Pegula family, and ultimately funding and starting a $1.2 billion foundation, the Ralph C. Wilson, Jr. Foundation, with a portion of the estate proceeds.

Ms. Owen is a graduate of the McIntire School of Commerce at the University of Virginia, and is a McIntire Trustee Leader, an active Trustee for the Jefferson Trust and longstanding Regional Selection Chair for the Jefferson Scholars Foundation. In addition, she holds a M.B.A. from Walsh College and is a long standing member of the National Advisory Board for the Pro Football Hall of Fame.

Curtis Martin. Mr. Martin began his NFL career with the New England Patriots, earning the honor of Rookie of the Year in 1995. He then joined the New York Jets in 1998 where he played for 8 years and was a 5 time pro bowler. He finished his career as the 4th leading rusher of all-time and in 2012 was inducted into the Pro Football Hall of Fame. Driven to give his best while helping others, he founded the Curtis Martin Job Foundation, which is a non-profit organization that continuously provides financial support to single mothers, children charities, individuals with disabilities, low income housing providers and financial support to Surgicorps International. In addition, Mr. Martin is the foundation’s sole financial supporter and is committed to funding the foundation’s endeavors. In May 2019, Mr. Martin received an honorary Doctor of Humane Letters degree, accredited for his work and support of the Icahn School of Medicine at Mount Sinai’s efforts to develop a safe, non-addictive, non-opioid pain medication, in addition to the philanthropic work that he is committed to through his foundation.

For biographical information concerning Michael Crawford, Jason Krom, Michael Klein, C. David Baker and Stuart Lichter, see “Executive Officers and Directors of HOFV.” For biographical information concerning James J. Dolan, see “GPAQ’s Management.”

Director and Executive Officer Qualifications

Holdings has not formally established any specific, minimum qualifications that must be met by each of its officers or directors or specific qualities or skills that are necessary for one or more of its officers or members of the board of directors to possess. However, Holdings expects to generally evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former CEO or CFO of a public company or the head of a division of a prominent organization, knowledge of Holdings’ business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of Holdings’ stockholders.

Holdings’ officers and board of directors will be composed of a diverse group of leaders in their respective fields. Many of these officers or directors have senior leadership experience at various companies. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Many of Holdings’ officers and directors also have experience serving on boards of directors and/or board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, these officers and directors also have other experience that makes them valuable, such as managing and investing assets or facilitating the consummation of business investments and combinations.

Holdings, along with its officers and directors, believe that the above-mentioned attributes, along with the leadership skills and other experiences of Holdings’ officers and board members described above, provide Holdings with a diverse range of perspectives and judgment necessary to facilitate Holdings’ goals of shareholder value appreciation through organic and acquisition growth.

Number and Terms of Office of Officers and Directors

Holdings’ board of directors will be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The board of directors may assign members of the board of directors already in office to such classes upon consummation of the Business Combination. The directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders after the Business Combination, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders after the Business Combination, and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders after the Business Combination. The term of office of Class A directors, expected to consist of Michael Klein, C. David Baker and Mary Owen, will expire at the 2020 annual meeting of stockholders. The term of office of Class B directors, expected to consist of Stuart Lichter, Karl Holz, Curtis Martin and the individual who may fill the currently vacant seat on the board, will expire at the 2021 annual meeting of stockholders. The term of office of Class C directors, expected to consist of James Dolan, Michael Crawford, Kimberly Schaefer and Anthony Buzzelli will expire at the 2022 annual meeting of Holdings’ stockholders.

Holdings’ officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Holdings’ board of directors is authorized to appoint persons to the offices set forth in Holdings’ amended and restated bylaws as it deems appropriate.

Governance

Holdings seeks to list on the Nasdaq Capital Market, and as a result Holdings will comply with Nasdaq corporate governance requirements on an ongoing basis.

Director Independence

Nasdaq listing standards require that a majority of the Holdings Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the Holdings Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The board of directors of Holdings will affirmatively determine which members of the Board qualify as independent directors in accordance with the Nadsaq listing rules.

Holdings is expected to have the following standing committees: the Audit Committee, Nominating and Governance Committee and Compensation Committee. Each of the standing committees of the board of directors will be composed entirely of independent directors.

Audit Committee

Holdings is expected to have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act and Nasdaq listing rules. In addition, the board of directors is expected to adopt a written charter for the Audit Committee. The Audit Committee’s duties, which will be specified in its charter, will include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our annual reports;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

The composition of the Audit Committee will be determined prior to the closing of the Business Combination. The Audit Committee will include an audit committee financial expert, as defined by the SEC rules. In addition, Holdings must certify to Nasdaq that the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Nominating and Governance Committee

Holdings’ Nominating and Governance Committee will be comprised of directors determined to be independent under the Nasdaq listing rules, who will be identified prior to the closing of the Business Combination. The Nominating and Governance Committee will adopt a written charter.

Specific responsibilities of the Nominating and Governance Committee include:

•        identifying, evaluating and selecting, or recommending that board of directors approve, nominees for election to board of directors;

•        evaluating the performance of board of directors and of individual directors;

•        reviewing developments in corporate governance practices;

•        evaluating the adequacy of corporate governance practices and reporting;

•        reviewing management succession plans; and

•        developing and making recommendations to board of directors regarding corporate governance guidelines and matters.

Compensation Committee

Holdings is expected to have a separately-designated standing Compensation Committee established in accordance with the NASDAQ Listing Rules. The composition of the Compensation Committee will be determined prior to the closing of the Business Combination.

The Compensation Committee will have overall responsibility for determining and approving the compensation of Holdings’ Chief Executive Officer and reviewing and approving the annual base salaries and annual incentive opportunities of Holdings’ executive officers. Holdings may utilize the services of independent consultants to perform analyses and to make recommendations relative to executive compensation matters. These analyses and recommendations are to be conveyed to the Compensation Committee, and the Compensation Committee takes such information into consideration in making its compensation decisions. The Compensation Committee will adopt a written charter.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of Holdings. None of Holdings’ expected executive officers serve, or have served during the last fiscal year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of Holdings’ directors or on the Compensation Committee.

Code of Conduct and Ethics

It is anticipated that the Holdings Board will adopt a Code of Ethics that applies to all its employees including its principal executive and financial officers.

Legal Proceedings

To the knowledge of Holdings’ management, there is no litigation currently pending or contemplated against Holdings, any of its officers or directors in their capacity as such or against any of its properties.

EXECUTIVE COMPENSATION FOLLOWING THE BUSINESS COMBINATION

Executive Officer and Director Compensation

It is a condition to GPAQ’s obligation to close the Business Combination that Michael Crawford enter into a new employment agreement with Holdings to be the CEO of Holdings upon the Closing. In addition, it is currently anticipated that Holdings will be offering a new employment agreement to HOFV’s current Chief Financial Officer, Jason Krom, and Chief Commercial Officer, Edward Kiernan, after the consummation of the Mergers. The terms of those employment agreements are disclosed below. At or prior to the closing of the Mergers, all existing employment agreements between HOFV or its subsidiaries and any employees of HOFV or its subsidiaries will be terminated.

Expected Compensation Policies

Holdings has not yet developed a comprehensive executive officer and director compensation program and philosophy with respect to the executive officers and directors who will manage Holdings in connection with the consummation of the Mergers. Holdings expects that such a program and philosophy will be developed after the consummation of the Mergers, but will be substantially as described below.

Executive Compensation

Holdings will seek to provide total compensation packages that are competitive, tailored to the unique characteristics and needs of Holdings within its industry, and that will adequately reward its executives for their roles in creating value for Holdings’ stockholders. Holdings intends to be competitive in its executive compensation with other similarly situated companies in its industry following the consummation of the Mergers. The compensation decisions regarding Holdings’ executives will be based on its need to attract individuals with the skills necessary to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above Holdings’ expectations.

Holdings anticipates that its executives’ compensation will consist of three primary components: salary, incentive bonus and stock-based awards issued under an equity incentive plan. Holdings anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance, Holdings’ performance and other information deemed relevant and timely.

Chief Executive Officer Compensation

Prior to the Closing of the Mergers, the current Chief Executive Officer of HOFV, Michael Crawford, will be entering into an employment agreement to serve as the Chief Executive Officer of Holdings after the consummation of the Mergers. The employment agreement will commence on the date of consummation of the Mergers and terminate on December 31, 2022 unless earlier terminated; however, the term will automatically renew for successive 12-month periods unless either party provides 90 days’ written notice of non-renewal. Under the terms of his employment agreement with Holdings, Mr. Crawford will receive an annual base salary of $800,000 through December 31, 2020, and $850,000 for calendar year 2021, with a minimum annual salary of $850,000 for any subsequent years, as determined by the Compensation Committee of the board of directors of Holdings. Mr. Crawford will also be entitled to receive a closing bonus of $400,000, payable in four quarterly installments in calendar year 2020. Additionally, Mr. Crawford will be eligible to receive an annual bonus under the Omnibus Incentive Plan to be adopted by Holdings, which will govern short term and long term cash and equity incentive awards. Mr. Crawford’s annual bonus for calendar year 2020 will be at least $400,000; however, his total annual salary and bonus for 2020 will not exceed $1,500,000 unless otherwise approved by the board of directors of Holdings. Mr. Crawford will also be entitled to receive an award of common stock equal to 2.25% of the outstanding shares of Holdings common stock. Additionally, the employment agreement provides Mr. Crawford with a vehicle allowance to reimburse Mr. Crawford for the lease expense of a vehicle with a retail value of up to $70,000.

Chief Financial Officer Compensation

It is anticipated that the current Chief Financial Officer of HOFV, Jason Krom, will be entering into an employment agreement to serve as the Chief Financial Officer of Holdings after the consummation of the Mergers. The terms of such agreement will be disclosed after such agreement is finalized.

Chief Commercial Officer Compensation

It is anticipated that the current Chief Commercial Officer of HOFV, Edward Kiernan, will be entering into an employment agreement to serve as the Chief Commercial Officer of Holdings after the consummation of the Mergers. The terms of this agreement will be disclosed after such agreement is finalized.

Compensation Arrangements for Directors

Upon the consummation of the Mergers, non-employee directors of Holdings will receive varying levels of compensation for their services as directors based on their eligibility as members of Holdings’ audit, compensation and nominating committees. Holdings anticipates determining director compensation in accordance with industry practice and standards.

Compensation Committee Information

The Compensation Committee of Holdings’ board of directors will have overall responsibility for determining, reviewing and either approving or recommending to the board for approval the compensation of Holdings’ Chief Executive Officer and the annual base salaries and annual incentive opportunities of Holdings’ executive officers. Holdings may utilize the services of independent consultants to perform analyses and to make recommendations relative to executive compensation matters. These analyses and recommendations will be conveyed to the Compensation Committee, and the Compensation Committee will take such information into consideration in making its compensation decisions. The Compensation Committee will adopt a written charter.

Compensation of Holdings’ Board and Executive Officers

The director compensation will be determined by Holdings’ board, following the consummation of the Mergers. Any compensation to be paid to Holdings’ executive officers will be determined, or recommended to the Holdings’ board for determination, by the Compensation Committee.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF GPAQ

References to the “Company,” “GPAQ,” “our,” “us” or “we” in this section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GPAQ” refer to Gordon Pointe Acquisition Corp. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Cautionary note regarding forward-looking statements

All statements other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements under this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or the Company’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are qualified in their entirety by this paragraph.

Overview

We are a blank check company incorporated on April 12, 2017 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). We completed our Initial Public Offering on January 30, 2018. We intend to effectuate our initial Business Combination using cash from the proceeds of the IPO and the private placement, our capital stock, debt or a combination of cash, stock and debt.

Recent Developments

On July 26, 2019, in connection with the approval of the Extension Amendment, stockholders elected to redeem an aggregate of 1,446,461 shares of GPAQ’s Class A common stock. As a result, an aggregate of $14,962,645 (or approximately $10.34 per share) was removed from GPAQ’s Trust Account to pay such stockholders and 11,053,539 shares of Class A common stock remained issued and outstanding.

On September 16, 2019, GPAQ entered into the Merger Agreement with Holdings, Acquiror Merger Sub, Company Merger Sub, HOFV, and Newco.

On October 29, 2019, GPAQ elected to extend the deadline to complete a Business Combination from October 31, 2019 to November 30, 2019. In connection with such 30-day extension, the Sponsor contributed to GPAQ $0.033 for each of GPAQ’s public shares outstanding, for an aggregate contribution of $364,767, which amount was deposited into the Trust Account.

In connection with the extension, on October 29, 2019, GPAQ issued an unsecured promissory note to the Sponsor, pursuant to which GPAQ borrowed an aggregate principal amount of $364,767 in order to fund the 30-day extension.

On November 4, 2019, GPAQ received a written notice (the “November 4th Notice”) from the Listing Qualifications Department of Nasdaq indicating that GPAQ was not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires GPAQ to have at least 300 public holders for continued listing on the Nasdaq Capital Market. The November 4th Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of GPAQ’s securities on the Nasdaq Capital Market. The November 4th Notice states that GPAQ has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. GPAQ submitted a plan to regain compliance with the Minimum Public Holders Rule within the required timeframe on December 19, 2019. If Nasdaq accepts GPAQ’s plan, Nasdaq may grant GPAQ an extension of up to 180 calendar days from the date of the November 4th Notice to evidence compliance with the Minimum Public Holders Rule. If Nasdaq does not accept GPAQ’s plan, GPAQ will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

On November 6, 2019, GPAQ entered into Amendment No. 1 to the Agreement and Plan of Merger with Holdings, Acquiror Merger Sub, Company Merger Sub, HOFV, and Newco.

On November 27, 2019, GPAQ elected to further extend the deadline to complete a Business Combination from November 30, 2019 to December 30, 2019. In connection with such 30-day extension, the Sponsor contributed to GPAQ $0.033 for each of GPAQ’s public shares outstanding, for an aggregate contribution of $364,767, which amount was deposited into the Trust Account.

On December 26, 2019, GPAQ elected to further extend the deadline to complete a Business Combination from December 30, 2019 to January 29, 2020. In connection with such 30-day extension, the Sponsor contributed to GPAQ $0.033 for each of GPAQ’s public shares outstanding, for an aggregate contribution of $364,767, which amount was deposited into the Trust Account.

On December 31, 2019, GPAQ filed a definitive proxy statement with the SEC scheduling a special meeting of its stockholders for January 24, 2020 in connection with GPAQ’s proposal to further extend the deadline to complete a Business Combination from January 29, 2020 to February 29, 2020, plus an option for GPAQ to further extend such date for an additional 30 days (the “Second Extension”).

On January 8, 2020, GPAQ received a written notice (the “January 8th Notice”) from the Listing Qualifications Department of Nasdaq indicating that GPAQ was not in compliance with Listing Rules 5620(a) and 5810(c)(2)(G) (the “Annual Shareholders Meeting Rule”), which requires GPAQ to hold an annual meeting of shareholders within twelve months of the end of GPAQ’s fiscal year end for continued listing on the Nasdaq Capital Market. The January 8th Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of GPAQ’s securities on the Nasdaq Capital Market. The January 8th Notice states that GPAQ has 45 calendar days to submit a plan to regain compliance with the Annual Shareholders Meeting Rule. GPAQ intends to submit a plan to regain compliance with the Annual Shareholders Meeting Rule within the required timeframe on or before February 22, 2020. If Nasdaq accepts GPAQ’s plan, Nasdaq may grant GPAQ an exception of up to 180 calendar days from the fiscal year end, or June 29, 2020, to regain compliance with the Annual Shareholders Meeting Rule. If Nasdaq does not accept GPAQ’s plan, GPAQ will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

On January 24, 2020, in connection with the approval of the Second Extension, stockholders elected to redeem an aggregate of 3,011,003 shares of GPAQ’s Class A common stock. As a result, an aggregate of $31,975,073 (or approximately $10.61 per share) was removed from GPAQ’s Trust Account to pay such stockholders and 8,042,536 shares of Class A common stock are now issued and outstanding. In connection with the extension from January 29, 2020 to February 29, 2020, the Sponsor contributed to GPAQ $0.033 for each of GPAQ’s public shares outstanding, for an aggregate contribution of $265,403, which amount was deposited into the Trust Account.

Results of Operations

For the year ended December 31, 2018, we had net income of $1,081,279, which consists of interest income on marketable securities held in the Trust Account of $2,132,976 and an unrealized gain on marketable securities held in the Trust Account of $13,795, offset by operating costs of $780,534 and a provision for income taxes of $284,958.

For the period from April 12, 2017 (inception) through December 31, 2017, we had a net loss of $2,416, which consists of operating and formation costs.

For the three months ended September 30, 2019, we had net loss of $30,315, which consists of operating costs of $578,996 and a provision for income taxes of $105,081, offset by interest income on marketable securities held in the Trust Account of $635,824 and an unrealized gain on marketable securities held in the Trust Account of $17,938.

For the nine months ended September 30, 2019, we had net income of $902,908, which consists of interest income on marketable securities held in the Trust Account of $2,140,094 and an unrealized gain on marketable securities held in the Trust Account of $21,155, offset by operating costs of $902,163 and a provision for income taxes of $356,178.

For the three months ended September 30, 2018, we had net income of $346,395, which consists of interest income on marketable securities held in the Trust Account of $628,346, offset by operating costs of $170,280, an unrealized loss on marketable securities held in the Trust Account of $19,592 and a provision for income taxes of $92,079.

For the nine months ended September 30, 2018, we had net income of $670,005, which consists of interest income on marketable securities held in the Trust Account of $1,434,288 and an unrealized gain on marketable securities held in the Trust Account of $288, offset by operating costs of $586,469 and a provision for income taxes of $178,102.

Liquidity and Capital Resources

Prior to the completion of the Initial Public Offering, our liquidity needs were satisfied through receipt of $25,000 from the sale of Founder Shares to our sponsor, Gordon Pointe Management, LLC (“Sponsor”), and from advances from our Sponsor.

Through December 31, 2018, the Sponsor advanced an aggregate of $143,302 for costs associated with the Initial Public Offering, of which such amount was repaid during the year ended December 31, 2018.

On January 30, 2018, we consummated the Initial Public Offering of 12,500,000 Units at a price of $10.00 per Unit generating gross proceeds of $125,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 4,900,000 Private Placement Warrants to our Sponsor at a price of $1.00 per warrant, generating gross proceeds of $4,900,000.

Following the Initial Public Offering and the sale of the Private Placement Warrants, a total of $126,250,000 was placed in a Trust Account and, following the payment of certain transaction expenses, we had approximately $90,000 of cash held outside of the Trust Account and available for working capital purposes at December 31, 2018.

As of December 31, 2018, we had marketable securities held in the Trust Account of $128,396,771 (including approximately $2,147,000 of interest income and unrealized gains) consisting of U.S. treasury bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes and up to $100,000 of dissolution expenses. Through December 31, 2018, we did not withdraw any funds from the interest earned on the Trust Account.

For the year ended December 31, 2018, cash used in operating activities was $480,090. Net income of $1,081,279 was offset by interest earned on marketable securities held in the Trust Account of $2,132,976 and an unrealized gain on marketable securities held in our Trust Account of $13,795. Changes in operating assets and liabilities provided $585,402 of cash from operating activities.

For the period from April 12, 2017 (inception) through December 31, 2017, cash used in operating activities was $122. Our net loss of $2,416 was offset by changes in our operating assets and liabilities, which provided $2,294 of cash from operating activities.

As of September 30, 2019, we had marketable securities held in the Trust Account of $115,904,495 (including approximately $3,158,000 of interest income) consisting of U.S. treasury bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes and up to $100,000 of dissolution expenses. Through September 30, 2019, we withdrew $796,234 of funds from the interest earned on the Trust Account to pay our franchise and income tax obligations.

For the nine months ended September 30, 2019, cash used in operating activities was $1,239,797. Net income of $902,908 was offset by interest earned on marketable securities held in the Trust Account of $2,140,094, an unrealized gain on marketable securities held in our Trust Account of $21,155 and a deferred tax provision of $4,443. Changes in operating assets and liabilities provided $14,101 of cash from operating activities.

For the nine months ended September 30, 2018, cash used in operating activities was $421,485. Net income of $670,005 was offset by interest earned on marketable securities held in the Trust Account of $1,434,288 and an unrealized gain on marketable securities held in our Trust Account of $288. Changes in operating assets and liabilities provided $343,086 of cash from operating activities.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting fees) to complete our initial Business Combination. We may withdraw interest from the Trust Account to pay franchise and income taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2019, we had cash of $91,539 held outside the Trust Account. We are using the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

We have agreed to pay each of our independent directors an annual retainer of $20,000 (pro-rated for interim periods of service) for their service as members of our Board, for which, in addition to general matters of corporate governance and oversight, we expect our Board members to assist us in the identification and evaluation of industries and particular businesses that are, in the reasonable judgment of the Board, suitable acquisition targets for us, as well as assisting us in the review and analysis of alternative Business Combinations. In addition, we have agreed to pay each independent director a telephonic meeting fee of $1,000 or in-person meeting fee of $1,500 for each meeting attended by such independent director. We have also agreed to pay the Chairperson of the Audit Committee an annual retainer of $7,500 and the Chairperson of the Compensation Committee an annual retainer of $5,000. All such fees will be deferred and become payable on the consummation of a Business Combination.

In order to fund working capital deficiencies and/or finance transaction costs in connection with an initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial Business Combination, we would repay such loaned amounts. In the event that our initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. Under the Merger Agreement, however, amounts advanced to GPAQ by the Sponsor will either be repaid in cash or converted into shares of Holdings at the closing.

In April 2019, the Sponsor committed to provide us an aggregate of $410,000 in loans to finance transaction costs in connection with a Business Combination, as evidenced by a convertible promissory note dated June 18, 2019. Additionally, on September 27, 2019, we issued the Sponsor a convertible promissory note in the aggregate amount of $490,000 to finance transaction costs in connection with a Business Combination. On July 26, 2019, we issued an unsecured convertible promissory note to the Sponsor, pursuant to which we borrowed an aggregate principal amount of $1,105,354 in order to fund the extension loan into the Trust Account. The loans are non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination. Up to $1,500,000 of the loans are convertible into warrants at a purchase price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. As of September 30, 2019, there was $1,550,899 outstanding under the promissory notes.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Business Combination. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2019. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay an affiliate of our Sponsor a monthly fee of $10,000 for office space, utilities and administrative support provided to the Company. We began incurring these fees on January 30, 2018 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and the Company’s liquidation.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common Stock subject to possible redemption

We account for our common stock subject to possible conversion in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stocks that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, common stocks are classified as stockholders’ equity. Our common stocks feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed consolidated balance sheets.

Net loss per common share

We apply the two-class method in calculating earnings per share. Common stock subject to possible redemption which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOFV

References to the “Company,” “HOFV,” “our,” “us” or “we” in this section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HOFV” refer to HOF Village, LLC. The following discussion and analysis of HOFV’s financial condition and results of operations should be read together with HOFV’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to HOFV’s plans and strategy for HOFV’s business and related financing, includes forward-looking statements involving risks and uncertainties and should be read together with the “Risk Factors” section of this proxy statement/prospectus. Such risks and uncertainties could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Business Overview

HOF Village, LLC, a Delaware limited liability company (“HOFV”), is a resort and entertainment company located in Canton, Ohio, leveraging the power and popularity of professional football in partnership with the Pro Football Hall of Fame. HOFV was formed in 2015 by initial equity members IRG Canton Village Member, LLC, a Delaware limited liability company, and Hall of Fame Village, Inc., an Ohio corporation (which transferred its membership interest to its parent, the Pro Football Hall of Fame, in 2019). In 2016, HOF Village was rebranded as Johnson Controls Hall of Fame Village based on a strategic long-term naming rights agreement completed with Johnson Controls, a global Fortune 500 company listed on the NYSE. HOFV expects to create a diversified set of revenue streams through developing themed attractions, premier entertainment programming, sponsorships and media. The strategic plan has been developed in three phases of growth.

The first phase of the Johnson Controls Hall of Fame Village is operational, consisting of the Tom Benson Hall of Fame Stadium, the National Youth Football & Sports Complex, and a media company. In August 2017, HOFV completed the Tom Benson Hall of Fame Stadium, a sports and entertainment venue with a seating capacity of approximately 23,000. The Tom Benson Hall of Fame Stadium hosts multiple sports and entertainment events, including the NFL Hall of Fame Game, Enshrinement and Concert for Legends during the annual Pro Football Hall of Fame Enshrinement Week. In 2016, HOFV opened the National Youth Football & Sports Complex, which consists of eight full-sized, multi-use regulation football fields, five of which have been completed in Phase I. The facility hosts camps and tournaments for football players, as well as athletes from across the country in other sports such as lacrosse and soccer. In 2017, HOFV formed a sports and entertainment media company, HOF Village Media Group, LLC, leveraging the sport of professional football to produce exclusive programming using the extensive content controlled by the Pro Football Hall of Fame as well as new programming assets developed from live events such as tournaments, camps and sporting events held at the National Youth Football & Sports Complex and the Tom Benson Hall of Fame Stadium.

HOFV is developing new hospitality, attraction and corporate assets surrounding the Pro Football Hall of Fame Museum as part of a Phase II development plan. Plans for future components of the Johnson Controls Hall of Fame Village include two premium hotels, an indoor waterpark, the Center for Excellence (an office building including retail and dining establishments), the Center for Performance (a convention center/field house), and the Hall of Fame Retail Promenade.

Merger Agreement

On September 16, 2019, the Company entered into a definitive business combination agreement with Gordon Pointe Acquisition Corp (“GPAQ”), a publically traded special purpose acquisition company, to create a sports, entertainment and media enterprise surrounding the Pro Football Hall of Fame.

The terms of the merger agreement provide, among other things, for HOF Village Newco, LLC, a subsidiary of the Company that will hold all of the Company’s operations, to be merged with and into a wholly-owned subsidiary of GPAQ. The Company’s management and equity holders have committed to roll 100% of their equity into the combined entity. Proceeds from GPAQ’s trust account will be used by the Company to repay certain debt and expenses and to fund continued growth of the Company’s operations. Immediately following the closing of the proposed transaction, the post-combination company intends to change its name to Hall of Fame Resort & Entertainment Company and expects to trade on the NASDAQ stock exchange under the ticker symbol “HOFV”, pending NASDAQ approval.

Key Components of HOFV’s Results of Operations

Revenue

HOFV’s sponsorship revenue is derived from its agreements with third parties such as Johnson Controls and Constellation NewEnergy. These sponsorship agreements are generally multi-year agreements to provide cash or some other type of benefit to HOFV. Some agreements require HOFV to use a portion of the sponsorship revenue to incur marketing and other activation costs associated with the agreement, and this revenue is shown net of those associated costs. Additionally, HOFV’s Tom Benson Stadium is used to host premier entertainment and sports events to generate event revenues. In addition to top entertainers, the stadium is used to host a variety of sporting events, including high school, college and professional football games throughout the year. The Company plans to continue to expand programming where applicable for its live event business. HOFV’s other revenue is derived primarily from rents and cost reimbursement.

Operating Expenses

HOFV’s operating expenses include property operating expenses, depreciation expense and other operating expenses. These expenses have increased in connection with putting HOFV’s first phase into operation and HOFV expects these expenses to continue to increase with the HOFV’s growth.

HOFV’s property operating expenses include the costs associated with running its operational entertainment and destination assets such as the Tom Benson Hall of Fame Stadium and the Youth Sports Complex. As more of the Company’s Phase II assets become operational and additional events for top performers and sporting events are held, HOFV expects these expenses to continue to increase with the Company’s development.

Other operating expenses include items such as management fees, commission expense and professional fees. HOFV expects these expenses to continue to increase with the Company’s growth.

HOFV’s depreciation expense includes the related costs to owning and operating significant property and entertainment assets. These expenses have grown as the Company completed Phase I development and the assets associated with Phase I became operational. HOFV expects these expenses to continue to grow as Phase II and III assets are developed and become operational.

Results of Operations

Comparison of the Nine Months Ended September 30, 2019 and 2018

The following table sets forth information comparing the components of net loss for the periods ended September 30, 2019 and the comparable period in 2018:

	For the Nine Months Ended September 30,
	2019	2018
Revenues
Sponsorships, net of activation costs	$5,457,785	$3,965,986
Rents and cost recoveries	657,106	537,292
Event revenues	54,533	300,576
Total revenues	6,169,424	4,803,854

Operating expenses
Property operating expenses	10,025,750	8,180,672
Commission expense	798,788	634,813
Depreciation expense	8,163,962	8,135,582
Loss on abandonment of project development costs	12,194,783	—
Total operating expenses	31,183,283	16,951,067

Loss from Operations	(25,013,859)	(12,147,213)

Other Expense
Interest expense	(6,734,735)	(10,066,263)
Amortization of discount on notes payable	(10,302,822)	(866,151)
Total interest expense	(17,037,557)	(10,932,414)

Other loss	(252,576)	—
Total other expense	(17,290,133)	(10,932,414)
Net loss	$(42,303,992)	$(23,079,627)

Sponsorship Revenue

HOFV’s sponsorship revenue increased to $5,457,785, for the nine months ended September 30, 2019 from $3,965,986 for the nine months ended September 30, 2018, for an increase of $1,491,799, or 37.6%. This change was primarily driven by new 2019 revenue from sponsorship agreements signed in December 2018 to January 2019 with First Data Merchant Services LLC and Constellation NewEnergy, Inc.

Rents and cost recoveries

HOFV’s revenue from rents and cost recoveries were relatively flat in the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018, increasing from $537,292 to $657,106, or $119,814, due to normal fluctuations in cost recoveries.

Event Revenue

HOFV’s event revenue for the nine months ended September 30, 2019 was $54,533 compared to $300,576 for the nine months ended September 30, 2018, for a decrease of $246,043. This was primarily driven by additional live entertainment events HOFV hosted during 2018.

Property Operating Expenses

HOFV’s property operating expenses were $10,025,750 for the nine months ended September 30, 2019 as compared to $8,180,672 for the nine months ended September 30, 2018, for an increase of $1,845,078. The increase in property operating expenses was the result of several factors, including significant staffing increases at HOFV (including the hiring of HOFV’s new CEO in the fourth quarter of 2018) and increased maintenance and utilities at the Tom Benson Hall of Fame Stadium and the youth fields.

Commission Expense

HOFV’s commission expense was $798,788 for the nine months ended September 30, 2019 as compared to $634,813 for the nine months ended September 30, 2018, for an increase of $163,975. The increase in commission expense is primarily the result of HOFV’s new sponsorship agreements with First Data Merchant Services LLC and Constellation NewEnergy, Inc.

Interest Expense

HOFV’s total interest expense was $17,037,557 for the nine months ended September 30, 2019, as compared to $10,932,414 for the nine months ended September 30, 2018, for an increase of $6,105,143 or 55.8%. The increase in total interest expense is primarily due to an increase in amortization of the discount on notes payable that more than offset the decrease in interest expense.

Comparison of the Years Ended December 31, 2018 and 2017

The following table sets forth information comparing the components of net loss for the fiscal years ended December 31, 2018 and 2017:

	For the Years Ended December 31,
	2018	2017
Revenues
Sponsorships, net of activation costs	$5,528,887	$5,071,192
Rents and cost recoveries	677,863	644,223
Event revenues	682,398	19,215
Total revenues	6,889,148	5,734,630

Operating expenses
Property operating expenses	12,161,073	3,448,710
Commission expense	886,912	894,970
Depreciation expense	10,885,057	4,558,303
Total operating expenses	23,933,042	8,901,983

Loss from Operations	(17,043,894)	(3,167,353)

Other Expense
Interest expense	(14,167,521)	(6,565,657)
Amortization of note discounts	(2,095,182)	(61,615)
Total interest expense	(16,262,703)	(6,627,272)
Other expense	(319,027)	—
Total other expense	(16,581,730)	(6,627,272)
Net loss	$(33,625,624)	$(9,794,625)

Sponsorship Revenue

HOFV’s sponsorship revenue increased to $5,528,887, for the year ended December 31, 2018 from $5,071,192 for the year ended December 31, 2017, for an increase of $457,695, or 9.0%. This increase was driven primarily by an additional sponsorship in 2018.

Rents and cost recoveries

Revenues from rents and cost recoveries increased from $644,223 for the period ended December 31, 2017 to $677,863 for the period ended December 31, 2018, for an increase of $33,640, or 5.2%. This increase was driven primarily by the full-year impact of two additional youth fields that came into service in the third quarter of 2017.

Event Revenue

HOFV’s event revenue was $682,398 for the year ended December 31, 2018 compared to $19,215 for the year ended December 31, 2017, for an increase of $663,183. This was driven by additional live entertainment events HOFV hosted at the Tom Benson Hall of Fame Stadium.

Property Operating Expenses

HOFV’s property operating expenses were $12,161,073 for the year ended December 31, 2018 as compared to $3,448,710 for the year ended December 31, 2017, for an increase of $8,712,363. The increase in property expenses was the result of a number of factors, including the full-year impact of the Tom Benson Hall of Fame Stadium being open (vs. approximately five months in 2017) and other associated expenses such as 24/7 security, over $1 million of expense associated with live events hosted at the stadium, and significant staffing increases at HOFV.

Interest Expense

HOFV’s total interest expense was $16,262,703 for the year ended December 31, 2018 as compared to $6,627,272 for the year ended December 31, 2017, for an increase of $9,635,431 or 1,454%. The increase in interest expense is primarily due to an increase in the Company’s debt.

Liquidity and Capital Resources

HOFV is an early stage development company that has invested approximately $250 million to date to fund its Phase I development, which includes the Tom Benson Hall of Fame Stadium, Youth Sports Complex and infrastructure to support the Phase II and III expansion plans. The Company expects to need continued capital investment to fund the construction of its Phase II and III assets and anticipates the need for future funding requirements to supplement its own cash and cash equivalents generated from the Company’s operations.

Going Concern

The Company has incurred continuing losses from its operations. Since inception, the Company has met its liquidity requirements principally through the issuance of debt and convertible debt. The Company’s cash losses from operations, in addition to its approximately $65 million Term Loan (which remains unpaid to date), raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date of the September 30, 2019, condensed consolidated financial statements.

The Company’s ability to continue its operations and pay its obligations when they become due is contingent upon the Company’s obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings and completing its secondary phases of development to generate operating cash flows.

As of the Closing Date under the Merger Agreement (assuming a Closing Date of March 30, 2020), the Company expects to have total indebtedness of approximately $236.5 million, including debt and debt-like obligations consisting of the following amounts:

•        $65.0 million of secured indebtedness outstanding under the Term Loan and approximately $2.6 million of accrued interest related to the Term Loan (approximately $15.0 million of which is the principal portion of what is referred to herein and in the Merger Agreement as the IRG, LLC Funded Debt Commitments);

•        approximately $9.8 million of indebtedness to Development Finance Authority of Summit County, Ohio, representing tax-increment financing proceeds;

•        approximately $7.0 million of mezzanine indebtedness outstanding pursuant to an unsecured promissory note in favor of American Capital Center, LLC f/k/a IRG GY Mezz Holder LLC) (such indebtedness is referred to herein and in the Merger Agreement as ACC Funded Debt Commitments) of which $0.1 million is currently classified as an advance from Industrial Realty Group;

•        Approximately $3.2 million of New ACC Funded Debt, currently classified as an advance from Industrial Realty Group;

•        Approximately $97.5 million of indebtedness representing a “preferred equity” loan to HOFV from American Capital Center, LLC, of which $2.0 million is currently classified as an advance from Industrial Realty Group, plus $5.8 million in accrued interest (such indebtedness comprises a portion of the “Company Contributed Capital Amount” under the Merger Agreement);

•        approximately $7.4 million of indebtedness outstanding pursuant to a loan and security agreement by and among JCIHOFV Financing, LLC (a wholly-owned subsidiary of the Company), HOFV, PFHOF, other lenders and Wilmington Trust, National Association, as agent, collateralized by the Sponsorship and Naming Rights Agreement with Johnson Controls, Inc.;

•        approximately $17.8 million of 10.0% unsecured subordinated convertible notes (referred to herein and the Merger Agreement as “Company Convertible Notes”), of which $2.1 million are classified as “New Company Convertible Notes” under the Merger Agreement, including approximately $0.4 million of accrued interest;

•        approximately $1.3 million to PFHOF in connection with the Company’s purchase of land from PFHOF (which comprises a portion of the PFHOF expenses to be satisfied at the closing by a combination of cash and Holdings Common Stock pursuant to the Merger Agreement);

•        $1.9 million to Home Federal Savings and Loan Association of Niles and approximately $1.8 million to an affiliate of Industrial Realty Group in connection with the Company’s purchase of the McKinley Grand Hotel in Canton, Ohio, on October 22, 2019;

•        approximately $0.4 million drawn on a loan facility of up to $3.0 million with New Market Project, Inc., the proceeds of which are to be used for the development of the McKinley Grand Hotel; and

•        approximately $20.4 million in advances from Industrial Realty Group less $3.2 million, which will be classified as New ACC Funded Debt as of the Closing Date, less $2.0 million, which will be classified as “preferred equity” as of the Closing Date and less $0.1 million which will be classified as ACC Funded Debt.

Of the total indebtedness of $236.5 million described above, $103.3 million of the preferred equity of HOFV (held by American Capital Center, LLC and representing 100% of the preferred equity, including accrued interest and $2.0 million currently classified as an advance from Industrial Realty Group) will be satisfied at the closing of the Business Combination by the issuance of Holdings Common Stock pursuant to the Merger Agreement.

Of the $67.6 million of secured indebtedness, including accrued interest, outstanding under the Term Loan, $17.6 million will be satisfied at the closing of the Business Combination by the issuance of Holdings Common Stock pursuant to the Merger Agreement. The balance of the Term Loan in the approximate amount of $50 million will be due and payable, upon the closing of the Business Combination, to the other lenders under the Term Loan (as its maturity date is due to accelerate upon a business combination). Industrial Realty Group and the Company are currently awaiting consent from the Tranche 1 and Tranche 2 Term Loan Lenders on a form of loan purchase agreement pursuant to which Industrial Realty Group or its affiliate could purchase such lenders’ interests in the Term Loan (for a purchase price equal to the outstanding principal and accrued interest due in respect thereof at the purchase date) (the “Loan Purchase Agreement”). To the extent the Company does not have sufficient funds to pay all or a portion of the amounts due under the Term Loan at the closing of the Business Combination, an affiliate of Industrial Realty Group has guaranteed to pay such amount on the Company’s behalf. In such case, at Industrial Realty Group’s option, Industrial Realty Group or its affiliate could (i) elect to purchase the interests of the Tranche 1 and Tranche 2 Term Loan Lenders under the Loan Purchase Agreement whereby Industrial Realty Group or its affiliate would become the sole Term Loan lender (and the Term Loan would survive the Business Combination); or (ii) elect to advance funds under a subordinated promissory note in an amount up to $30,000,000, entered into on February 7, 2020, effective as of November 27, 2019, between the Company, as borrower, and Industrial Realty Group, as lender (the “IRG November Note”). The Company and Industrial Realty Group have reached an agreement that, in the event that Industrial Realty Group or any of its affiliates or related entities advance funds to pay off the Term Loan under the guaranty or otherwise and assume the role of Lender (as defined in the Term Loan agreement), (i) any requirement that the Term Loan be repaid in full upon closing of the Business Combination will be waived, (ii) any interest would be payable in kind until June 1, 2020, after which date interest payments would be due monthly in cash, and (iii) the remaining balance of the Term Loan, including any accrued interest and fees would be due in full on October 31, 2020. The IRG November Note is intended to provide the Company with available funding that can help prevent a default under the Term Loan and, if approved by Industrial Realty Group and the Company and not otherwise depleted, to provide additional working capital to the Company and/or to pay all or some portion of the remaining balance of the Term Loan.

The approximately $17.8 million of Company Convertible Notes, including $0.4 million of accrued interest and $2.1 million of New Company Convertible Notes, are expected to be satisfied at the closing of the Business Combination by the issuance of Holdings Common Stock pursuant to the Merger Agreement; however, to the extent that the holders of the Company Convertible Notes and New Company Convertible Notes do not elect to convert such notes into Holdings Common Stock, such amounts will be due on the closing.

The ACC Funded Debt Commitments of approximately $7.0 million and the New ACC Funded Debt of approximately $3.2 million will be satisfied at the closing of the Business Combination by the issuance of Holdings Common Stock.

In total, it is expected that $148.9 million of the Company’s approximately $236.5 million of indebtedness will be satisfied at the closing of the Business Combination by the issuance of Holdings Common Stock pursuant to the Merger Agreement.

After application of the satisfaction of such $148.9 million of indebtedness at the closing by the issuance of Holdings Common Stock, it is expected that the Company will have $87.6 million in indebtedness at the closing of the Business Combination.

Upon the closing of the Merger Agreement, the Company expects, through retention of amounts held in the GPAQ Trust Account, and proceeds of a possible private financing transaction, to provide funds to pay off a portion of such indebtedness, and to the extent there are additional proceeds available, to provide additional working capital. Since GPAQ stockholders will have the opportunity to redeem all of their shares on the closing of the Business Combination, there can be no assurance that sufficient funds in the trust account will be retained and available to repay such indebtedness. Further, even though it is currently in negotiations with certain institutional and other investors regarding a private financing, GPAQ has received no commitments, binding or otherwise, for a private financing and cannot provide any assurances that it will be able to successfully complete a private financing transaction, or predict the form of any such private financing.

On December 30, 2019, the Company entered into a loan facility with the City of Canton, Ohio, under which the Company may borrow up to $3.5 million. As of February 7, 2020, the Company has not drawn on this facility.

On December 30, 2019, the Company entered into a loan facility with New Market Project, Inc., whereby it may borrow up to $3 million. As of February 7, 2020, the Company has drawn approximately $0.4 million on this facility.

Concurrently, the Company has executed a nonbinding term sheet with a third-party lender in connection with a potential senior secured loan to the Company for up to $45 million in advance of a permanent construction loan, with an anticipated closing in the first quarter of 2020. Such potential loan would be secured by substantially all of the assets of the Company pursuant to a term loan agreement that is currently being negotiated with the potential lender, the interest rate for which would be 8.5% monthly cash pay and the maturity date of which would be 12 months from the date the loan proceeds are advanced following finalization of the applicable loan documents with the potential lender. Although such potential lender is currently undertaking business and legal due diligence and loan documentation is under negotiation, there can be no assurance that this potential loan will be completed.

These events are expected to provide the necessary working capital to fund operations and prepare the Company for other funding in the form of a construction loan and public financing through Tourism Development District financing and Tax Increment Financing.

There are no assurances that the Company will be able to raise capital on terms acceptable to the Company or at all, or that any capital raised, together with cash flows generated from its operations, will be sufficient to meet its current operating costs. If the Company is unable to obtain sufficient additional capital, it may be required to reduce the scope of its planned development, which could harm its financial condition and operating results, or it may not be able to continue to fund its ongoing operations. If management is unable to execute its planned debt and equity financing initiatives, these conditions raise substantial doubt about the Company’s ability to continue as a going concern to sustain operations for at least one year from the issuance of the September 30, 2019, financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Cash Flows

Since inception, HOFV has primarily used its available cash to fund its project development expenditures. The following table sets forth a summary of cash flows for the periods presented:

	For the Nine Months Ended September 30		For the Years Ended December 31,
	2019	2018	2018	2017
Cash provided by (used in):
Operating Activities	$5,373,221	$(4,830,807)	$(13,976,859)	$6,490,591
Investing Activities	(8,975,957)	(40,145,790)	(40,761,071)	(112,098,205)
Financing Activities	2,586,699	54,811,985	61,095,957	104,577,122
Net increase (decrease) in cash and cash Equivalents	$(1,016,037)	$9,835,389	$6,358,027	$(1,030,492)

Cash Flows for the Nine Months Ended September 30, 2019 and 2018

Operating Activities

Net cash provided by operating activities was $5.4 million during the nine months ended September 30, 2019, which consisted primarily of a net loss of $42.3 million, offset by a non-cash loss on abandonment of $12.2 million, amortization of note discounts of $10.3 million, non-cash depreciation expense of $8.2 million, and increases in accounts payable and accrued expenses of $5.2 million, due to affiliates of $5.6 million, and other liabilities of $4.4 million.

Net cash used in operating activities was $4.8 million during the nine months ended September 30, 2018, which consisted primarily of a net loss of $23.1 million, offset by non-cash depreciation expense of $8.1 million and an increase in accounts payable and accrued expenses of $6.1 million.

Investing Activities

Net cash used in investing activities was $9.0 million and $40.1 million during the nine months ended September 30, 2019 and 2018, respectively, which consisted solely of cash used for project development costs.

Financing Activities

Net cash provided by financing activities was $2.6 million during the nine months ended September 30, 2019, which consisted primarily of $8.4 million in proceeds from notes payable, offset by $5.2 million in repayments of notes payable.

Net cash provided by financing activities was $54.8 million during the nine months ended September 30, 2018, which consisted primarily of $76.7 million in proceeds from notes payable, offset by $18.1 million in repayments of notes payable.

Cash Flows for the Years Ended December 31, 2018 and 2017

Operating Activities

Net cash used in operating activities was $14.0 million during the year ended December 31, 2018, and was primarily a result of the net loss of $33.6 million, offset by non-cash depreciation expense of $10.9 million, an increase in due to affiliates of $6.4 million, and an increase in other liabilities of $1.6 million.

Net cash provided by operating activities was $6.5 million during the year ended December 31, 2017 and was primarily a result of an increase in accounts payable and accrued expenses of $7.3 million and non-cash depreciation expense of $4.6 million, offset by a net loss of $9.8 million.

Investing Activities

Net cash used in investing activities was $40.8 million and $112 million during the years ended December 31, 2018 and 2017, respectively, and primarily relate to additions to project development costs.

Financing Activities

Net cash provided by financing activities was $61.1 million during the year ended December 31, 2018 and consisted of proceeds from notes payable of $84.5 million, offset by repayment of notes payable of $20.0 million and payment of financing costs of $3.8 million.

Net cash provided by financing activities was $104.6 million during the year ended December 31, 2017 and consisted of proceeds from notes payable of $107 million, offset by repayment of notes payable of $1.2 million and payment of financing costs of $1.3 million.

Subsequent Financing Activity since September 30, 2019

On October 22, 2019, HOFV purchased the McKinley Grand Hotel in Canton, Ohio for $3.9 million, which was partially financed by notes payable of $3.7 million.

On November 16, 2019, the Company entered into amendment number seven to the Term Loan. Among other things, the amendment extends the maturity date of the facility to October 31, 2020.

On February 7, 2020, as effective on November 27, 2019, the Company entered into a loan facility with Industrial Realty Group, whereby it may borrow up to $30,000,000. To date, the Company has drawn $15.1 million on this facility.

Subsequent to September 30, 2019 through February 7, 2020, HOFV received additional funding of $2.7 million in advances from an affiliate.

On December 30, 2019, the Company entered into a loan facility with the City of Canton, OH, whereby it may borrow up to $3,500,000. To date, the Company has not drawn on this facility.

On December 30, 2019, the Company entered into a loan facility with New Market Project, Inc., whereby it may borrow up to $3,000,000. Through February 7, 2020, the Company has drawn an aggregate of approximately $0.4 million on this facility.

Contractual Obligations and Commitments

The following is a summary of the contractual obligations as of September 30, 2019 and the effect of such obligations are expected to have on the liquidity and cash flows in future periods:

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Notes payable commitments	$205,937,191	$3,650,650	$83,131,358	$96,223,801	$22,931,382
Total	$205,937,191	$3,650,650	$83,131,358	$96,223,801	$22,931,382

Off-Balance Sheet Arrangements

HOFV did not have any off-balance sheet arrangements as of September 30, 2019.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of HOFV’s financial condition and results of operations is based on HOFV’s consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. In accordance with U.S. GAAP, HOFV base its estimates on historical experience and on various other assumptions HOFV believes are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

For information on HOFV’s significant accounting policies please refer to Note 2 to HOFV’s Consolidated Financial Statements.

DESCRIPTION OF SECURITIES OF GPAQ

Unless otherwise indicated, references in this section to “we,” “us,” and “our” are to GPAQ.

General

As of the date of this proxy statement/prospectus, we are authorized to issue 40,000,000 shares of Class A common stock, par value $0.0001, 5,000,000 shares of Class F common stock, par value $0.0001 and 5,000,000 shares of undesignated preferred stock, par value $0.0001. As of the date of this proxy statement/prospectus, 3,125,000 shares of Class F common stock, 8,042,536 shares of Class A common stock and no shares of preferred stock are currently outstanding. As of the date of this proxy statement/prospectus, there are 4,900,000 private placement warrants and 12,500,000 public warrants outstanding.

The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit consists of one share of Class A common stock and one warrant. Each warrant entitles the holder to purchase one share of Class A common stock.

Common Stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve our initial business combination, our Sponsor, as well as all of our officers and directors and other stockholders holding founder shares, have agreed to vote their respective founder shares and any public shares held by them in favor of the proposed Business Combination.

We will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination.

Our Board is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to our amended and restated certificate of incorporation, as amended on July 26, 2019, if we do not consummate an initial business combination by October 31, 2019, which date may be extended up to times, each by an additional 30 days, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. GPAQ elected to extend the deadline to consummate a business combination for each of the three additional 30-day extensions to January 29, 2020. On January 24, 2020, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to further extend the deadline to complete a business combination from January 29, 2020 to February 29, 2020, plus an option for GPAQ to further extend such date for an additional 30 days. If we are forced to liquidate prior to an initial business combination, our public stockholders are entitled to share ratably in the Trust Account, based on the amount then held in the Trust Account, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any).

Our Sponsor, officers, directors and initial holders of founder shares have agreed to waive their rights to participate in any liquidation distribution occurring upon our failure to consummate an initial business combination with respect to the founder’s Class F common stock. Our Sponsor, GPAQ’s officers and directors and other initial holders of founder shares will therefore not participate in any liquidation distribution with respect to such shares. They will, however, participate in any liquidation distribution with respect to any shares of Class A common stock acquired in connection with or following our IPO.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that public stockholders have the right to have their shares of Class A common stock redeemed for cash equal to their pro rata share of the Trust Account in connection with a business combination. Public stockholders who redeem their stock into their share of the Trust Account still have the right to exercise the warrant that they received as part of the units.

Founder Shares

The holders of the founder shares have agreed (i) that the founder shares are subject to certain transfer restrictions, as described in more detail below and (ii) (A) to waive their redemption rights with respect to the founder shares and public shares in connection with the completion of our initial business combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to the founder shares if we fail to complete our business combination by the extended termination date of October 31, 2019, which may be extended up to three times, each by an additional 30 days. GPAQ elected to extend the deadline to consummate a business combination for each of the three additional 30-day extensions to January 29, 2020. On January 24, 2020, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to further extend the deadline to complete a business combination from January 29, 2020 to February 29, 2020, plus an option for GPAQ to further extend such date for an additional 30 days. The founder shares are automatically convertible into shares of our Class A common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein. The holders of the founder shares have agreed to vote their founder shares and any public shares purchased during or after our IPO in favor of the Business Combination. As a result, we would need only 2,458,769, or approximately 30.57%, of the 8,042,536 public shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

The shares of Class F common stock will automatically convert into shares of Class A common stock at the time of our initial business combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in this prospectus and related to the closing of the business combination the ratio at which shares of Class F common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class F common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class F common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the IPO plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the business combination). Holders of founder shares may also elect to convert their shares of Class F common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

With certain limited exceptions, the founder shares are not transferable, assignable or saleable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of one year after the completion of our initial business combination or earlier if, (x) subsequent to our business combination, the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date following the completion of our initial business combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

There are no shares of preferred stock outstanding. Our amended and restated certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our Board. Accordingly, our Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the Trust Account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to affect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of our initial business combination. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire and be worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the list of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our Class A common stock if we do not complete our initial business combination within 18 months from the closing of the IPO, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon the exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or saleable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Our Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Listing of Our Securities

Our units, Class A common stock and warrants are traded on the Nasdaq Capital Market under the symbols “GPAQU,” “GPAQ” and “GPAQW,” respectively.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and By-Laws

Staggered Board of Directors

Our Amended and Restated Certificate of Incorporation provides that our Board is classified into two classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•        our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Limitation on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into indemnification agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

DESCRIPTION OF SECURITIES OF HOLDINGS

General

Pursuant to Holdings’ proposed amended and restated certificate of incorporation, Holdings’ authorized capital stock will consist of 105,000,000 shares, of which 100,000,000 are shares of common stock, par value $0.0001 per share, and 5,000,000 are shares of preferred stock, $0.0001 par value. As of the date of this proxy statement/prospectus, there were 100 shares of Holdings Common Stock and no shares of Holdings preferred stock issued and outstanding. The following description summarizes the material terms of Holdings’ capital stock pursuant to the proposed Holdings’ amended and restated certificate of incorporation which will be adopted if the Charter Amendments Proposal is approved. This description is qualified by reference to Holdings’ amended and restated certificate of incorporation as will be in effect upon consummation of the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex C and is incorporated in this proxy statement/prospectus by reference.

Common Stock

Upon completion of the Business Combination, each share of GPAQ Common Stock will be exchanged for one share of Holdings Common Stock.

Holders of Holdings Common Stock will exclusively possess all voting power and each share of common stock will have one vote on all matters submitted to the stockholders for a vote. Holders of Holdings Common Stock will be entitled to receive dividends or other distributions, if any, as may be declared from time to time by the board of directors in its discretion out of funds legally available therefor and share equally on a per share basis in all such dividends and other distributions. In the event of any liquidation, dissolution or winding up of Holdings, either voluntary or involuntary, holders of Holdings Common Stock will be entitled to receive their ratable and proportionate share of the remaining assets of Holdings.

Holders of Holdings Common Stock will have no cumulative voting rights, conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

The Holdings Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year and with directors only permitted to be removed for cause.

Preferred Stock

The board of directors of Holdings is expressly granted authority to issue shares of the preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of Holdings entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation. No preferred stock is to be registered under this proxy statement/prospectus.

Warrants

Upon completion of the Business Combination, all of the warrants to purchase GPAQ Common Stock will be cancelled and exchanged for Holdings Warrants to purchase an equal number of shares of Holdings Common Stock on the same terms and conditions as the original warrants. See the section titled “Description of Securities of GPAQ — Public Warrants” for terms and conditions of the GPAQ warrants.

Dividends

Following completion of the Business Combination, the Holdings Board will consider whether or not to institute a dividend policy. It is the present intention of Holdings to retain any earnings for use in its business operations and, accordingly, Holdings does not anticipate its board of directors declaring any dividends in the foreseeable future.

Transfer Agent and Warrant Agent

It is anticipated that the transfer agent for Holdings Common Stock and preferred stock and warrant agent for Holdings Warrants will be Continental Stock Transfer & Trust Company at 17 Battery Place, New York, New York 10004.

Listing of Holdings’ Securities

It is anticipated that Holdings Common Stock and public warrants will be listed on the Nasdaq Capital Market under the symbols “HOFV” and “HOFVW,” respectively, following the closing of the Business Combination.

Certain Anti-Takeover Provisions of Delaware Law and Holdings’ Proposed Amended and Restated Certificate of Incorporation

Section 203 of the Delaware General Corporation Law

Holdings is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 15% or more of Holdings’ outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of Holdings’ assets. However, the above provisions of Section 203 do not apply if:

•        the Holdings Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Holdings’ voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the business combination is approved by the Holdings Board and authorized at a meeting of Holdings’ stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exclusive Forum Selection

Subject to limited exceptions, the sole and exclusive forum for any stockholder (including a beneficial owner) of Holdings to bring (i) any derivative action or proceeding brought on behalf of Holdings, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Holdings to Holdings or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or its certificate of incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Although Holdings believes this provision benefits the company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against its directors and officers. This forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act of 1934, as amended. Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of GPAQ Common Stock as of the date of this proxy statement/prospectus (pre-Business Combination) and (ii) the expected beneficial ownership of Holdings Common Stock immediately following the consummation of the Business Combination, assuming that no public shares of GPAQ are redeemed, and alternatively assuming the maximum number of shares of GPAQ are redeemed, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of GPAQ Common Stock;

•        each of GPAQ’s current executive officers and directors;

•        each person who will become an executive officer or director of Holdings post-Business Combination; and

•        all executive officers and directors of GPAQ as a group pre-Business Combination and all executive officers and directors of Holdings post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of GPAQ Common Stock pre-Business Combination is based on 11,167,536 shares of common stock issued and outstanding as of the date of this proxy statement/prospectus.

The expected beneficial ownership of Holdings Common Stock post-Business Combination is based on 36,842,556 shares of Holdings Common Stock assuming no redemption and 29,268,973 shares of Holdings Common Stock assuming maximum redemption. GPAQ does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions by GPAQ’s public stockholders that may actually occur. The expected beneficial ownership percentages with respect to Holdings following the Business Combination assumes that the outstanding indebtedness of HOFV will convert into Holdings Common Stock and/or be paid off at the Closing as described in this proxy statement/prospectus and do not take into account (i) the issuance of any shares (or options to acquire shares) under the Incentive Plan, or (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 17,400,000 shares of Holdings Common Stock that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownerships in Holdings will be different.

Unless otherwise indicated, GPAQ believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them.

	GPAQ		Holdings
	Pre-Business Combination		Post-Business Combination (Assumes No Redemptions)		Post-Business Combination (Assumes Maximum Redemptions)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%
Gordon Pointe Management, LLC(2)(3)(8)	3,050,000	27.31	1,731,930	4.70	1,731,930	5.92
James J. Dolan(2)(3)(8)(16)(17)	3,050,000	27.31	2,056,930	5.58	2,056,930	7.03
Douglas L. Hein(4)(8)(16)	35,000	*	35,000	*	35,000	*
Robert B. Cross(8)(16)	10,000	*	10,000	*	10,000	*
David Dennis(8)(16)	10,000	*	10,000	*	10,000	*
Joseph F. Mendel(8)(16)	10,000	*	10,000	*	10,000	*
Neeraj Vohra(8)(16)	10,000	*	10,000	*	10,000	*
Michael Crawford(9)(17)	—	—	64,885	*	64,885	*
Michael Klein(10)(17)	—	—	2,617,468	7.10	2,033,752	6.95
C. David Baker(11)(17)	—	—	64,885	*	64,885	*
Stuart Lichter(12)(13)(17)	—	—	19,242,047	52.23	19,242,047	65.74
Jason Krom(9)(17)	—	—	—	*	—	*
Kimberly K. Schaefer(8)(17)	—	—	—	*	—	*
Karl L. Holz(8)(17)	—	—	—	*	—	*
Anthony J. Buzzelli(8)(17)	—	—	—	*	—	*
Mary Owen(8)(17)	—	—	—	*	—	*
Curtis Martin(8)(17)	—	—	—	*	—	*
HOF Village, LLC(9)	—	—	16,074,520	43.63	16,074,520	54.92
IRG, LLC(12)	—	—	2,110,735	5.73	2,110,735	7.21
IRG Canton Village Member(12)(14)	—	—	16,074,520	43.63	16,074,520	54.92
National Football Museum, Inc. d/b/a Pro Football Hall of Fame(11)(15)	—	—	7,073,500	19.20	7,073,500	24.17
AQR Capital Management, LLC(5)	1,229,800	11.01	1,229,800	3.34	1,229,800	4.20
Polar Asset Management Partners Inc.(6)	759,250	6.80	759,250	2.06	759,250	2.59
Hawkeye Capital Master(7)	1,150,000	10.30	1,150,000	3.12	1,150,000	3.93
Hudson Bay Capital Management LP(18)	700,000	6.27	700,000	1.90	700,000	2.39
Basso SPAC Fund LLC(19)	887,122	7.94	887,122	2.41	887,122	3.03

____________

*        Less than 1%.

(1)      Beneficial ownership is determined in accordance with the rules of the SEC. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

(2)      Post-Business Combination, represents 3,050,000 shares of Class F common stock which are automatically convertible into shares of Class A common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment less 1,362,500 shares of Holdings Common Stock assumed to be transferred to HOFV per the “Sponsor Reallocation” plus 369,430 shares of Holdings Common Stock to be issued to the Sponsor pursuant to the Merger Agreement in satisfaction of certain Sponsor loans. Percentage ownership assumes all shares are converted to Class A common stock. Does not include 4,865,000 shares issuable upon exercise of private placement warrants held by Gordon Pointe Management, LLC.

(3)      Pre-Business Combination, Mr. Dolan may be deemed to beneficially own 3,050,000 shares of Class F common stock through his ownership of membership interests in Gordon Pointe Management, LLC and as the managing member of Gordon Pointe Management, LLC. Post-Business Combination, Mr. Dolan may be deemed to beneficially own 2,056,930 shares of Holdings Common Stock through his ownership of membership interests in Gordon Pointe Management, LLC and as the managing member of Gordon Pointe Management, LLC. In each case, includes 325,000 shares granted by Mr. Dolan and Gordon Point Management, LLC to various trusts or estate planning vehicles for certain Dolan grandchildren and other Dolan family members that are managed by Mr. Dolan’s adult children, over which Mr. Dolan disclaims beneficial ownership. Does not include 4,865,000 shares issuable upon exercise of private placement warrants held by Gordon Pointe Management, LLC.

(4)      Does not include 35,000 shares issuable upon exercise of private placement warrants.

(5)      According to Schedule 13G filed on February 2, 2018, the business address of AQR Capital Management LLC is Two Greenwich Plaza, Greenwich, CT 06830.

(6)      According to Schedule 13G filed on February 11, 2019, the business address of Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(7)      According to Schedule 13G filed on February 14, 2019, the business address of Hawkeye Capital Master is c/o The Harbour Trust Co., Ltd. PO Box 897, Windward 1, Regatta Office Park, West Bay Road, Grand Cayman KY1-1103 Cayman Islands.

(8)      Unless otherwise indicated, the business address of each of the entities, directors and executives is c/o Gordon Pointe Management, LLC, 780 Fifth Avenue South, Naples, Florida 34102

(9)      Unless otherwise indicated, the business address of each of the entities, directors and executives is c/o HOF Village, LLC, 2121 George Halas Drive NW, Canton, OH 44708.

(10)    Mr. Klein’s business address is c/o M. Klein Associates, Inc., 640 Fifth Avenue, 12 Floor, New York, NY 10019. Post-Business Combination, Mr. Klein may be deemed to indirectly beneficially own 2,617,468 shares (assuming no redemptions) or 2,033,752 shares (assuming maximum redemptions), through his ownership of membership interests in The Klein Group, LLC and his indirect ownership of membership interests in HOF Village, LLC. Mr. Klein has shared investment power of 1,078,984 shares and shared voting power of 2,617,468 shares (assuming no redemptions) or 2,033,752 shares (assuming maximum redemptions).

(11)    Unless otherwise indicated, the business address of each of the entities and directors is c/o Pro Football Hall of Fame, 2121 George Halas Drive NW, Canton, OH 44708.

(12)    Unless otherwise indicated, the business address of each of the entities and directors is c/o Industrial Realty Group, LLC, 11111 Santa Monica Boulevard, Suite 800, Los Angeles, CA 90025.

(13)    Post-Business Combination, Mr. Lichter may be deemed to indirectly beneficially own 19,242,047 shares through his indirect majority ownership interest in each of IRG Canton Village Member, LLC, CH Capital Lending, LLC, and IRG Canton Village Manager, LLC, and his indirect sole ownership of IRG, LLC. Investment and voting decisions for each of IRG Canton Village Member, LLC, CH Capital Lending, LLC, and IRG Canton Village Member, LLC are made by a three-person board of directors, of which Mr. Lichter is a member. Mr. Lichter has shared investment power of 19,242,047 shares and shared voting power of 13,850,072 shares (assuming no redemptions) or 14,433,788 shares (assuming maximum redemptions). Mr. Lichter disclaims beneficial ownership of all shares held by IRG Canton Village Member, LLC, CH Capital Lending, LLC, and IRG Canton Village Manager, LLC, except to the extent of any actual pecuniary interest.

(14)    Post-Business Combination, as owner of a majority of membership interests of HOF Village, LLC, IRG Canton Village Member, LLC may be deemed to indirectly beneficially own 16,074,520 shares held by HOF Village, LLC. IRG Canton Village Member, LLC has shared investment power of 16,074,520 shares and sole voting power of 10,682,545 shares (assuming no redemptions) or 11,266,261 shares (assuming maximum redemptions). IRG Canton Village Member, LLC disclaims beneficial ownership of all shares held by HOF Village, LLC, except to the extent of any actual pecuniary interest.

(15)    Post-Business Combination, National Football Museum, Inc. may be deemed to beneficially own 7,073,500 shares, 3,532,768 of which it indirectly beneficially owns through its ownership of membership interests in HOF Village, LLC. National Football Museum, Inc. has sole investment power of 3,540,732 shares and sole voting power of 7,073,500 shares. National Football Museum, Inc. disclaims beneficial ownership of all shares held by HOF Village, LLC, except to the extent of any actual pecuniary interest.

(16)    Pre-Business Combination directors and officers.

(17)    Post-Business Combination directors and officers.

(18)    According to Schedule 13G filed on February 4, 2019, the business address of Hudson Bay Capital Management LP is 777 Third Avenue, 30th Floor, New York, NY 10017.

(19)    According to Amendment No. 2 to Schedule 13G filed on February 7, 2020, the business address of Basso SPAC Fund LLC is 1266 East Main Street, Fourth Floor, Stamford, Connecticut 06902.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

GPAQ’s Related Person Transactions

Founder Shares

On April 12, 2017, the Sponsor purchased 3,593,750 founder shares for an aggregate purchase price of $25,000, or approximately $0.007 per share. Subsequently, the Sponsor transferred 325,000 founder shares to various trusts or estate planning vehicles for certain Dolan grandchildren and other Dolan family members that are managed by Mr. Dolan’s adult children; and an additional aggregate of 75,000 founder shares to GPAQ’s independent directors and GPAQ’s Chief Financial and Chief Operating Officer. On March 12, 2018, following the expiration of the underwriter’s over-allotment option, the Sponsor forfeited 468,750 founder shares, so that, at such time, the remaining founder shares held by the initial stockholders would represent 20% of the outstanding shares of capital stock following the completion of the GPAQ IPO.

Voting

The Sponsor, together with GPAQ’s officers and directors and other stockholders holding founder shares own approximately 28% of GPAQ’s issued and outstanding shares of common stock, including all of the founder shares. The Sponsor, directors, officers and other stockholders holding founder shares have agreed to vote any shares of our common stock owned by them in favor of the Business Combination Proposal.

Private Placement Warrants

Simultaneously with the consummation of the GPAQ IPO, the Sponsor purchased an aggregate of 4,900,000 private placement warrants, at a price of $1.00 per warrant, each exercisable to purchase one share of GPAQ’s Class A common stock at a price of $11.50 per share, in a private placement generating gross proceeds of $4,900,000. The private placement warrants are identical to the public warrants sold as part of the units in the GPAQ IPO except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by GPAQ, (ii) they (including the shares of common stock issuable upon exercise of these private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of GPAQ’s initial business combination, (iii) they may be exercised by the holders on a cashless basis; and (iv) they (including the shares of common stock issuable upon exercise of these private placement warrants) have certain registration rights.

Advances from Related Party

In March 2019, the Sponsor advanced an aggregate of $164,850 to GPAQ for working capital purposes, which amount was repaid during the nine months ended September 30, 2019.

Promissory Note — Related Party

On June 18, 2019, GPAQ entered into a promissory note with the Sponsor, pursuant to which GPAQ can borrow up to an aggregate amount of $410,000 to finance transaction costs in connection with an initial business combination.

In addition, on July 26, 2019, GPAQ issued an unsecured promissory note to the Sponsor, pursuant to which GPAQ borrowed an aggregate principal amount of $1,105,354 in order to fund the extension payment to the Trust Account for the extension of the deadline to complete an initial business combination to October 31, 2019.

These notes are non-interest bearing, unsecured and due to be paid upon the completion of an initial business combination. The loans may also be convertible into common stock purchase warrants at a purchase price of $1.00 per warrant. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. As of September 30, 2019, there was an aggregate of $1,550,899 outstanding under the promissory notes.

As of September 30, 2019, there was an aggregate of $1,550,899 outstanding under the promissory notes.

On October 29, 2019, GPAQ issued an unsecured promissory note to the Sponsor, pursuant to which GPAQ borrowed an aggregate principal amount of $364,767 in order to fund the first additional 30-day extension payment to the Trust Account.

On November 27, 2019, GPAQ issued an unsecured promissory note to the Sponsor, pursuant to which GPAQ borrowed an aggregate principal amount of $364,767 in order to fund the second additional 30-day extension payment to the Trust Account.

On December 26, 2019, GPAQ issued an unsecured promissory note to the Sponsor, pursuant to which GPAQ borrowed an aggregate principal amount of $364,767 in order to fund the third additional 30-day extension payment to the Trust Account.

On January 24, 2020, GPAQ issued an unsecured promissory note to the Sponsor, pursuant to which GPAQ borrowed an aggregate principal amount of $265,403 in order to fund the extension payment, for the extension from January 29, 2020 to February 29, 2020, to the Trust Account.

Administrative Services Agreement

GPAQ entered into an agreement whereby, commencing on January 30, 2018 through the earlier of the consummation of a business combination or GPAQ liquidation, GPAQ will pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and administrative support. For the nine months ended September 30, 2019 and 2018, GPAQ incurred $90,000 and $80,000, respectively, in fees for these services. At September 30, 2019 and December 31, 2018, an aggregate of $60,000 in administrative fees are included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets.

Related Party Loans

In order to finance transaction costs in connection with an initial business combination, the Sponsor, and GPAQ’s officers and directors may, but are not obligated to loan GPAQ funds from time to time or at any time, as may be required (the “Working Capital Loans”). The Sponsor has committed to provide an aggregate of approximately $900,000 in loans to finance transaction costs in connection with a business combination. Such loans will be converted into shares of Holdings Common Stock upon the closing of the Business Combination. Such loans may not be repaid if a business combination is not consummated. Each Working Capital Loan would be evidenced by a promissory note.

Contributions

In connection with GPAQ’s special meeting of stockholders held on July 26, 2019, the Sponsor agreed to contribute to GPAQ as a loan (each loan being referred to herein as a “Contribution”) $0.10 for each of GPAQ’s public shares that did not redeem in connection with the stockholder vote to approve the amendment to GPAQ’s amended and restated certificate of incorporation to extend the deadline in which to complete its initial business combination, plus, if GPAQ elects to further extend the deadline to complete a business combination beyond October 31, 2019, $0.033 for each public share that was not redeemed for each 30-day period, or portion thereof, up to three additional 30-day periods. The Contribution was conditional upon the approval of the amendment to GPAQ’s amended and restated certificate of incorporation, which did occur on July 26, 2019. Accordingly, on July 26, 2019, the Sponsor contributed an aggregate of $1,105,354 to GPAQ. The Company exercised all three of the additional 30-day periods, and in connection with such extensions, the Sponsor contributed $364,767 on October 29, 2019, $364,767 on November 26, 2019 and $364,767 on December 26, 2019, which amounts were placed into the Trust Account. Such Contributions will be converted into shares of Holdings Common Stock upon the closing of the Business Combination. The loans will be forgiven if GPAQ is unable to consummate an initial business combination except to the extent of any funds held outside of the Trust Account.

On January 24, 2020, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to further extend the deadline to complete a business combination from January 29, 2020 to February 29, 2020, plus an option for GPAQ to further extend such date for an additional 30 days. In connection with the extension from January 29, 2020 to February 29, 2020, the Sponsor contributed to GPAQ $0.033 for each of GPAQ’s public shares outstanding, for an aggregate Contribution of $265,403, which amount was deposited into the Trust Account. Further, the Sponsor has agreed that it or its affiliates will contribute to the Company as a loan an additional $0.033 for each public share that is not redeemed if the Company elects to further extend the deadline to complete a business combination beyond February 29, 2020 for an additional 30 days.

Post-Business Combination Transactions

After GPAQ’s initial business combination, members of its management team who remain with the post-combination company may be paid consulting, management or other fees from the post-combination company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

GPAQ’s Related Person Transactions Policy and Procedure

GPAQ’s audit committee must review and approve any related person transaction it proposes to enter into. GPAQ’s audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of GPAQ and its stockholders. A summary of such policies and procedures is set forth below.

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

•        whether the terms of the transaction are fair to GPAQ and on the same basis as would apply if the transaction did not involve a related party;

•        whether there are business reasons for GPAQ to enter into the transaction;

•        whether the transaction would impair the independence of an outside director;

•        whether the transaction would present an improper conflict of interest for any director or executive officer; and

•        any pre-existing contractual obligations.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

HOFV’s Related Person Transactions

The following is a summary of transactions since December 31, 2017, to which HOFV has been a participant, in which:

•        the amount involved exceeded or will exceed $120,000; and

•        any of its executive officers, directors or holders of more than 5% of its equity interests, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation of HOFV” or that were approved by HOFV’s Board of Directors or Executive Committee.

HOFV believes the terms obtained or consideration that it paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Engagement Letter Agreement

HOFV is party to an engagement letter with The Klein Group, LLC, which is an affiliate of HOFV member M. Klein Associates, Inc. and directors Michael Klein and Mark Klein. Pursuant to the engagement letter, The Klein Group has provided financial advisory services to HOFV since December 2017, in exchange for an equity interest in HOFV and a $10 million transaction fee payable in Holdings stock. After HOFV’s Board of Directors was constituted in December 2018, amendments to the engagement letter have been approved by unanimous consent of HOFV’s Board of Directors.

Shared Services Agreement

HOFV was party to a Shared Services Agreement with PFHOF, a member of HOFV and an affiliate of director and officer David Baker, from December 2018 until September 2019, when the agreement was terminated. Under the Shared Services Agreement, the Pro Football Hall of Fame provided certain business services to HOFV for a monthly services fee of $75,000. The agreement provided for HOFV to prepay $1,000,000 of the services fee in two $500,000 payments, with $500,000 payable once permitted under HOFV’s Term Loan and the remaining $500,000 payable no later than December 31, 2019. The Shared Services Agreement was approved by unanimous consent of HOFV’s Board of Directors.

License Agreement

HOFV is party to a First Amended and Restated License Agreement with the Pro Football Hall of Fame that was entered into in September 2019 and modified the terms of a prior License Agreement that was entered into in December 2018 (which replaced an earlier License Agreement that was entered into in March 2016). PFHOF is a member of HOFV and an affiliate of director and officer David Baker. Pursuant to this agreement, HOFV licenses certain marks from PFHOF, and the parties agreed upon terms for sponsorships and HOFV’s ability to sublicense PFHOF’s marks to sponsors. The agreement provides for HOFV to pay license fees to PFHOF based on a percentage of sponsorship revenue. Both the Amended and Restated License Agreement and the 2018 License Agreement were approved by unanimous consent of HOFV’s Board of Directors.

Retail Merchandise Agreement

HOFV and PFHOF (an HOFV member and affiliate of director and officer David Baker) are parties to a Retail Merchandise Agreement that was entered into in December 2018. Under the Retail Merchandise Agreement, PFHOF agrees to operate onsite retail services at certain locations within the Hall of Fame Village complex, subject to certain performance targets and product requirements. In exchange for these services, HOFV will pay PFHOF recurring royalty payments on a monthly basis representing a certain percentage of gross sales. The Retail Merchandise Agreement was approved by unanimous consent of HOFV’s Board of Directors. The Retail Merchandise Agreement is expected to be amended at or prior to the closing of the Mergers.

Master Transaction Agreement

HOFV, Industrial Realty Group, LLC (an affiliate of HOFV member IRG Canton Village Member, LLC and directors Stuart Lichter and John Mase), PFHOF (an HOFV member and affiliate of director and officer David Baker), M. Klein Associates, Inc. (an HOFV member) and certain wholly-owned subsidiaries of HOFV are parties to a Master Transaction Agreement that was entered into in December 2018. The Master Transaction Agreement provides for various arrangements between the parties, including but not limited to:

•        the sale of real estate from PFHOF to HOFV;

•        repayment terms of certain outstanding amounts owed by HOFV to PFHOF and from PFHOF to HOFV;

•        conversion of part of an outstanding loan from HOFV preferred member American Capital Center, LLC to preferred equity;

•        repayment of outstanding amounts owed by HOFV to Industrial Realty Group,;

•        modification of loan terms; and

•        modification of the terms of stadium and HOF Village property usage.

The Master Transaction Agreement was approved by unanimous consent of HOFV’s Board of Directors. The Master Transaction Agreement is expected to be amended at or prior to the closing of the Mergers.

Media License Agreement

PFHOF (an HOFV member), HOFV, and HOF Village Media Group, LLC (a wholly-owned subsidiary of HOFV) are parties to a Media License Agreement dated November 12, 2019. This agreement provides for the sharing of media-related opportunities between Hall of Fame Media Group and HOF Village Media Group and sets forth the terms under which PFHOF licenses certain marks to HOF Village Media Group to exploit existing PFHOF works and to create new works. The Media License Agreement acknowledges the existence of agreements in effect between PFHOF and certain third parties that provide for certain restrictions on the rights of PFHOF, which affects the rights that can be granted to HOF Village Media Group under the Media License Agreement. These restrictions include, but are not limited to, such third parties having co-exclusive rights to exploit content based on the PFHOF Enshrinement ceremonies and other Enshrinement events. The agreement provides for HOF Village Media Group or HOFV to pay annual license fees to PFHOF of at least $1,250,000, subject to adjustment, and fees may vary based on the particular PFHOF works licensed. The Media License Agreement has an initial term of 15 years (subject to earlier termination for material breach), subject to automatic renewal for successive five-year terms, unless timely notice of non-renewal is provided by either party.

Branding License Agreement

HOFV’s subsidiary, Youth Sports Management, LLC (“YSM”), and PFHOF are parties to a Branding License Agreement from December 2015. Under the Branding License Agreement, PFHOF licenses certain of its marks to YSM for use in connection with youth sporting events held at the Hall of Fame Village. The agreement provides for YSM to pay a fee of $1,000,000 to PFHOF over a five-year term. HOFV owns 50% of the equity interests of YSM along with a joint venture partner who owns the remaining 50% of YSM. HOFV is currently in negotiations with its joint venture partner to buy out such partner’s entire interest in YSM.

Agreement to Provide Insurance

HOFV and its wholly-owned subsidiary HOF Village Stadium, LLC are parties to an Agreement to Provide Insurance with PFHOF (an HOFV member) dated March 2016. Under the agreement, HOF Village Stadium is required to carry and maintain certain insurance coverage in connection with various agreements related to the development of the Hall of Fame Village project, and HOFV has guaranteed the performance of HOF Village Stadium under the agreement. Such insurance coverage must name PFHOF as an additional insured or loss payee on each policy.

Master Developer Services and Project Management Services

Pursuant to HOFV’s operating agreement, IRG Canton Village Manager, LLC (“IRG Manager”), an affiliate of HOFV member IRG Canton Village Member, LLC and directors Stuart Lichter and John Mase, is serving as the initial master developer for the Hall of Fame Village project and IRG Canton Village Member, LLC (“IRG Member”), a member of HOFV and an affiliate of directors Stuart Lichter and John Mase, is serving as the initial project manager for the Hall of Fame Village project. IRG Manager will receive a master developer fee of four percent of the total development costs of the project, subject to review by HOFV’s Executive Committee. IRG Member will receive a project management fee, which will not exceed five percent of the gross receipts from the project, subject to review by HOFV’s Executive Committee. This arrangement provided for in HOFV’s operating agreement was unanimously approved by the members of HOFV.

Other Transactions Involving HOFV Members and their Affiliates

Certain members of HOFV and/or their affiliates have loaned money or made payments on behalf of HOFV.

Certain affiliates of IRG Member and of directors Stuart Lichter and John Mase have made certain loans to HOFV. CH Capital Lending, LLC has loaned money to HOFV in the form of convertible notes with outstanding principal amounts totaling $3,695,000, American Capital Center, LLC has made debt commitments to HOFV with an original principal amount of $8,550,000, and IRG, LLC has made debt commitments to HOFV with an original principal amount of $15,000,000. Under the Merger Agreement, such outstanding debt owed to American Capital Center, LLC and IRG, LLC will be converted into equity of Holdings, and such outstanding debt owed to CH Capital Lending, LLC may or may not be converted, at CH Capital Lending LLC’s election. An affiliate of Industrial Realty Group has made a guaranty in favor of GACP, under which it has guaranteed to pay all or a portion of amounts due under the Term Loan at the closing of the Business Combination on HOFV’s behalf, to the extent that HOFV does not have sufficient funds to pay such amounts. Industrial Realty Group and HOFV are parties to the IRG November Note, under which Industrial Realty Group may loan HOFV an amount up to $30,000,000.

PFHOF has made loans to HOFV and advanced payments on behalf of HOFV for its business. Outstanding amounts owed to PFHOF under such arrangements total approximately $10.2 million. Under the Merger Agreement, $4.2 million of the outstanding amounts owed to PFHOF will be converted into equity of Holdings in satisfaction of such amount. The remaining $6 million outstanding balance will continue to be payable in cash.

M. Klein and Company, LLC, an affiliate of member M. Klein Associates, Inc. and of directors Mark Klein and Michael Klein, has loaned money to HOFV in the form of Company Convertible Notes with original principal amounts totaling $3,935,000 (of which, convertible notes with a principal amount of $260,000 were transferred to a third party) and outstanding principal amounts totaling $3,675,000. In connection with the Mergers, M. Klein and Company, LLC is expected to convert such outstanding debt into equity or other securities of Holdings.

Each of Michael Crawford and David Baker is party to a services agreement with the Company, which provides for a grant of a profits interest of 2.25% of the future profits of the Company. Mr. Crawford and Mr. Baker each entered into a member interests award agreement with the Company, which governs their respective profits interest grants. The profits interests vest over a three-year period, with 15% of the profits interests vesting after one year, an additional 20% vesting after two years, and the remaining 65% vesting after three years. The first 15% of the profits interests vested on December 3, 2019 for Mr. Crawford and on December 11, 2019 for Mr. Baker. The services agreements of Mr. Crawford and Mr. Baker will be terminated before the closing of the Mergers. After the Mergers, the profits interest grants will remain outstanding and continue to vest in accordance with the terms of the applicable member interests award agreements.

On January 13, 2020, the Company announced that it had secured $9.9 million in financing from Constellation through its Efficiency Made Easy (“EME”) program to implement energy efficient measures and to finance the construction of the Constellation Center for Excellence and other enhancements, as part of Phase II development. The Hanover Insurance Company provided a guarantee bond to guarantee the Company’s payment obligations under the financing, and Stuart Lichter and two trusts affiliated with Mr. Lichter have agreed to indemnify The Hanover Insurance Company for payments made under the guarantee bond.

Indemnification Agreements

Holdings’ amended and restated certificate of incorporation will contain provisions limiting the liability of directors, and its amended and restated bylaws will provide that it will indemnify the directors and executive officers to the fullest extent permitted under Delaware law. Holdings’ amended and restated certificate of incorporation and bylaws will also provide the board of directors with discretion to indemnify the other officers, employees, and agents when determined appropriate by the board of directors.

HOFV’s Related Person Transactions Policy and Procedure

While HOFV does not have a formal written policy or procedure for the review, approval or ratification of related party transactions, its Board of Directors and Executive Committee, as applicable, review and consider the interests of its directors, executive officers and members in their review and consideration of transactions.

PRICE RANGE AND DIVIDENDS OF SECURITIES

GPAQ

Price Range of GPAQ Securities

GPAQ’s units, Class A common stock and warrants are currently listed on the Nasdaq Capital Market under the symbols “GPAQU”, “GPAQ” and “GPAQW”, respectively. The units commenced public trading on January 25, 2018. The Class A common stock and warrants each commenced separate public trading on March 12, 2018.

Holders

As of the date of this proxy statement/prospectus, there was one holder of record of GPAQ units, twenty-seven holders of record of GPAQ Common Stock and three holders of record of GPAQ warrants.

Dividend Policy

GPAQ has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of an initial business combination.

Holdings

Price Range of Holdings Securities

Historical market price information regarding Holdings securities is not provided because there is no public market for Holdings securities.

Holders

As of the date of this proxy statement/prospectus, there was one holder of Holdings’ securities.

Dividend Policy Following the Business Combination

Following completion of the Business Combination, the Holdings Board will consider whether or not to institute a dividend policy. It is the present intention of Holdings to retain any earnings for use in its business operations and, accordingly, Holdings does not anticipate its board of directors declaring any dividends in the foreseeable future.

LEGAL MATTERS

Fox Rothschild LLP will pass upon the validity of the common stock issued in connection with the Business Combination. Pillsbury Winthrop Shaw Pittman LLP will pass upon the certain tax matters relating to the Business Combination.

EXPERTS

The financial statements of GPAQ as of December 31, 2018 and 2017, for the year ended December 31, 2018 and for the period from April 12, 2017 (inception) through December 31, 2017 included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of HOFV as of December 31, 2018 and 2017 and for the years then ended included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for GPAQ’s securities is Continental Stock Transfer & Trust Company. The transfer agent for Holdings’ securities is expected to be Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, GPAQ and its agents that deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, GPAQ will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that GPAQ deliver single copies of such documents in the future. Stockholders may notify GPAQ of their requests by calling or writing GPAQ at GPAQ’s principal executive offices at 780 Fifth Avenue South, Naples, FL 34102, (412) 960-4687, Attn: Secretary.

SUBMISSION OF STOCKHOLDER PROPOSALS

GPAQ’s Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, shareholders of the post-combination company will be entitled to attend and participate in the post-combination company’s annual general meetings of shareholders. Holdings will provide notice of the date on which its 2020 annual general meeting will be held in accordance with its amended and restated certificate of incorporation and the DGCL. Shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Company’s 2020 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

GPAQ files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read GPAQ’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document GPAQ files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact GPAQ by telephone or in writing:

Gordon Pointe Acquisition Corp.
780 Fifth Avenue South
Naples, FL 34102
Tel: (412) 960-4687

You may also obtain these documents at no cost by requesting them in writing or by telephone from GPAQ’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Tel: (800) 662-5200
Banks and brokers can call collect at (203) 658-9400
Email: GPAQ.info@morrowsodali.com

If you are a stockholder of GPAQ and would like to request documents, please do so by [____________], 2020, in order to receive them before the Special Meeting. If you request any documents from GPAQ, GPAQ will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to GPAQ has been supplied by GPAQ, and all such information relating to HOFV has been supplied by HOFV. Information provided by either GPAQ or HOFV does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of GPAQ for the Special Meeting. GPAQ has not authorized anyone to give any information or make any representation about the Business Combination, GPAQ or HOFV that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

GORDON POINTE ACQUISITION CORP.
Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2019 and December 31, 2018	F-3
Condensed Consolidated Statements of Operations for the Nine Months Ended September 30 for the Years 2019 and 2018 and for the Nine Months Ended September 30 for the Years 2019 and 2018	F-4
Condensed Consolidated Statements of Changes In Stockholders’ Equity For the Three and Nine Months Ended September 30, 2019 and 2018	F-5
Condensed Consolidated Statements of Cash Flows For the Nine Months Ended September 30, 2019 and 2018	F-6
Notes to Financial Statements	F-7

Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-18
Balance Sheets as of December 31, 2018 and 2017	F-19
Statements of Operations for the Year Ended December 31, 2018 and For the Period from April 12, 2017 (Inception) Through December 31, 2017	F-20
Statements of Changes In Stockholders’ Equity for the Year Ended December 31, 2018 and For the Period from April 12, 2017 (Inception) Through December 31, 2017	F-21
Statements of Cash Flows For the Year Ended December 31, 2018 and For the Period from April 12, 2017 (Inception) Through December 31, 2017	F-22
Notes to Financial Statements	F-23

HOF VILLAGE, LLC AND SUBSIDIARIES
Condensed Consolidated Financial Statements For the Nine Months Ended September 30, 2019 and 2018 (Unaudited)
Condensed Consolidated Balance Sheets	F-36
Condensed Consolidated Statements of Operations	F-37
Condensed Consolidated Statements of Changes in Members Equity	F-38
Condensed Consolidated Statements of Cash Flows	F-39
Notes to Condensed Consolidated Financial Statements	F-40

Consolidated Financial Statements For the Years Ended December 31, 2018 and 2017
Report of Independent Registered Public Accounting Firm	F-58
Consolidated Balance Sheets	F-59
Consolidated Statements of Changes in Members’ Equity	F-61
Consolidated Statements of Cash Flows	F-62
Notes to Consolidated Financial Statement	F-63

GORDON POINTE ACQUISITION CORP.

Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2019 and December 31, 2018	F-3
Condensed Consolidated Statements of Operations for the Nine Months Ended September 30 for the Years 2019 and 2018 and for the Nine Months Ended September 30 for the Years 2019 and 2018	F-4
Condensed Consolidated Statements of Changes In Stockholders’ Equity For the Three and Nine Months Ended September 30, 2019 and 2018	F-5
Condensed Consolidated Statements of Cash Flows For the Nine Months Ended September 30, 2019 and 2018	F-6
Notes to Financial Statements	F-7

GORDON POINTE ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current Assets
Cash	$91,539	$89,557
Prepaid expenses	13,749	6,527
Total Current Assets	105,288	96,084

Marketable securities held in Trust Account	115,904,495	128,396,771
Total Assets	$116,009,783	$128,492,855

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$508,853	$309,265
Income taxes payable	106,693	284,958
Total Current Liabilities	615,546	594,223

Deferred tax liability	4,443	—
Convertible promissory notes – related party	1,550,899	—
Deferred underwriting fees	4,375,000	4,375,000
Deferred legal fee payable	72,500	72,500
Total Liabilities	6,618,388	5,041,723

Commitments (Note 5)
Common stock subject to possible redemption, 9,965,744 and 11,572,288 shares at redemption value as of September 30, 2019 and December 31, 2018, respectively	104,391,394	118,451,128

Stockholders’ Equity
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; -0- issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 40,000,000 shares authorized; 1,087,795 and 927,712 issued and outstanding (excluding an aggregate of up to 9,965,744 and 11,572,288 shares subjection to possible redemption) as of September 30, 2019 and December 31, 2018, respectively	109	93
Class F Common stock, $0.0001 par value; 5,000,000 shares authorized; 3,125,000 shares issued and outstanding	313	313
Additional paid-in capital	3,017,808	3,920,735
Retained earnings	1,981,771	1,078,863
Total Stockholders’ Equity	5,000,001	5,000,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$116,009,783	$128,492,855

The accompanying notes are an integral part of these condensed consolidated financial statements.

GORDON POINTE ACQUISITION CORP.
Condensed CONSOLIDATED Statements Of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating costs	$578,996	$170,280	$902,163	$586,469
Loss from operations	(578,996)	(170,280)	(902,163)	(586,469)

Other income:
Interest income	635,824	628,346	2,140,094	1,434,288
Unrealized gain (loss) on marketable securities held in Trust Account	17,938	(19,592)	21,155	288
Other income, net	653,762	608,754	2,161,249	1,434,576
Income before provision for income taxes	74,766	438,474	1,259,086	848,107
Provision for income taxes	(105,081)	(92,079)	(356,178)	(178,102)
Net income (loss)	$(30,315)	$346,395	902,908	670,005
Weighted average shares outstanding, basic and diluted(1)	4,067,475	4,033,550	4,060,633	3,923,327
Basic and diluted net loss per common share(2)	$(0.12)	$(0.02)	(0.15)	(0.10)

____________

(1)      Excludes an aggregate of up to 9,965,744 and 11,581,723 shares subject to possible redemption at September 30, 2019 and 2018, respectively.

(2)      Excludes income attributable to shares subject to possible redemption of $468,725 and $445,137 for the three months ended September  30, 2019 and 2018, respectively. Excludes income attributable to shares subject to possible redemption of $1,526,833 and $1,064,409 for the nine months ended September 30, 2019 and 2018, respectively.

The accompanying notes are an integral part of these condensed consolidated financial statements.

GORDON POINTE ACQUISITION CORP.
Condensed CONSOLIDATED Statements Of Changes In Stockholders’ Equity
For The Three And NINE Months Ended SEPTEMBER 30, 2019 And 2018
(Unaudited)

	Class A Common Stock		Class F Common Stock		Additional Paid-in Capital	Retained Earnings/ (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2018	—	$—	3,593,750	$359	$24,641	$(2,416)	$22,584

Sale of 12,500,000 Units, net of underwriting discounts and offering expenses	12,500,000	1,250	—	—	117,446,019	—	117,447,269
Sale of 4,900,000 Private Placement Warrants	—	—	—	—	4,900,000	—	4,900,000
Forfeiture of Founder Shares	—	—	(468,750)	(46)	46	—	—
Common stock subject to possible redemption	(11,603,176)	(1,161)	—	—	(117,404,542)	—	(117,405,703)
Net income	—	—	—	—	—	35,856	35,856
Balance – March 31, 2018 (unaudited)	896,824	89	3,125,000	313	4,966,164	33,440	5,000,006
Change in value of common stock subject to possible redemption	11,726	1	—	—	(287,760)	—	(287,759)
Net income	—	—	—	—	—	287,754	287,754
Balance – June 30, 2018 (unaudited)	908,550	90	3,125,000	313	4,678,404	321,194	5,000,001
Change in value of common stock subject to possible redemption	9,727	2	—	—	(346,394)	—	(346,392)
Net income	—	—	—	—	—	346,395	346,395
Balance – September 30, 2018 (unaudited)	918,277	$92	3,125,000	$313	$4,332,010	$667,589	$5,000,004
	Class A Common Stock		Class F Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	927,712	$93	3,125,000	$313	$3,920,735	$1,078,863	$5,000,004
Change in value of common stock subject to possible redemption	8,839	1	—	—	(444,701)	—	(444,700)
Net income	—	—	—	—	—	444,697	444,697
Balance – March 31, 2019 (unaudited)	936,551	94	3,125,000	313	3,476,034	1,523,560	5,000,001
Change in value of common stock subject to possible redemption	5,924	—	—	—	(488,518)	—	(488,518)
Net income	—	—	—	—	—	488,526	488,526
Balance – June 30, 2019 (unaudited)	942,475	94	3,125,000	313	2,987,516	2,012,086	5,000,009
Change in value of common stock subject to possible redemption	145,320	15	—	—	30,292	—	30,307
Net loss	—	—	—	—	—	(30,315)	(30,315)
Balance – September 30, 2019 (unaudited)	1,087,795	$109	3,125,000	$313	$3,017,808	$1,981,771	$5,000,001

The accompanying notes are an integral part of these condensed consolidated financial statements.

GORDON POINTE ACQUISITION CORP.
Condensed CONSOLIDATED Statements Of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash Flows from Operating Activities:
Net income	$902,908	$670,005
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,140,094)	(1,434,288)
Unrealized gain on marketable securities held in Trust Account	(21,155)	(288)
Deferred tax provision	4,443	—
Changes in operating assets and liabilities:
Prepaid expenses	(7,222)	(46,173)
Accounts payable and accrued expenses	199,588	211,157
Income taxes payable	(178,265)	178,102
Net cash used in operating activities	(1,239,797)	(421,485)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(1,105,354)	(126,250,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	796,234	—
Cash withdrawn from Trust Account for redemptions	14,962,645	—
Net cash provided by (used in) investing activities	14,653,525	(126,250,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	122,500,000
Proceeds from sale of Private Placement Warrants	—	4,900,000
Proceeds from convertible promissory note – related party	1,592,059	—
Repayment of convertible promissory note – related party	(41,160)	—
Advances from related party	164,850	88,095
Repayment of advances from related party	(164,850)	(143,302)
Payment of offering costs	—	(528,339)
Redemptions of common stock	(14,962,645)	—
Net cash provided by financing activities	(13,411,746)	126,816,454

Net Change in Cash	1,982	144,969
Cash – Beginning	89,557	3,193
Cash – Ending	$91,539	$148,162

Supplementary cash flow information:
Cash paid for income taxes	$530,000	$—

Non-Cash Investing and Financing activities:
Initial classification of common stock subject to possible redemption	$—	$117,371,161
Change in value of common stock subject to possible redemption	$902,911	$668,693
Deferred underwriting fees	$—	$4,375,000
Deferred legal fee payable	$—	$72,500

The accompanying notes are an integral part of these condensed consolidated financial statements.

GORDON POINTE ACQUISITION CORP.
Notes To CONDENSED CONSOLIDATED Financial Statements
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Gordon Pointe Acquisition Corp. (the “Company”), is a blank check company incorporated in Delaware on April 12, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets (a “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company is focusing on businesses in the financial services technology sector or related financial services or technology sectors.

The Company’s subsidiaries are comprised of GPAQ Acquisition Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Holdings”), GPAQ Acquiror Merger Sub, Inc. a wholly-owned subsidiary of Holdings (“Acquiror Merger Sub”) and GPAQ Company Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Company Merger Sub”).

All activity through September 30, 2019 relates to the Company’s formation, the Company’s initial public offering (the “Initial Public Offering”) of 12,500,000 units, the simultaneous sale of 4,900,000 warrants (the “Private Placement Warrants”) in a private placement (the “Private Placement”) to Gordon Pointe Management, LLC (the “Sponsor”), the Company’s search for a target business with which to complete a Business Combination and the proposed acquisition of HOF Village, LLC (“HOFV”) (see Note 5).

Pursuant to the Company’s Amended and Stated Certificate of Incorporation, the Company had until July 30, 2019 (the “Initial Date”) to complete a Business Combination (the “Combination Period”). On July 26, 2019, the Company held a special meeting of the stockholders of the Company at which the stockholders approved, among other things, a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Extension Amendment”) to extend the deadline to complete a Business Combination from July 30, 2019 to October 31, 2019 (the “Extension”), plus an option for the Company to further extend such date up to three times (the latest such date being referred to as the “Extended Date”), each by an additional 30 days.

The Company’s Sponsor agreed to contribute to the Company as a loan (each loan being referred to herein as a “Contribution”) $0.10 for each share of the Company’s common stock issued in its Initial Public Offering (each, a “Public Share”) that did not redeem in connection with the stockholder vote to approve the Extension Amendment, plus, if the Company elects to further extend the deadline to complete a Business Combination beyond October 31, 2019, $0.033 for each 30-day period, or portion thereof, up to three additional 30-day periods. On July 26, 2019, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor in the aggregate amount of $1,105,354 in order to fund the extension payment. The Promissory Note is non-interest bearing and repayable by the Company to the Sponsor upon consummation of the Company’s Business Combination. The loans will be forgiven if the Company is unable to consummate a Business Combination except to the extent of any funds held outside of the Trust Account.

In connection with the approval of the Extension Amendment, stockholders elected to redeem an aggregate of 1,446,461 shares of the Company’s Class A common stock. As a result, an aggregate of $14,962,645 (or approximately $10.34 per share) was removed from the Company’s Trust Account to pay such stockholders and 11,053,539 shares of Class A common stock remained issued and outstanding.

On October 29, 2019, the Company elected to extend the deadline to complete a Business Combination from October 31, 2019 to November 30, 2019. In connection with such 30-day extension, the Company contributed $0.033 for each of the Company’s public shares outstanding, for an aggregate contribution of $364,767, into the Trust Account. The Company issued an unsecured promissory note to the Sponsor in the aggregate amount of $364,767 in order to fund the extension payment (see Note 8).

On November 6, 2019, the Company entered into Amendment No. 1 to Agreement and Plan of Merger with Holdings, Acquiror Merger Sub, Company Merger Sub, HOFV, and Newco (see Note 8).

GORDON POINTE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On November 27, 2019, the Company elected to further extend the deadline to complete a Business Combination from November 30, 2019 to December 30, 2019. In connection with such 30-day extension, the Sponsor contributed to the Company $0.033 for each of the Company’s public shares outstanding, for an aggregate contribution of $364,767, which amount was deposited into the Trust Account (see Note 8).

On December 26, 2019, the Company elected to further extend the deadline to complete a Business Combination from December 30, 2019 to January 29, 2020. In connection with such 30-day extension, the Sponsor contributed to the Company $0.033 for each of the Company’s public shares outstanding, for an aggregate contribution of $364,767, which amount was deposited into the Trust Account (see Note 8).

On December 31, 2019, the Company filed a definitive proxy statement with the SEC scheduling a special meeting of its stockholders for January 24, 2020 in connection with the Company’s proposal to further extend the deadline to complete a Business Combination from January 29, 2020 to February 29, 2020, plus an option for the Company to further extend such date for an additional 30 days (the “Second Extension”) (see Note 8).

On January 24, 2020, the Company’s stockholders approved the Second Extension. In connection with the approval of the Second Extension, stockholders elected to redeem an aggregate of 3,011,003 shares of GPAQ’s Class A common stock. As a result, an aggregate of $31,975,073 (or approximately $10.61 per share) was removed from the Trust Account to pay such stockholders and 8,042,536 public shares remained issued and outstanding. In connection with the extension from January 29, 2020 to February 29, 2020, the Sponsor contributed to the Company $0.033 for each of the Company’s public shares outstanding, for an aggregate contribution of $265,403, which amount was deposited into the Trust Account. The Sponsor has agreed that it or its affiliates will contribute to the Company as a loan an additional $0.033 for each public share that is not redeemed if the Company elects to further extend the deadline to complete a business combination beyond February 29, 2020 for an additional 30 days (see Note 8).

Nasdaq Notification

On November 4, 2019, the Company received a written notice (the “November 4th Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires the Company to have at least 300 public holders for continued listing on the NASDAQ Capital Market. The November 4th Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market. The November 4th Notice states that the Company has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. The Company intends to submit a plan to regain compliance with the Minimum Public Holders Rule within the required timeframe. If NASDAQ accepts the Company’s plan, NASDAQ may grant the Company an extension of up to 180 calendar days from the date of the November 4th Notice to evidence compliance with the Minimum Public Holders Rule. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

On January 8, 2020, the Company received a written notice (the “January 8th Notice”) from the Listing Qualifications Department of Nasdaq indicating that the Company was not in compliance with Listing Rules 5620(a) and 5810(c)(2)(G) (the “Annual Shareholders Meeting Rule”), which requires the Company to hold an annual meeting of shareholders within twelve months of the end of the Company’s fiscal year end for continued listing on the Nasdaq Capital Market. The January 8th Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market. The January 8th Notice states that the Company has 45 calendar days to submit a plan to regain compliance with the Annual Shareholders Meeting Rule. The Company intends to submit a plan to regain compliance with the Annual Shareholders Meeting Rule within the required timeframe on or before February 22, 2020. If Nasdaq accepts the Company’s plan, Nasdaq may grant the Company an exception of up to 180 calendar days from the fiscal year end, or June 29, 2020, to regain compliance with the Annual Shareholders Meeting Rule. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

GORDON POINTE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 2. LIQUIDITY

As of September 30, 2019, the Company had $91,539 in its operating bank accounts, $115,904,495 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem stock in connection therewith and a working capital deficit of $391,834, which excludes franchise and income taxes payable of $118,424, of which such amounts will be paid from interest earned on the Trust Account. As of September 30, 2019, approximately $3,158,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations. During the nine months ended September 30, 2019, the Company withdrew $796,234 of interest from the Trust Account in order to pay its franchise and income tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting target businesses to acquire, and structuring, negotiating and consummating the Business Combination.

In April 2019, the Sponsor committed to provide an aggregate of $410,000 in loans to the Company to finance transaction costs in connection with a Business Combination, as evidenced by a convertible promissory note dated June 18, 2019. On September 27, 2019, the Company issued a convertible promissory note to the Sponsor in the aggregate amount of $490,000 to finance transaction costs in connection with a Business Combination. As of September 30, 2019, an aggregate of $445,545 was outstanding under the convertible promissory notes.

Such loans, to the extent advanced, are non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination. The loans may also be convertible into common stock purchase warrants at a purchase price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. Under the Merger Agreement (as hereinafter defined), however, amounts advanced to the Company by the Sponsor will either be repaid in cash or converted into shares of Holdings at the closing.

The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may, but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs.

The Company does not believe it will need to raise additional funds in order to meet expenditures required for operating its business. Neither the Sponsor, nor any of the stockholders, officers or directors, or third parties are under any obligation to advance funds to, or invest in, the Company, except for the convertible promissory notes discussed above. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Even if the Company can obtain sufficient financing or raise additional capital, it only has until the Extended Date to consummate a Business Combination. There is no assurance that they will be able to do so prior to the Extended Date.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a

GORDON POINTE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC on March 18, 2019, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2018 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The interim results of operations for the three and nine months ended September 30, 2019 are not necessarily indicative of the results to be expected for the year ending December 31, 2019 or for any future interim periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Marketable securities held in Trust Account

At September 30, 2019 and December 31, 2018, the assets held in the Trust Account were substantially held in U.S. Treasury Bills. During the nine months ended September 30, 2019, the Company withdrew $796,234 of interest income to pay its franchise and income tax obligations.

Net loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. An aggregate of up to 9,965,744 and 11,581,723 shares of common stock subject to possible redemption at September 30, 2019 and 2018, respectively, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and Private Placement to purchase 17,400,000 shares of Class A common stock in the calculation of diluted net loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

GORDON POINTE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Reconciliation of net loss per common share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted net loss per common share is calculated as follows:

	Three Months Ended September 30,		Nine Month Ended September 30,
	2019	2018	2019	2018
Net income (loss)	$(30,315)	$346,395	$902,908	$670,005
Less: Income attributable to common stock subject to possible redemption	(468,725)	(445,137)	(1,526,833)	(1,064,409)
Adjusted net loss	$(499,040)	$(98,742)	$(623,925)	$(394,404)
Weighted average shares outstanding, basic and diluted	4,067,475	4,033,550	4,060,633	3,923,327
Basic and diluted net loss per common share	$(0.12)	$(0.02)	$(0.15)	$(0.10)

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 4. RELATED PARTY TRANSACTIONS

Advances from Related Party

In March 2019, the Sponsor advanced an aggregate of $164,850 for working capital purposes, which amount was repaid during the nine months ended September 30, 2019. As of September 30, 2019, there were no outstanding advances.

Promissory Notes — Related Party

On June 18, 2019, the Company entered into a promissory note with the Sponsor, pursuant to which the Company can borrow up to an aggregate amount of $410,000 to finance transaction costs in connection with a Business Combination. On September 27, 2019, the Company entered into a second promissory note with the Sponsor, pursuant to which the Company can borrow up to an aggregate amount of $490,000 to finance transaction costs in connection with the Business Combination.

In addition, on July 26, 2019, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $1,105,354 in order to fund the extension loan into the Trust Account.

These notes are non-interest bearing, unsecured and due to be paid upon the completion of a Business Combination. Up to $1,500,000 of the loans may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

As of September 30, 2019, there was an aggregate of $1,550,899 outstanding under the promissory notes.

On October 29, 2019, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $364,767 in order to fund the extension payment to the Trust Account (see Note 8).

GORDON POINTE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 4. RELATED PARTY TRANSACTIONS (cont.)

On November 27, 2019, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $364,767 in order to fund the second additional 30-day extension payment to the Trust Account (see Note 8).

On December 26, 2019, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $364,767 in order to fund the third additional 30-day extension payment to the Trust Account (see Note 8).

On January 24, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $265,403 in order to fund the extension payment, for the extension from January 29, 2020 to February 29, 2020, to the Trust Account (see Note 8).

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on January 30, 2018 through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company will pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and administrative support. For the three months ended September 30, 2019 and 2018, the Company incurred $30,000 in fees for these services. For the nine months ended September 30, 2019 and 2018, the Company incurred $90,000 and $80,000, respectively, in fees for these services. At September 30, 2019 and December 31, 2018, an aggregate of $60,000 in administrative fees are included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, the Company’s officers and directors may, but are not obligated to (other than the Sponsor’s commitment to provide the Company an aggregate of $900,000 in loans in order to finance transaction costs in connection with a Business Combination (see Note 4)), loan the Company funds from time to time or at any time, as may be required (the “Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant. Under the Merger Agreement (as hereinafter defined), however, amounts advanced to the Company by the Sponsor will either be repaid in cash or converted into shares of Holdings at the closing. The warrants would be identical to the Private Placement Warrants.

NOTE 5. COMMITMENTS

Director Compensation

The Company has agreed to pay each of its independent directors an annual retainer of $20,000 (pro-rated for interim periods of service) for their service as members of the Company’s Board, for which, in addition to general matters of corporate governance and oversight, the Company expects its Board members to assist the Company in the identification and evaluation of industries and particular businesses that are, in the reasonable judgment of the Board, suitable acquisition targets for the Company, as well as assisting the Company in the review and analysis of alternative Business Combinations. In addition, the Company has agreed to pay each independent director a telephonic meeting fee of $1,000 or in-person meeting fee of $1,500 for each meeting attended by such independent director. The Company has also agreed to pay the Chairperson of the Audit Committee an annual retainer of $7,500 and the Chairperson of the Compensation Committee an annual retainer of $5,000. The fees will be deferred and become payable only if the Company consummates a Business Combination. If a Business Combination does not occur, the Company will not be required to pay these contingent fees, therefore, these amounts are not accrued in the accompanying financial statements.

GORDON POINTE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 5. COMMITMENTS (cont.)

Registration Rights

Pursuant to a registration rights agreement entered into on January 24, 2018, the holders of the Company’s Class F common stock (the “Founder Shares”), Private Placement Warrants (and their underlying securities) and the warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriters are entitled to a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Initial Public Offering, or $4,375,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fee

In connection with the closing of the Initial Public Offering, the Company became obligated to pay its attorneys a deferred legal fee of $72,500 upon consummation of a Business Combination. Accordingly, the Company recorded $72,500 as deferred legal payable in the accompanying balance sheets. The deferred fee will be forfeited in the event that the Company fails to complete a Business Combination.

Merger Agreement

On September 16, 2019, the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among the Company, Holdings, Acquiror Merger Sub, Company Merger Sub (together with Acquiror Merger Sub, the “Merger Subs”), HOF Village, LLC, a Delaware limited liability company (“HOFV”) and HOF Village Newco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of HOFV (“Newco”).

The Merger Agreement provides for a business combination transaction pursuant to which: (i) Acquiror Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Holdings and with stockholders of the Company receiving substantially equivalent securities of Holdings (the “Acquiror Merger”), and (ii) Company Merger Sub will be merged with and into Newco, with Newco continuing as the surviving entity and a wholly-owned subsidiary of Holdings and with the members of Newco receiving shares of common stock of Holdings (the “Company Merger”, and together with the Acquiror Merger, the “Mergers”).

The value of the aggregate merger consideration (the “Company Merger Consideration”) to be paid pursuant to the Merger Agreement to the holders of Newco Units as of immediately prior to the Effective Time (the “Newco Holders”) will be an amount equal to: (i) the aggregate capital contributions of the members of HOFV as set forth in a certificate of HOFV delivered at least five (5) days prior to the Closing Date (the “Closing Date Company Contributed Capital Amount”), multiplied by (ii) the Exchange Ratio of 1.2, divided by (iii) the Per Share Price of $10.00. The Company Merger Consideration will be paid in shares of Holdings common stock (the “Holdings Common Stock”).

The Mergers will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.

GORDON POINTE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 6. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At September 30, 2019 and December 31, 2018, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 40,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At September 30, 2019 and December 31, 2018, there were 1,087,795 and 927,712 shares of Class A common stock issued and outstanding, excluding an aggregate of up to 9,965,744 and 11,572,288 shares of common stock subject to possible redemption, respectively.

Class F Common Stock — The Company is authorized to issue 5,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s Class F common stock are entitled to one vote for each share. At September 30, 2019 and December 31, 2018, there were 3,125,000 shares of Class F common stock issued and outstanding.

NOTE 7. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2019 and December 31, 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2019	December 31, 2018
Assets:
Marketable securities held in Trust Account	1	$115,904,495	$128,396,771

NOTE 8. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date of this filing. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

GORDON POINTE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 8. SUBSEQUENT EVENTS (cont.)

On October 29, 2019, the Company elected to extend the deadline to complete a Business Combination from October 31, 2019 to November 30, 2019. In connection with such 30-day extension, the Sponsor contributed to the Company $0.033 for each of the Company’s public shares outstanding, for an aggregate contribution of $364,767, which amount was deposited into the Trust Account.

In connection with the extension, on October 29, 2019, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $364,767 in order to fund the 30-day extension.

On November 4, 2019, the Company received a written notice (the “November 4th Notice”) from the Listing Qualifications Department of Nasdaq indicating that the Company was not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires the Company to have at least 300 public holders for continued listing on the Nasdaq Capital Market. The November 4th Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market. The November 4th Notice states that the Company has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. The Company submitted a plan to regain compliance with the Minimum Public Holders Rule within the required timeframe on December 19, 2019. If Nasdaq accepts the Company’s plan, Nasdaq may grant the Company an extension of up to 180 calendar days from the date of the November 4th Notice to evidence compliance with the Minimum Public Holders Rule. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

On November 6, 2019, the Company entered into Amendment No. 1 to Agreement and Plan of Merger with Holdings, Acquiror Merger Sub, Company Merger Sub, HOFV, and Newco.

On November 27, 2019, the Company elected to further extend the deadline to complete a Business Combination from November 30, 2019 to December 30, 2019. In connection with such 30-day extension, the Sponsor contributed to the Company $0.033 for each of the Company’s public shares outstanding, for an aggregate contribution of $364,767, which amount was deposited into the Trust Account.

On December 26, 2019, the Company elected to further extend the deadline to complete a Business Combination from December 30, 2019 to January 29, 2020. In connection with such 30-day extension, the Sponsor contributed to the Company $0.033 for each of the Company’s public shares outstanding, for an aggregate contribution of $364,767, which amount was deposited into the Trust Account.

On December 31, 2019, the Company filed a definitive proxy statement with the SEC scheduling a special meeting of its stockholders for January 24, 2020 in connection with the Company’s proposal to further extend the deadline to complete a Business Combination from January 29, 2020 to February 29, 2020, plus an option for the Company to further extend such date for an additional 30 days (the “Second Extension”).

On January 8, 2020, the Company received a written notice (the “January 8th Notice”) from the Listing Qualifications Department of Nasdaq indicating that the Company was not in compliance with Listing Rules 5620(a) and 5810(c)(2)(G) (the “Annual Shareholders Meeting Rule”), which requires the Company to hold an annual meeting of shareholders within twelve months of the end of the Company’s fiscal year end for continued listing on the Nasdaq Capital Market. The January 8th Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market. The January 8th Notice states that the Company has 45 calendar days to submit a plan to regain compliance with the Annual Shareholders Meeting Rule. The Company intends to submit a plan to regain compliance with the Annual Shareholders Meeting Rule within the required timeframe on or before February 22, 2020. If Nasdaq accepts the Company’s plan, Nasdaq may grant the Company an exception of up to 180 calendar days from the fiscal year end, or June 29, 2020, to regain compliance with the Annual Shareholders Meeting Rule. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

GORDON POINTE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 8. SUBSEQUENT EVENTS (cont.)

On January 24, 2020, the Company’s stockholders approved the Second Extension. In connection with the approval of the Second Extension, stockholders elected to redeem an aggregate of 3,011,003 shares of GPAQ’s Class A common stock. As a result, an aggregate of $31,975,073 (or approximately $10.61 per share) was removed from the Trust Account to pay such stockholders and 8,042,536 public shares remained issued and outstanding. In connection with the extension from January 29, 2020 to February 29, 2020, the Sponsor contributed to the Company $0.033 for each of the Company’s public shares outstanding, for an aggregate contribution of $265,403, which amount was deposited into the Trust Account.

GORDON POINTE ACQUISITION CORP.

Report Of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
Gordon Pointe Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Gordon Pointe Acquisition Corp. (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2018 and for the period from April 12, 2017 (inception) through December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and for the period from April 12, 2017 (inception) through December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum llp

We have served as the Company’s auditor since 2017.

New York, NY

March 18, 2019

GORDON POINTE ACQUISITION CORP.
Balance Sheets

	December 31,
	2018	2017
ASSETS
Current assets
Cash	$89,557	$3,193
Prepaid expenses	6,527	—
Total Current Assets	96,084	3,193

Deferred offering costs	—	331,623
Marketable securities held in Trust Account	128,396,771	—
Total Assets	$128,492,855	$334,816

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$309,265	$2,294
Income taxes payable	284,958	—
Accrued offering costs	—	254,731
Advances from related party	—	55,207
Total Current Liabilities	594,223	312,232

Deferred underwriting fees	4,375,000	—
Deferred legal fee payable	72,500	—
Total Liabilities	5,041,723	312,232

Commitments
Common stock subject to possible redemption, 11,572,288 and -0- shares at redemption value as of December 31, 2018 and 2017, respectively	118,451,128	—

Stockholders’ Equity
Preferred stock, $0.0001 par value; 5,000,000 authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 40,000,000 shares authorized; 927,712 and -0- issued and outstanding (excluding 11,572,288 and -0- shares subject to possible redemption) as of December 31, 2018 and 2017, respectively	93	—
Class F Common stock, $0.0001 par value; 5,000,000 shares authorized; 3,125,000 and 3,593,750 shares issued and outstanding as of December 31, 2018 and 2017, respectively	313	359
Additional paid-in capital	3,920,735	24,641
Retained earnings/(Accumulated deficit)	1,078,863	(2,416)
Total Stockholders’ Equity	5,000,004	22,584
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$128,492,855	$334,816

The accompanying notes are an integral part of the financial statements.

GORDON POINTE ACQUISITION CORP.

Statements Of Operations

	Year Ended December 31, 2018	For the Period from April 12, 2017 (inception) Through December 31, 2017
Operating costs	$780,534	$2,416
Loss from operations	(780,534)	(2,416)
Other income:
Interest income	2,132,976	—
Unrealized gain on marketable securities held in Trust Account	13,795	—
Other income	2,146,771	—
Income (loss) before provision for income taxes	1,366,237	(2,416)
Provision for income taxes	(284,958)	—
Net income (loss)	$1,081,279	$(2,416)
Weighted average shares outstanding, basic and diluted(1)	3,953,561	3,125,000
Basic and diluted net loss per common share(2)	(0.12)	$(0.00)

____________

(1)      Excludes an aggregate of up to 11,572,288 shares subject to possible redemption at December 31, 2018 and an aggregate of 468,750 shares that were subject to forfeiture at December 31, 2017.

(2)      Excludes income of $1,571,048 attributable to shares subject to possible redemption for the year ended December 31, 2018.

The accompanying notes are an integral part of the financial statements.

GORDON POINTE ACQUISITION CORP.
Statements Of Changes In Stockholders’ Equity

	Class A Common Stock		Class F Common Stock		Additional Paid-in Capital	Retained Earnings/ (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – April 12, 2017 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	—	—	3,593,750	359	24,641	—	25,000
Net loss	—	—	—	—	—	(2,416)	(2,416)
Balance – December 31, 2017	—	—	3,593,750	359	24,641	(2,416)	22,584
Sale of 12,500,000 Units, net of underwriting discounts and offering expenses	12,500,000	1,250	—	—	117,446,019	—	117,447,269
Sale of 4,900,000 Private Placement Warrants	—	—	—	—	4,900,000	—	4,900,000
Forfeiture of Founder Shares	—	—	(468,750)	(46)	46	—	—
Common stock subject to possible redemption	(11,572,288)	(1,157)	—	—	(118,449,971)	—	(118,451,128)
Net income	—	—	—	—	—	1,081,279	1,081,279
Balance – December 31, 2018	927,712	$93	3,125,000	$313	$3,920,735	$1,078,863	$5,000,004

The accompanying notes are an integral part of the financial statements.

GORDON POINTE ACQUISITION CORP.
Statements Of Cash Flows

	Year Ended December 31, 2018	For the Period from April 12, 2017 (inception) Through December 31, 2017
Cash Flows from Operating Activities:
Net income (loss)	$1,081,279	$(2,416)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,132,976)	—
Unrealized gain on marketable securities held in Trust Account	(13,795)	—
Changes in operating assets and liabilities:
Prepaid expenses	(6,527)	—
Accounts payable and accrued expenses	306,971	2,294
Income taxes payable	284,958	—
Net cash used in operating activities	(480,090)	(122)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(126,250,000)	—
Net cash used in investing activities	(126,250,000)	—

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	122,500,000	—
Proceeds from sale of Private Placement Warrants	4,900,000	—
Advances from related party	88,095	55,207
Repayment of advances from related party	(143,302)	—
Payment of offering costs	(528,339)	(76,892)
Net cash provided by financing activities	126,816,454	3,315

Net Change in Cash	86,364	3,193
Cash – Beginning	3,193	—
Cash – Ending	$89,557	$3,193

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$117,371,161	$—
Change in value of common stock subject to possible redemption	$1,079,967	$—
Deferred underwriting fees	$4,375,000	$—
Deferred legal fee payable	$72,500	—
Deferred offering costs included in accrued offering costs	$—	$254,731

The accompanying notes are an integral part of the financial statements.

GORDON POINTE ACQUISITION CORP.
Notes To Financial Statements

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Gordon Pointe Acquisition Corp. (the “Company”), is a blank check company incorporated in Delaware on April 12, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets (a “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company is focusing on businesses in the financial services technology sector or related financial services or technology sectors.

All activity through December 31, 2018 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination.

The registration statement for the Company’s Initial Public Offering was declared effective on January 24, 2018. On January 30, 2018, the Company consummated the Initial Public Offering of 12,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units offered, the “Public Shares”), generating gross proceeds of $125,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,900,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Gordon Pointe Management, LLC (the “Sponsor”), generating gross proceeds of $4,900,000, which is described in Note 5.

Following the closing of the Initial Public Offering on January 30, 2018, an amount of $126,250,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (the “Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account.

Transaction costs amounted to $7,552,731, consisting of $2,500,000 of underwriting fees, $4,375,000 of deferred underwriting fees (see Note 7) and $677,731 of other costs. Approximately $1,100,000 was deposited into the cash held outside of the Trust Account after the Initial Public Offering. Following the payment of certain transaction expenses, the Company had $89,557 of cash held outside of the Trust Account and available for working capital purposes as of December 31, 2018.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on

GORDON POINTE ACQUISITION CORP.
Notes To Financial Statements

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

deposit in the Trust Account ($10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (see Note 6).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor, officers and directors (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 5), and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to an aggregate of 20% or more of the Class A common stock sold in the Initial Public Offering.

The Company will have until July 30, 2019 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less amounts previously released to pay taxes and less interest to pay dissolution expenses of up to $100,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.

The Initial Stockholders have agreed to (i) waive their conversion rights with respect to their Founder Shares and Public Shares in connection with the consummation of a Business Combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to consummate a Business Combination within the Combination Period and (iii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment. However, the Initial Stockholders will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination or liquidates within the Combination Period. The underwriter and legal counsel have agreed to waive their rights to deferred underwriting commissions held in the Trust Account in the event the Company does not consummate a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of

GORDON POINTE ACQUISITION CORP.
Notes To Financial Statements

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the residual assets remaining available for distribution (including Trust Account assets) will be less than the $10.10 per Unit in the Initial Public Offering. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

LIQUIDITY

As of December 31, 2018, the Company had $89,557 in its operating bank accounts, $128,396,771 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or convert stock in connection therewith and a working capital deficit of $48,331 which excludes franchise and income taxes payable of $449,808, of which such amounts will be paid from interest earned on the Trust Account. As of December 31, 2018, approximately $2,147,000 of the amount on deposit in the Trust Account represented interest income and unrealized gains, which is available to pay the Company’s tax obligations. To date the Company has not withdrawn any interest from the Trust Account in order to fund its tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting target businesses to acquire, and structuring, negotiating and consummating the Business Combination.

The Sponsor has committed to provide an aggregate of $365,000 in loans to the Company to finance transaction costs in connection with a Business Combination. To the extent advanced, the loans will be evidenced by a promissory note, will be non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination. The loans may also be convertible into common stock purchase warrants at a purchase price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. Through December 31, 2018, there have been no borrowings pursuant to the Sponsor commitment.

The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may, but, except as described above, are not obligated to, loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs.

The Company does not believe it will need to raise additional funds in order to meet expenditures required for operating its business. Neither the Sponsor, nor any of the stockholders, officers or directors, or third parties are under any obligation to advance funds to, or invest in, the Company, except for the $365,000 commitment discussed above. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Even if the Company can obtain sufficient financing or raise additional capital, it only has until July 30, 2019 to consummate a Business Combination. There is no assurance that they will be able to do so prior to July 30, 2019.

GORDON POINTE ACQUISITION CORP.
Notes To Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2018 and 2017.

Marketable Securities held in Trust Account

At December 31, 2018, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s

GORDON POINTE ACQUISITION CORP.
Notes To Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2018, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which require an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2018 and 2017, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act of 2017 (“Tax Reform”) was signed into law. As a result of Tax Reform, the U.S. statutory tax rate was lowered from 35% to 21% effective January 1, 2018, among other changes. ASC Topic 740 requires companies to recognize the effect of tax law changes in the period of enactment; therefore, the Company was required to revalue its deferred tax assets and liabilities at December 31, 2017 at the new rate. The Company completed its analysis which resulted in no material changes to the financial statements.

Net loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Weighted average shares outstanding at December 31, 2017 were reduced for the effect of an aggregate of 468,750 shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters. The Company applies the two-class method in calculating earnings per share. An aggregate of 11,572,288 shares of common stock subject to possible redemption at December 31, 2018, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 17,400,000 shares of Class A common stock in the calculation of diluted net loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

GORDON POINTE ACQUISITION CORP.
Notes To Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Reconciliation of net loss per common share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted net loss per common share is calculated as follows:

	Year Ended December 31, 2018	For the Period from April 12, 2017 (inception) through December 31, 2017
Net income (loss)	$1,081,279	$(2,416)
Less: Income attributable to common stock subject to redemption	(1,571,048)	—
Adjusted net loss	$(489,769)	$(2,416)
Weighted average shares outstanding, basic and diluted	3,953,561	3,125,000
Basic and diluted net loss per common share	$(0.12)	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2018 and 2017, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying financial statements, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On January 30, 2018, pursuant to the Initial Public Offering, the Company sold 12,500,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 4,900,000 Private Placement Warrants at $1.00 per Private Placement Warrant, for an aggregate purchase price of $4,900,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

GORDON POINTE ACQUISITION CORP.
Notes To Financial Statements

NOTE 4. PRIVATE PLACEMENT (cont.)

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. The Private Placement Warrants may also be exercised by the initial purchasers and their permitted transferees for cash or on a cashless basis. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On April 12, 2017, the Company issued an aggregate of 3,593,750 shares of Class F common stock to the Sponsor (the “Founder Shares”) for an aggregate purchase price of $25,000. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments. The 3,593,750 Founder Shares included an aggregate of up to 468,750 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the Initial Stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters’ election to exercise their over-allotment option expired unexercised on March 12, 2018 and, as a result, 468,750 Founder Shares were forfeited, resulting in 3,125,000 Founder Shares outstanding as of December 31, 2018.

The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) the date on which the last sales price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after a Business Combination, or earlier, in each case, if subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Related Party Advances and Commitments

Through December 31, 2018, the Sponsor advanced an aggregate of $143,302 for costs associated with the Initial Public Offering, of which such amount was repaid during the year ended December 31, 2018. As of December 31, 2018 and 2017, there were $0 and $55,207 of outstanding advances from related party, respectively.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on January 30, 2018 through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company will pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and administrative support. For the year ended December 31, 2018, the Company incurred $110,000 in fees for these services, of which $60,000 is included in accounts payable and accrued expenses in the accompanying balance sheet.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (the “Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note.

GORDON POINTE ACQUISITION CORP.
Notes To Financial Statements

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

The Sponsor has committed to provide an aggregate of $365,000 in loans to the Company to finance transaction costs in connection with a Business Combination. To the extent advanced, the loans will be evidenced by a promissory note, will be non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination. The loans may also be convertible into common stock purchase warrants at a purchase price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. There are no amounts currently outstanding under the loans.

NOTE 6. COMMITMENTS

Director Compensation

The Company has agreed to pay each of its independent directors an annual retainer of $20,000 (pro-rated for interim periods of service) for their service as members of the Company’s Board, for which, in addition to general matters of corporate governance and oversight, the Company expects its Board members to assist the Company in the identification and evaluation of industries and particular businesses that are, in the reasonable judgment of the Board, suitable acquisition targets for the Company, as well as assisting the Company in the review and analysis of alternative Business Combinations. In addition, the Company has agreed to pay each independent director a telephonic meeting fee of $1,000 or in-person meeting fee of $1,500 for each meeting attended by such independent director. The Company has also agreed to pay the Chairperson of the Audit Committee an annual retainer of $7,500 and the Chairperson of the Compensation Committee an annual retainer of $5,000. The fees will be deferred and become payable only if the Company consummates a Business Combination. If a Business Combination does not occur, the Company will not be required to pay these contingent fees, therefore, these amounts are not accrued in the accompanying financial statements.

Registration Rights

Pursuant to a registration rights agreement entered into on January 24, 2018, the holders of the Founder Shares, Private Placement Warrants (and their underlying securities) and the warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriters are entitled to a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Initial Public Offering, or $4,375,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Deferred Legal Fee

On January 30, 2018, in connection with the closing of the Initial Public Offering, the Company became obligated to pay its attorneys a deferred legal fee of $72,500 upon consummation of a Business Combination. Accordingly, the Company recorded $72,500 as deferred legal payable in the accompanying balance sheet at December 31, 2018.

GORDON POINTE ACQUISITION CORP.
Notes To Financial Statements

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2018 and 2017, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 40,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At December 31, 2018 and 2017, there were 927,712 and -0- shares of common stock issued and outstanding, excluding 11,572,288 and -0- shares of common stock subject to possible redemption, respectively.

Class F Common Stock — The Company is authorized to issue 5,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s Class F common stock are entitled to one vote for each share. At December 31, 2018 and 2017, there were 3,125,000 and 3,593,750 shares of common stock issued and outstanding, of which -0- and 468,750 shares were subject to forfeiture, respectively.

The shares of Class F common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment as follows. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering in connection with the closing of a Business Combination, the ratio at which shares of Class F common stock shall convert into shares of Class A common stock will be adjusted so that the number of shares of Class A common stock issuable upon conversion of all shares of Class F common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

Holders of Class A common stock and Class F common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

Warrants — No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

GORDON POINTE ACQUISITION CORP.
Notes To Financial Statements

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

•        at any time during the exercise period;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

•        If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. INCOME TAX

The Company does not have any significant deferred tax assets or liabilities at December 31, 2018 and 2017.

The income tax provision consists of the following:

	Year Ended December 31, 2018	For the Period from April 12, 2017 (inception) through December 31, 2017
Federal
Current	$284,958	$—
Deferred	1,952	(507)

State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	(1,952)	507
Income tax provision	$284,958	$—

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

GORDON POINTE ACQUISITION CORP.
Notes To Financial Statements

NOTE 8. INCOME TAX (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31, 2018	For the Period from April 12, 2017 (inception) through December 31, 2017
Statutory federal income tax rate	(21.0)%	(34.0)%
State taxes, net of federal tax benefit	0.0%	0.0%
Deferred tax liability rate change	0.0%	13.0%
Change in valuation allowance	0.1%	21.0%
Income tax provision	(20.9)%	0.00%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company considers Florida to be a significant state tax jurisdiction.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2018 and 2017, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 30, 2018	December 31, 2017
Assets:
Marketable securities held in Trust Account	1	$128,396,771	$—

GORDON POINTE ACQUISITION CORP.
Notes To Financial Statements

NOTE 10. SELECTED QUARTERLY INFORMATION (UNAUDITED)

The following table presents summarized unaudited quarterly financial data for each of the four quarters for the year ended December 31, 2018 and for the period from April 12, 2017 (inception) through December 31, 2017. The data has been derived from the Company’s unaudited financial statements that, in management’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the financial statements and notes thereto. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2018
Operating costs	$229,889	$186,300	$170,280	$194,065
Interest income	$292,038	$513,904	$628,346	$698,688
Unrealized (loss) gain on marketable securities	$(16,762)	$36,642	$(19,592)	$13,507
Net income	$35,856	$287,754	$346,395	$411,274
Basic and diluted loss per share	$(0.05)	$(0.02)	$(0.02)	$(0.02)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
For the period from April 12, 2017 (inception) through December 31, 2017
Operating costs	$—	$1,002	$24	$1,390
Net loss	$—	$(1,002)	$(24)	$(1,390)
Basic and diluted loss per share	$—	$(0.00)	$(0.00)	$(0.00)

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

HOF Village, LLC and Subsidiaries

Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2019 and 2018

HOF VILLAGE, LLC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	As of :
	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Cash	$911,089	$4,568,832
Restricted cash	6,490,824	3,849,118
Accounts receivable, net	2,044,277	2,504,735
Prepaid expenses and other assets	504,469	1,803,070
Property and equipment, net	137,646,629	145,810,591
Project development costs	80,054,051	80,744,934
Total assets	$227,651,339	$239,281,280

Liabilities and Members’ Equity
Liabilities
Notes payable, net	$144,141,017	$130,558,352
Accounts payable and accrued expenses	13,010,246	5,271,070
Due to affiliate	15,430,943	9,874,297
Deferred rent payable	316,621	889,464
Other liabilities	6,203,285	1,834,878
Total liabilities	179,102,112	148,428,061

Commitments and contingencies
Members’ equity	48,549,227	90,853,219
Total liabilities and members’ equity	$227,651,339	$239,281,280

HOF VILLAGE, LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(unaudited)

	For the Nine Months Ended September 30,
	2019	2018
Revenues
Sponsorships, net of activation costs	$5,457,785	$3,965,986
Rents and cost recoveries	657,106	537,292
Event revenues	54,533	300,576
Total revenues	6,169,424	4,803,854

Operating expenses
Property operating expenses	10,025,750	8,180,672
Commission expense	798,788	634,813
Depreciation expense	8,163,962	8,135,582
Loss on abandonment of project development costs	12,194,783	—
Total operating expenses	31,183,283	16,951,067

Loss from operations	(25,013,859)	(12,147,213)

Other expense
Interest expense	(6,734,735)	(10,066,263)
Amortization of discount on note payable	(10,302,822)	(866,151)
Total interest expense	(17,037,557)	(10,932,414)

Other loss	(252,576)	—
Total other expense	(17,290,133)	(10,932,414)
Net loss	$(42,303,992)	$(23,079,627)

HOF VILLAGE, LLC AND SUBSIDIARIES

Condensed Consolidated Statements Of Changes In MemberS’ Equity
For The NINE MonthS Ended SEPTEMBER 30, 2019 And 2018

(UNAUDITED)

Members’ Equity
Balance at January 1, 2019	$90,853,219
Net loss	(42,303,992)
Balance at September 30, 2019	$48,549,227

Balance at January 1, 2018	$28,402,723
Net loss	(23,079,627)
Balance at September 30, 2018	$5,323,096

HOF VILLAGE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2019	2018
Cash Flows From Operating Activities
Net loss	$(42,303,992)	$(23,079,627)
Adjustments to reconcile net loss to cash flows provided by operating activities
Depreciation expense	8,163,962	8,135,582
Amortization of note discounts	10,302,822	866,151
Bad debt expense	135,666	—
Loss on abandonment of project development costs	12,194,783	—
Income from equity method investment	252,576	—
Deferred rent expense	(572,843)	123,861
Interest paid in kind	693,144	—
Changes in operating assets and liabilities:
Accounts receivable	324,792	(730,703)
Prepaid expenses and other assets	1,046,025	(1,043,946)
Accounts payable and accrued expenses	5,211,233	6,053,622
Due to affiliates	5,556,646	4,230,423
Other liabilities	4,368,407	613,830
Net cash provided by (used in) operating activities	5,373,221	(4,830,807)

Cash Flows From Investing Activities
Additions to project development costs	(8,975,957)	(40,145,790)
Net cash used in investing activities	(8,975,957)	(40,145,790)

Cash Flows From Financing Activities
Proceeds from notes payable	8,380,000	76,725,917
Repayments of notes payable	(5,216,560)	(18,083,082)
Payment of financing costs	(576,741)	(3,830,850)
Net cash provided by financing activities	2,586,699	54,811,985
Net (decrease) increase in cash and restricted cash	(1,016,037)	9,835,388
Cash and restricted cash, beginning of period	8,417,950	2,059,923
Cash and restricted cash, end of period	$7,401,913	$11,895,311
Cash	$911,089	$7,689,189
Restricted Cash	6,490,824	4,206,123
Total cash and restricted cash	$7,401,913	$11,895,312
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1,097,139	$2,166,971
Non-cash investing and financing activities:
Property, equipment, and development costs acquired through accounts payable and accrued expenses	$2,527,943	$11,134,388

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 1: Organization, Nature of Business, and Going Concern

Organization and Nature of Business

HOF Village, LLC and subsidiaries (“HOF Village” or the “Company”), was established as a Delaware Limited Liability Company on August 5, 2015, and operates under an agreement dated December 11, 2018 that was amended by the Amended and Restated Limited Liability Company Agreement dated July 31, 2019 (the “LLC Agreement”). Pursuant to the LLC Agreement, the Company was established by initial equity members IRG Canton Village Member, LLC (“IRG Member”), a Delaware Limited Liability Company, and Hall of Fame Village, Inc. (“HOFVI”), an Ohio corporation, collectively (the “Members”). IRG acts as the Company’s day to day manager. The Company was formed for the purpose of developing a mixed-use real estate and entertainment destination in Canton, Ohio, currently approximately 100 acres of land surrounding the historic Pro Football Hall of Fame (the “Hall of Fame Village Property”) through its subsidiaries. In 2016, HOF Village was rebranded as Johnson Controls Hall of Fame Village (“JCIHOFV”) as part of an 18-year, $135 million naming rights agreement with Johnson Controls, (see Note 6). As of September 30, 2019 IRG owned 59% of HOF Village and HOFVI owned 35% of HOF Village.

The term of the Company shall continue in perpetuity in full force and effect until the dissolution and termination of the Company in accordance with the terms of the Amended LLC agreement or by operation of law.

The JCIHOFV consists of dynamic, multi-use venues which management believes will generate significant attendance from the region through strong synergies between project components. Phase I was completed on August 1, 2017, having constructed the Tom Benson Hall of Fame Stadium (“Stadium”) in Canton, Ohio youth fields, land acquisition, parking infrastructure and general site infrastructure and formed a media company. Plans for future components of the JCIHOFV include two premium hotels, an indoor waterpark, the Center for Excellence (with an office building including retail and dining establishments), the Center for Performance (a convention center/field house) and the Hall of Fame Retail Promenade. Long-term expansion plans include the addition of the Hall of Fame Experience (an immersive VR/AR attraction), a luxury hotel with retail space, a performance center/arena, multi-family housing, and other complementary components.

The Company has entered into several agreements with Pro Football Hall of Fame, which is an affiliate of JCIHOFV, and government entities which outline the rights and obligations of each of the parties with regard to the property on which the JCIHOFV sits, portions of which are owned by the Company and portions of which are net leased to the Company by the government entities (see Note 7). Under these agreements, Pro Football Hall of Fame and the government entities are entitled to use portions of the JCIHOFV on a direct-cost basis.

On December 11, 2018, the Company entered into the Master Transaction Agreement, whereby, among other things, it amended its LLC Agreement (see Note 4).

Going Concern

The Company has incurred continuing losses from its operations and as of September 30, 2019, the Company had a deficit in members’ equity. Since inception, the Company has met its liquidity requirements principally through the issuance of debt. The Company’s cash losses from operations, in addition to its debt due within 12 months of the issuance of these condensed consolidated financial statements, raises substantial doubt about the Company’s ability to continue operations as a going concern.

The Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon the Company obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings and to complete its secondary phases of development in order to generate operating cash flows. The Company entered into a merger agreement with Gordon Pointe Acquisition Corp. and filed its registration statement on Form S-4 on November 12, 2019, which provided additional working capital (see Note 10). As part of this merger and subsequent public market launch, the Company is pursuing equity financing via Private Investment in Public Equity (“PIPE”) investments. These events will provide the necessary working capital to fund operations and prepare the Company for other funding in the form of a construction loan and public financing through Tourism Development District financing and Tax Increment Financing.

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 1: Organization, Nature of Business, and Going Concern (cont.)

There are no assurances that the Company will be able to raise capital on terms acceptable to the Company or at all, or that cash flows generated from its operations will be sufficient to meet its current operating costs. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could harm its financial condition and operating results, or it may not be able to continue to fund its ongoing operations. If management is unable to execute its planned debt and equity financing initiatives, these conditions raise substantial doubt about the Company’s ability to continue as a going concern to sustain operations for at least one year from the issuance of these condensed consolidated financial statements. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and Rule 10 of SEC Regulation S–X. Accordingly, they do not include all of the information and notes required by U.S. GAAP. However, in the opinion of the management of the Company, all adjustments necessary for a fair presentation of the financial position and operating results have been included in these statements. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in this Registration Statement on Form S-4 for the year ended December 31, 2018, filed November 12, 2019 as included herein. Operating results for the nine months ended September 30, 2019 are not necessarily indicative of the results that may be expected for any subsequent quarters or for the year ending December 31, 2019.

Consolidation

The unaudited condensed consolidated financial statements include the accounts and activity of HOF Village, LLC and its wholly owned subsidiaries. Investments in a variable interest entity in which the Company is not the primary beneficiary; or where the Company does not own a majority interest but has the ability to exercise significant influence over operating and financial policies are accounted for using the equity method. All intercompany profits, transactions, and balances have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates and assumptions for the Company relate to bad debt, depreciation, useful lives of assets, fair value of financial instruments, and estimates and assumptions used to measure impairment. Management adjusts such estimates when facts and circumstances dictate. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are recorded at historical cost and are depreciated using the straight-line method over the estimated useful lives of the assets. During the construction period, the Company capitalizes all costs related to the development of the Hall of Fame Village. Project development costs include predevelopment costs, amortization of finance costs, real estate taxes, insurance, and other project costs incurred during the period of development. The capitalization of costs began during the preconstruction period, which the Company defines as activities that are necessary to the development of the project. The Company ceases cost capitalization when a portion of the project is held available for occupancy and placed into service. This usually occurs upon substantial completion of all costs

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 2: Summary of Significant Accounting Policies (cont.)

necessary to bring a portion of the project to the condition needed for its intended use, but no later than one year from the completion of major construction activity. The Company will continue to capitalize only those costs associated with the portion still under construction. Capitalization will also cease if activities necessary for the development of the project have been suspended. As of September 30, 2019 and 2018, the second two phases of the project remain subject to such capitalization, respectively.

The Company reviews its property and equipment and projects under development for impairment whenever events or changes indicate that the carrying value of the long-lived assets may not be fully recoverable. In cases where the Company does not expect to recover its carrying costs, an impairment charge is recorded.

The Company measures and records impairment losses on its long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets is less than their carrying amount. Considerable judgement by management is necessary to estimate undiscounted future operating cash flows and fair values and, accordingly, actual results could vary significantly from such estimates. On January 18, 2019, management determined that previously capitalized costs for the development of a hotel should be written off because plans for this particular hotel and site location have been abandoned and will not benefit the current plans for another hotel elsewhere on the site. Management reviewed its capitalized costs and identified the costs that have no future benefit. The Company recorded a $12,194,783 charge as a loss on abandonment of development costs within the accompanying unaudited condensed consolidated statement of operations.

Cash and Restricted Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased, to be cash equivalents. There were no cash equivalents at September 30, 2019 and December 31, 2018. The Company maintains its cash and escrow accounts at national financial institutions. The balances, at times, may exceed federally insured limits.

Restricted cash totaling $6,490,824 and $3,849,118 at September 30, 2019 and December 31, 2018, respectively, are required by lenders or governmental agreements to be set aside.

Accounts Receivable

Accounts receivable are generally amounts due under sponsorship and other agreements. Accounts receivable are reviewed for delinquencies on a case by case basis and are considered delinquent when the sponsor or debtor has missed a scheduled payment. Interest is not charged on delinquencies.

The carrying amount of accounts receivable is reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all delinquent accounts receivable balances and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. At September 30, 2019 and December 31, 2018, the Company has an allowance for doubtful accounts of $653,024 and $517,358, respectively.

Deferred Financing Costs

Costs incurred in obtaining financing are capitalized and amortized to additions in project development costs during the construction period over the term of the related loans, without regard for any extension options until the project or portion thereof is considered substantially complete. Upon substantial completion of the project or portion thereof, such costs are amortized as interest expense over the term of the related loan. Any unamortized costs are shown as an offset to Notes Payable on the accompanying condensed consolidated balance sheet.

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 2: Summary of Significant Accounting Policies (cont.)

Investment in Joint Venture

The Company uses the equity method to record the activities of its 50% owned joint venture. The equity method of accounting requires that the Company recognizes its initial capital investment at cost and subsequently, its share of the earnings or losses in the joint venture. The joint venture agreement is structured whereby the Company is not at risk for losses below its original capital investment. Therefore, the Company will not record a deficit that would result in the equity being negative from the investment in joint venture.

The maximum exposure to loss represents the potential loss of assets which may be recognized by the Company relating to its investment in the joint venture. At September 30, 2019 and December 31, 2018, the balance of the Company’s investment in this joint venture was $0 and $252,576 respectively, which is included in prepaid expenses and other assets on the accompanying condensed consolidated balance sheets. Impairment losses are recognized upon evidence of other than temporary losses of value. When evaluating our investment, management generally uses a discounted cash flow approach to estimate the fair value of the Company’s investment. Management’s judgement is required in developing the assumptions for the discounted cash flow approach. At September 30, 2019 and December 31, 2018, the Company’s management determined there was no impairment with respect to its investment in the joint venture. The Company recorded losses of $252,576 and $0 for the nine months ended September 30, 2019 and 2018, which is included as other loss on the unaudited condensed consolidated statement of operations.

Other Liabilities

Other liabilities consist of the following at September 30, 2019 and December 31, 2018:

	September 30, 2019	December 31, 2018
Activation fund reserves	$2,306,130	$1,158,420
Deferred revenue	128,290	—
Preferred stock dividend payable	3,768,865	676,458
Total	$6,203,285	$1,834,878

Income Taxes

Income taxes are accounted for under the provisions of the “Income Taxes” topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). There is no provision in the accompanying financial statements for federal or state income taxes because the entities comprising the Company are organized as limited liability companies structured to be treated as a partnership for income tax purposes. Accordingly, items of income, expense, deduction, and credit are reported in the individual income tax returns of the members.

In accordance with the “Income Taxes” topic of the FASB ASC, uncertain income tax positions are evaluated at least annually by management. The Company classifies interest and penalties related to income tax matters within property operating expenses in the accompanying condensed consolidated statements of operations. As of September 30, 2019 and December 31, 2018, the Company identified no uncertain income tax positions and has incurred no amounts for income tax penalties and interest for the periods then ended.

The Bipartisan Budget Act of 2015 (the” Budget Act”) provides new rules for the audits of entities treated as partnerships for taxable years beginning on or after January 1, 2018. These rules will only apply in the event the Internal Revenue Service (IRS) audits the Company’s tax return. Should the Company subsequently receive such a notice and should the audit result in adjustments increasing the taxable income of the members, the Company may be liable for payment of the income taxes that would have been imposed on the members. If the Company is eligible to make an election out of the new rules and makes such an election or the Company elects to push out the adjustments to the members

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 2: Summary of Significant Accounting Policies (cont.)

in a timely manner, the Company will not be liable for any income taxes that result from any IRS audit of any taxable year beginning on or after January 1, 2018. As of the date of this report, the Company has not received any notice of audit by the IRS.

Revenue Recognition

The Company adopted ASC 606 effective January 1, 2019. See recent accounting pronouncements. Revenue is recognized in the same period services are performed. The Company generates revenues from sponsorship agreements. These fees may be for arrangements in which the customer sponsors a play area or event and receives specified brand recognition and other benefits over a set period of time. Sponsorship revenue is recognized on a straight-line basis over the time period specified in the contract.

A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. If the contract does not specify the revenue by performance obligation, the Company allocates the transaction price to each performance obligation based on its relative standalone selling price. Such prices are generally determined using prices charged to customers or using the Company’s expected cost plus margin. Revenue is recognized as the Company’s performance obligations are satisfied over time, as services are provided. If consideration is received in advance of the Company’s performance, including amounts which are refundable, recognition of revenue is deferred until the performance obligation is satisfied or amounts are no longer refundable.

Advertising

The Company expenses all advertising and marketing costs as they are incurred. Total advertising and marketing costs for the nine months ended September 30, 2019 and 2018 were $285,831 and $274,565, respectively, which are recorded as property operating expenses on the Company’s consolidated statements of operations.

Ground Rent Expense

Ground rent expense is recognized on a straight-line basis over the life of the related operating lease.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, restricted cash, accounts payable and accrued liabilities, due to affiliate, other liabilities, preferred equity instruments, and notes payable approximate their fair value due to the short-term nature of these instruments. The Company’s operations and financing activities are conducted in United States dollars and as a result, the Company is not subject to significant exposure to market risks from changes in foreign currency rates. The Company is exposed to credit risk through its cash and restricted cash, but mitigates this risk by keeping these deposits at major financial institutions.

ASC 820 “Fair Value Measurements and Disclosures” provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

•        Level 1 Quoted prices in active markets for identical assets or liabilities.

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 2: Summary of Significant Accounting Policies (cont.)

•        Level 2 Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

•        Level 3 Significant unobservable inputs that cannot be corroborated by market data.

As of September 30, 2019 and December 31, 2018, the Company did not have any financial instruments that were measured at fair value on a recurring basis.

On December 11, 2018, in connection with the Master Transaction Agreement (as discussed in Note 4), the Company recorded the initial values of its preferred equity loan and subordinated debt agreements at fair value. The Company used the following assumptions to calculate the fair value of those instruments:

	Preferred Equity Loan	Subordinated Debt
Face value	$95,500,000	$6,450,000
Issuance date	December 11, 2018	December 11, 2018
Maturity date	February 26, 2023	December 11, 2023
Stated coupon rate	4.25%	5.00%
Discount rate	22.3%	17.3%

The Company has determined the estimated fair value amounts by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, which is a comprehensive new revenue recognition standard that will supersede existing revenue recognition guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects consideration to which the entity expects to be entitled in exchange for those goods or services. FASB subsequently issued ASU 2015-14 which deferred the effective date of adoption for the Company until annual periods beginning after December 15, 2018. Earlier adoption is permitted subject to certain limitations. The amendments in this update are required to be applied retrospectively to each prior reporting period presented or with the cumulative effect being recognized at the date of initial application. On January 1, 2019, the Company adopted ASC 606 and management determined that this pronouncement did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. The objective of this ASU is to recognize lease assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. This ASU is effective after December 15, 2019 and interim periods within fiscal years beginning after December 31, 2020. Early adoption of this ASU is permitted. The Company has evaluated the pronouncement, which it has yet to adopt. Upon adoption, the Company anticipates recording a right-of-use asset and lease liability on the consolidated balance sheet similar in magnitude to the total present value of outstanding future minimum payments for operating leases as shown in Note 7. The pronouncement is not expected to have a material impact on the Company’s consolidated statement of operations or statement of cash flows.

In January 2019, the FASB issued ASU 2019-11, “Leases (Topic 842): Codification Improvements,” which requires an entity (a lessee or lessor) to provide transition disclosures under Topic 250 upon adoption of Topic 842. This new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact of the pending adoption of this new standard on our consolidated financial statements.

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 2: Summary of Significant Accounting Policies (cont.)

In May 2019, the FASB issued ASU 2019-05, Targeted Transition Relief (Topic 326 – Financial Instruments Credit Losses). This update provides entities that have certain instruments within the scope of Subtopic 326-20, Financial Instruments-Credit Losses- Measured at Amortized Cost, with an option to irrevocably elect the fair value option in Subtopic 825-10 applied on an instrument-by-instrument basis for eligible instruments, upon adoption of Topic 326. The fair value option election does not apply to held-to-maturity debt securities. An entity that elects the fair value option should subsequently apply the guidance in Subtopics 820-10, Fair Value Measurement– Overall, and 825-10. This guidance is effective for interim and annual reporting periods beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. The pronouncement is not expected to have a material impact on the Company’s consolidated financial statements.

Subsequent Events

Subsequent events have been evaluated through February 7, 2020, the date the condensed consolidated financial statements were available to be issued. Other than what has been disclosed in the condensed consolidated financial statements, no other events have been identified requiring disclosure or recording.

Note 3: Property and Equipment and Project Development Costs

Property and equipment consists of the following:

	Useful Life	September 30, 2019	December 31, 2018
Land and land improvements	25 years	$31,356,767	$31,356,767
Buildings, equipment, and improvements	5 to 39 years	129,897,184	129,897,184
Property and equipment, gross		161,253,951	161,253,951
Less: accumulated depreciation		(23,607,322)	(15,443,360)
Property and equipment, net		$137,646,629	$145,810,591
Project development costs		$80,054,051	$80,744,934

The Company recorded depreciation expense of $8,163,962 and $8,135,582 for the nine months ended September 30, 2019 and 2018, respectively. Additionally, the Company recorded a charge of $12,194,783 and $0, respectively, for the nine months ended September 30, 2019 and 2018 for a loss on abandonment for previously capitalized development costs within the accompanying unaudited condensed consolidated statement of operations.

Note 4: Notes payable, Net

Notes payable, net consisted of the following at September 30, 2019:

	Gross	Discount	Net
Bridge loan	$65,000,000	$—	$65,000,000
TIF loan	9,847,000	(1,735,539)	8,111,461
Syndicated unsecured term loan	6,718,422	(2,969,334)	3,749,088
Preferred equity loan	95,500,000	(55,845,133)	39,654,867
Land loan with affiliate	1,273,888	—	1,273,888
Naming rights securitization loan	11,043,159	(684,043)	10,359,116
Convertible notes	16,554,722	(562,125)	15,992,597
Total	$205,937,191	$(61,796,174)	$144,141,017

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 4: Notes payable, Net (cont.)

Notes payable, net consisted of the following December 31, 2018:

	Gross	Discount	Net
Bridge loan	$65,000,000	$(2,612,155)	$62,387,845
TIF loan	10,030,000	(1,804,083)	8,225,917
Syndicated unsecured term loan	6,450,000	(3,489,602)	2,960,398
Preferred equity loan	95,500,000	(62,794,966)	32,705,034
Land loan with affiliate	1,273,888	—	1,273,888
Naming rights securitization loan	16,076,719	(813,433)	15,263,286
Convertible notes	7,750,000	(8,016)	7,741,984
Total	$202,080,607	$(71,522,255)	$130,558,352

During the nine months ended September 30, 2019 and 2018, the Company recorded amortization of note discounts of $10,302,822 and $866,151, respectively.

Accrued Interest on Notes Payable

As of September 30, 2019 and December 31, 2018, accrued interest on notes payable were as follows:

	September 30, 2019	December 31, 2018
Bridge loan	$5,943,227	$—
Syndicated unsecured term loan	—	17,917
Land loan with affiliate	63,562	22,950
Convertible notes	581,250	42,242
Preferred equity loan	3,768,865	676,458
	$10,356,904	$759,567

The amounts above were included in accounts payable and accrued expenses and other liabilities on the Company’s condensed consolidated balance sheet, as follows:

	September 30, 2019	December 31, 2018
Accounts payable and accrued expenses	$6,588,039	$83,109
Other liabilities	3,768,865	676,458
	$10,356,904	$759,567

Bridge Loan

On March 20, 2018, the Company negotiated a term loan (“Bridge Loan”), with additional amendments during 2018, creating a facility of $65,000,000 with a number of lenders, overseen by a single administrative agent, and secured by a mortgage and a security interest in the assets of the Company. In addition, a guaranty was provided by an affiliated individual. On February 19, 2019, a forbearance agreement was signed which amended the additional margin over LIBOR to 12.5% and extended the maturity date until June 28, 2019. The Company received additional extensions on this Bridge Loan to September 13, 2019 and as of September 30, 2019, the Bridge Loan was in default. However, on November 16, 2019, the Company and its lenders amended the Bridge Loan extending the maturity date to October 31, 2020 (see Note 12).

Tax Incremental Funding Loan

For the Company, the Development Finance Authority of Summit County (“DFA Summit”) offered a private placement of $10,030,000 in taxable development revenue bonds, Series 2018. The bond proceeds are to reimburse the developer for costs of certain public improvements at the JCIHOFV, which are eligible uses of tax-increment funding (TIF) proceeds.

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 4: Notes payable, Net (cont.)

Under the cooperative agreement entered into by the Company, two subsidiaries, the City of Canton, DFA Summit, Stark County Port Authority, and the bank trustee, the Company and certain subsidiaries have been exempted from certain real estate taxes. However, the Company must make real estate tax payments on the TIF parcels sufficient to cover future required payments on the bond debt service until the 2018 bonds are no longer outstanding. This is a significant commitment made by the Company and is guaranteed by an individual’s trust, an individual, and two subsidiaries of the Company.

Since the bond debt service is fixed and determinable, a liability has been recorded as of September 30, 2019 and December 31, 2018, representing the present value of the future bond debt service payments. The term of the TIF requires the Company to make installment payments through July 31, 2048. The current imputed interest rate is 5.2%, which runs through July 31, 2028. The imputed interest rate then increases to 6.6% through July 31, 2038 and finally increases to 7.7% through the remainder of the TIF. During the nine months ended September 30, 2019, the Company made payments on this loan totaling $183,000.

Syndicated Unsecured Term Loan and Preferred Equity Loan

On January 1, 2016, as amended and restated on October 15, 2017, the Company entered into a financing agreement with a syndicate of lenders, including affiliates of the IRG member, for a loan amount up to $150,000,000 as an unsecured promissory note. The loan may not be prepaid either in whole or in part until the initial maturity date without the express consent of the lender. The loan proceeds are intended to cover working capital and the construction costs for venues including the Stadium, Youth Fields, and campus infrastructure projects. The maturity date is February 26, 2021, and the loan accrued interest at a rate of 12% per annum.

On December 11, 2018, the Company and various parties signed a Master Transaction Agreement (“Master Agreement”) setting forth various terms and conditions for the development of JCIHOFV. As part of the Master Agreement, American Capital Center, LLC (ACC), an affiliate, exchanged $106,450,000 of the Company’s debt and $24,470,142 of accrued interest and origination fees, as well as $336,579 of amounts due to Pro Football Hall of Fame, by converting it to preferred equity instruments with a face value of $95,500,000 and an amended subordinated debt agreement with a face value of $6,450,000. In accordance with the Extinguishment of Liabilities subtopic of the FASB ASC 470-50, given that ACC was a related party, the Company treated the Master Agreement as a capital transaction and recapitalized the debt to equity in the amount of $96,076,120, net of discounts and unamortized deferred financing costs.

The preferred equity interests were recorded at their fair value of $34,587,034 from its $95,500,000 face value. The preferred equity interests require that the Company accrete a “dividend” in the amount of 4.25% per annum until the preferred equity balance is repaid. This rate goes up 5.0% beginning on December 11, 2023 if the balance is still unpaid. The preferred equity interest is required to be repaid on February 26, 2021. However, the Company has the option to extend the maturity date by two years.

Given that the preferred equity interest has a mandatory redemption feature, the Company has recorded this instrument as a preferred equity loan within notes payable, net on the Company’s condensed consolidated balance sheet. The Company will accrete the discount on the preferred equity loan using the effective interest method.

The subordinated debt was recorded at a fair value of $593,567 from its face value of $6,450,000. The subordinated debt accrues interest at a rate of 5% and the balance is due February 26, 2021. The remaining subordinated debt is subordinate to the bridge loan. Additionally, the subordinated debt contains a payment-in-kind (“PIK”) interest provision, which represents contractually deferred interest added to the subordinated debt outstanding balance that is due at maturity. For the nine months ended September 30, 2019 and September 30, 2018, the Company incurred PIK interest of $268,422 and $0, respectively.

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 4: Notes payable, Net (cont.)

Land Loan with Affiliate

On July 10, 2017, the Company entered into a promissory note with the National Football Museum, Inc., commonly referred to as the Pro Football Hall of Fame, an affiliate of JCIHOFV, for purpose of the acquisition of land at the Hall of Fame Village. The promissory note with an outstanding balance of $1,273,888 at September 30, 2019 bears interest at a rate of 1.22% per annum. The loan may be prepaid in whole or in part without penalty. The Pro Football Hall of Fame also increased the interest rate by 5% for any unpaid balance after December 31, 2017. The loan is subordinate to the bridge loan.

Naming Rights Securitization Loan

On November 9, 2017, the Company, through a subsidiary, JCIHOFV Financing, LLC, entered into a secured loan with a financial institution for $22,800,000, collateralized by the entire payment stream of the Johnson Controls Naming Rights Agreement dated November 17, 2016 (See Note 6). Monthly payments include principal and interest at 4% per annum with the remaining principal balance due on March 31, 2021. The loan may not be repaid, in whole or in part, without paying the prepayment premium, which is equal to the present value of the remaining interest payments.

Convertible Notes

On December 24, 2018, the Company issued a series of convertible notes totaling $7,750,000. During the nine months ended September 30, 2019, an additional $8,380,000 was borrowed. The notes accrue interest at a rate of 10%, with payments due semi-annually in arrears. The principal and all accrued interest is due November 5, 2025. The Company may redeem the notes after December 24, 2023, subject to terms defined in the individual notes. Notes redeemed between December 24, 2023 and December 24, 2024 will be redeemed at 105% of face value. Notes redeemed after December 24, 2024 will be redeemed at 102.5% of face value. Additionally, the convertible notes contain a PIK interest provision, which represents contractually deferred interest added to the convertible notes outstanding balance that is due at maturity. For the nine months ended September 30, 2019 and September 30, 2018, the Company incurred PIK interest of $424,722 and $0, respectively. The notes are subject to automatic conversion to equity instruments when the Company achieves certain financing goals. The notes convert into a number of conversion units equal to the outstanding principal balance of the notes divided by the price per unit at the valuation set by the investor or the Company. The notes are subordinate to the bridge loan. There are no embedded beneficial conversion features deemed to be present in these notes.

Future Minimum Principal Payments

The minimum required principal payments on notes payable outstanding as of September 30, 2019 are as follows:

For the year ended December 31,	Amount
2019 (three months)	$3,650,650
2020	73,139,460
2021	9,267,406
2022	724,492
2023	96,223,801
Thereafter	22,931,382
Total	$205,937,191
Less: Discount	(61,796,174)
Net	$144,141,017

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 5: Members’ Equity

The operating agreement allows for two types of member interests in the Company — Preferred and Common. As of both September 30, 2019, and December 31, 2018, the members consisted of one Preferred Member and five Common Members.

Distributions are made to members from cash flow from operations, as available, in the preference order set forth in the operating agreement. The operating agreement states that the Preferred Member is entitled to cash distributions first, until their preferred return of 4.25%, compounded annually, on the outstanding balance of their preferred unreturned capital amount is paid. After five years from the effective date of the operating agreement, the preferred return is 5.0%, compounded annually. Preferred equity dividends are recorded as interest expense and $3,768,865 and $676,458 have been earned through September 30, 2019 and December 31, 2018, respectively, and are included in other liabilities in the accompanying condensed consolidated balance sheets. Given that the preferred equity had a redemption feature, the redemption value of the preferred members’ equity is included as “preferred equity loan” in notes payable, net on the Company’s condensed consolidated balance sheets.

Net income and net losses are allocated between the members in accordance with the preference order noted in the operating agreement.

Note 6: Sponsorship Revenue and Associated Commitments

Johnson Controls, Inc.

An 18-year sponsorship agreement between Johnson Controls, Inc. (JCI) and the Company was signed on November 17, 2016. Under the terms of the agreement, the Company will receive $135 million in return for granting JCI exclusive naming rights over the facility. The Company is contractually obligated to spend $45 million as activation expenses for the benefit of promoting the Johnson Controls and HOF Village brands.

JCI has the right to terminate the agreement if the project is not substantially complete by December 31, 2021.

As of September 30, 2019, scheduled future cash to be received and required activation spend under the non-cancellable period of the agreement are as follows:

	Unrestricted	Activation	Total
Remainder of 2019 (three months)	$1,250,000	$656,250	$1,906,250
2020	5,000,000	2,625,000	7,625,000
2021	5,000,000	2,625,000	7,625,000
Total	$11,250,000	$5,906,250	$17,156,250

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the nine months ended September 30, 2019 and 2018, the Company recognized $3,712,041 and $3,712,041 of net sponsorship revenue related to this deal, respectively. Accounts receivable from JCI totaled $499,887 and $1,787,846 at September 30, 2019 and December 31, 2018, respectively.

Aultman Health Foundation

In 2016, the Company entered into a 10-year licensing agreement with Aultman Health Foundation (“Aultman”) allowing Aultman use of the HOF Village and Pro Football Hall of Fame marks and logos. Under terms of the agreement, the Company will receive $2.5 million in cash sponsorship funds. Of those funds, the Company is contractually obligated to spend $700,000 as activation expenses for the benefit of Aultman.

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 6: Sponsorship Revenue and Associated Commitments (cont.)

As of September 30, 2019, scheduled future cash to be received and required activation spend under the agreement are as follows:

	Unrestricted	Activation	Total
Remainder of 2019 (three months)	$43,750	$12,500	$56,250
2020	175,000	75,000	250,000
2021	175,000	75,000	250,000
2022	175,000	75,000	250,000
2023	175,000	75,000	250,000
Thereafter	575,000	250,000	825,000
Total	$1,318,750	$562,500	$1,881,250

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the nine months ended September 30, 2019 and 2018, the Company recognized $134,556 and $134,556 of net sponsorship revenue related to this deal, respectively. Accounts receivable from Aultman totaled $119,770 and $85,214 at September 30, 2019 and December 31, 2018, respectively.

Insurance Office of America

On September 24, 2015 the Company entered into a 5-year licensing agreement with Insurance Office of America (“IOA”) allowing IOA sponsorship rights to include intellectual property rights, distinction as the “Official Insurance Broker of the Hall of Fame Village” and IOA branding onsite and online. Effective December 31, 2018, the agreement was discontinued.

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the nine months ended September 30, 2019 and 2018, the Company recognized $0 and $54,828 of net sponsorship revenue related to this deal, respectively. As of September 30, 2019 and December 31, 2018, there were $0 and $6,225 accounts receivable from IOA, respectively.

First Data Merchant Services LLC

In December 2018, the Company entered into an 8-year licensing agreement with First Data Merchant Services LLC (“First Data”) and Santander Bank. The Company will receive a total of $1,200,000 under the licensing agreement. As of September 30, 2019, scheduled future cash to be received under the agreement are as follows:

Remainder of 2019 (three months)	$—
2020	50,000
2021	150,000
2022	150,000
2023	150,000
Thereafter	450,000
Total	950,000

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the nine months ended September 30, 2019 and 2018, the Company recognized $111,126 and $0 of net sponsorship revenue related to this deal, respectively. As of September 30, 2019 and December 31, 2018, there were $0 and $10,583 accounts receivable from First Data, respectively.

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 6: Sponsorship Revenue and Associated Commitments (cont.)

Constellation NewEnergy, Inc.

On December 19, 2018 the Company entered into an agreement with Constellation NewEnergy, Inc. (“Constellation”) whereby Constellation and its affiliates will provide the gas and electric needs of the Company in exchange for certain sponsorship rights. The agreement is through December 31, 2028. The Company will receive a total of $15,000,000 under the licensing agreement. Of those funds, the Company is contractually obligated to spend $1,837,193 as activation expenses for the benefit of Constellation.

The agreement provides for certain rights to Constellation and its employees, to benefit from the relationship with the Company from discounted pricing, marketing efforts, and other benefits as detailed in the agreement. The agreement also provides for Constellation to pay sponsorship income and to provide activation fee funds. Activation fee funds are to be used in the year received and do not roll forward for future years as unspent funds. The amounts are due by March 31 of the year to which they apply.

The agreement includes certain contingencies reducing the sponsorship fee amount owed by Constellation if construction is not on pace with the timeframe noted in the agreement.

As of September 30, 2019, scheduled future cash to be received and required activation spend under the agreement are as follows:

	Unrestricted	Activation	Total
Remainder of 2019 (three months)	$—	$—	$—
2020	1,000,000	150,000	1,150,000
2021	1,300,000	187,193	1,487,193
2022	1,396,000	200,000	1,596,000
2023	1,423,220	200,000	1,623,220
Thereafter	7,543,587	1,000,000	8,543,587
Total	$12,662,807	$1,737,193	$14,400,000

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the nine months ended September 30, 2019 and 2018, the Company recognized $980,209 and $0 of net sponsorship revenue related to this deal, respectively. Accounts receivable from Constellation totaled $0 and $46,667 at September 30, 2019 and December 31, 2018, respectively.

Turf Nation, Inc.

During October 2018, the Company entered into a 5-year sponsorship agreement with Turf Nation, Inc. (“Turf Nation”). Under terms of the agreement, the Company will receive payments over the term based on the sale of Turf Nation products based on rates defined in the sponsorship agreement. The minimum guaranteed fee per year beginning in 2020 is $50,000 per year.

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the nine months ended September 30, 2019 and 2018, the Company recognized $44,852 and $0 of net sponsorship revenue related to this deal, respectively. Accounts receivable from Turf Nation totaled $56,846 and $11,993 at September 30, 2019 and December 31, 2018, respectively.

Note 7: Other Commitments

Canton City School District

The Company has entered into cooperative agreements with certain governmental entities that support the development of the project overall, where the Company is an active participant in the agreement activity, and the Company would benefit from the success of the activity.

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 7: Other Commitments (cont.)

The Company had a commitment to the Canton City School District (CCSD) to provide a replacement for their Football Operations Center (FOC) and to construct a Heritage Project (“Heritage”). The commitment was defined in the Operations and Use Agreement for HOF Village Complex dated as of February 26, 2016.

On March 20, 2018, a Letter of Representations was entered into by both parties whereby the Company has agreed to put $4,000,000 into escrow. The escrow balance at September 30, 2019 and December 31, 2018 of $3,674,681 and $2,547,672, respectively, is included in restricted cash on the Company’s condensed consolidated balance sheets. The Company has agreed to make a final escrow payment of $1,000,000 which was funded in September 2019. In addition, the Company is obligated to provide temporary facilities to support CCSD athletics until the Football Operations Center (FOC) is completed.

Project and Ground Leases

Three wholly owned subsidiaries have project leases with the Stark County Port Authority to lease project improvements and ground leased property at the stadium, youth fields, and parking areas. Rent is comprised of certain fees and generally escalating ground rent over the term of the leases which run until January 31, 2056. Future minimum lease commitments under non-cancellable operating leases, excluding the amounts yet to be paid from escrow for the FOC noted above, are as follows:

For the years ended December 31:

Remainder of 2019 (three months)	$1,076,353
2020	4,298,144
2021	119,118
2022	119,118
2023	119,118
Thereafter	9,640,705
Total	$15,372,556

As a result of straight-lining rent expense, a deferred rent payable of $316,621 at September 30, 2019 and $889,464 at December 31, 2018 is included on the accompanying condensed consolidated balance sheets. Rent expense on operating leases totaled $309,695 and $309,695 during the nine months ended September 30, 2019 and 2018, respectively, and is recorded as a component of property operating expenses on the Company’s condensed consolidated statement of operations.

QREM Management Agreement

On August 15, 2018, the Company entered into an Interim Services Agreement with Q Real Estate Management (QREM) to manage the Company’s Tom Benson Stadium operations. Under that agreement, the Company incurs a monthly management fee to QREM. Management fee expense for the nine months ended September 30, 2019 and 2018 was $59,675 and $173,813 respectively, which is included in property operating expenses on the Company’s consolidated statements of operations. The interim agreement ended March 1, 2019 and the agreement was not renewed between the parties.

SMG Management Agreement

On September 1, 2019, the Company entered into a Service Agreement with SMG to manage the Company’s Tom Benson Stadium operations. Under that agreement, the Company incurs an annual management fee of $200,000. Management fee expense for the nine months ended September 30, 2019 and 2018 was $16,667 and $0, respectively, which is included in property operating expenses on the Company’s consolidated statements of operations. The agreement term shall end on December 31, 2022.

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 7: Other Commitments (cont.)

Youth Sports Management, LLC

In 2016, the Company, through a subsidiary, HOF Village Sports Business, LLC, a Delaware Limited Liability Company invested $200,000 for a 50% interest in a Youth Sports Management, LLC (“Youth Sports”), which the Company accounts for under the equity method.

The investment is focused on programming and operating youth sport camps to include primarily football, soccer, and lacrosse for both boy’s and girl’s athletics. The day-to-day programming and operations are managed by LEGACY Global Sports, L.P., the other 50% owner. Youth Sports’ events take place on the youth fields constructed at the HOF Village, which include four contemplated turf fields within HOF Village.

On June 18, 2016 the Company entered into a 5-year lease agreement with Youth Sports Management, LLC for the youth fields currently completed and all future youth fields. However, as of September 30, 2019, the Company no longer expects to collect revenue under the lease.

The amount of income for the nine months ended September 30, 2019 and 2018 under this agreement was $271,331 and $537,292, which is included in rent and cost recoveries revenues on the Company’s condensed consolidated statements of operations, respectively. At September 30, 2019, and December 31, 2018, accounts receivable, net included a gross amount of $1,306,047 and $1,034,715 owed by this affiliate which is offset by an allowance of $653,024 and $517,358, respectively.

Employment Agreements

The Company has an employment agreement with its chief financial officer, the terms of which expire in December 2021, with an automatic one year extension. Such agreement provides for minimum salary levels and incentive bonus that is payable if specified management goals are attained as well as profits interest of 1.0% of future profits vesting over the terms of the agreement.

In addition, the Company has employment agreements with certain executives, the terms of which expire through December 2022. Such agreements provide for minimum salary levels and incentive bonuses that are payable if specified management goals are attained as well as profit interests totaling $750,000 of future profits of the Company generated after the time of such grants.

License Agreement

On March 10, 2016, the Company entered into a license agreement with Pro Football Hall of Fame, whereby the Company has the ability to license and use certain intellectual property from the Pro Football Hall of Fame in exchange for the Company paying a fee based on certain sponsorship revenue and expenses. On December 11, 2018, the license agreement was amended to change the calculation of the fee to be 20% of eligible sponsorship revenue. The license agreement expires on December 31, 2033. During the nine months ended September 30, 2019 and 2018, the Company recognized expenses of $1,239,033 and $2,270,045, respectively, which is included in property operating expenses on the Company’s condensed consolidated statements of operations, respectively.

Note 8: Contingencies

During the normal course of its business, the Company is subject to occasional legal proceedings and claims.

The Company’s wholly-owned subsidiary HOF Village Stadium LLC is a defendant in a lawsuit “National Football Museum, Inc. dba Pro Football Hall of Fame v. Welty Building Company Ltd., et al;” filed in the Stark County Court of Common Pleas. The Pro Football Hall of Fame, an affiliate, filed this suit for monetary damages as a result of the cancellation of the 2016 Hall of Fame Game. Plaintiff alleges that the game was cancelled as a result of negligent acts of subcontractors who were hired to perform field painting services. Plaintiff alleges that HOF Village Stadium, LLC is contractually liable for $1.2 million in damages Plaintiff sustained because it guaranteed the performance of Defendant Welty Building Company Ltd. (“Welty”) for the Hall of Fame Stadium renovation. Potential damages claimed by Plaintiff include the refunds of ticket sales, lost commissions on food and beverage sales, and lost profits

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 8: Contingencies (cont.)

on merchandise sales. The Company’s management, in consultation with legal counsel, believes that this suit is without merit and intends to vigorously defend its position. The ultimate outcome of this litigation cannot presently be determined. Accordingly, adjustments, if any, that might result from the resolution of this matter have not been reflected in the consolidated financial statements.

Note 9: Related-Party Transactions

The IRG Member and an affiliate provide certain supporting services to the Company. As noted in the Operating Agreement of HOF Village, LLC, an affiliate of the IRG Member, IRG Canton Village Manager, LLC, may earn a master developer fee calculated as 4.0% of development costs incurred for the JCIHOFV, including, but not limited to site assembly, construction supervision, and project financing.

For the nine months ended September 30, 2019, costs incurred under these arrangements were $1,214,580 included in Project Development Costs. For the nine months ended September 30, 2018, costs incurred under these arrangements were $1,680,809 included in Project Development Costs.

The IRG Member also provides certain human resource support to the Company. For the nine months ended September 30, 2019, expenses of $344,425 were included in Property Operating Expenses. For the nine months ended September 30, 2018, expenses of $712,540 were included in Property Operating Expenses.

At September 30, 2019, due to affiliate included $6,228,089 to the IRG Member and the affiliate to the IRG Member and the affiliate for the development fees and human resources support. At December 31, 2018, due to affiliate included $5,102,671 to the IRG Member and the affiliate for the development fees and human resources support.

The Company incurs advances to and from the Pro Football Hall of Fame, including costs for onsite sponsorship activation, sponsorship sales support, shared services, event tickets, and expense reimbursements. At September 30, 2019, due to affiliate included $5,887,507 owed to the affiliate. At December 31, 2018, due to affiliate included $4,771,626 owed to the affiliate.

The Company engages an affiliate of the IRG Member to identify and obtain naming rights sponsors and other entitlement partners for the Village under an arrangement for $15,000 per month plus commissions. During the nine months ended September 30, 2019 and 2018, the Company incurred $135,000 and $135,000 in costs to this affiliate, respectively. At September 30, 2019, due to affiliate included $165,350 owed to the affiliate. At December 31, 2018, due to affiliate included $205,445 owed to the affiliate.

The Company engages a company owned by an investor for advisory services. During the nine months ended September 30, 2019 and 2018, advisory costs incurred under this arrangement were $0 and $500,000, respectively. At September 30, 2019 and December 31, 2018, due to affiliate included $500,000 and $500,000 owed to this company for these advisory services, respectively.

As of September 30, 2019 the Company has received non-interest bearing advances from an affiliate of IRG Member in the amount of $2,650,000 due on demand. The Company is currently in discussions with this affiliate to establish repayment terms of these advances.

Note 10: Concentrations

For the nine months ended September 30, 2019 and 2018, two customers represented approximately 68% and 94%, respectively, of the Company’s sponsorship revenue. At September 30, 2019, three customers represented approximately 26%, 25%, and 32% of the Company’s accounts receivable. At December 31, 2018, two customers represented approximately 71% and 21% of the Company’s accounts receivable.

Note 11: Merger Agreement

On September 16, 2019, the Company entered into a definitive business combination agreement with Gordon Pointe Acquisition Corp (“GPAQ”), a publically traded special purpose acquisition company, to create a sports, entertainment and media enterprise surrounding the Pro Football Hall of Fame.

HOF Village, LLC and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2019 and 2018

Note 11: Merger Agreement (cont.)

The terms of the merger agreement provide, among other things, for HOV Village Newco, LLC, a subsidiary of the Company that will hold all of the Company’s operations, to be merged with and into a wholly-owned subsidiary of GPAQ. The Company’s management and equity holders have committed to roll 100% of their equity into the combined entity. Proceeds from GPAQ’s trust account will be used by the Company to repay certain debt and expenses and to fund continued growth of the Company’s operations. Immediately following the closing of the proposed transaction, the combined company intends to change its name to Hall of Fame Resort & Entertainment Company and expects to trade on the NASDAQ stock exchange under the ticker symbol “HOFV”, subject to NASDAQ approval. Additionally, once the merger agreement closes, PFHOF will own approximately 17.8% of the combined entity.

Note 12: Subsequent Events

Purchase of McKinley Grand Hotel

On October 22, 2019, the Company purchased the McKinley Grand Hotel in Canton, Ohio for $3.9 million, which was partially financed by notes payable that accumulate to $3,800,000. The notes payable have a maturity date of October 22, 2021. Interest accrues at a fixed rate that is equal to the greater of (i) 3.75% or (ii) the sum of the LIBOR rate plus 2.75%. The Company is required to make payments commencing on November 1, 2019, and on the first day of each successive month until the note is repaid.

Media License Agreement

On November 11, 2019, the Company entered into a Media License Agreement with PFHOF that shall terminate on December 31, 2034. The Company shall pay to PFHOF a minimum guarantee of $1,250,000 each year during the term.

City of Canton Loan

On December 30, 2019, the Company entered into a loan facility with the City of Canton, OH, whereby it may borrow up to $3,500,000. To date, the Company has not drawn on this facility.

New Market Project Loan

On December 30, 2019, the Company entered into a loan facility with New Market Project, Inc., whereby it may borrow up to $3,000,000, of which the proceeds are to be used for the development of McKinley Grand Hotel, as described above. To date, the Company has drawn an aggregate of approximately $0.4 million on this facility. The loan has a maturity date of December 30, 2024, which accrues interest at a rate of 4% per annum. In the event of default, including failure to pay upon final maturity, the interest rate shall increase by adding a 5% fee that applies to each succeeding interest rate change that would have applied had there been no default.

Bridge Loan Amendment

On November 16, 2019, the Company entered into amendment number seven to the Bridge Loan. Among other things, the amendment extends the maturity date of the facility to October 31, 2020.

IRG Member Loan Facility

On February 7, 2020, as effective on November 27, 2019, the Company entered into a loan facility with the IRG Member, whereby it may borrow up to $30,000,000. Through February 7, 2020, the Company has drawn $15.1 million on this facility.

Advances from Affiliate

From October 1, 2019 through February 7, 2020, the Company has received an aggregate of $2.7 million in advances from affiliates of IRG Member. The Company is currently in discussions with this affiliate to establish repayment terms of these advances.

Constellation Agreement

On December 30, 2019, the Company entered into a loan facility with Constellation whereby it may borrow up to $9,900,000. To date, the Company has not drawn down on this facility.

HOF Village, LLC and Subsidiaries

Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Report Of Independent Registered Public Accounting Firm

To the Members and Board of Directors of

HOF Village, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of HOF Village, LLC and Subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in members’ equity and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant losses and needs to raise additional funds to meet their obligations and sustain their operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2019.

New York, NY

November 12, 2019

HOF Village, LLC and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2018	2017
Assets
Cash	$4,568,832	$1,819,423
Restricted cash	3,849,118	240,500
Accounts receivable, net	2,504,735	2,088,451
Prepaid expenses and other assets	1,803,070	67,563
Property and equipment, net	145,810,591	156,508,671
Project development costs	80,744,934	43,931,069
Total assets	$239,281,280	$204,655,677

Liabilities and Members’ Equity
Liabilities
Notes payable, net	$130,558,352	$138,636,612
Accounts payable and accrued expenses	5,271,070	33,159,187
Due to affiliates	9,874,297	3,484,791
Deferred rent payable	889,464	719,848
Other liabilities	1,834,878	252,516
Total liabilities	148,428,061	176,252,954

Commitments and contingencies
Members’ equity	90,853,219	28,402,723
Total liabilities and members’ equity	$239,281,280	$204,655,677

HOF Village, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2018	2017
Revenues
Sponsorships, net of activation costs	$5,528,887	$5,071,192
Rents and cost recoveries	677,863	644,223
Event revenues	682,398	19,215
Total revenues	6,889,148	5,734,630

Operating expenses
Property operating expenses	12,161,073	3,448,710
Commission expense	886,912	894,970
Depreciation expense	10,885,057	4,558,303
Total operating expenses	23,933,042	8,901,983

Loss from operations	(17,043,894)	(3,167,353)

Other expense
Interest expense	(14,167,521)	(6,565,657)
Amortization of note discounts	(2,095,182)	(61,615)
Total interest expense	(16,262,703)	(6,627,272)

Other expense	(319,027)	—
Total other expense	(16,581,730)	(6,627,272)
Net loss	$(33,625,624)	$(9,794,625)

HOF Village, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Balance at January 1, 2017	$36,571,286
Member contributions – conversion of accounts payable and accrued expenses	1,626,062
Net loss	(9,794,625)
Balance at December 31, 2017	28,402,723
Recapitalization of debt under Master Transaction Agreement	96,076,120
Net loss	(33,625,624)
Balance at December 31, 2018	$90,853,219

HOF Village, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2018	2017
Cash Flows From Operating Activities
Net loss	$(33,625,624)	$(9,794,625)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities
Depreciation expense	10,885,057	4,558,303
Amortization of note discounts	2,095,182	59,490
Bad debt expense	517,358	—
Deferred rent expense	169,616	414,062
Changes in operating assets and liabilities:
Accounts receivable and deferred revenue receivable	(933,642)	(1,307,777)
Prepaid expenses and other assets	(1,032,480)	(67,563)
Accounts payable and accrued expenses	(24,194)	7,265,332
Other liabilities	1,582,362	252,516
Due to affiliates	6,389,506	5,110,853
Net cash (used in) provided by operating activities	(13,976,859)	6,490,591

Cash Flows From Investing Activities
Additions to project development costs	(40,058,044)	(112,098,205)
Contributions to equity method joint venture	(703,027)	—
Net cash used in investing activities	(40,761,071)	(112,098,205)

Cash Flows From Financing Activities
Proceeds from notes payable	84,475,917	107,023,887
Repayments of notes payable	(19,539,610)	(1,183,670)
Payment of financing costs	(3,840,350)	(1,263,095)
Net cash provided by financing activities	61,095,957	104,577,122
Net increase (decrease) in cash and restricted cash	6,358,027	(1,030,492)
Cash and restricted cash, beginning of year	2,059,923	3,090,415
Cash and restricted cash, end of year	$8,417,950	$2,059,923
Cash	$4,568,832	$1,819,423
Restricted cash	3,849,118	240,500
Total cash and restricted cash	$8,417,950	$2,059,923

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$3,689,365	$339,433

Non-cash investing and financing activities
Accounts payable converted to equity contributions	$—	$1,626,062
Property, equipment, and development cost acquired through accounts payable and accrued expenses, net	$(16,944,854)	$21,031,785
Accrued capitalized interest	$13,887,658	$—
Recapitalization of debt under master transaction agreement	$96,076,120	$—

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 1: Organization, Nature of Business, and Going Concern

Organization and Nature of Business

HOF Village, LLC and subsidiaries (“HOF Village” or the “Company”), was established as a Delaware Limited Liability Company on August 5, 2015, and operates under an agreement dated December 11, 2018 that was amended by an Amended and Restated Limited Liability Company Agreement dated July 31, 2019 (the “LLC Agreement”). Pursuant to the LLC Agreement, the Company was established by initial equity members IRG Canton Village Member, LLC (“IRG Member”), a Delaware Limited Liability Company, and Hall of Fame Village, Inc. (“HOFVI”), an Ohio corporation, collectively (the “Members”). IRG acts as the Company’s day to day manager. The Company was formed for the purpose of developing a mixed-use real estate and entertainment destination in Canton, Ohio, currently approximately 100 acres of land surrounding the historic Pro Football Hall of Fame (the “Hall of Fame Village Project”) through its subsidiaries. In 2016, HOF Village was rebranded as Johnson Controls Hall of Fame Village (“JCIHOFV”) as part of an 18-year, $135M naming rights agreement with Johnson Controls, see Note 6. As of December 31, 2018, IRG owned 59% of HOF Village and HOFVI owned 35% of HOF Village.

The term of the Company shall continue in perpetuity in full force and effect until the dissolution and termination of the Company in accordance with the terms of the Amended LLC agreement or by operation of law.

The JCIHOFV consists of dynamic, multi-use venues which management believes will generate significant attendance from the region through strong synergies between project components. Phase I was completed on August 1, 2017; having constructed Tom Benson Hall of Fame Stadium (“Stadium”) in Canton, Ohio, youth fields, land acquisition, parking infrastructure and general site infrastructure and formed a media company. Plans for future components of the JCIHOFV include two premium hotels, an indoor waterpark, the Center for Excellence (an office building including retail and dining establishments), the Center for Performance (a convention center/field house), and the Hall of Fame Retail Promenade. Long-term expansion plans include the addition of the Hall of Fame Experience (an immersive VR/AR attraction), a luxury hotel with retail space, a performance center/arena, multi-family housing, and other complementary components.

The Company has entered into several agreements with Pro Football Hall of Fame, which is an affiliate of JCIHOFV, and government entities which outline the rights and obligations of each of the parties with regard to the property on which the JCIHOFV sits, portions of which are owned by the Company and portions of which are net leased to the Company by the government entities, see Note 7. Under these agreements, Pro Football Hall of Fame and the government entities are entitled to use portions of the JCIHOFV on a direct-cost basis.

On December 11, 2018, the Company entered into the Master Transaction Agreement, whereby, among other things, it amended its LLC Agreement (see Note 4).

Going Concern

The Company has incurred continuing losses from its operations. Since inception, the Company has met its liquidity requirements principally through the issuance of debt. The Company’s cash losses from operations, in addition to its approximately $65 million bridge loan with a lender, which matured on September 13, 2019, and remains unpaid to date raises substantial doubt about the Company’s ability to continue operations as a going concern.

The Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon the Company obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings and to complete its secondary phases of development in order to generate operating cash flows. Currently, the Company has entered into a definitive agreement to merge with Gordon Pointe Acquisition Corp. which upon closing will provide additional working capital (see Note 10). As part of this merger and subsequent public market launch, the Company is pursuing equity financing via Private Investment in Public Entity (“PIPE”) equity investment. These events will provide the necessary working capital to fund operations and prepare the Company for other funding in the form of a construction loan and public financing through Tourism Development District financing and Tax Increment Financing.

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 1: Organization, Nature of Business, and Going Concern (cont.)

There are no assurances that the Company will be able to raise capital or subordinated debt financing described above on terms acceptable to the Company or at all, or that cash flows generated from its operations will be sufficient to meet its current operating costs. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could negatively affect its financial condition and operating results, or it may not be able to continue to fund its ongoing operations. If management is unable to execute its planned debt and equity financing initiatives, these conditions raise substantial doubt about the Company’s ability to continue as a going concern to sustain operations for at least one year from the issuance of these consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2: Summary of Significant Accounting Policies

Method of Accounting

The accompanying consolidated financial statements for the years ended December 31, 2018 and 2017 have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Consolidation

The consolidated financial statements include the accounts and activity of HOF Village, LLC and its wholly owned subsidiaries. Investments in a variable interest entity in which the Company is not the primary beneficiary or where the Company does not own a majority interest but has the ability to exercise significant influence over operating and financial policies are accounted for using the equity method. All significant intercompany profits, transactions, and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates and assumptions for the Company relate to bad debt, depreciation, useful lives of the assets, fair value of financial instruments, as well as estimates and assumptions used to measure impairment. Actual results could differ from those estimates.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. During the construction period, the Company capitalizes all costs related to the development of the Hall of Fame Village Project. Project development costs include predevelopment costs, amortization of finance costs, real estate taxes, insurance, and other project costs incurred during the period of development. The capitalization of costs began during the preconstruction period, which the Company defines as activities that are necessary to the development of the project. The Company ceases cost capitalization when a portion of the project is held available for occupancy and placed into service. This usually occurs upon substantial completion of all costs necessary to bring a portion of the project to the condition needed for its intended use, but no later than one year from the completion of major construction activity. The Company will continue to capitalize only those costs associated with the portion still under construction. Capitalization will also cease if activities necessary for the development of the project have been suspended. As of December 31, 2018 and 2017, the second two phases of the project remain subject to such capitalization, respectively.

During the year ended December 31, 2017, the Company assessed the nature of construction and leasing activities of the project and determined that the first phase of the project was substantially complete and placed that phase into service. Such space achieved substantial completion in August 2017. In connection with the completed space, $161,066,974 of project development costs were reclassified into Property and Equipment, net, on the accompanying consolidated balance sheet.

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 2: Summary of Significant Accounting Policies (cont.)

The Company measures and records impairment losses on its long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets is less than their carrying amount. Considerable judgement by management is necessary to estimate undiscounted future operating cash flows and fair values and, accordingly, actual results could vary significantly from such estimates. At December 31, 2018 and 2017, the Company’s management does not believe its long-lived assets were impaired.

Cash and Restricted Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased, to be cash equivalents. There were no cash equivalents at December 31, 2018 and 2017. The Company maintains its cash and escrow accounts at national financial institutions. The balances, at times, may exceed federally insured limits.

Restricted cash totaling $3,849,118 and $240,500 at December 31, 2018 and 2017, respectively, is required by lenders or governmental agreements to be set aside.

In 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-15 and ASU 2016-18, Statement of Cash Flows. The objectives of the ASUs are to provide how certain cash receipts, cash payments, and restricted cash are presented and classified in the statement of cash flows. These ASUs are effective for fiscal years beginning after December 15, 2018. Early adoption of the ASUs are permitted and the Company has early adopted the pronouncements.

Classifications within the accompanying consolidated statement of cash flows were given consideration to ASU 2016-15. No prior year reclassifications were required. In accordance with ASU 2016-18, the Company’s consolidated statements of cash flows provides a reconciliation of cash and restricted cash within the accompanying consolidated balance sheets as of December 31, 2018 and 2017.

Accounts Receivable

Accounts receivable are generally amounts due under sponsorship and other rental agreements. Accounts receivable are reviewed for delinquencies on a case by case basis and are considered delinquent when the sponsor or debtor has missed a scheduled payment. Interest is not charged on delinquencies.

The carrying amount of accounts receivable is reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all delinquent accounts receivable balances and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. At December 31, 2018 and 2017, the Company has an allowance for doubtful accounts of $517,358 and $0, respectively.

Deferred Financing Costs

Costs incurred in obtaining financing are capitalized and amortized to additions in project development costs during the construction period over the term of the related loans, without regard for any extension options until the project or portion thereof is considered substantially complete. Upon substantial completion of the project or portion thereof, such costs are amortized as interest expense over the term of the related loan. Any unamortized costs are shown as an offset to Notes Payable on the accompanying balance sheet.

Investment in Joint Venture

The Company is a 50% owner in a joint venture of Youth Sports Management, LLC (“YSM”). The purpose of YSM is to host various youth tournaments across many sports throughout the year. The Company uses the equity method to record the activities of its 50% owned joint venture. The equity method of accounting requires that the Company recognize its initial capital investment at cost and subsequently, its share of the earnings or losses in the joint venture. Refer to Note 7 for more information related to the joint venture.

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 2: Summary of Significant Accounting Policies (cont.)

The maximum exposure to loss represents the potential loss of assets which may be recognized by the Company relating to its investment in the joint venture. At December 31, 2018 and 2017, the balance of the Company’s investment in this joint venture was $384,000 and $0 respectively, which is included in prepaid and other assets on the accompanying consolidated balance sheets. Impairment losses are recognized upon evidence of other than temporary losses of value. When evaluating the Company’s investment, management generally use a discounted cash flow approach to estimate the fair value of the Company’s investment. Management’s judgement is required in developing the assumptions for the discounted cash flow approach. At December 31, 2018 and 2017, the Company’s management determined there was no material impairment with respect to its investment in the joint venture. The Company recorded a loss of $319,027 and $0 for the years ended December 31, 2018 and 2017, which is included as other expense on the statement of operations.

Other Liabilities

Other liabilities consist primarily of preferred equity dividends and amounts received from sponsors under sponsorship agreements which are subject to future activation costs or are due to others.

Income Taxes

Income taxes are accounted for under the provisions of the “Income Taxes” topic of the FASB Accounting Standards Codification (ASC). There is no provision in the accompanying financial statements for federal or state income taxes because the entities comprising the Company are organized as limited liability companies structured to be treated as a partnership for income tax purposes. Accordingly, items of income, expense, deduction, and credit are reported in the individual income tax returns of the members.

In accordance with the “Income Taxes” topic of the FASB ASC, uncertain income tax positions are evaluated at least annually by management. The Company classifies interest and penalties related to income tax matters within Property Operating Expenses in the accompanying consolidated statements of operations. As of December 31, 2018 and 2017, the Company has identified no uncertain income tax positions and has incurred no amounts for income tax penalties and interest for the years then ended.

The Bipartisan Budget Act of 2015 (the” Budget Act”) provides new rules for the audits of entities treated as partnerships for taxable years beginning on or after January 1, 2018. These rules will only apply in the event the Internal Revenue Service (IRS) audits the Company’s tax return. Should the Company subsequently receive such a notice and should the audit result in adjustments increasing the taxable income of the members, the Company may be liable for payment of the income taxes that would have been imposed on the members. If the Company is eligible to make an election out of the new rules and makes such an election or the Company elects to push out the adjustments to the members in a timely manner, the Company will not be liable for any income taxes that result from any IRS audit of any taxable year beginning on or after January 1, 2018. As of the date of this report, the Company has not received any notice of audit by the IRS.

Revenue Recognition

Revenue is recognized in the same period services are performed or earned. Revenue from sponsorship agreements and lease agreements are recognized on a straight-line basis over the term of the agreement.

Advertising

The Company expenses all advertising and marketing costs as they are incurred. Total advertising and marketing costs for the years ended December 31, 2018 and 2017 were $310,293 and $38,720, respectively, which are recorded as property operating expenses on the Company’s consolidated statements of operations.

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 2: Summary of Significant Accounting Policies (cont.)

Ground Rent Expense

Ground rent expense is recognized on a straight-line basis over the life of the related operating lease.

Fair Value of Financial Instruments

The carrying amounts of cash, restricted cash, accounts payable and accrued liabilities, and notes payable approximate their fair value due to the short-term nature of these instruments. The Company’s operations and financing activities are conducted primarily in United States dollars and as a result, the Company is not subject to significant exposure to market risks from changes in foreign currency rates. The Company is exposed to credit risk through its cash and restricted cash, but mitigates this risk by keeping these deposits at major financial institutions.

ASC 820 “Fair Value Measurements and Disclosures” provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

•        Level 1 Quoted prices in active markets for identical assets or liabilities.

•        Level 2 Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

•        Level 3 Significant unobservable inputs that cannot be corroborated by market data.

As of December 31, 2018 and 2017, the Company did not have any financial instruments that were measured at fair value on a recurring basis.

On December 11, 2018, in connection with the Master Transaction Agreement (as discussed in Note 4), the Company recorded the initial values of its preferred equity loan and subordinated debt agreements at fair value. The Company used the following assumptions to calculate the fair value of those instruments:

	Preferred Equity Loan	Subordinated Debt
Face value	$95,500,000	$6,450,000
Issuance date	December 11, 2018	December 11, 2018
Maturity date	February 26, 2023	December 11, 2023
Stated coupon rate	4.25%	5.00%
Discount rate	22.3%	17.3%

The Company has determined the estimated fair value amounts by using available market information and commonly accepted valuating methodologies. However, considerable judgement is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have material effect on the estimated fair values.

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 2: Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, which is a comprehensive new revenue recognition standard that will supersede existing revenue recognition guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects consideration to which the entity expects to be entitled in exchange for those goods or services. FASB subsequently issued ASU 2015-14 which deferred the effective date of adoption for the Company until annual periods beginning after December 15, 2018. Earlier adoption is permitted subject to certain limitations. The amendments in this update are required to be applied retrospectively to each prior reporting period presented or with the cumulative effect being recognized at the date of initial application. The Company’s Management has evaluated this pronouncement and has determined that it is not expected to have a material impact on the Company’s consolidated financial statements. The Company will be adopting this pronouncement beginning on January 1, 2019.

In February 2016, the FASB issued ASU 2016-02, Leases. The objective of this ASU is to recognize lease assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. This ASU is effective for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Early adoption of this ASU is permitted. The Company has evaluated the pronouncement, which it has yet to adopt. Upon adoption, the Company anticipates recording a right-of-use asset and lease liability on the consolidated balance sheet similar in magnitude to the total present value of outstanding future minimum payments for operating leases as shown in Note 7. The pronouncement is not expected to have a material impact on the Company’s consolidated statement of operations or statement of cash flows.

In April 2019, the FASB issued ASU 2019-05, Targeted Transition Relief (Topic 326 – Financial Instruments Credit Losses). This update provides entities that have certain instruments within the scope of Subtopic 326-20, Financial Instruments-Credit Losses- Measured at Amortized Cost, with an option to irrevocably elect the fair value option in Subtopic 825-10 applied on an instrument-by-instrument basis for eligible instruments, upon adoption of Topic 326. The fair value option election does not apply to held-to-maturity debt securities. An entity that elects the fair value option should subsequently apply the guidance in Subtopics 820-10, Fair Value Measurement– Overall, and 825-10. This guidance is effective for interim and annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. The pronouncement is not expected to have a material impact on the Company’s consolidated financial statements.

Subsequent Events

Subsequent events have been evaluated through November 12, 2019, the date the consolidated financial statements were available to be issued. Other than what has been disclosed in the consolidated financial statements, no other events have been identified requiring disclosure or recording.

Note 3: Property and equipment and project development costs

Property and equipment consists of the following:

	Useful Life	December 31,
		2018	2017
Land improvements	25 years	$31,356,767	$31,356,767
Buildings, equipment, and improvements	5 to 39 years	129,897,184	129,710,207
Property and equipment, gross		161,253,951	161,066,974
Less: accumulated depreciation		(15,443,360)	(4,558,303)
Property and equipment, net		$145,810,591	$156,508,671
Project development costs		$80,744,934	$43,931,069

The Company recorded depreciation expense of $10,885,057 and $4,558,303 for the years ended December 31, 2018 and 2017, respectively. See Note 11 for additional information regarding a loss on the abandonment of a plan to develop a hotel recognized in January 2019.

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 4: Notes Payable, Net

Notes payable, net consisted of the following at December 31, 2018:

	Gross	Discount	Net
Bridge loan	$65,000,000	$(2,612,155)	$62,387,845
TIF loan	10,030,000	(1,804,083)	8,225,917
Syndicated unsecured term loan	6,450,000	(3,489,602)	2,960,398
Preferred equity loan	95,500,000	(62,794,966)	32,705,034
Land loan with affiliate	1,273,888	—	1,273,888
Naming rights securitization loan	16,076,719	(813,433)	15,263,286
Convertible notes	7,750,000	(8,016)	7,741,984
Total	$202,080,607	$(71,522,255)	$130,558,352

Notes payable, net consisted of the following at December 31, 2017:

	Gross	Discount	Net
Syndicated unsecured term loan	$102,950,000	$—	$102,950,000
Land loan with affiliate	1,273,888	—	1,273,888
Naming rights securitization loan	21,820,883	(1,203,605)	20,617,278
Stadium bank loan	13,795,446	—	13,795,446
Total	$139,840,217	$(1,203,605)	$138,636,612

As of December 31, 2018 and 2017, the Company recorded amortization of the note discounts of $2,095,182 and $61,615, respectively.

Bridge Loan

On March 20, 2018, the Company negotiated a term loan, with additional amendments during 2018 and 2019, creating a facility of approximately $65,000,000 with a number of lenders, overseen by a single administrative agent, and secured by a mortgage and a security interest in the assets of the Company. In addition, a guaranty was provided by an affiliated individual. On February 19, 2019, a forbearance agreement was signed which amended the additional margin over LIBOR to 12.5% and extended the maturity date until June 28, 2019. The Company received an additional extension on this Bridge Loan to August 15, 2019. The Company received an additional extension on the maturity date of this Bridge Loan to September 13, 2019. However, the bridge loan currently remains unpaid and as of September 13, 2019, the lender considers the loan to be in default. The Company continues to work with its lender to refinance this debt. There can be no assurance that the Company will be able to refinance this debt at acceptable terms, or at all.

Syndicated Unsecured Term Loan and Preferred Equity Loan

On January 1, 2016, as amended and restated on October 15, 2017, the Company entered into a financing agreement with a syndicate of lenders, including affiliates of the IRG member, for a loan amount up to $150,000,000 as an unsecured promissory note. The loan may not be prepaid either in whole or in part until the initial maturity date without the express consent of the lender. The loan proceeds are intended to cover working capital and the construction costs for venues including the Stadium, Youth Fields, and campus infrastructure projects. The maturity date is February 26, 2021, and the loan accrued interest at a rate of 12% per annum. The accrued interest is included in accrued expenses on the Company’s consolidated balance sheet.

On December 11, 2018, the Company and various parties signed a Master Transaction Agreement (“Master Agreement”) setting forth various terms and conditions for the development of JCIHOFV. As part of the Master Agreement, American Capital Center, LLC (ACC), an affiliate, exchanged $106,450,000 of the Company’s debt and $24,470,142 of accrued interest and origination fees, as well as $336,579 of amounts due to Pro Football Hall of Fame, by converting it to preferred equity instruments with a face value of $95,500,000 and an amended subordinated debt agreement with a face value of $6,450,000. In accordance with the Extinguishment of Liabilities subtopic of the FASB ASC, given that

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 4: Notes Payable, Net (cont.)

ACC was a related party, the Company treated the Master Agreement as a capital transaction and recapitalized the debt to equity in the amount of $96,076,120 net of discounts and unamortized deferred financing costs. See Note 2 for additional information related to how the Company determined the fair value of the preferred equity interests.

The preferred equity interests were recorded at their fair value of $34,587,034 from its $95,500,000 face value. The preferred equity interests require that the Company accrete a “dividend” in the amount of 4.25% per annum until the preferred equity balance is repaid. The rate goes up to 5.0% beginning on December 11, 2023 if the balance is still unpaid. The preferred equity interest is required to be repaid on February 26, 2021. However, the Company has the option to extend the maturity date by two years.

Given that the preferred equity interest has a mandatory redemption feature, the Company has recorded this instrument as preferred equity loan within notes payable, net on the Company’s consolidated balance sheet. The Company will accrete the discount on the preferred equity loan using the effective interest method.

The subordinated debt was recorded debt was recorded at fair value of $593,567 from its face value of $6,450,000. The subordinated debt accrues interest at a rate of 5% and the balance is due February 26, 20121. The remaining subordinated debt is subordinate to the bridge loan.

Refer to Note 2 for more information regarding the fair value of financial instruments and the assumptions used to calculate the fair value of the preferred equity loan and the subordinated debt.

Land Loan with Affiliate

On July 10, 2017, the Company entered into a promissory note with the National Football Museum, Inc., commonly referred to as the Pro Football Hall of Fame, an affiliate of JCIHOFV for the purpose of acquisition of land at the Hall of Fame Village. The promissory note with an outstanding balance of $1,273,888 at December 31, 2018 and 2017 bears interest at a rate of 1.22% per annum. The loan may be prepaid in whole or in part without penalty. The Pro Football Hall of Fame also charged a late fee of 5% for any unpaid balance after December 31, 2017. A late fee was assessed against the unpaid balance totaling $63,695 for the year ended December 31, 2018 and is included in interest expense on the Company’s consolidated statement of operations. The loan is subordinate to the bridge loan. As of December 31, 2018 there was $22,950 of accrued interest, included in accounts payable and accrued expenses on the consolidated balance sheet.

Naming Rights Securitization Loan

On November 9, 2017, the Company, through a subsidiary, JCIHOFV Financing, LLC, entered into a secured loan with a financial institution for $22,800,000, collateralized by the entire payment stream of the Johnson Controls Naming Rights Agreement dated November 17, 2016 (see Note 6). Monthly payments include principal and interest at 4% per annum with the remaining principal balance due on March 31, 2021. The loan may not be repaid, in whole or in part, without paying the prepayment premium, which is equal to the present value of the remaining interest payments.

Stadium Bank Loan

In March 2016, the Company, through a subsidiary, HOF Village Stadium, LLC, entered into a secured loan agreement with Huntington Bank for $14,000,000 to be used to partially fund the construction of the Stadium. The debt was secured by certain collateral assignment of all existing and future license agreements during the term of the loan (excluding the naming rights for the JCIHOFV) and certain pledged bank accounts totaling $6,000,000 and membership interests in unrelated entities held by the President of the IRG Member. As of December 31, 2018, the Company has not yet funded the entire $6,000,000 for the pledged bank accounts.

The note initially required monthly payments of interest only through November 30, 2017 and the note matured on February 9, 2018. Interest was calculated at LIBOR + 3% (4.43% at December 31, 2017) and was not hedged.

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 4: Notes Payable, Net (cont.)

At December 31, 2017, the outstanding principal balance on this debt was $13,795,446. All interest and issue costs related to this debt have been capitalized to the cost of the Stadium. On March 20, 2018, this loan and the related accrued interest were repaid in full.

Convertible Notes

On December 24, 2018, the Company issued a series of convertible notes totaling $7,750,000. The notes accrue interest at a rate of 10%, with payments due semi-annually in arrears beginning May 5, 2019. The principal and all accrued interest is due November 5, 2025. The Company may redeem the notes after December 24, 2023, subject to terms defined in the individual notes. Notes redeemed between December 24, 2023 and December 24, 2024 will be redeemed at 105% of face value. Notes redeemed after December 24, 2024 will be redeemed at 102.5% of face value. The notes are subject to automatic conversion to equity instruments when the Company achieves certain financing goals. The financing goals are related to the Company financing gross proceeds of at least $25,000,000 from the sale of units, securities convertible or exchangeable into units, or mezzanine securities that include a substantial equity component. The notes convert into a number of conversion units equal to the outstanding principal balance of the notes divided by the price per unit at the valuation set by the investor or the Company. The notes are subordinate to the bridge loan. There are no embedded beneficial conversion features deemed to be present in these notes.

Tax Increment Funding Loan

For the Company, the Development Finance Authority of Summit County (“DFA Summit”) offered a private placement of $10,030,000 in taxable development revenue bonds, Series 2018. The bond revenue is to reimburse the developer for costs of certain public improvements at the JCIHOFV, which are eligible uses of tax-increment funding (TIF) proceeds.

Under cooperative agreement entered into by the Company, two subsidiaries, the City of Canton, DFA Summit, Stark County Port Authority, and the bank trustee, the Company and certain subsidiaries have been exempted from certain real estate taxes. However, the Company must make sufficient real estate tax payments on the TIF parcels sufficient to cover future required payments on the bond debt service until the 2018 bonds are no longer outstanding. This is a significant commitment made by the Company and is guaranteed by an individual’s trust, an individual, and two subsidiaries of the Company.

Since the bond debt service is fixed and determinable, a liability has been recorded as of December 31, 2018 representing the present value of the future bond debt service payments.

Future Minimum Principal Payments

The minimum required principal payments on notes payable outstanding as of December 31, 2018 are as follows:

Year	Amount
2019	$73,837,142
2020	8,139,460
2021	8,998,984
2022	724,492
2023	96,223,801
Thereafter	14,156,728
$202,080,607
Less: Discount	(71,522,255)
Net	$130,558,352

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 5: Members’ Equity

The operating agreement allows for two types of member interests in the Company — Preferred and Common. As of December 31, 2018, the members consisted of one Preferred Member and five Common Members. As of December 31, 2017, the members consisted of two Common Members.

On December 11, 2018, the Company entered into the Master Transaction Agreement, as discussed further in Note 4. As part of the Master Transaction Agreement, the Company amended its operating agreement to issue preferred equity interests. Distributions are made to members from cash flow from operations, as available, in the preference order set forth in the operating agreement. The operating agreement states that the Preferred Member is entitled to cash distributions first, until its preferred return of 4.25%, compounded annually, on the outstanding balance of its preferred unreturned capital amount is paid. After five years from the effective date of the operating agreement, the preferred return is 5.0%, compounded annually. Preferred equity dividends are included in interest expense on the accompanying consolidated statement of operations. Accrued preferred equity dividends at December 31, 2018 amounted to $675,458 and is included in other liabilities on the accompanying consolidated balance sheets. Given that the preferred equity had a redemption feature, the redemption value of the preferred members’ equity is included as “preferred equity loan” in notes payable, net on the company’s consolidated balance sheets.

Net income and net losses are allocated between the members in accordance with the preference order noted in the operating agreement.

During the year ended December 31, 2017, the Company recorded membership contributions of $1,626,062 in exchange for reduction of amounts due to Pro Football Hall of Fame.

Note 6: Sponsorship Revenue and Associated Commitments

Johnson Controls, Inc.

An 18-year sponsorship agreement between Johnson Controls, Inc. (JCI) and the Company was signed on November 17, 2016. Under terms of the agreement, the Company will receive $135 million in return for granting JCI exclusive naming rights over the facility. The Company is contractually obligated to spend $45 million as activation expenses for the benefit of promoting the Johnson Controls and HOF Village brands.

JCI has the right to terminate the agreement if the project is not substantially complete by December 31, 2021.

As of December 31, 2018, scheduled future cash to be received and required activation spend under the non-cancellable period of the agreement are as follows:

Year ending December 31:	Unrestricted	Activation	Total
2019	$5,000,000	$2,625,000	$7,625,000
2020	5,000,000	2,625,000	7,625,000
2021	5,000,000	2,625,000	7,625,000
	$15,000,000	$7,875,000	$22,875,000

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the years ended December 31, 2018 and 2017, the Company recognized $5,012,985 and $4,812,985, respectively of net sponsorship revenue related to this deal. Accounts receivable from JCI totaled $1,787,846 and $1,408,194 at December 31, 2018 and 2017, respectively.

Aultman Health Foundation

In 2016, the Company entered into a 10-year licensing agreement with Aultman Health Foundation (“Aultman”) allowing Aultman use of the HOF Village and Pro Football Hall of Fame marks and logos. Under terms of the agreement, the Company will receive $2.5 million in cash sponsorship funds. Of those funds, the Company is contractually obligated to spend $700,000 as activation expenses for the benefit of Aultman.

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 6: Sponsorship Revenue and Associated Commitments (cont.)

As of December 31, 2018, scheduled future cash to be received and required activation spend under the agreement are as follows:

Year ending December 31:	Unrestricted	Activation	Total
2019	$175,000	$50,000	$225,000
2020	175,000	75,000	250,000
2021	175,000	75,000	250,000
2022	175,000	75,000	250,000
2023	175,000	75,000	250,000
Thereafter	575,000	250,000	825,000
	$1,450,000	$600,000	$2,050,000

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During both 2018 and 2017, the Company recognized $179,901 of net sponsorship revenue related to this deal. Accounts receivable from Aultman totaled $85,214 and $80,312 at December 31, 2018 and 2017, respectively.

Insurance Office of America

On September 24, 2015 the Company entered into a 5-year licensing agreement with Insurance Office of America (“IOA”) allowing IOA sponsorship rights to include intellectual property rights, distinction as the “Official Insurance Broker of the Hall of Fame Village” and IOA branding onsite and online. Effective December 31, 2018, the agreement was discontinued.

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During both 2018 and 2017, the Company recognized $73,305 of net sponsorship revenue related to this deal. Accounts receivable from IOA totaled $6,695 at December 31, 2017.

First Data Merchant Services LLC

In December 2018, the Company entered into an 8-year licensing agreement with First Data Merchant Services LLC (“First Data”) and Santander Bank. The Company will receive a total of $1,200,000 under the licensing agreement. As of December 31, 2018, scheduled future cash to be received under the agreement is as follows:

Year ending December 31:
2019	$250,000
2020	50,000
2021	150,000
2022	150,000
2023	150,000
Thereafter	450,000
$1,200,000

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During 2018, the Company recognized $10,583 of net sponsorship revenue related to this deal. Accounts receivable from First Data totaled $10,583 at December 31, 2018.

Constellation NewEnergy, Inc.

On December 19, 2018, the Company entered into an agreement with Constellation NewEnergy, Inc. (“Constellation”). The agreement is through December 31, 2028. The Company will receive a total of $15,000,000 under the licensing agreement. Of those funds, the Company is contractually obligated to spend $1,837,193 as activation expenses for the benefit of Constellation.

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 6: Sponsorship Revenue and Associated Commitments (cont.)

The agreement provides for certain rights to Constellation and its employees, to benefit from the relationship with the Company from discounted pricing, marketing efforts, and other benefits as detailed in the agreement. The agreement also provides for Constellation to pay sponsorship income and to provide activation fee funds. Activation fee funds are to be used in the year received and do not roll forward for future years as unspent funds. The amounts are due by March 31 of the year to which they apply.

The agreement includes certain contingencies reducing the sponsorship fee amount owed by Constellation if construction is not on pace with the timeframe noted in the agreement.

As of December 31, 2018, scheduled future cash to be received and required activation spend under the agreement are as follows:

Year ending December 31:	Unrestricted	Activation	Total
2019	$500,000	$100,000	$600,000
2020	1,000,000	150,000	1,150,000
2021	1,300,000	187,193	1,487,193
2022	1,396,000	200,000	1,596,000
2023	1,423,220	200,000	1,623,220
Thereafter	7,543,587	1,000,000	8,543,587
	$13,162,807	$1,837,193	$15,000,000

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During 2018, the Company recognized $46,677 of net sponsorship revenue related to this deal. Accounts receivable from Constellation totaled $46,677 at December 31, 2018.

Turf Nation, Inc.

During October 2018, the Company entered into a 5-year sponsorship agreement with Turf Nation, Inc. (“Turf Nation”). Under terms of the agreement, the Company will receive $100,000 in 2019 and will receive additional payments over the remainder of the term based on the sale of Turf Nation products based on rates defined in the sponsorship agreement. The minimum guaranteed fee per year beginning in 2020 is $50,000 per year.

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During 2018, the Company recognized $11,993 of net sponsorship revenue related to this deal. Accounts receivable from Turf Nation totalled $11,993 at December 31, 2018.

The balance of the activation fund reserve included in other liabilities on the accompanying consolidated balance sheet at December 31, 2018 and 2017 was $1,158,420 and $252,155, respectively.

Note 7: Other Commitments

Canton City School District

The Company has entered into cooperative agreements with certain governmental entities that support the development of the project overall, where the Company is an active participant in the agreement activity, and the Company would benefit from the success of the activity.

As of December 31, 2017, the Company had a commitment to the Canton City School District (CCSD) to provide a replacement for their Football Operations Center (FOC) and to construct a Heritage Project (“Heritage”). The commitment was defined in the Operations and Use Agreement for HOF Village Complex dated as of February 26, 2016.

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 7: Other Commitments (cont.)

On March 20, 2018, a Letter of Representations was entered into by both parties whereby the Company has agreed to put $4,000,000 into escrow. The escrow balance at December 31, 2018 is included in restricted cash on the accompanying balance sheet was $2,547,672. The Company made a final escrow payment of $1,000,000 which was funded in September 2019. In addition, the Company is obligated to provide temporary facilities to support CCSD athletics until the Football Operations Center (FOC) is completed.

Project and Ground Leases

Three wholly owned subsidiaries have project leases with the Stark County Port Authority to lease project improvements and ground leased property at the stadium, youth fields, and parking areas. Rent is comprised of certain fees and generally escalating ground rent over the term of the leases which run until January 31, 2056. Future minimum lease commitments under non-cancellable operating leases, excluding the amounts yet to be paid from escrow for the FOC noted above, are as follows:

Year ending December 31:
2019	$3,323,979
2020	2,933,056
2021	119,118
2022	119,118
2023	119,118
Thereafter	9,640,705
$16,255,094

As a result of straight-lining rent expense, a deferred rent payable of $889,464 at December 31, 2018 and $719,848 at December 31, 2017 is included on the accompanying consolidated balance sheets. The straight-lining of expense does include amounts paid from escrow for the FOC. Rent expense on operating leases totaled $414,061 during 2018 and 2017, respectively, recorded as a component of property operating expenses on the Company’s consolidated statements of operations.

QREM Management Agreement

On August 15, 2018, the Company entered into an Interim Services Agreement with Q Real Estate Management (QREM) to manage the Company’s Tom Benson Stadium operations. Under the agreement, the Company incurs a monthly management fee to QREM. This is included in Property Operating Expenses in the amounts of $231,750 and $90,000, for the years ended December 31, 2018 and 2017, respectively. The interim agreement ended March 1, 2019 and the agreement was not renewed between the parties.

Youth Sports Management, LLC

In 2016, the Company, through a subsidiary, HOF Village Sports Business, LLC, a Delaware Limited Liability Company, invested $200,000 for a 50% interest in Youth Sports Management, LLC (“Youth Sports”).

The investment is focused on programming and operating youth sport camps to include primarily football, soccer, and lacrosse for both boy’s and girl’s athletics. The day-to-day programming and operations are managed by LEGACY Global Sports, L.P., the other 50% owner. Youth Sports’ events take place on the youth fields constructed at the HOF Village, which include four completed turf fields within HOF Village.

On June 18, 2016 the Company entered into a 5-year lease agreement with Youth Sports Management, LLC for the youth fields currently completed and all future youth fields.

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 7: Other Commitments (cont.)

As of December 31, 2018, scheduled future rental income under the lease for only the four youth fields constructed as of that date are as follows:

Year ending December 31:
2019	$500,000
2020	500,000
2021	208,333
$1,208,333

The amount of income for the year ended December 31, 2018 was $496,463, which is included in Rent and Cost Recoveries Revenues on the Company’s consolidated statements of operations. At December 31, 2018, accounts receivable, net included a gross amount of $1,034,715 owed by this affiliate, offset by an allowance for doubtful accounts of $517,358.

The amount of income for the year ended December 31, 2017 was $529,167, which is included in Rent and Cost Recoveries Revenues on the Company’s consolidated statements of operations. At December 31, 2017, accounts receivable, net included $538,251 owed by this affiliate.

Employment Agreement

The Company has an employment agreement with its chief financial officer, the terms of which expire in December 2021, with an automatic one year extension. Such agreement provides for minimum salary levels and incentive bonus that is payable if specified management goals are attained as well as profits interest of 1.0% of future profits vesting over the terms of the agreement.

License Agreement

On March 10, 2016, the Company entered into a license agreement with Pro Football Hall of Fame, whereby the Company has the ability to license and use certain intellectual property from the Pro Football Hall of Fame in exchange for the Company paying a fee based on certain sponsorship revenue and expenses. On December 11, 2018, the license agreement was amended to change the calculation of the fee to be 20% of eligible sponsorship revenue. The license agreement expires on December 31, 2033. During the years ended December 31, 2018 and 2017, the Company recognized expenses of $2,662,342 and $1,626,062, respectively, which is included in property operating expenses on the Company’s consolidated statements of operations. During the year ended December 31, 2017, the Company received equity contributions in the amount of $1,626,062 in full satisfaction of the amounts due under the license agreement for that year.

Note 8: Contingencies

During the normal course of its business, the Company is subject to occasional legal proceedings and claims.

The Company’s wholly-owned subsidiary HOF Village Stadium LLC is a defendant in a lawsuit “National Football Museum, Inc. dba Pro Football Hall of Fame v. Welty Building Company Ltd., et al;” filed in the Stark County Court of Common Pleas. The Pro Football Hall of Fame, an affiliate, filed this suit for monetary damages as a result of the cancellation of the 2016 Hall of Fame Game. Plaintiff alleges that the game was cancelled as a result of negligent acts of subcontractors who were hired to perform field painting services. Plaintiff alleges that HOF Village Stadium, LLC is contractually liable for $1.2 million in damages Plaintiff sustained because it guaranteed the performance of Defendant Welty Building Company Ltd. (“Welty”) for the Hall of Fame Stadium renovation. Potential damages claimed by Plaintiff include the refunds of ticket sales, lost commissions on food and beverage sales, and lost profits on merchandise sales. The Company’s management believes that this suit is without merit and intends to vigorously defend its position. The ultimate outcome of this litigation cannot presently be determined. Accordingly, adjustments, if any, that might result from the resolution of this matter have not been reflected in the consolidated financial statements.

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 9: Related-Party Transactions

The IRG Member and an affiliate provide certain supporting services to the Company. As noted in the Operating Agreement of HOF Village, LLC, an affiliate of the IRG Member, IRG Canton Village Manager, LLC, may earn a master developer fee calculated as 4.0% of development costs incurred for the JCIHOFV, including, but not limited to site assembly, construction supervision, and project financing.

For the years ended December 31, 2018, and 2017, costs incurred under these arrangements were $1,916,557 and $4,081,962, respectively and are included in Project Development Costs on the accompanying consolidated balance sheets.

The IRG Member also provides certain human resource support to the Company. For the years ended December 31, 2018 and 2017, expenses of $982,492 and $411,749 were included in Property Operating Expenses on the accompanying consolidated statements of operations.

At December 31, 2018, due to affiliates included $5,102,671 to the IRG Member and the affiliate for the development fees and human resources support. At December 31, 2017, due to affiliates included $3,120,874 to the IRG Member and the affiliate for the development fees and human resources support.

The Company incurs advances to and from the Pro Football Hall of Fame, including costs for onsite sponsorship activation, sponsorship sales support, shared services, event tickets, and expense reimbursements. At December 31, 2018, due to affiliate included $4,771,626 owed to the affiliate. At December 31, 2017, due to affiliate included $363,918 owed to the affiliate.

The Company engages an affiliate of the IRG Member to identify and obtain naming rights sponsors and other entitlement partners for the Village under an arrangement for $15,000 per month plus commissions. At December 31, 2018, accounts payable and accrued expenses included $205,445 owed to the affiliate.

The Company engages a company owned by an investor for advisory services. During 2018, advisory costs incurred under this arrangement were $1,000,000 and are included in Project Development Costs. At December 31, 2018, accounts payable and accrued expenses included $500,000 owed to this company for these advisory services.

Note 10: Concentrations

For the years ended December 31, 2018 and 2017, one customer represented approximately 73% and 84%, respectively, of the Company’s sponsorship revenue. At December 31, 2018 and 2017, one customer represented approximately 71% and 67%, respectively, of the Company’s accounts receivable.

Note 11: Subsequent Events

Hotel Abandonment

Subsequent to December 31, 2018, management determined that previously capitalized costs for the development of a hotel should be written off because plans for this particular hotel and site location have been abandoned and the Company will not benefit from the current plans for another hotel elsewhere on the site. Management reviewed its capitalized costs and identified the costs that have no future benefit. The Company recorded a $12,194,783 charge as a loss on abandonment in January 2019.

Purchase of McKinley Grand Hotel

On October 22, 2019, the Company purchased the McKinley Grand Hotel in Canton, Ohio for $3.9 million, which was partially financed by notes payable of $3,800,000.

Convertible Notes

Subsequent to December 31, 2018 through November 12, 2019, an additional $8,380,000 was borrowed under the Convertible Notes facility.

HOF Village, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 11: Subsequent Events (cont.)

Merger Agreement

On September 16, 2019, the Company entered into a definitive business combination agreement with Gordon Pointe Acquisition Corp (“GPAQ”), a publically traded special purpose acquisition company, to create a sports, entertainment and media enterprise surrounding the Pro Football Hall of Fame.

The terms of the merger agreement provide, among other things, for HOV Village Newco, LLC, a subsidiary of the Company that will hold all of the Company’s operations, to be merged with and into a wholly-owned subsidiary of GPAQ. The Company’s management and equity holders have committed to roll 100% of their equity into the combined entity. Proceeds from GPAQ’s trust account will be used by the Company to repay certain debt and expenses and to fund continued growth of the Company’s operations. Immediately following the closing of the proposed transaction, the combined company intends to change its name to Hall of Fame Resort & Entertainment Company and expects to trade on the NASDAQ stock exchange under the ticker symbol “HOFV”, subject to NASDAQ approval. There can be no assurance that the merger transaction will close under the terms of the agreement.

Syndicated Unsecured Term Loan

Subsequent to December 31, 2018 through November 12, 2019, an additional $2,150,000 was borrowed under the syndicated unsecured term loan facility.

Preferred Equity Loan

Subsequent to December 31, 2018 through November 12, 2019, the Company received additional funding of the preferred equity loan in the amount of $2,000,000. The instrument has substantially the same terms as the existing preferred equity loan discussed in Notes 4 and 5 to these consolidated financial statements.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

September 16, 2019

by and among

GORDON POINTE ACQUISITION CORP,

GPAQ Acquisition Holdings, Inc.,

GPAQ Acquiror Merger Sub, Inc.,

GPAQ Company Merger Sub, LLC,

HOF VILLAGE, LLC

and

HOF VILLAGE NEWCO, LLC

A-i

3.16	Brokers’ Fees	A-27
3.17	Insurance	A-27
3.18	Real Property; Assets	A-27
3.19	Environmental Matters	A-28
3.20	Absence of Changes	A-29
3.21	Affiliate Agreements	A-29
3.22	Permits	A-29
3.23	Proxy Statement/Prospectus	A-30
3.24	Bank Accounts; Powers of Attorney	A-30
3.25	Privacy; Data Security	A-30
3.26	Uncompleted Attractions	A-30
3.27	No Additional Representations and Warranties	A-30
Article IV REPRESENTATIONS AND WARRANTIES OF NEWCO		A-30
4.01	Organization and Entity Power	A-30
4.02	Due Authorization	A-30
4.03	No Conflict	A-31
4.04	Governmental Authorities; Consents	A-31
4.05	Litigation and Proceedings	A-31
4.06	Capitalization	A-31
4.07	Business Activities.	A-32
4.08	Proxy Statement/Prospectus	A-32
4.09	Brokers’ Fees	A-32
Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR, HOLDINGS AND MERGER SUBS		A-32
5.01	Corporate Organization	A-32
5.02	Due Authorization	A-33
5.03	No Conflict	A-33
5.04	Litigation and Proceedings	A-33
5.05	Governmental Authorities; Consents	A-34
5.06	Financial Ability; Trust Account	A-34
5.07	Brokers’ Fees	A-34
5.08	SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities	A-34
5.09	Business Activities	A-35
5.10	Form S-4 and Proxy Statement/Prospectus	A-36
5.11	No Outside Reliance	A-36
5.12	Tax Matters	A-36
5.13	Capitalization	A-37
5.14	Nasdaq Stock Market Quotation	A-38
Article VI COVENANTS OF THE COMPANY		A-38
6.01	Conduct of Business	A-38
6.02	Inspection	A-40
6.03	HSR Act and Regulatory Approvals	A-41
6.04	Termination of Certain Agreements	A-41
6.05	No Acquiror Common Stock Transactions	A-41
6.06	No Claim Against the Trust Account	A-41
6.07	Proxy Solicitation; Other Actions	A-41
6.08	Contribution of Assets and Liabilities to Newco	A-42
6.09	Acknowledgment of Capital Raising Activities	A-42

A-ii

6.10	Media License Agreement	A-42
6.11	Amended and Restated PFHOF License Agreement	A-42
Article VII COVENANTS OF ACQUIROR, HOLDINGS AND MERGER SUBS		A-42
7.01	HSR Act and Regulatory Approvals	A-42
7.02	Indemnification and Insurance	A-43
7.03	Conduct of Acquiror and Holdings During the Interim Period	A-44
7.04	Trust Account	A-45
7.05	Inspection	A-45
7.06	Holdings Nasdaq Listing	A-45
7.07	Acquiror Public Filings	A-45
7.08	Equity Compensation Plan	A-45
Article VIII JOINT COVENANTS		A-46
8.01	Support of Transaction	A-46
8.02	Preparation of Form S-4 & Proxy Statement; Special Meeting	A-46
8.03	Exclusivity	A-47
8.04	Tax Matters	A-47
8.05	Confidentiality; Publicity	A-48
8.06	Post-Closing Cooperation; Further Assurances	A-48
Article IX CONDITIONS TO OBLIGATIONS		A-48
9.01	Conditions to Obligations of All Parties	A-48
9.02	Additional Conditions to Obligations of Acquiror	A-49
9.03	Additional Conditions to the Obligations of the Company and Newco	A-50
Article X TERMINATION/EFFECTIVENESS		A-50
10.01	Termination	A-50
10.02	Effect of Termination	A-51
Article XI MISCELLANEOUS		A-51
11.01	Waiver	A-51
11.02	Notices	A-51
11.03	Assignment	A-52
11.04	Rights of Third Parties	A-53
11.05	Expenses	A-53
11.06	Governing Law	A-53
11.07	Captions; Counterparts	A-53
11.08	Schedules and Exhibits	A-53
11.09	Entire Agreement	A-53
11.10	Amendments	A-53
11.11	Severability	A-53
11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	A-53
11.13	Enforcement	A-54
11.14	Non-Recourse	A-54
11.15	Nonsurvival of Representations, Warranties and Covenants	A-54
11.16	Acknowledgements	A-54
Exhibits
Exhibit A — Form of Director Nominating Agreement
Exhibit B — Form of Lock-Up Agreement
Exhibit C — Form of Release Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of September 16, 2019, is entered into by and among (i) Gordon Pointe Acquisition Corp, a Delaware corporation (“Acquiror”), (ii) GPAQ Acquisition Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Holdings”), (iii) GPAQ Acquiror Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“Acquiror Merger Sub”), (iv) GPAQ Company Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Company Merger Sub”; Company Merger Sub and Acquiror Merger Sub are together referred to herein as the “Merger Subs”; the Merger Subs, Acquiror and Holdings are collectively referred to herein as the “Acquiror Parties”), (v) HOF Village, LLC, a Delaware limited liability company (the “Company”), and (vi) HOF Village Newco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Newco”). Each of Acquiror, Holdings, Acquiror Merger Sub, Company Merger Sub, the Company, and Newco is sometimes referred to herein individually as a “Party,” and they are collectively referred to herein as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, the Company, directly and indirectly through its subsidiaries, is the owner and operator of a sports, entertainment, hospitality, conference, and ceremony destination based around the Pro Football Hall of Fame, professional football (including the National Football League), sports celebrities, football history, and related opportunities;

WHEREAS, Holdings is a newly incorporated Delaware corporation that is owned 100% by Acquiror;

WHEREAS, Acquiror Merger Sub is a newly incorporated Delaware corporation that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the Acquiror Merger (as defined below);

WHEREAS, Company Merger Sub is a newly formed Delaware limited liability company that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the Company Merger (as defined below);

WHEREAS, Newco is a newly formed Delaware limited liability company that is owned 100% by the Company;

WHEREAS, in advance of the Company Merger, the Company will transfer all of its assets, liabilities and obligations to Newco, pursuant to the Contribution Agreement (as defined herein);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which (i) Acquiror Merger Sub will merge with and into Acquiror, with Acquiror continuing as the surviving entity (the “Acquiror Merger”), and with the security holders of Acquiror receiving substantially equivalent securities of Holdings, and (ii) Company Merger Sub will merge with and into Newco, with Newco continuing as the surviving entity (the “Company Merger”; the Company Merger and the Acquiror Merger are together referred to herein as the “Mergers”), and with the members of Newco receiving shares of Holdings Common Stock;1

WHEREAS, as a result of the Mergers, Acquiror and Newco will become wholly-owned subsidiaries of Holdings, and Holdings will become a publicly traded company;

WHEREAS, in connection with the Transactions, Holdings, the Company, the Sponsor and PFHOF will enter into a Director Nominating Agreement in the form attached hereto as Exhibit A (the “Director Nominating Agreement”);

WHEREAS, the respective boards of directors, executive committees or similar governing bodies of each of the Parties have approved and declared advisable, and have deemed to be in the best interests of each Party and its respective security holders, the Transactions, upon the terms and subject to the conditions of this Agreement, and in accordance with, as applicable, the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLC Act”);

____________

1        Note to Draft: Schedules to specify pre-closing decoupling.

WHEREAS, in furtherance of the Transactions, and in conjunction with, inter alia, obtaining the approval of Acquiror’s stockholders for the Business Combination, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement/Prospectus (the “Offer”); and

WHEREAS, each of the Parties intends, for United States federal income tax purposes, that the Mergers and the conversion of the Company Convertible Notes, the New Company Convertible Notes, the ACC Funded Debt Commitments and the IRG, LLC Funded Debt Commitments shall constitute a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.01    Definitions. As used herein, the following terms shall have the following meanings:

“ACC” means American Capital Center, LLC, a Delaware limited liability company.

“ACC Funded Debt Commitments” means the debt commitments (in the original principal amount of $8,550,000) of ACC, funded to the Company prior to September 12, 2019, under that certain Unsecured Promissory Note (Mezzanine Debt), dated January 1, 2016 (as amended), plus all interest and other charges accrued thereon through the Closing Date.

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on January 24, 2018.

“Acquiror Certificate of Merger” has the meaning specified in Section 2.03.

“Acquiror Certificates” has the meaning specified in Section 2.11(a).

“Acquiror Class F Certificates” has the meaning specified in Section 2.11(a).

“Acquiror Class F Common Stock” means Acquiror’s Class F common stock, par value $0.0001 per share.

“Acquiror Common Stock” means Acquiror’s Class A common stock, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Merger” has the meaning specified in the Recitals hereto.

“Acquiror Merger Sub” has the meaning specified in the preamble hereto.

“Acquiror Organizational Documents” means the Acquiror Certificate of Incorporation and Acquiror’s bylaws.

“Acquiror Representations” means the representations and warranties of Acquiror expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror.

“Acquiror Specified Representations” has the meaning specified in Section 9.03(a)(i).

“Acquiror Stockholder” means a holder of Acquiror Common Stock or Acquiror Class F Common Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).

“Acquiror Surviving Subsidiary” has the meaning specified in Section 2.01.

“Acquiror Unit” means a unit consisting of one share of Acquiror Common Stock and one Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Common Stock per warrant.

“Acquisition Transaction” has the meaning specified in Section 8.03(a).

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Amended and Restated PFHOF License Agreement” has the meaning specified in Section 6.11.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the cash available to be released from the Trust Account, plus (ii) the net proceeds raised by Acquiror in any PIPE Transaction, minus (iii) the sum of all payments to be made as a result of the completion of the Offer and any redemptions of Acquiror Common Stock by any Redeeming Acquiror Stockholders.

“Bridge Loan” means the bridge loan provided pursuant to the Term Loan Agreement, dated March 20, 2018, as amended, among the Company and certain other entities as borrowers, the lenders party thereto, and GACP Finance Co., LLC, as administrative agent.

“Business” means the operation, by the Company and its Subsidiaries, of a sports, entertainment, hospitality, conference, and ceremony destination based around the Pro Football Hall of Fame, professional football (including the National Football League), sports celebrities, football history, and related opportunities.

“Business Combination” has the meaning ascribed to such term in the Acquiror Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 8.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.14.

“Closing Date” has the meaning specified in Section 2.14.

“Closing Date Certificate” has the meaning specified in Section 2.15.

“Closing Date Company Contributed Capital Amount” means the aggregate capital contributions of the Company Members to the Company as shown on the Company Contributed Capital Certificate.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 3.13(a).

“Company Certificate of Merger” has the meaning specified in Section 2.03.

“Company Contributed Capital Amount” means, as of any time of determination, the aggregate capital contributions of the Company Members to the Company as of such time. The Company Contributed Capital Amount as of the date hereof is set forth on Schedule 1.01(a).

“Company Contributed Capital Certificate” means a certificate of the Company delivered to Acquiror at least five (5) days prior to the Closing Date, showing the Company Contributed Capital Amount as of that date.

“Company Convertible Notes” means the Founders Class convertible notes of the Company, in the aggregate original principal amount of $14,080,000, plus accreted principal and/or interest thereon through the Closing Date (which accreted principal and/or interest amount will be set forth on a certificate to be delivered to Acquiror by the Company, on behalf of the Electing Company Convertible Noteholders, at least five (5) days prior to the Closing Date).

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Member” means a holder of Company Membership Interests.

“Company Membership Interest” means a common or preferred membership interest in the Company.

“Company Merger” has the meaning specified in the Recitals hereto.

“Company Merger Consideration” means that number of shares of Holdings Common Stock, equal to (a) the Closing Date Company Contributed Capital Amount, as set forth on the Company Contributed Capital Certificate, multiplied by (b) the Exchange Ratio, divided by (c) the Per Share Price.

“Company Merger Sub” has the meaning specified in the preamble hereto.

“Company Operating Agreement” means that certain First Amended and Restated Operating Agreement of HOF Village, LLC, dated as of December 11, 2018, by and among the Company and the Company Members listed therein, as amended by the First Amendment to First Amended and Restated Operating Agreement of HOF Village, LLC, dated as of December 11, 2018, and the Second Amendment to First Amended and Restated Operating Agreement of HOF Village, LLC, dated as of July 31, 2019.

“Company Profits Interest Plan” means that certain plan pursuant to Section 3.2(c) of the Company Operating Agreement, providing for issuance to Company employees or other service providers of profits interests representing up to 7.5% of the total member percentages of all members of the Company in the aggregate.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article III of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Company Surviving Subsidiary” has the meaning specified in Section 2.02.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Contribution Agreement” has the meaning specified in Section 6.08.

“DGCL” has the meaning specified in the Recitals hereto.

“Director Nominating Agreement” has the meaning specified in the Recitals hereto.

“DLLC Act” has the meaning specified in the Recitals hereto.

“Effective Date” means the effective date of the Form S-4.

“Effective Time” has the meaning specified in Section 2.03.

“Electing Company Convertible Noteholder” means a holder of Company Convertible Notes, which holder elects, by delivery to the Company of an appropriate election notice at least five (5) days prior to the Closing Date (which notice will be provided promptly to Acquiror by the Company), to have such holder’s Company Convertible Notes converted in the Newco Merger pursuant to Section 2.16.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“ERISA” has the meaning specified in Section 3.13(a).

“ERISA Affiliate” has the meaning specified in Section 3.13(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 1.2.

“Excluded Shares” means shares of Acquiror Common Stock, if any, (i) held in the treasury of Acquiror or (ii) without duplication of clause (i), for which a Redeeming Acquiror Stockholder has demanded that Acquiror convert or redeem such shares of Acquiror Common Stock.

“Financial Statements” has the meaning specified in Section 3.07(a).

“Form S-4” means the registration statement on Form S-4 of Holdings with respect to registration of the shares of Holdings Common Stock and Holdings Warrants to be issued in connection with the Mergers.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Common Stock” means Holdings’ common stock, par value $0.0001 per share.

“Holdings Warrant” means a warrant entitling the holder to purchase one share of Holdings Common Stock per warrant.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above, and (h) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary and usual course of business consistent with past practice.

“Independent Contractor” has the meaning specified in Section 3.14(a).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) patents and patent applications, (ii) trademarks, service marks and trade names, (iii) copyrights, (iv) internet domain names and (v) trade secrets.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“IRG Canton Village Manager” means IRG Canton Village Manager, LLC, a Delaware limited liability company.

“IRG, LLC” means IRG, LLC a Nevada limited liability company.

“IRG, LLC Funded Debt Commitments” means the debt commitments (in the original principal amount of $15,000,000) of IRG, LLC, funded to the Company under the Bridge Loan, plus all interest, exit fees, and other charges accrued thereon in accordance with the terms of such Bridge Loan. The total amount of the IRG, LLC Funded Debt Commitments will be set forth on a certificate to be delivered to Acquiror by the Company, on behalf of IRG, LLC, at least five (5) days prior to the Closing Date.

“IT Systems” means the information technology systems currently used by the Company to provide material products to customers in the conduct of its business as it is currently conducted.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries, the lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty.

“Letter of Transmittal” has the meaning specified in Section 2.11(d).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Lock-Up Agreement” has the meaning specified in Section 2.11(d).

“Lost Certificate Affidavit” has the meaning specified in Section 2.11(g).

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (i) changes in the Company’s financial statements resulting solely from the conversion from tax accounting methods to GAAP accounting, except in the case of clauses (a), (b), (d), (f) and (g), to the extent that such change does not have a disproportionate impact on (i) the Company and its Subsidiaries, taken as a whole, as compared to other industry participants or (ii) the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof.

“Material Permits” has the meaning specified in Section 3.22.

“Merger Subs” has the meaning specified in the preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“Multiemployer Plan” has the meaning specified in Section 3.13(e).

“Nasdaq” means the Nasdaq Capital Market.

“New ACC Funded Debt” means the debt of the Company created by the conversion of new preferred equity contributed by ACC from and after September 12, 2019, plus all interest accrued thereon through the Closing Date. The total amount of the New ACC Funded Debt will be set forth on a certificate to be delivered to Acquiror by the Company, on behalf of ACC, at least five (5) days prior to the Closing Date.

“New Company Convertible Noteholder” means a holder of New Company Convertible Notes.

“New Company Convertible Notes” means the Founders Class convertible notes of the Company issued on or after August 22, 2019, but no later than September 30, 2019, in the aggregate principal amount of $1,550,000 as of the date hereof (which aggregate principal amount shall not at any time exceed 5% of the Company Contributed Capital Amount as of the date hereof), plus accreted principal thereon through the Closing Date (which aggregate principal amount and accreted principal amount will be set forth on a certificate to be delivered to Acquiror by the Company, on behalf of the New Company Convertible Noteholders, at least five (5) days prior to the Closing Date).

“Newco” has the meaning specified in the preamble hereto.

“Newco Certificates” has the meaning specified in Section 2.11(a).

“Newco Representations” means the representations and warranties of Newco expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Newco Representations are solely made by Newco.

“Newco Units” means the limited liability company membership units of Newco.

“Offer” has the meaning specified in the Recitals hereto.

“Outstanding Acquiror Expenses” has the meaning specified in Section 2.22(b).

“Outstanding Company Expenses” has the meaning specified in Section 2.22(a).

“Owned Real Property” has the meaning specified in Section 3.18(a).

“Party” has the meaning specified in the preamble hereto.

“Paying Agent” has the meaning specified in Section 2.11(a).

“Per Share Price” means $10.00.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary and usual course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts, equipment leases, or trade payables with third parties entered into in the ordinary and usual course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary and usual course of business and (vii) Liens described on Schedule 1.01(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means all information regarding or capable of being associated with an identifiable individual person, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier (including Social Security number, driver’s license number, passport number), medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit standing (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), and (d) Internet Protocol addresses, device identifiers or other persistent identifiers.

“PFHOF” means National Football Museum, Inc., an Ohio nonprofit corporation d/b/a the Pro Football Hall of Fame.

“PFHOF License Agreement” means that certain License Agreement dated December 11, 2018, between PFHOF and the Company, as amended.

“PIPE Transaction” means any issuance, or transaction calling for the issuance, of equity securities of Acquiror or Holdings effected during the period from the date hereof to the Closing Date.

“Privacy Laws” means all applicable Laws governing the receipt, collection, compilation, use, analysis, retention, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data, including, without limitation, the EU General Data Protection Regulation (GDPR), the Federal Trade Commission Act, the Privacy Act of 1974, the FCRA and its state law equivalents, each as amended from time to time, and all applicable Laws governing data breach notification.

“Private Placement Warrants” means the Acquiror Warrants purchased by the Sponsor in a private placement transaction.

“Proposals” has the meaning specified in Section 8.02(c).

“Proxy Statement” means the proxy statement filed by Acquiror on Schedule 14A with respect to the Special Meeting.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including the proxy statement relating to the transactions contemplated by this Agreement, which shall constitute a proxy statement of Acquiror to be used for the Special Meeting (and which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination), and a prospectus of Holdings relating to the shares of Holdings Common Stock to be issued in the Mergers, in all cases in accordance with and as required by the Acquiror Organizational Documents, applicable Law, and the rules and regulations of Nasdaq.

“Real Estate Lease Documents” has the meaning specified in Section 3.18(b).

“Real Property” means, together, the Leased Real Property and the Owned Real Property.

“Redeeming Acquiror Stockholder” means an Acquiror Stockholder who demands that Acquiror convert its Acquiror Common Stock into cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 3.11(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Release Agreement” has the meaning specified in Section 9.02(g).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Schedules” means, with respect to any Party, the disclosure schedules delivered by such Party in connection with this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that the SEC has no further comments on the Proxy Statement/Prospectus.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means Gordon Pointe Management, LLC.

“Sponsor Loans” means the sum of (a) the loans made from Sponsor or an Affiliate of Sponsor to Acquiror as of the date hereof as described in Schedule 5.06(c)(ii), plus all accrued and unpaid interest and other charges thereon through the Closing Date, and (b) any additional monies loaned after the date hereof through the Closing Date to Acquiror by Sponsor or an Affiliate of Sponsor in accordance with the arrangements described on (and subject to the aggregate limitations set forth on) Schedule 5.06(c)(ii), plus all accrued and unpaid interest and other charges thereon.

The total amount of Sponsor Loans will be set forth on a certificate to be delivered to the Company by Sponsor and Acquiror at least five (5) days prior to the Closing Date.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, executive committee or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Unfair Labor Practice” has the meaning prescribed to it in the National Labor Relations Act of 1935.

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company or its Subsidiaries from users of the Company’s or its Subsidiaries’ websites, any mobile app, or any software, devices, or products of the Company or its Subsidiaries.

“Warrant Agreement” means that certain Warrant Agreement, dated as of January 24, 2018, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

1.02    Construction.

(a)     Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)     Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)     Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)     The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e)     Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)     All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)     The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on September 16, 2019 to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

1.03    Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge, and such knowledge as they would have obtained after reasonable inquiry, of, (a) in the case of the Company, Michael Crawford and Brian Parisi, and (b) in the case of Acquiror, James Dolan and Douglas Hein.

1.04    Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Membership Interests or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Membership Interests or shares of Acquiror Common Stock, including but not limited to the Exchange Ratio, will be appropriately adjusted to provide to the holders of Company Membership Interests and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company or Newco to take any action with respect to their respective securities if such action is prohibited by the terms and conditions of this Agreement.

Article II
THE MERGERS

2.01    The Acquiror Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Acquiror Merger Sub and Acquiror shall consummate the Acquiror Merger, pursuant to which Acquiror Merger Sub shall be merged with and into Acquiror, following which (a) the separate corporate existence of Acquiror Merger Sub shall cease, (b) Acquiror shall continue as the surviving corporation in the Acquiror Merger, and (c) Acquiror shall become a wholly-owned subsidiary of Holdings. Acquiror as the surviving corporation after the Acquiror Merger is hereinafter sometimes referred to as “Acquiror Surviving Subsidiary” (and references to Acquiror for periods after the Effective Time shall include Acquiror Surviving Subsidiary).

2.02    The Company Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DLLC Act, Company Merger Sub and Newco shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into Newco, following which (a) the separate corporate existence of Company Merger Sub shall cease, (b) Newco shall continue as the surviving entity in the Company Merger, and (c) Newco shall become a wholly-owned subsidiary of Holdings. Newco as the surviving entity after the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (and references to Newco for periods after the Effective Time shall include Company Surviving Subsidiary). Notwithstanding the Company Merger, neither the Company nor Newco will be included within the meaning of the term Acquiror Parties for purposes of this Agreement.

2.03    Effective Time. Subject to the conditions of this Agreement, the Parties shall (i) cause the Acquiror Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Acquiror (the “Acquiror Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and (ii) cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Acquiror (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLC Act, with each of the Mergers to be consummated and effective simultaneously at 5:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and Acquiror and specified in each of the Acquiror Certificate of Merger and the Company Certificate of Merger (the “Effective Time”).

2.04    Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the DGCL, the DLLC Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (a) all the property, rights, agreements, privileges, powers and franchises of Acquiror Merger Sub and Company Merger Sub shall vest in Acquiror Surviving Subsidiary and Company Surviving Subsidiary, respectively, and (b) all debts, liabilities, obligations and duties of Acquiror Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of Acquiror Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the related ancillary documents from and after the Effective Time. Acquiror Surviving Subsidiary and Company Surviving Subsidiary shall become wholly-owned subsidiaries of Holdings.

2.05    Governing Documents.

(a)     At the Effective Time, (i) the certificate of incorporation and bylaws of Acquiror Merger Sub shall become the certificate of incorporation and bylaws of Acquiror Surviving Subsidiary, respectively, and (ii) the certificate of formation and the operating agreement of Company Merger Sub shall become the certificate of formation and the operating agreement of Company Surviving Subsidiary, respectively.

(b)     At or immediately prior to the Effective Time, the certificate of incorporation and bylaws of Holdings shall be amended and restated as necessary to provide for, among other things, the name of Holdings to be “Hall of Fame Resort & Entertainment Company” and for the authorized capital stock of Holdings to consist of a sufficient number of shares of Holdings Common Stock and Holdings Warrants in order to effect and consummate the Transactions.

2.06    Directors of Holdings, Acquiror and Merger Subs.

(a)     Upon the Closing, the directors and observers to the board of Holdings will be appointed according to the Director Nominating Agreement; provided, however, that in all events the board of directors of Holdings shall comply with applicable composition requirements that may be established from time to time by Nasdaq or the SEC and that are applicable to Holdings (i.e., audit committee financial expertise, etc.).

(b)     At the Effective Time, the directors of Acquiror shall be James Dolan and Michael Crawford, and Holdings shall become the sole managing member of Newco.

2.07    Officers of Holdings. Upon the Closing, the officers of Holdings will be appointed according to the Director Nominating Agreement.

2.08    Company Merger Consideration. As consideration for the Company Merger, the holders of Newco Units shall be entitled to receive from Holdings the Company Merger Consideration in proportion to their ownership interests in Newco, as such proportionate ownership interests are set forth on a schedule to be delivered to Acquiror by Newco at least five (5) days prior to the Closing Date.

2.09    Effect of Acquiror Merger on Issued and Outstanding Securities of Acquiror and Acquiror Merger Sub. At the Effective Time, by virtue of the Acquiror Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party:

(a)     Acquiror Units. Every issued and outstanding Acquiror Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of Acquiror Common Stock and one Acquiror Warrant in accordance with the terms of the applicable Acquiror Unit, and such underlying Acquiror securities shall be converted in accordance with the applicable terms of this Section 2.09.

(b)     Acquiror Common Stock and Acquiror Class F Common Stock. Each issued and outstanding share of Acquiror Common Stock (including those described in Section 2.09(a)) and Acquiror Class F Common Stock (other than shares held by Redeeming Acquiror Stockholders) shall be converted automatically into and thereafter represent the right to receive one share of Holdings Common Stock, following which all shares of Acquiror Common Stock and Acquiror Class F Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of Acquiror Common Stock and Acquiror Class F Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of Acquiror Common Stock (including those described in Section 2.09(a)) or Acquiror Class F Common Stock (other than shares held by Redeeming Acquiror Stockholders) shall be exchanged for a certificate representing the same number of shares of Holdings Common Stock upon the surrender of such certificate in accordance with Section 2.11. Each certificate formerly representing shares of Acquiror Common Stock or Acquiror Class F Common Stock owned by Redeeming Acquiror Stockholders shall thereafter represent only the right to receive the relevant amount for their shares of Acquiror Common Stock or Acquiror Class F Common Stock in accordance with the applicable provisions of Law and the governing documents of Acquiror.

(c)     Acquiror Warrants. Each issued and outstanding Acquiror Warrant (other than Acquiror Warrants held by Redeeming Acquiror Stockholders) shall be converted into one Holdings Warrant of like tenor. The Acquiror Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Acquiror Warrants, except that they shall represent the right to acquire shares of Holdings Common Stock in lieu of shares of Acquiror Common Stock. At or prior to the Effective Time, Holdings shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdings Warrants remain outstanding, a sufficient number of shares of Holdings Common Stock for delivery upon the exercise of such Holdings Warrants.

(d)     Treasury Stock. If there are any shares of capital stock of Acquiror that are owned by Acquiror as treasury shares or by any direct or indirect Subsidiary of Acquiror, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor.

(e)     Acquiror Merger Sub Stock. Each share of common stock of Acquiror Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of Acquiror Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of Acquiror Surviving Subsidiary.

2.10    Effect of Mergers on Issued and Outstanding Securities of Holdings. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or any action on the part of the holders of securities of any Party, all of the shares of Holdings issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or consideration therefor.

2.11    Exchange Procedures.

(a)     Prior to the Effective Time, Acquiror shall designate a bank or trust company to act as paying agent in connection with the Mergers (the “Paying Agent”) pursuant to a paying agent agreement providing for, among other things, the matters set forth in this Section 2.11 and otherwise reasonably satisfactory to the Parties. The expenses of the Paying Agent shall be paid by Holdings. At the Effective Time, (i) the holders of Acquiror Common Stock will surrender their stock certificates or other instruments representing Acquiror Common Stock (collectively, the “Acquiror Certificates”), (ii) the holders of Acquiror Class F Common Stock will surrender their stock certificates or other instruments representing Acquiror Class F Common Stock (collectively, the “Acquiror Class F Certificates”) and (iii) the holders of the Newco Units will surrender their membership certificates or other instruments representing the Newco Units, if any (collectively, the “Newco Certificates”), and will deliver written acknowledgement of the termination of their rights to such Newco Units. In the case of a lost, stolen or destroyed Acquiror Certificate, Acquiror Class F Certificate or Newco Certificate, the holder thereof shall deliver a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.11(g), in each case to Holdings or the Paying Agent, together with any related documentation reasonably requested by Holdings or Paying Agent in connection therewith.

(b)     Certificates representing the shares of Holdings Common Stock shall be issued to the holders of the Newco Units and to the holders of Acquiror Common Stock and Acquiror Class F Common Stock (other than Redeeming Acquiror Stockholders) upon surrender of the Newco Certificates, Acquiror Certificates, and Acquiror Class F Certificates, respectively, as provided for herein or otherwise agreed by the Parties. Upon surrender of the Newco Certificates, Acquiror Certificates and Acquiror Class F Certificates (or in the case of a lost, stolen or destroyed Newco Certificate, Acquiror Certificate or Acquiror Class F Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.11(g)) for cancellation to Holdings or to the Paying Agent, Holdings shall issue, or cause to be issued, to the holders of the Newco Units and to the holders of the Acquiror Certificates and the Acquiror Class F Certificates (other than Redeeming Acquiror Stockholders) such certificates representing the number of shares of Holdings Common Stock for which their Newco Units, Acquiror Common Stock and Acquiror Class F Common Stock, respectively, are exchangeable at the Effective Time, and the Newco Units, Acquiror Certificates and Acquiror Class F Certificates so surrendered shall forthwith be canceled. Until so surrendered, (A) outstanding Newco Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Company Merger Consideration pursuant to this Article II, and (B) outstanding Acquiror Certificates and Acquiror Class F Certificates (other than those held by Redeeming Acquiror Stockholders) will be deemed, from and after the Effective Time, to evidence only the right to receive the number of shares of Holdings Common Stock into which such certificates have been converted in the Mergers.

(c)     If certificates representing the shares of Holdings Common Stock are to be issued in a name other than that in which the Newco Certificates, Acquiror Certificates or Acquiror Class F Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Newco Certificates, Acquiror Certificates or Acquiror Class F Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have (i) paid to Holdings or the Paying Agent any transfer or other taxes required by reason of the issuance of certificates representing the shares of Holdings Common Stock in any name other than that of the registered holder of the Newco Certificates, Acquiror Certificates or Acquiror Class F Certificates surrendered, or (ii) established to the satisfaction of Holdings or the Paying Agent that such tax has been paid or is not payable.

(d)     At least five (5) days prior to the Closing Date, the holders of the Newco Units shall deliver to the Paying Agent a letter of transmittal to exchange their Newco Certificates for their respective portions of the Company Merger Consideration in a form reasonably satisfactory to the Parties and the Paying Agent (a “Letter of Transmittal”) (which shall specify that the delivery of share certificates in respect of the Company Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Newco Certificates to Holdings or the Paying Agent (or a Lost Certificate Affidavit)) for use in such exchange. The holders of the Newco Units shall be entitled to receive their respective portions of the Company Merger Consideration in respect of the Newco Units represented by the Newco Certificates, as soon as reasonably practicable after the Effective Time, but subject to the delivery to Holdings or the Paying Agent of the following items: (i) the Newco Certificates for their Newco Units (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and such other documents as may be reasonably requested by Holdings and (ii) a duly executed counterpart to a lock-up agreement with Holdings, effective as of the Effective Time, substantially in the form attached as Exhibit B hereto (the “Lock-Up Agreement”). Until so surrendered, each Newco Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Company Merger Consideration attributable to such Newco Certificate.

(e)     Prior to or promptly after the Closing Date, Holdings shall cause the Paying Agent to mail or deliver to each of the holders of Acquiror Common Stock and Acquiror Class F Common Stock a Letter of Transmittal for use by such holder of Acquiror Common Stock or Acquiror Class F Common Stock to exchange its Acquiror Certificates or Acquiror Class F Certificates for such certificates representing the number of shares of Holdings Common Stock for which such holder’s Acquiror Common Stock or Acquiror Class F Common Stock is exchangeable at the Effective Time (which shall specify that the delivery of share certificates in respect of the Holdings Common Stock shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Acquiror Certificates or Acquiror Class F Certificates to Holdings or the Paying Agent (or a Lost Certificate Affidavit)). Each holder of Acquiror Common Stock or Acquiror Class F Common Stock (other than Redeeming Acquiror Stockholders) shall be entitled to receive the Holdings Common Stock in respect of the Acquiror Common Stock or Acquiror Class F Common Stock represented by such holder’s Acquiror Certificates or Acquiror Class F Certificates, as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Paying Agent of the following items: (i) the Acquiror Certificates for its Acquiror Common Stock or the Acquiror Class F Certificates for its Acquiror Class F Common Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and such other documents as may be reasonably requested by Holdings or the Paying Agent, and (ii) for those Acquiror Stockholders listed on Schedule 2.11(e), a duly executed counterpart to a Lock-Up Agreement with Holdings, effective as of the Effective Time. Until so surrendered, each Acquiror Certificate or Acquiror Class F Certificate (other than those held by Redeeming Acquiror Stockholders) shall represent after the Effective Time for all purposes only the right to receive such shares of Holdings Common Stock attributable to such Acquiror Certificate or Acquiror Class F Certificate.

(f)     Notwithstanding anything to the contrary contained herein, no fraction of a share of Holdings Common Stock will be issued by Holdings by virtue of this Agreement or the transactions contemplated hereby, and each Person that would otherwise be entitled to a fraction of a share of Holdings Common Stock (after aggregating all fractional shares of Holdings Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Holdings Common Stock issued in the aggregate to such Person rounded up to the nearest whole share of Holdings Common Stock.

(g)     In the event any Newco Certificate, Acquiror Certificate or Acquiror Class F Certificate shall have been lost, stolen or destroyed, upon the delivery of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Newco Certificate, Acquiror Certificate or Acquiror Class F Certificate to be lost, stolen or destroyed to the Paying Agent and, if required by Holdings, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Holdings as indemnity against any claim that may be made against it with respect to such Newco Certificate, Acquiror Certificate or Acquiror Class F Certificate, Holdings will issue or cause to be issued the number of shares of Holdings Common Stock for which such lost, stolen or destroyed Newco Certificates, Acquiror Certificates or Acquiror Class F Certificates are exchangeable at the Effective Time; provided that no shares of Holdings Common Stock shall be issued to Redeeming Acquiror Stockholders.

2.12    Tax Consequences. It is intended by the Parties that the Mergers and the conversion of the Company Convertible Notes, the New Company Convertible Notes, the ACC Funded Debt Commitments, the IRG, LLC Funded Debt Commitments, the New ACC Funded Debt and the Sponsor Loans shall, collectively, constitute a transaction described in Section 351 of the Code.

2.13    Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Acquiror Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Acquiror Merger Sub and Company Merger Sub, respectively, the then current officers and directors of Acquiror Surviving Subsidiary, Company Surviving Subsidiary, and Holdings shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.14    Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, the Company, Acquiror Merger Sub, Company Merger Sub, Holdings and Newco, as applicable, shall cause the Acquiror Certificate of Merger and the Company Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and the DLLC Act.

2.15    Certificates. No sooner than five or later than two Business Days prior to the Closing Date, Acquiror shall deliver to the Company and Newco a certificate (the “Closing Date Certificate”), duly executed and certified by an executive officer of Acquiror, which Closing Date Certificate sets forth Acquiror’s good faith calculation of the Available Closing Date Cash (including supporting detail thereof) determined in accordance with the definitions set forth in this Agreement. At least five (5) days prior to the Closing Date the Company shall have delivered to Acquiror the Company Contributed Capital Certificate.

2.16    Conversion of Company Convertible Notes. Effective as of the Effective Time, each Company Convertible Note held by an Electing Company Convertible Noteholder, to the extent then outstanding, shall automatically, without any action on the part of the holder thereof, be cancelled and converted into and thereafter evidence that number of shares of Holdings Common Stock equal to (a) the outstanding principal amount of, and accreted interest on, such Company Convertible Note as of immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, and divided by (c) the Per Share Price, rounded up to the nearest whole number of shares of Holdings Common Stock.

2.17    Conversion of ACC Funded Debt Commitments and IRG, LLC Funded Debt Commitments. Effective as of the Effective Time, the ACC Funded Debt Commitments and the IRG, LLC Funded Debt Commitments, to the extent then outstanding, shall automatically, without any action on the part of the holder thereof, be cancelled and converted into and thereafter evidence that number of shares of Holdings Common Stock equal to (a) the outstanding principal amount of, and unpaid interest on, the ACC Funded Debt Commitments and the IRG, LLC Funded Debt Commitments (as applicable) as of immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, and divided by (c) the Per Share Price, rounded up to the nearest whole number of shares of Holdings Common Stock.

2.18    Conversion of New Company Convertible Notes. Effective as of the Effective Time, each New Company Convertible Note held by a New Company Convertible Noteholder, shall automatically, without any further action on the part of the holder thereof (beyond the election previously made by such holder in connection with purchasing such New Company Convertible Note, to have such New Company Convertible Note converted pursuant to this Agreement) (other than New Company Convertible Notes held by CH Capital Corp., which shall have the right to elect whether or not to be converted in the Merger or to remain outstanding by delivering an election notice to Acquiror and the Company at least five (5) days prior to the Closing Date), be cancelled and converted into and thereafter evidence that number of shares of Holdings Common Stock equal to (a) the outstanding principal amount of, and accreted interest on, such New Company Convertible Note as of immediately prior to the Effective Time, divided by (b) the Per Share Price, rounded up to the nearest whole number of shares of Holdings Common Stock.

2.19    Conversion of New ACC Funded Debt. Effective as of the Effective Time, the New ACC Funded Debt shall automatically, without any further action on the part of the holder thereof be cancelled and converted into and thereafter evidence that number of shares of Holdings Common Stock equal to (a) the outstanding principal amount of, and accrued interest through the Closing Date, on, such New ACC Funded Debt, divided by (b) the Per Share Price, rounded up to the nearest whole number of shares of Holdings Common Stock.

2.20    Conversion of Sponsor Loans. Effective as of the Effective Time, the Sponsor Loans shall automatically, without any further action on the part of the holder thereof be cancelled and converted into and thereafter evidence that number of shares of Holdings Common Stock equal to (a) the outstanding principal amount of, and accrued and unpaid interest on, such Sponsor Loans as of immediately prior to the Effective Time, divided by (b) the Per Share Price, rounded up to the nearest whole number of shares of Holdings Common Stock.

2.21    Withholding. Each of Acquiror, Holdings, the Company and the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable Law; provided, however, that Acquiror, Holdings, the Company, or any of their respective Affiliates, as applicable, shall provide at least five (5) days’ written notice prior to any such withholding and shall provide a reasonable opportunity for the affected Person to mitigate or eliminate such withholding. To the extent that Acquiror, Holdings, the Company, the Paying Agent or their respective Affiliates withhold such amounts with respect to any Person and properly remit such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person. In the case of any such payment payable prior to the Company Merger to employees of the Company or its Affiliates and treated as compensation, the Parties shall cooperate to pay such amounts through Holdings’ or its Subsidiary’s payroll to facilitate applicable withholding.

2.22    Payment of Expenses.

(a)     No sooner than five nor later than two Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company or Newco in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company and Newco incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by Newco or the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses out of Available Closing Date Cash.

(b)     No sooner than five nor later than two Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all fees and disbursements of Acquiror, Holdings, the Merger Subs and the Sponsor for outside counsel and fees and expenses of Acquiror, Holdings, the Merger Subs and the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, Holdings, the Merger Subs and the Sponsor in connection with the Transactions (together with written invoices and wire transfer instructions for the payment thereof) and expenses incurred or accrued in connection with prior Acquiror transactions (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses out of Available Closing Date Cash.

(c)     On the Closing Date, (i) Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, certain outstanding amounts owed to PFHOF, as set forth in Schedule 2.22(c) out of Available Closing Date Cash, and (ii) Holdings shall issue 420,000 shares of Holdings Common Stock at the Per Share Price to PFHOF in full payment and satisfaction of certain outstanding fees and expenses owed to PFHOF by the Company as of the date hereof.

(d)     On the Closing Date, Holdings shall issue 1,078,984 shares of Holdings Common Stock at the Per Share Price to The Klein Group, LLC in full payment and satisfaction of all outstanding fees and expenses owed to The Klein Group, LLC by the Company, the payment of which is due upon, and as a consequence of, the Closing.

(e)     On the Closing Date, Holdings shall issue 610,000 shares of Holdings Common Stock at the Per Share Price to IRG Canton Village Manager in full payment and satisfaction of the outstanding portion, as of the date hereof, of the Master Development Fee (as such term is defined in the Company Operating Agreement) due to IRG Canton Village Manager.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror, as of the date hereof and at the Closing, as follows:

3.01    Corporate Organization of the Company.

(a)     The Company has been duly organized and is validly existing as a private limited liability company under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the certificate of formation of the Company and the Company Operating Agreement previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement, and the Company Operating Agreement is the sole and exclusive operating agreement governing the Company.

(b)     The Company is licensed or qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.02    Subsidiaries.

(a)     The Subsidiaries of the Company as of the date hereof are set forth on Schedule 3.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

3.03    Due Authorization. The Company has all requisite company power and authority to execute and deliver this Agreement and, subject to the consents set forth in Schedule 3.05, each ancillary agreement to this Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and no other Company proceeding (including any approval of Company Members) is necessary to authorize this Agreement or, subject to the consents set forth in Schedule 3.05, such ancillary agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.04    No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.05 or on Schedule 3.05, the Company’s execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which the Company is a party and the Company’s consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, Company Operating Agreement or other organizational documents of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 3.12(a), whether or not set forth on Schedule 3.12(a), to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not , individually or in the aggregate, would not (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement to this Agreement to which the Company is a party or to consummate the transactions contemplated hereby or thereby.

3.05    Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof and (c) as otherwise disclosed on Schedule 3.05.

3.06    Current Capitalization.

(a)     As of the date hereof, the Company Members’ capital contributions total $147,000,000. Set forth on Schedule 3.06(a) is a true, correct and complete list of each holder of Company Membership Interests or other equity interests of the Company and the percentage and class of the Company Membership Interests or other equity interests held by each such holder as of the date hereof. Except as set forth on Schedule 3.06(a) or pursuant to the Company Profits Interest Plan, as of the date hereof there are no other Company Membership Interests or other equity interests of the Company authorized, reserved, issued or outstanding.

(b)     Except as set forth on Schedule 3.06(b), as of the date hereof there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Membership Interests or other equity interests of the Company, nor any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Company Membership Interests or other equity interests in or debt securities of the Company and (ii) no equity equivalents, membership interest appreciation rights, phantom membership interest ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Membership Interests or other equity interests of the Company. Except as set forth on Schedule 3.06(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Members may vote. As of the date hereof, other than the Company Operating Agreement, the Company is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(c)     As of the date hereof, the outstanding membership interests or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), nor any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any membership interests of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, membership interest appreciation rights, phantom membership interest ownership interests or similar rights in the Company’s Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth on Schedule 3.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Subsidiaries’ members may vote. The Company’s Subsidiaries are not party to any equityholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d)     As of the date hereof, except as set forth on Schedule 3.06(d), the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding membership interests or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

3.07    Financial Statements.

(a)     Attached as Schedule 3.07 are (i) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017 and as of December 31, 2018 and the unaudited consolidated statements of operations, changes in equity and cash flows of the Company and its Subsidiaries for the same period, and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2019 and the unaudited consolidated statements of operations, cash flows and changes in equity of the Company and its Subsidiaries as of June 30, 2019 (clauses (i) and (ii), together, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

(b)     The Company maintains books and records accurately reflecting the assets and liabilities of the Company and its Subsidiaries in all material respects, and maintains adequate internal accounting controls that provide reasonable assurance in all material respects that (i) the Company maintains no off-the-book accounts; (ii) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorizations; (iii) transactions are recorded as necessary to permit preparation of the Company’s and its Subsidiaries’ financial statements in accordance with sound accounting principles; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis.

3.08    Undisclosed Liabilities.

(a)     Set forth on Schedule 3.08(a) is a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries, along with the principal, interest, maturity date, current amount due and applicable loan documents for all such Indebtedness. Except as provided in Schedule 3.08(a), none of the Indebtedness of the Company is now or has been at any point in default, and no Person has asserted a default or a claim that an event of default has occurred on any of the Indebtedness of the Company.

(b)     There is no material liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary and usual course of the operation of the Business, (c) disclosed in the Schedules or (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder.

3.09    Litigation and Proceedings. Except as set forth on Schedule 3.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement.

3.10    Compliance with Laws.

(a)     Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.19), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.13 and Section 3.15), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since September 16, 2017 have been, in compliance in all material respects with all applicable Laws. Neither the Company nor its Subsidiaries have received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since September 16, 2017, which violation would be material to the Company and its Subsidiaries, taken as a whole.

(b)     Since September 16, 2017, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor its Subsidiaries have been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor its Subsidiaries have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor its Subsidiaries have received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

3.11    Intellectual Property.

(a)     Schedule 3.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction (except for unexpired registered copyrights and domain name registrations), and serial and application numbers (except for unexpired patents, copyrights and domain name registrations), of all unexpired patents, all unexpired registered copyrights, all unexpired registered trademarks, all unexpired domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company or a Subsidiary (the “Registered Intellectual Property”). Except (i) as set forth in Schedule 3.11(a) or (ii) as provided in any Contract set forth in Schedule 3.12(a), either the Company or a Subsidiary of the Company is the sole and exclusive owner of all Registered Intellectual Property set forth in Schedule 3.11(a), free and clear of all Liens, other than Permitted Liens.

(b)     Except (i) as set forth in Schedule 3.11(b) or (ii) as would not reasonably be expected to be material to the Business, as of the date hereof, no Proceedings are pending or, to the knowledge of the Company, threatened in writing (including unsolicited offers to license patents) against the Company or any Subsidiary by any third party claiming infringement, misappropriation or other violation, in the conduct of the Business, of Intellectual Property owned by such third party. Except (x) as set forth in Schedule 3.11(b) or (y) that would not reasonably be expected to be material to the Business, neither the Company nor any Subsidiary of the Company is a party to any pending Proceeding, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any third party of its Intellectual Property. Except as set forth in Schedule 3.11(b), within the two (2) years preceding the date of this Agreement, to knowledge of the Company, the conduct of the Business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, except for such infringements, misappropriations, dilutions and other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Intellectual Property of the Company or any Subsidiary of the Company except for such infringements, misappropriations, dilutions, and other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, the Company and/or its Subsidiaries, as the case may be, either own, have a valid license to use or otherwise have the lawful right to use, all of the Intellectual Property and Software used in the conduct of the Business as currently conducted, except for such Intellectual Property and Software with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)     PFHOF has granted the Company a limited, non-transferable, non-exclusive right and license to use the PFHOF Marks, as that term is defined in the PFHOF License Agreement, a copy of which has been provided to Acquiror.

3.12    Contracts; No Defaults.

(a)     Schedule 3.12(a) contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 3.12(a) have been delivered to or made available to Acquiror or its agents or representatives.

(i)    any Contract with an employee or independent contractor of the Company or its Subsidiaries who resides primarily in the United States which, upon the consummation of the Transactions, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company or its Subsidiaries;

(ii)    each employment, severance, retention, change in control or other Contract (excluding customary form offer letters entered into in the ordinary and usual course of business) with any employee or other individual service provider of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $250,000;

(iii)    each employee collective bargaining Contract;

(iv)    any Contract pursuant to which the Company or its Subsidiaries licenses or acquires from a third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than (A) click-wrap, shrink-wrap and off-the-shelf software licenses, and (B) any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $250,000 per year;

(v)    any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;

(vi)    any Contract under which the Company or its Subsidiaries have (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on their assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary and usual course of business), in each case of clauses (A), (B) and (C), in an amount in excess of $250,000 of committed credit;

(vii)    the principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or its Subsidiaries since September 16, 2017, involving consideration in excess of $250,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(viii)    any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000 or, together with all related Contracts, in excess of $250,000, in each case, other than sales or purchases in the ordinary and usual course of business consistent with past practices and sales of obsolete equipment;

(ix)    any Contract not made in the ordinary and usual course of business and not disclosed pursuant to any other clause under this Section 3.12 and expected to result in revenue or require expenditures by the Company and/or its Subsidiaries in excess of $250,000 in the calendar year ended December 31, 2018 or any subsequent calendar year;

(x)    other than any employment agreement set forth on Schedule 3.13(a), any Contract between the Company or its Subsidiaries on the one hand, and any of the Company Members (or any Affiliate of such Company Member), on the other hand, that will not be terminated at or prior to the Closing without any cost or other liability to the Company or its Subsidiaries;

(xi)    any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the Business taken as a whole;

(xii)    any Contract relating to the purchase or sale of Real Property;

(xiii)    any Contract (A) with a duration of more than one year, (B) involving the payment to or by the Company or more than $250,000 in the aggregate and (C) not terminable on sixty (60) days’ (or less) notice;

(xiv)    any Contract with an Affiliate of the Company; and

(xv)    any sponsorship Contract or similar Contract affecting the Company that provides a third party the right to place their name in the Company’s “Hall of Fame Experience” or on any other physical or digital property of the Company.

(b)     Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 3.12(a), whether or not set forth on Schedule 3.12(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since September 16, 2017, neither the Company nor its Subsidiaries has received any written, or to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since September 16, 2017 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

3.13    Company Benefit Plans.

(a)     Schedule 3.13(a) sets forth a complete list of each material Company Benefit Plan, other than any Company Benefit Plan that is maintained outside of the United States or pursuant to Laws outside of the United States or in which employees or service providers of the Company or any of its Subsidiaries who reside primarily outside of the United States participate. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries have any obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities. There are no Company Benefit Plans maintained outside of the United States.

(b)     With respect to each Company Benefit Plan that is material to the Company and its Subsidiaries taken as a whole, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) all non-routine filings made with any Governmental Authorities since September 16, 2017.

(c)     Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Financial Statements.

(d)     Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e)     Neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of its Subsidiaries to pay money on account of any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f)     Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any Tax, fine, Lien, or penalty imposed by ERISA or the Code with respect to any Company Benefit Plan and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan.

(g)     Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending, or, to the knowledge of the Company, threatened.

(h)     Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries.

(i)     No amount or benefit that has been, or is reasonably expected to be, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(j)     Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in compliance with Section 409A of the Code since January 1, 2009 or its inception (whichever is later), and all applicable regulations and notices issued thereunder.

(k)     No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

3.14    Employment and Labor Matters.

(a)     Schedule 3.14(a) sets forth a true, correct and complete list of all Persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive based compensation; and (vi) a description of any fringe benefits regularly provided to each such individual as of the date hereof that either cost five hundred dollars ($500) or more annually or that are not provided or made available to all employees. Except as set forth on Schedule 3.14(a), as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Financial Statements), and there are no outstanding agreements, understandings or commitments of the Company with respect to any additional compensation, commissions or bonuses. Each independent contractor of the Company set forth on Schedule 3.14(a) (each, an “Independent Contractor” and collectively, the “Independent Contractors”) who has performed services for the Company while classified as an independent contractor has satisfied the requirements of applicable Laws to be so classified. The Company has fully and accurately reported such Independent Contractors’ compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so. The Company has not received any written notice from any Governmental Authority disputing any classification in respect of the Independent Contractors.

(b)     Except as set forth on Schedule 3.14(b), (i) neither the Company nor its Subsidiaries is, or has been since their inception, a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(c)     Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not committed any Unfair Labor Practice or received written notice of any Unfair Labor Practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since September 16, 2017, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.

(d)     The Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(e)     To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(f)     As of the date hereof, to the knowledge of the Company there are no current employees who directly report to the CEO of the Company or its Subsidiaries who intend, and none of the CEO of the Company or its Subsidiaries intends, to terminate his or her employment.

3.15    Taxes.

(a)     All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)     All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the date of the most recent balance sheet included in the Financial Statements neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary and usual course of business.

(c)     Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding.

(d)     Neither the Company nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a dispute or Claim with respect to a material amount of Taxes, other than disputes or Claims that have since been resolved, and to the knowledge of the Company, no such Claims have been threatened. No written claim has been made and to the knowledge of the Company, no oral claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any Claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending. No issues relating to Taxes of the Company or its Subsidiaries were raised in any completed audit that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(e)     Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f)     Neither the Company nor its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)     Except with respect to prepaid subscription revenues collected by the Company and its Subsidiaries in the ordinary and usual course of business, neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any written agreement with a Governmental Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; (D) prepaid amount received on or prior to the Closing; (E) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); or (F) to the knowledge of the Company, intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.

(h)     There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i)     Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(j)     Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k)     Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(l)     Neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Mergers and/or the conversion of the Company Convertible Notes, the New Company Convertible Notes, the ACC Funded Debt Commitments, the IRG, LLC Funded Debt Commitments, the New ACC Funded Debt and the Sponsor Loans from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there is no fact or circumstance that could reasonably be expected to prevent the Mergers and/or the conversion of the Company Convertible Notes, the New Company Convertible Notes, the ACC Funded Debt Commitments, the IRG, LLC Funded Debt Commitments, the New ACC Funded Debt and the Sponsor Loans from qualifying for the Intended Tax Treatment.

(m)     Each of the Company and its Subsidiaries is in compliance with applicable United States and foreign transfer pricing laws and regulations in all material respects.

(n)     To the knowledge of the Company, there is no plan or intention to dissolve the Company or Acquiror for corporate law purposes, or to make an entity classification election for U.S. federal income tax purposes to treat the Company or Acquiror as a disregarded entity, following the Transactions.

3.16    Brokers’ Fees. Except as described on Schedule 3.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

3.17    Insurance. Schedule 3.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 3.17, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary and usual course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

3.18    Real Property; Assets.

(a)     Schedule 3.18(a) sets forth a correct and complete list of all real property owned by the Company and its Subsidiaries (the “Owned Real Property”) as of the date hereof and the address and parcel/lot number of such property. The Company and its Subsidiaries have good and valid fee simple title to each parcel of Owned Real Property free and clear of all Liens other than Permitted Liens. Except as disclosed on Schedule 3.18(a), there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. The Company and its Subsidiaries have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, except as set forth on Schedule 3.18(a).

(b)     Schedule 3.18(b) contains a true, correct and complete list of all Leased Real Property and the address of such Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”).

(c)     Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Acquiror and (iii) except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, covers the entire estate it purports to cover.

(d)     No material default by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of material default under any Real Estate Lease Document which default has not been cured or waived. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company or its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Except as set forth on Schedule 3.18(d), neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which sublease or grant is still in effect. Except as set forth on Schedule 3.18(d), neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which security interest is still in effect. Except for the Permitted Liens and except as set forth on Schedule 3.18(d), there exist no Liens affecting the Real Property created by, through or under the Company or its Subsidiaries.

(e)     With respect to each Real Estate Lease Document:

(i)    since September 16, 2017 to the knowledge of the Company, no security deposit or portion thereof deposited under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document which amount has not (A) if and as required by the applicable landlord, been redeposited in full or (B) been disclosed to Acquiror in writing; and

(ii)    neither the Company nor its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(f)     Except as set forth on Schedule 3.18(f), as of the date hereof, (i) there are no material pending or, to the knowledge of the Company, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Real Property, (ii) the Company and its Subsidiaries enjoy peaceful and undisturbed possession of the Real Property, (iii) there has not been any fire or other casualty affecting any of the Real Property that has not been fully remedied or restored, and (iv) the Company and its Subsidiaries have not received any written notice of (A) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting any of the Real Property, or (B) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate any of the Real Property as currently operated.

(g)     Except for Permitted Liens and licenses of Intellectual Property and Software, the Company and its Subsidiaries have good and valid title to the non-Real Property assets of the Company and its Subsidiaries.

3.19    Environmental Matters.

(a)     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)    the Company and its Subsidiaries are and, during the last two years, have been in compliance in all material respects with all Environmental Laws;

(ii)    to the knowledge of the Company, there has been no release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(iii)    neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(iv)    no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Laws.

(b)     To the knowledge of the Company, there are no environmental conditions or circumstances with respect to any Real Property existing as of the date hereof that would give rise to any material Claim or other material liabilities, losses or expenditures under Environmental Laws. The Company has made available to Acquiror all material reports and related material documents in its possession or control concerning environmental conditions or that pertain to compliance with Environmental Laws at any real property currently or formerly owned or used by the Company or its Subsidiaries, including all Phase I Environmental Site Assessment reports.

3.20    Absence of Changes.

(a)     From the date of the most recent balance sheet included in the Financial Statements, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b)     From June 30, 2019 through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary and usual course of business consistent with past practices and (ii) have not taken any action that (A) would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof and (B) is material to the Company and its Subsidiaries, taken as a whole.

3.21    Affiliate Agreements. Except as provided in Schedule 3.21, neither any Affiliate of the Company nor any Company Member is indebted to the Company or any of its Subsidiaries, and neither any Affiliate of the Company nor any Company Member owns any asset used in, or necessary or material to, the Business. Except as provided in Schedule 3.21, to the knowledge of the Company, neither the Company nor its Subsidiaries, nor any officer, director or Affiliate of the Company or its Subsidiaries (nor any parent, sibling, child, grandchild, or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has, directly or indirectly: (a) a material interest in any Person that furnished or sold (or furnishes or sells), services or products that the Company or its Subsidiaries furnishes or sells (or proposes to furnish or sell); (b) a material interest in any Person that purchases from, or sells or furnishes to, the Company or its Subsidiaries any goods or services; (c) a beneficial interest in or is a party to any Contract or material transaction with the Company or its Subsidiaries or involving the Business; or (d) any cause of action or other Claim whatsoever against, or owes any amount to, the Company or its Subsidiaries in respect of the Business, except for claims for accrued salary, vacation pay and accrued benefits under the Company Profits Interest Plan in the ordinary course of business.

3.22    Permits. The Company and each of its Subsidiaries have all material Permits (the “Material Permits”) that are required to own, lease or operate their respective properties and assets and to conduct their businesses as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary and usual course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

3.23    Proxy Statement/Prospectus. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.24    Bank Accounts; Powers of Attorney. Schedule 3.24 sets forth a true, correct and complete list of the names and addresses of all banks in which the Company and its Subsidiaries have depository bank accounts, safe deposit boxes or trusts, the account names and the account numbers of such accounts and the names of persons authorized to draw thereon or otherwise have access thereto. No Person holds a power of attorney to act on behalf of the Company or any of its Subsidiaries.

3.25    Privacy; Data Security.

(a)     To the Company’s knowledge, the IT Systems are free from any material defect, bug, virus or corruptant and are adequate and sufficient (including with respect to working condition and capacity) for the conduct and operation of the Business of the Company and its Subsidiaries as currently conducted. To the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the IT Systems of the Company or any Subsidiary of the Company.

(b)     The Company and each of its Subsidiaries, for the past four (4) years, have complied in all material respects with (i) all applicable privacy policies of which they are aware after reasonable diligence, (ii) all Privacy Laws and applicable self-regulatory principles and guidelines, and (iii) all contractual commitments that the Company or such Subsidiary has entered into with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information or User Data. The Company and each of its Subsidiaries have provided reasonably accurate and complete disclosure with respect to their privacy policies and privacy and data security practices, including providing any type of notice and obtaining any type of consent required by Privacy Laws.

3.26    Uncompleted Attractions. Schedule 3.26 sets forth a list of all of the attractions of the Company that are currently under construction or in the active design and planning stage.

3.27    No Additional Representations and Warranties. Except as provided in this Article III and Article IV or any ancillary agreement, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, is authorized to make, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates, including in this Agreement or in any Exhibit or ancillary agreement.

Article IV
REPRESENTATIONS AND WARRANTIES
OF NEWCO

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Newco represents and warrants to Acquiror, as of the date hereof and at the Closing, as follows:

4.01    Organization and Entity Power. Newco is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full entity power and authority to enter into this Agreement and perform its obligations hereunder.

4.02    Due Authorization. Newco has all requisite entity power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements by Newco and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite company action, and no other company proceedings on the part of Newco is necessary to authorize the execution, delivery or performance of this Agreement or such ancillary agreements. Assuming that this Agreement is, and each such ancillary agreement will be, a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute, a valid and binding obligation of Newco, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03    No Conflict. The execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which Newco is a party by Newco and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, Newco’s organizational documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Newco, or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Newco is a party or by which Newco’s assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Newco, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Newco to enter into and perform its obligations under this Agreement and each ancillary agreement to this Agreement to which Newco is a party and to consummate the transactions contemplated hereby and thereby.

4.04    Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of Newco with respect to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Newco to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof and (c) as otherwise disclosed on Schedule 4.04.

4.05    Litigation and Proceedings. There are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against Newco, or otherwise affecting Newco, that (x) could reasonably be expected to adversely affect the ability of Newco to consummate the transactions contemplated by this Agreement or (y) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement. Newco is not subject to any Action that relates to the business of, or any assets owned or used by, the Company or any of its Subsidiaries.

4.06    Capitalization.

(a)     As of the date hereof, the authorized membership unit capital of Newco consists of one thousand (1,000) membership units. All membership units of Newco are issued and outstanding and beneficially owned by the entities set forth on Schedule 4.06(a), and no additional equity interests or securities have been authorized, issued or are outstanding. All of such issued and outstanding membership units (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the transactions contemplated hereby, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of Newco, nor any other Contracts to which Newco is a party or by which Newco is bound obligating Newco to issue or sell any membership units of, other equity interests in or debt securities of, Newco, and (B) no equity equivalents, membership unit appreciation rights, phantom membership unit ownership interests or similar rights in Newco.

There are no outstanding contractual obligations of Newco to repurchase, redeem or otherwise acquire any securities or equity interests of Newco. There are no outstanding bonds, debentures, notes or other indebtedness of Newco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Newco’s members may vote. Except for this Agreement and the Transactions, Newco is not a party to any equityholders agreement, voting agreement or registration rights agreement relating to the membership units or any other equity interests of Newco.

4.07    Business Activities.

(a)     Except as set forth in Newco’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Newco or to which Newco is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Newco or any acquisition of property by Newco or the conduct of business by Newco as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Newco to enter into and perform its obligations under this Agreement.

(b)     Newco does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)     Newco was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in order to effect the Transactions contemplated by this Agreement. Newco has no, and at all times prior to the Effective Time, except as contemplated by this Agreement or the ancillary agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

4.08    Proxy Statement/Prospectus. None of the information relating to Newco or its Affiliates (excluding the Company and its Subsidiaries) supplied by Newco, or by any other Person acting on behalf of Newco, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.09    Brokers’ Fees. Except as described on Schedule 4.09, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Newco or any of its Affiliates (excluding the Company and its Subsidiaries) for which Newco, the Company or any of their respective Subsidiaries has any obligation.

Article V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR, HOLDINGS AND MERGER SUBS

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.04 (Litigation and Proceedings); Section 5.06 (Financial Ability; Trust Account); Section 5.12 (Tax Matters); and Section 5.13 (Capitalization)), Acquiror represents and warrants to the Company, as of the date hereof and at the Closing, as follows:

5.01    Corporate Organization. Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Acquiror Organizational Documents previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the Acquiror Organizational Documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into this Agreement or consummate the transactions contemplated hereby.

5.02    Due Authorization.

(a)     Acquiror has all requisite corporate or entity power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of Acquiror and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror is necessary to authorize this Agreement or such ancillary agreements or Acquiror’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by Acquiror and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)     The affirmative vote of holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote at the Special Meeting, assuming a quorum is present, to approve the Proposals are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby, including the Closing (the “Acquiror Stockholder Approval”).

(c)     At a meeting duly called and held on September 3, 2019, the Acquiror Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the transactions contemplated by this Agreement.

5.03    No Conflict. The execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which Acquiror is a party by Acquiror and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party or by which any of Acquiror’s assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and each ancillary agreement to this Agreement to which Acquiror is a party.

5.04    Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.

5.05    Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror, the Company or Merger Subs with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act, Securities Laws and Nasdaq.

5.06    Financial Ability; Trust Account.

(a)     As of September 3, 2019, there was approximately $115,703,000.00 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated January 24, 2018, as amended by Amendment No. 1 dated July 26, 2019, by and between Acquiror and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released or invested except in accordance with the Trust Agreement, the Acquiror Organizational Documents and Acquiror’s final prospectus dated January 24, 2018. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To the knowledge of Acquiror, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Acquiror Stockholder.

(b)     As of the date hereof, assuming the accuracy of the representations and warranties of the Company and Newco contained herein and the compliance by the Company and Newco with their respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (less distributions for taxes or in connection with the redemption of any shares of Acquiror Common Stock in connection with the Offer) will not be available to Acquiror on the Closing Date.

(c)     As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness, except (i) as permitted by the Company or (ii) as set forth in Schedule 5.06(c)(ii).

5.07    Brokers’ Fees. Except fees described on Schedule 5.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsor.

5.08    SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)     Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 24, 2018 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of Acquiror’s operations and cash flows for the respective periods then ended.

(b)     Except as permitted by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports under the Exchange Act.

(c)     Acquiror has established and maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of Acquiror, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)     Except as disclosed in the SEC Reports, there are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)     Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f)     To the knowledge of Acquiror, as of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.09    Business Activities.

(a)     Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.

(b)     Acquiror does not own or have a contractual right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)     Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) or as set forth on Schedule 5.09(c), Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $250,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) and Contracts set forth on Schedule 5.09(c)).

(d)     There is no liability, debt or obligation against Acquiror, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the six months ended June 30, 2019 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the six months ended June 30, 2019 in the ordinary and usual course of the operation of business of the Acquiror (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror, taken as a whole), (iii) disclosed in the financial statements included in the SEC Reports or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

5.10    Form S-4 and Proxy Statement/Prospectus. On the Effective Date, the Form S-4, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Effective Date, the Form S-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement/Prospectus is first mailed to Acquiror’s stockholders, and at the time of the Special Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in the Form S-4 or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to Acquiror by or authorized on behalf of the Company or Newco specifically for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

5.11    No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates and any of their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates (including Newco), nor any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III or by Newco in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company or Newco, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III or Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III or Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.12    Tax Matters.

(a)     All material Tax Returns required by Law to be filed by Acquiror have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)     All material amounts of Taxes due and owing by Acquiror have been paid.

(c)     There are no material Tax deficiencies outstanding, proposed or assessed against Acquiror, nor has Acquiror executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any material Tax, in each case, which have not since expired.

(d)     To the knowledge of Acquiror, no material audit or other examination of any Tax Return of Acquiror by any Tax authority is presently in progress, nor has Acquiror been notified in writing of any request for such an audit or other examination. No written claim has been made and, to the knowledge of Acquiror, no oral claim has been made, by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that Acquiror is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return.

(e)     Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f)     Acquiror does not have any liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(g)     Acquiror has not taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Mergers and/or the conversion of the Company Convertible Notes, the New Company Convertible Notes, the ACC Funded Debt Commitments, the IRG, LLC Funded Debt Commitments, the New ACC Funded Debt and the Sponsor Loans from qualifying for the Intended Tax Treatment. To the knowledge of Acquiror there is no fact or circumstance that could reasonably be expected to prevent the Mergers and/or the conversion of the Company Convertible Notes, the New Company Convertible Notes, the ACC Funded Debt Commitments, the IRG, LLC Funded Debt Commitments, the New ACC Funded Debt and the Sponsor Loans from qualifying for the Intended Tax Treatment.

5.13    Capitalization.

(a)     Subject to any redemptions by Redeeming Acquiror Stockholders that may occur in connection with the Transactions, the authorized capital stock of Acquiror consists of (i) 5,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date of this Agreement, (ii) 40,000,000 shares of Acquiror Class A Common Stock and 5,000,000 shares of Acquiror Class F Common Stock of which (A) 11,053,539 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and 3,125,000 shares of Acquiror Class F Common Stock are issued and outstanding as of the date of this Agreement and (B) 17,400,000 Acquiror Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock, shares of Acquiror Class F Common Stock and Acquiror Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Common Stock held by the Sponsor.

(b)     Except for the Acquiror Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports or as set forth in the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person (except for Holdings) and, except as set forth in the Acquiror Organizational Documents, Acquiror does not have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c)     Subject to such changes as may be reasonably required to effect and consummate the Transactions, the authorized capital stock of Holdings consists of 1,000 shares of Holdings Common Stock, of which 1,000 shares of Holdings Common Stock are issued and outstanding as of the date of this Agreement. As of the Effective Time, all of the issued and outstanding shares of Holdings Common Stock and Holdings Warrants (i) will have been duly authorized and will be validly issued, fully paid and nonassessable, (ii) will have been issued in compliance in all material respects with applicable Law, (iii) will not have been issued in breach or violation of any preemptive rights or Contract, and (iv) will be fully vested and will not otherwise be subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(d)     As of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Holdings Common Stock or other equity interests of Holdings, or any other Contracts (other than this Agreement) to which Holdings is a party or by which Holdings is bound obligating Holdings to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Holdings, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Holdings. There are no outstanding bonds, debentures, notes or other indebtedness of Holdings having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Holdings’ stockholders may vote. Holdings is not a party to any shareholders agreement, voting agreement (other than the Director Nominating Agreement) or registration rights agreement relating to Holdings Common Stock or any other equity interests of Holdings. Prior to the Closing, Holdings does not own any capital stock or any other equity interests in any other Person (other than Acquiror Merger Sub and Company Merger Sub), and Holdings does not have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

5.14    Nasdaq Stock Market Quotation.

(a)     The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GPAQ”. The issued and outstanding Acquiror Warrants, except for the Private Placement Warrants, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GPAQW”. Acquiror is in compliance with the rules of Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock, Acquiror Class F Common Stock or Acquiror Warrants or terminate the listing of Acquiror Common Stock, Acquiror Class F Common Stock or Acquiror Warrants on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock, Acquiror Class F Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

(b)     None of Acquiror, Holdings, or their Affiliates has taken any action in an attempt to prevent the registration of the Holdings Common Stock or Holdings Warrants under the Exchange Act.

Article VI
COVENANTS OF THE COMPANY

6.01    Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use commercially reasonable efforts to operate their respective businesses in the ordinary and usual course consistent with past practice and (ii) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a)     change or amend the certificates of formation, operating agreements or other organizational documents of the Company or its Subsidiaries, other than as expressly contemplated hereby;

(b)     (i) make, declare or pay any dividend or distribution to the Company Members in their capacities as Company Members, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) other than in connection with any conversion of the Company Convertible Notes and New Company Convertible Notes, except as described on Schedule 6.01(b), authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional Company Membership Interests, any other equity security of the Company or securities convertible into or exchangeable for Company Membership Interests or any other equity interests of the Company, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of Company Membership Interests or any other equity interests of the Company, or split, combine or reclassify any Company Membership Interests or any other equity interests of the Company, or (iv) except pursuant to the Company Profits Interest Plan, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Membership Interests or any other equity interests of the Company;

(c)     Enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 3.12(a), any lease related to the Leased Real Property or any material agreement related to Owned Real Property to which the Company or its Subsidiaries is a party or by which it is bound, other than in the ordinary and usual course, consistent with past practice;

(d)     sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets or properties that are material to the business of the Company and its Subsidiaries, taken as a whole, other than (A) Permitted Liens or (B) the expiration of Registered Intellectual Property that has been issued or registered (and not merely applied for) in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the exercise of the Company’s or its Subsidiary’s business judgment as to the costs and benefits of maintaining the item;

(e)     except as otherwise required pursuant to existing Company Benefit Plans, policies or Contracts of the Company or its Subsidiaries in effect on the date of this Agreement, or as required by Law, (i) grant any material increase in compensation, benefits or severance to any employee of the Company or its Subsidiaries (other than awards under the Company Profits Interest Plan), except in the ordinary and usual course of business consistent with past practice for any employee of the Company with an annual base compensation salary less than $250,000 or for ordinary and usual course annual salary increases for employees generally that do not exceed, in the aggregate, 4% of the aggregate salary paid by the Company and its Subsidiaries in calendar year 2018, (ii) except in the ordinary and usual course of business, adopt, enter into or materially amend any Company Benefit Plan (other than the Company Profits Interest Plan and awards thereunder), (iii) grant or provide any severance or termination payments or benefits to any employee of the Company or its Subsidiaries, except in connection with the promotion, hiring (to the extent permitted by clause (iv) of this paragraph) or termination of any employee in the ordinary and usual course of business consistent with past practice, or (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with an annual base salary of less than $250,000 in the ordinary and usual course of business consistent with past practice;

(f)     (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);

(g)     make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $250,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, which budget has previously been made available to Acquiror;

(h)     make any loans or advances to any third party, except for advances to employees or officers of the Company or its Subsidiaries in the ordinary and usual course of business consistent with past practice;

(i)     make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company and its Affiliates (including Newco and the other Subsidiaries of the Company) in a manner that will disproportionately affect Holdings’ stockholders (as compared to Company Members) after the Closing;

(j)     take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment;

(k)     enter into any agreement that restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter a new line of business;

(l)     enter into, renew or amend in any material respect any agreement with an Affiliate of the Company, other than as required or expressly permitted by this Agreement;

(m)     waive, release, compromise, settle or satisfy any pending or threatened material Claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary and usual course of business or that otherwise do not exceed $250,000 in the aggregate (net of insurance recoveries);

(n)     incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(o)     make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required by a change in GAAP;

(p)     voluntarily fail to maintain, cancel or materially change coverage under any insurance policy (and the Company and its Subsidiaries shall continue to maintain insurance coverage in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties); or

(q)     enter into any agreement to do any action prohibited under this Section 6.01.

6.02    Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties, which information may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries to the extent such information is in the possession of the Company or its Subsidiaries, as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives hereunder shall be kept strictly confidential by them, except to the extent (i) otherwise required by law or (ii) furnished to Acquiror or authorized for inclusion, by or on behalf of the Company or its Subsidiaries, in the Form S-4 or the Proxy Statement/Prospectus.

6.03    HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than October 16, 2019, with the notification and reporting requirements of the HSR Act. The Company shall (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit Acquiror’s counsel an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the prior written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

6.04    Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts (a) listed on Schedule 6.04(a) to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing; and (b) listed on Schedule 6.04(b) to be expressly assumed by the Company.

6.05    No Acquiror Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, none of the Company, any of its Subsidiaries or controlling Affiliates, or Newco, directly or indirectly, shall engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror. The Company shall use commercially reasonable efforts to require each of its Subsidiaries and controlling Affiliates to comply with the foregoing sentence.

6.06    No Claim Against the Trust Account. Each of the Company and Newco acknowledges that it has read Acquiror’s final prospectus, dated January 24, 2018 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of the Company and Newco further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by October 31, 2019 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of the Company and Newco (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.06 shall survive the termination of this Agreement for any reason.

6.07    Proxy Solicitation; Other Actions.

(a)     The Company agrees to use commercially reasonable efforts to provide Acquiror, no later than October 11, 2019, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2018 and December 31, 2017, and unaudited interim statements for the most recent quarter preceding the date of the filing of the Proxy Statement/Prospectus, in each case, prepared in accordance with GAAP and Regulation S-X. The Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)     From and after the date on which the Proxy Statement/Prospectus is mailed to Acquiror’s stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form S-4, such that the Form S-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.08    Contribution of Assets and Liabilities to Newco. Prior to the Closing Date, the Company will contribute all of its assets, liabilities and obligations to Newco pursuant to a Contribution Agreement in customary form to be reasonably agreed upon between the Company and Acquiror (the “Contribution Agreement”).

6.09    Acknowledgment of Capital Raising Activities. The Company acknowledges that Acquiror (with the assistance of the Sponsor) may elect to raise capital through a PIPE Transaction or a “Qualified Opportunity Zone” investment opportunity. The Company shall use reasonable efforts to make all executives, personnel and information available to Acquiror or the Sponsor, as applicable, as are reasonably requested by Acquiror or the Sponsor, as applicable, for Acquiror’s or the Sponsor’s, as applicable, marketing of, and engagement in, such capital raising activities.

6.10    Media License Agreement. On or before September 30, 2019, the Board of Directors of the Company shall have approved the entry into a Media License Agreement between the Company, Newco and PFHOF, on terms reasonably acceptable to Acquiror, and the Company shall have delivered to Acquiror a fully executed copy of such Media License Agreement.

6.11    Amended and Restated PFHOF License Agreement. On or before September 30, 2019, the Board of Directors of the Company shall have approved the entry into an Amended and Restated PFHOF License Agreement between the Company, Newco and PFHOF (the “Amended and Restated PFHOF License Agreement”), on terms reasonably acceptable to Acquiror, and the Company shall have delivered to Acquiror a fully executed copy of such Amended and Restated PFHOF License Agreement.

Article VII
COVENANTS OF ACQUIROR, HOLDINGS AND MERGER SUBS

7.01    HSR Act and Regulatory Approvals.

(a)     In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than October 16, 2019, with the notification and reporting requirements of the HSR Act. Acquiror shall substantially comply with any Information or Document Requests.

(b)     Acquiror shall request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person or any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)     Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article IX.

(d)     Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit the Company’s counsel an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the prior written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)     Acquiror shall pay all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

7.02    Indemnification and Insurance.

(a)     From and after the Effective Time, Acquiror and Holdings agree that they shall indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries and Acquiror against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, the Company’s Subsidiaries, Holdings or Acquiror, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror and Holdings shall (i) maintain for a period of not less than six years from the Effective Time provisions in their respective certificates of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror and Holdings shall assume, and be liable for, each of the covenants in this Section 7.02.

(b)     For a period of six years from the Effective Time, Acquiror and Holdings shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or Representatives) for liability prior to the date hereof, on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or Holdings be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2018; provided, however, that (i) Acquiror and Holdings may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms no less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

(c)     Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, Holdings and all successors and assigns of Acquiror and Holdings. In the event that Acquiror or Holdings or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror or Holdings, as the case may be, shall ensure that proper provision shall be made so that the successors and assigns of Acquiror, or Holdings, as the case may be, shall succeed to the obligations set forth in this Section 7.02.

7.03    Conduct of Acquiror and Holdings During the Interim Period.

(a)     During the Interim Period, except as set forth on Schedule 7.03 or as contemplated by this Agreement (including any changes relating to the capitalization of Holdings as may reasonably be required to effect and consummate the Transactions) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (vii) and (viii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Acquiror and Holdings shall not:

(i)    change, modify or amend the Trust Agreement or the Acquiror Organizational Documents or Holdings’ organizational documents;

(ii)    (ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror or Holdings; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror or Holdings; or (C) other than in connection with the Offer or as otherwise required by the Acquiror Organizational Documents or Holdings’ organizational documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror or Holdings;

(iii)    make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company, Holdings or their respective Affiliates and Subsidiaries after the Closing or would have the effect of materially increasing a Tax liability or materially decreasing any present or future Tax asset of the Company with respect to a pre-Closing taxable period;

(iv)    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Intended Tax Treatment;

(v)    enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Holdings (including, for the avoidance of doubt, (x) the Sponsor or anyone related by blood, marriage or adoption to the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)    waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii)    incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, except as specifically set forth on Schedule 5.06(c)(ii); or

(viii)    (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Holdings or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(b)     During the Interim Period, Acquiror and Holdings shall comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, Holdings’ organizational documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or Holdings may be a party.

7.04    Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Acquiror Common Stock by Redeeming Acquiror Stockholders; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 2.22; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror.

7.05    Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror by third parties, which information may be in Acquiror’s possession from time to time, and except for any information which in the opinion of Acquiror’s legal counsel would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror and Holdings shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror, to the extent that such information is in the possession of Acquiror, as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives hereunder shall be kept strictly confidential by them.

7.06    Holdings Nasdaq Listing. From the date hereof through the Closing, Acquiror and Holdings shall use reasonable best efforts to ensure that shares of Holdings Common Stock and Holdings Warrants will be, at Closing, listed for trading on Nasdaq.

7.07    Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.08    Equity Compensation Plan. Holdings shall create an equity incentive compensation plan setting aside at least three percent (3%) of the fully-diluted outstanding Holdings Common Stock immediately after closing for issuance to management and other key personnel (including PFHOF personnel), as determined by the board of directors of Holdings post-Closing as constituted pursuant to Section 2.06.

Article VIII
JOINT COVENANTS

8.01    Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and the Company shall cause its Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Newco, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

8.02    Preparation of Form S-4 & Proxy Statement; Special Meeting.

(a)     As promptly as practicable following the execution and delivery of this Agreement, Acquiror, Holdings and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Acquiror and Holdings, promptly following the Company’s production of financial statements pursuant to Section 6.07(a), shall file with the SEC, the Form S-4 (it being understood that the Form S-4 shall include the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Special Meeting.

(b)     Each of Acquiror, Holdings and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus and any amendment to the Form S-4 or Proxy Statement/Prospectus filed in response thereto. If Acquiror, Holdings or the Company becomes aware that any information contained in the Form S-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form S-4 and Proxy Statement/Prospectus. Acquiror, Holdings and the Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock and Acquiror Class F Common Stock pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that Acquiror or Holdings receives from the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Acquiror, Holdings and the Company shall use reasonable best efforts to cause the Form S-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(c)     Acquiror shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the adoption and approval of this Agreement, (ii) the approval of the Mergers and (iii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (collectively, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s stockholders at the Special Meeting.

(d)     Acquiror, Holdings and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to Acquiror’s stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty days following the SEC Clearance Date and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 8.02(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting, provided that the Special Meeting (x) is not postponed or adjourned to a date that is more than 45 days after the date for which the Special Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three Business Days prior to the Termination Date.

8.03    Exclusivity.

(a)     Except as set forth on Schedule 8.03(a), during the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company Membership Interests or other equity securities of the Company or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of the Company Membership Interests or other equity securities of the Company by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary and usual course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect and, in such event, the Company shall notify Acquiror of such facts and circumstances. Except as set forth on Schedule 8.03(a), the Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)     During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, the Company Members and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”), other than with the Company, the Company Members and their respective Affiliates and Representatives. Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

8.04    Tax Matters.

(a)     Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns.

(b)     Tax Treatment. Acquiror, Holdings, Newco and the Company intend that the Mergers and the conversion of the Company Convertible Notes, the New Company Convertible Notes, the ACC Funded Debt Commitments, the IRG, LLC Funded Debt Commitments, the New ACC Funded Debt and the Sponsor Loans shall, collectively, constitute a transaction that qualifies under Section 351 of the Code, and each shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to so qualify. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c)     The Parties hereto shall use commercially reasonable efforts to cooperate in connection with fulfilling Tax reporting requirements under Treasury Regulations Section 1.351-3.

8.05    Confidentiality; Publicity.

None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 8.05, each party hereto and its Affiliates may make announcements regarding this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect limited partners and investors without the consent of any other party hereto; and provided, further, that subject to Section 6.02 and this Section 8.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.06    Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Article IX
CONDITIONS TO OBLIGATIONS

9.01    Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)     HSR Approval. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)     No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c)     Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement/Prospectus.

(d)     Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e)     Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(f)     Nasdaq Listing. Shares of Holdings Common Stock and Holdings Warrants shall have been approved for listing on Nasdaq.

9.02    Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)     Representations and Warranties.

(i)     Each of the representations and warranties (A) of the Company contained in the first sentence of Section 3.01(a) (Corporate Organization of the Company), Section 3.02 (Subsidiaries), Section 3.03 (Due Authorization), Section 3.06 (Current Capitalization) and Section 3.16 (Brokers’ Fees) and (B) of Newco contained in Section 4.01 (Organization and Entity Power), Section 4.02 (Due Authorization), Section 4.06 (Capitalization) and Section 4.09 (Brokers’ Fees) (clauses (A) and (B) together, the “Company Specified Representations”), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)     The representations and warranties of the Company contained in Section 3.20(a) (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iii)     Each of the representations and warranties of the Company and Newco contained in this Agreement (other than the Company Specified Representations and the representations and warranties of the Company contained in Section 3.20(a)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)     Agreements and Covenants. Each of the covenants of the Company and Newco to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)     Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b), Section 9.02(e) and Section 9.02(f) have been fulfilled.

(d)     Closing Certificate. At the Closing, the Company shall deliver or cause to be delivered to Acquiror a certificate of the secretary or other officer of the Company and each of its Subsidiaries, dated as of the Closing Date, in form and substance reasonably satisfactory to Acquiror as to (A) no amendments to the organizational documents of the Company or any of its Subsidiaries, except for those amendments set forth on Schedule 6.01(a), and (B) the actions taken by the board of directors or managers of the Company and its Subsidiaries to authorize this Agreement and each ancillary agreement to which the Company or its Subsidiaries may be party or subject, and the other transactions contemplated thereby, copies of which actions shall be attached to such certificate.

(e)     No Material Adverse Effect. No event shall have occurred between the execution of this Agreement and the Closing Date that has had a Material Adverse Effect.

(f)     Employment Agreement. Acquiror shall have received, in form and substance reasonably satisfactory to Acquiror, a newly executed employment agreement from Michael Crawford, providing for Michael Crawford to be the CEO of Holdings upon the Closing. Acquiror shall have received, in form and substance reasonably satisfactory to Acquiror, evidence of the termination, without liability or obligation to the Company, of all employment agreements between the Company or any Subsidiaries of the Company and any employees of the Company or any Subsidiaries of the Company (other than the newly executed employment agreement with Michael Crawford).

(g)     Releases. Acquiror shall have received an executed release from each Company Member, from PFHOF, and from Hall of Fame Village, Inc., an Ohio corporation, in the form attached hereto as Exhibit C (the “Release Agreement”).

(h)     Director Nominating Agreement. The Company shall deliver or cause to be delivered to Acquiror duly executed counterparts of the Director Nominating Agreement signed by the Company and PFHOF.

9.03    Additional Conditions to the Obligations of the Company and Newco. The obligation of the Company and Newco to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)     Representations and Warranties.

(i)     Each of the representations and warranties of Acquiror, Holdings and the Merger Subs contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.07 (Brokers’ Fees), and Section 5.13 (Capitalization) the (“Acquiror Specified Representations”), shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)     Each of the representations and warranties of Acquiror, Holdings and the Merger Subs contained in this Agreement (other than the Acquiror Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on Acquiror, on Holdings, or on the ability of Acquiror and Holdings to consummate the transactions contemplated hereby in accordance with the terms hereof.

(b)     Agreements and Covenants. Each of the covenants of Acquiror and Holdings to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)     Officer’s Certificate. Acquiror and Holdings shall have delivered to the Company a certificate signed by an officer of Acquiror or Holdings, as the case may be, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)     Closing Certificate. At the Closing, Acquiror shall deliver or cause to be delivered to Company a certificate of the secretary or other officer of Acquiror and each of its Subsidiaries, dated as of the Closing Date, in form and substance reasonably satisfactory to Company as to (A) no amendments to the organizational documents of Acquiror, Holdings or either Merger Sub, (B) the actions taken by the board of directors or managers of Acquiror, Holdings and the Merger Subs to authorize this Agreement and each ancillary agreement to which Acquiror, Holdings or the Merger Subs may be party or subject, and the other transactions contemplated thereby, and (C) Acquiror Stockholder Approval, copies of which actions shall be attached to such certificate.

(e)     Director Nominating Agreement. Holdings shall deliver or cause to be delivered to the Company duly executed counterparts of the Director Nominating Agreement signed by Holdings and the Sponsor.

Article X
TERMINATION/EFFECTIVENESS

10.01    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)     by written consent of the Company and Acquiror;

(b)     prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company or Newco set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or Newco through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company or Newco continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before December 16, 2019 (the “Termination Date”), (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation, (iv) there is a breach of the covenant in Section 6.10 or Section 6.11, (v) all financial statements described in Section 6.07(a) are not provided to Acquiror on or before October 22, 2019, or (vi) all conditions in Section 9.02 have been satisfied or are capable of being satisfied were the closing to occur as of the date of such notice, except for the condition specified in Section 9.02(e) (which would not be so satisfied); provided, that the right to terminate this Agreement under clauses (ii) or (iii) shall not be available if Acquiror’s or Holdings’ failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)     prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under clauses (ii) or (iii) shall not be available if the Company’s or Newco’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d)     by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting).

10.02    Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.14, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party hereto for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Sections 6.06, 8.05, 10.02, 11.02, 11.03, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.12, 11.14 and 11.16 (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

11.01    Waiver. Any Party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02    Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)     If to Acquiror, Holdings or either Merger Sub, prior to the Closing, to:

Gordon Pointe Acquisition Corp
90 Beta Drive
Pittsburgh, PA 15238
Attn: Douglas L. Hein, CFO

Email: dhein@gordonpointe.com

with copies to:

Fox Rothschild LLP
2000 Market St., 20th Floor
Philadelphia PA 19103
Attn: Stephen M. Cohen

E-mail: smcohen@foxrothschild.com

and

Pillsbury Winthrop Shaw Pittman
31 West 52nd Street
New York, NY 10019
Attn: Jarrod D. Murphy

E-mail: jarrod.murphy@pillsburylaw.com

(b)     If to the Company or Newco, to:

HOF Village, LLC
1826 Clearview Ave NW
Canton, OH 44708
Attn: Michael Crawford, CEO

E-mail: michael.crawford@hofvillage.com

with a copy to:

Hunton Andrews Kurth LLP
2200 Pennsylvania Ave NW
Washington, DC 20037
Attn: J. Steven Patterson

E-mail: spatterson@huntonak.com

or to such other address or addresses as the Parties may from time to time designate in writing.

11.03    Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company and/or Newco may assign this Agreement and their rights to hereunder without the prior written consent of Acquiror to any of the financing sources of the Company and/or Newco that are identified in Schedule 8.03(a), to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing in connection herewith. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14, 11.15 and 11.16.

11.05    Expenses. Except as otherwise provided herein (including Section 2.22, Section 7.01(e), Section 8.04(a) and Section 10.02), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby if such transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08    Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other Sections or Schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09    Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement or any related ancillary documents.

11.10    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the members or stockholders of any of the Parties shall not restrict the ability of the board of directors, the executive committee, or the managing member of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

11.12    Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such

Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13    Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

11.14    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except for the named Parties to this Agreement (and then only to the extent of the specific obligations undertaken by each named Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named Party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any Party under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15    Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all of the foregoing shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.16    Acknowledgements.

(a)     Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Affiliates) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Newco Representations constitute the sole and exclusive representations and warranties of Newco in connection with the transactions contemplated hereby; (iv) the Acquiror Representations constitute the sole and exclusive representations and warranties of

Acquiror in connection with the transactions contemplated hereby; (v) except for the Company Representations by the Company, the Newco Representations by Newco and the Acquiror Representations by Acquiror, none of the Parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party hereto (or any Party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including those (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party hereto (or any Party’s Affiliates), and (y) relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party hereto (or its Affiliates), or the quality, quantity or condition of any Party’s or its Affiliates’ assets) are specifically and expressly disclaimed by all Parties hereto and their respective Affiliates and all other Persons (including the Representatives and Affiliates of any Party hereto or its Subsidiaries); and (vi) each Party hereto and its Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Newco Representations by Newco and the Acquiror Representations by Acquiror.

(b)     Subject to the Release Agreement, effective upon Closing, each of the Parties hereto waives, to the fullest extent permitted under applicable Law, any and all rights, Claims and causes of action it may have against any other Party hereto or its Subsidiaries relating to the operation of any Party hereto or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise, except as expressly set forth in this Agreement. Each Party hereto acknowledges and agrees that it will not assert, institute or maintain any Action, suit, Claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.16. Notwithstanding anything herein to the contrary, nothing in this Section 11.16(b) (i) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party hereto solely and exclusively with respect to the making of any representation or warranty by a Party in Article III, Article IV or Article V (as applicable), or (ii) shall be construed as a waiver of, or shall restrict or limit any Person’s rights with respect to, any Retained Claims (as such term is defined in the Release Agreement). Each Party hereto shall have the right to enforce this Section 11.16 on behalf of any Person that would be benefitted or protected by this Section 11.16 if they were a Party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 11.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party hereto may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including the Director Nominating Agreement and the Release Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date hereof.

GORDON POINTE ACQUISITION CORP.
By:	/s/ James J. Dolan
Name: James J. Dolan
Title: Chairman & CEO
GPAQ Acquisition Holdings, Inc.
By:	/s/ James J. Dolan
Name: James J. Dolan
Title: Chairman & CEO
GPAQ Acquiror Merger Sub, Inc.
By:	/s/ Douglas L. Hein
Name: Douglas L. Hein
Title: Chief Financial Officer
GPAQ Company Merger Sub, LLC
By:	/s/ Douglas L. Hein
Name: Douglas L. Hein
Title: Chief Financial Officer
HOF VILLAGE, LLC
By:	/s/ Michael Crawford
Name: Michael Crawford
Title: Chief Executive Officer
HOF VILLAGE NEWCO, LLC
By:	HOF Village, LLC, its Sole Member
By:	/s/ Michael Crawford
Name: Michael Crawford
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Annex B

Amendment No. 1 to Agreement and Plan of Merger

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of November 6, 2019 (the “Amendment Date”) by and among (i) Gordon Pointe Acquisition Corp, a Delaware corporation (“Acquiror”), (ii) GPAQ Acquisition Holdings, Inc., a Delaware corporation (“Holdings”), (iii) GPAQ Acquiror Merger Sub, Inc., a Delaware corporation (“Acquiror Merger Sub”), (iv) GPAQ Company Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”; Company Merger Sub and Acquiror Merger Sub are together referred to herein as the “Merger Subs”; the Merger Subs, Acquiror and Holdings are collectively referred to herein as the “Acquiror Parties”), (v) HOF Village, LLC, a Delaware limited liability company (the “Company”), and (vi) HOF Village Newco, LLC, a Delaware limited liability company (“Newco”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

RECITALS

WHEREAS, the Acquiror Parties, the Company and Newco entered into that certain Agreement and Plan of Merger, dated as of September 16, 2019 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement in accordance with Section 11.10 of the Agreement, on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows in accordance with Section 11.10 of the Agreement:

Article 1

1.1        Amendment to Section 2.09(a). Section 2.09(a) of the Agreement is hereby amended by deleting the words “shall be automatically detached” in such Section 2.09(a) and replacing those words with “shall be automatically detached (if not already detached)”.

1.2        Amendment to Section 2.09(c). Section 2.09(c) of the Agreement is hereby amended by deleting the words “other than” in the first sentence of such Section 2.09(c) and replacing those words with “including”.

1.3        Amendment to Section 7.08. Section 7.08 of the Agreement is hereby amended by deleting the word “closing” in such Section 7.08 and replacing that word with “Closing”.

1.4        Amendment to Section 8.02(a). Section 8.02(a) of the Agreement is hereby amended by adding “)” after the words “Special Meeting” in such Section 8.02(a).

Article 2

2.1        Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

2.2        Original Agreement. For all purposes of the Agreement, each reference in the Agreement to “this Agreement” or “the Agreement” shall mean the Agreement as amended by this Amendment, and as hereafter amended or restated. Except as herein expressly amended, this Amendment shall not alter, modify or amend any of the provisions of the Agreement and the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

2.3        Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

2.4        Entire Agreement. The Agreement, as amended by this Amendment (together with the Schedules and Exhibits to the Agreement), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or thereto or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by the Agreement, as amended by this Amendment, exist between the Parties except as expressly set forth or referenced in the Agreement, as amended by this Amendment, or any related ancillary documents.

2.5        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Next]

IN WITNESS WHEREOF the Parties have hereunto caused this Amendment to be duly executed as of the date hereof.

GORDON POINTE ACQUISITION CORP.
By:	/s/ James J. Dolan
Name: James J. Dolan
Title: Chairman & CEO

GPAQ Acquisition Holdings, Inc.
By:	/s/ James J. Dolan
Name: James J. Dolan
Title: Chairman & CEO

GPAQ Acquiror Merger Sub, Inc.
By:	/s/ Douglas L. Hein
Name: Douglas L. Hein
Title: Chief Financial Officer

GPAQ Company Merger Sub, LLC
By:	/s/ Douglas L. Hein
Name: Douglas L. Hein
Title: Chief Financial Officer

HOF VILLAGE, LLC
By:	/s/ Michael Crawford
Name: Michael Crawford
Title: Chief Executive Officer

HOF VILLAGE NEWCO, LLC
By:	HOF Village, LLC, its Sole Member
By:	/s/ Michael Crawford
Name: Michael Crawford
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

ANNEX C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GPAQ ACQUISITION HOLDINGS, INC.

[_______, 2020]

GPAQ Acquisition Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.      The name of the Corporation is “GPAQ Acquisition Holdings, Inc.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 29, 2019 (the “Original Certificate”).

2.      This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.      The text of the Original Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Hall of Fame Resort & Entertainment Company (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, County of New Castle; and the name of the Corporation’s Registered Agent as such address is Corporation Trust Center.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 105,000,000, of which 100,000,000 shares shall be common stock of the par value $0.0001 per share (“Common Stock”) and 5,000,000 shares shall be preferred stock of the par value of $0.0001 per share (“Preferred Stock”).

Section 4.2 Preferred Stock. The board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Section 4.3 Common Stock.

(a) Voting.

(i)     Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall possess all voting power with respect to the Corporation.

(ii)     Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii)     Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(d) No Cumulative Voting Rights. No holder of shares of Common Stock shall have cumulative voting rights.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) Upon the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), the total number of directors constituting the entire Board of Directors shall be eleven (11). Thereafter, the total number of directors constituting the entire Board of Directors shall be such number as may be fixed from time to time exclusively by resolution adopted by the affirmative vote of at least a majority of the Board of Directors then in office.

(b) Subject to the terms of any one or more series of Preferred Stock, and effective upon the Effective Time, the Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The Board of Directors may assign members of the Board of Directors already in office to such classes as of the Effective Time. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders after the Effective Time, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders after the Effective Time, and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders after the Effective Time.

(c) Commencing at the first Annual Meeting of Stockholders after the Effective Time and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Except as the DGCL may otherwise require, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes in a manner as the Board of Directors shall determine so as to maintain the number of directors in each class as nearly equal as possible, but in no cases will an increase or decrease in the number of directors shorten the term of an incumbent.

(d) Election of directors need not be by written ballot unless the Bylaws so provide.

Section 5.3 Officers. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the terms of any one or more series or classes of Preferred Stock, special meetings of the stockholders of the Corporation may be called as prescribed by the Bylaws of the Corporation.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE X
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of the Corporation, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1. Notwithstanding anything otherwise to the contrary herein, the provisions of this Section 11.1 will not apply to suits brought to enforce a duty or liability created by the federal securities laws or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.12 Enforceability. If any provision or provisions of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of this Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, GPAQ Acquisition Holdings, Inc. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

gpaq acquisition holdings, inc.
By:
Name:
Title:

Annex D

GPAQ ACQUISITION HOLDINGS, INC.
2020 OMNIBUS INCENTIVE PLAN

Table of Contents

1.	Purpose of Plan.	D-1
2.	Definitions.	D-1
3.	Plan Administration.	D-5
4.	Shares Available for Issuance.	D-7
5.	Participation.	D-8
6.	Options.	D-8
7.	Stock Appreciation Rights.	D-9
8.	Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units.	D-10
9.	Performance Awards.	D-12
10.	Non-Employee Director Awards.	D-13
11.	Other Stock-Based Awards.	D-13
12.	Dividend Equivalents.	D-13
13.	Effect of Termination of Employment or Other Service.	D-14
14.	Payment of Withholding Taxes.	D-16
15.	Change in Control.	D-17
16.	Rights of Eligible Recipients and Participants; Transferability.	D-19
17.	Securities Law and Other Restrictions.	D-20
18.	Deferred Compensation; Compliance with Section 409A.	D-20
19.	Amendment, Modification and Termination.	D-20
20.	Substituted Awards.	D-21
21.	Effective Date and Duration of this Plan.	D-21
22.	Data Privacy.	D-21
23.	Miscellaneous.	D-22

D-i

GPAQ ACQUISITION HOLDINGS, INC.
2020 OMNIBUS INCENTIVE PLAN

1.     Purpose of Plan.

The purpose of the GPAQ Acquisition Holdings, Inc. 2020 Omnibus Incentive Plan (this “Plan”) is to advance the interests of GPAQ Acquisition Holdings, Inc., a Delaware corporation (the “Company”), and its stockholders by enabling the Company and its Subsidiaries and Affiliates to attract and retain qualified individuals to perform services for the Company and its Affiliates and Subsidiaries, providing incentive compensation for such individuals that is linked to the growth and profitability of the Company and increases in stockholder value and aligning the interests of such individuals with the interests of its stockholders through opportunities for equity participation in the Company.

2.     Definitions.

The following terms will have the meanings set forth below, unless the context clearly otherwise requires. Terms defined elsewhere in this Plan will have the same meaning throughout this Plan.

2.1     “Adverse Action” means any action or conduct by a Participant that the Committee, in its sole discretion, determines to be injurious, detrimental, prejudicial or adverse to the interests of the Company or any Subsidiary, including: (a) disclosing confidential information of the Company or any Subsidiary or Affiliate to any person not authorized by the Company or any Subsidiary or Affiliate to receive it, (b) engaging, directly or indirectly, in any commercial activity that in the judgment of the Committee competes with the business of the Company or any Subsidiary or Affiliate or (c) interfering with the relationships of the Company or any Subsidiary or Affiliate and their respective employees, independent contractors, customers, prospective customers and vendors.

2.2     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” will have the meaning given such term under Rule 405 of the Securities Act.

2.3     “Applicable Law” means any applicable law, including without limitation, (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange, national market system or automated quotation system on which the shares of Common Stock are listed, quoted or traded.

2.4     “Award” means, individually or collectively, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Deferred Stock Unit, Performance Award, Non-Employee Director Award, or Other Stock-Based Award, in each case granted to an Eligible Recipient pursuant to this Plan.

2.5     “Award Agreement” means either: (a) a written or electronic (as provided in Section 23.7) agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic (as provided in Section 23.7) statement issued by the Company to a Participant describing the terms and provisions of such an Award, including any amendment or modification thereof.

2.6     “Board” means the Board of Directors of the Company.

2.7     “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of Common Stock to pay all or a portion of the exercise price of the Option or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver shares of Common Stock to be issued upon such exercise directly to such broker or dealer or its nominee.

2.8     “Cause” means, unless otherwise provided in an Award Agreement, (a) “Cause” as defined in any employment, consulting, severance or similar agreement between the Participant and the Company or one of its Subsidiaries (an “Individual Agreement”), or (b) if there is no such Individual Agreement or if it does not define Cause: (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary; (ii) any unlawful or criminal activity of a serious nature; (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties; (iv) any material breach by a Participant of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with the Company or any Subsidiary; or (v) before a Change in Control, such other events as will be determined by the Committee. The Committee will, unless otherwise provided in an Individual Agreement, have the sole discretion to determine whether “Cause” exists with respect to sub-clauses (i), (ii), (iii), (iv) or (v) above, and its determination will be final.

2.9     “Change in Control” means, unless otherwise provided in an Award Agreement or any Individual Agreement, and except as provided in Section 18, an event described in Section 15.1 of this Plan.

2.10     “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the Code.

2.11     “Committee” means the Board or, if the Board so delegates, the Compensation Committee of the Board or a subcommittee thereof, or any other committee delegated authority by the Board to administer this Plan. If the Board determines appropriate, such committee may be comprised solely of directors designated by the Board to administer this Plan who are (a) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, and (b) “independent directors” within the meaning of the rules of the Nasdaq Stock Market (or other applicable exchange or market on which the Common Stock may be traded or quoted). The members of the Committee will be appointed from time to time by and will serve at the discretion of the Board. Any action duly taken by the Committee will be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements of membership provided herein.

2.12     “Common Stock” means the common stock of the Company, par value $0.0001 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.4 of this Plan.

2.13     “Company” means GPAQ Acquisition Holdings, Inc., a Delaware corporation, and any successor thereto as provided in Section 23.5 of this Plan.

2.14     “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to the Company or any Subsidiary that: (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.15     “Deferred Stock Unit” means a right granted to an Eligible Recipient pursuant to Section 8 of this Plan to receive shares of Common Stock (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

2.16     “Director” means a member of the Board.

2.17     “Disability” means, unless otherwise provided in an Award Agreement, with respect to a Participant who is a party to an Individual Agreement, which agreement contains a definition of “disability” or “permanent disability” (or words of like import) for purposes of termination of employment thereunder by the Company, “disability” or “permanent disability” as defined in the most recent of such agreements; or in all other cases, means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or any Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.

2.18     “Dividend Equivalents” has the meaning set forth in Section 3.2(l) of this Plan.

2.19     “Effective Date” means such date as the mergers provided for in that certain Agreement and Plan of Merger, dated as of September 16, 2019, by and among by and among Gordon Pointe Acquisition Corp., the Company, GPAQ Acquiror Merger Sub, Inc., GPAQ Company Merger Sub, LLC, HOF Village, LLC and HOF Village Newco, LLC, as amended, are completed.

2.20     “Eligible Recipients” means all Employees, all Non-Employee Directors and all Consultants.

2.21     “Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or a Subsidiary on the payroll records thereof. An Employee will not include any individual during any period he or she is classified or treated by the Company or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or Subsidiary during such period. An individual will not cease to be an Employee in the case of: (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company or any Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any Incentive Stock Option held by a Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Non-Statutory Stock Option. Neither service as a Director nor payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.22     “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a section of the Exchange Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Exchange Act.

2.23     “Fair Market Value” means, with respect to the Common Stock, as of any date the closing sale price of a share of Common Stock as reported on the Nasdaq Stock Market, New York Stock Exchange, or other established stock exchange (or exchanges) at the end of the regular trading session on the applicable date, (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade) or if the Common Stock is not so listed, admitted to unlisted trading privileges or reported on any national exchange, the closing sale price at the end of the regular trading session on such date, as reported by the OTC Bulletin Board, OTC Markets or other comparable quotation service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote). In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of Fair Market Value shall be made by the Committee in such manner as it deems appropriate and in good faith in the exercise of its reasonable discretion, and consistent with the definition of “fair market value” under Section 409A of the Code. If determined by the Committee, such determination will be final, conclusive and binding for all purposes and on all persons, including the Company, the stockholders of the Company, the Participants and their respective successors-in-interest. No member of the Committee will be liable for any determination regarding the fair market value of the Common Stock that is made in good faith.

2.24      “Grant Date” means the date an Award is granted to a Participant pursuant to this Plan and as determined pursuant to Section 5 of this Plan.

2.25     “Incentive Stock Option” means a right to purchase Common Stock granted to an Employee pursuant to Section 6 of this Plan that is designated as and intended to meet the requirements of an “incentive stock option” within the meaning of Section 422 of the Code.

2.26     “Individual Agreement” has the meaning set forth in Section 2.8 of this Plan.

2.27     “Merger Agreement” means that certain Agreement and Plan of Merger by and among Gordon Pointe Acquisition Corp., as Acquiror, GPAQ Acquisition Holdings, Inc., as Holdings, GPAQ Acquiror Merger Sub Inc., as Acquiror Merger Sub, GPAQ Company Merger Sub LLC, as Company Merger Sub, HOF Village LLC, as the Company, and HOF Village Newco, LLC, as Newco.

2.28     “Non-Employee Director” means a Director who is not an Employee.

2.29     “Non-Employee Director Award” means any Award granted, whether singly, in combination, or in tandem, to an Eligible Recipient who is a Non-Employee Director, pursuant to such applicable terms, conditions and limitations as the Board or Committee may establish in accordance with this Plan, including any Non-Employee Director Option.

2.30     “Non-Employee Director Option” means a Non-Statutory Stock Option granted to a Non-Employee Director pursuant to Section 10 of this Plan.

2.31     “Non-Statutory Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of this Plan that is not intended to meet the requirements of or does not qualify as an Incentive Stock Option.

2.32     “Option” means an Incentive Stock Option or a Non-Statutory Stock Option, including a Non-Employee Director Option.

2.33     “Other Stock-Based Award” means an Award, denominated in Shares, not otherwise described by the terms of this Plan, granted pursuant to Section 11 of this Plan.

2.34     “Participant” means an Eligible Recipient who receives one or more Awards under this Plan.

2.35     “Performance Award” means a right granted to an Eligible Recipient pursuant to Section 9 of this Plan to receive an amount of cash, number of shares of Common Stock, or a combination of both, contingent upon and the value of which at the time it is payable is determined as a function of the extent of the achievement of one or more Performance Goals during a specified Performance Period or the achievement of other objectives during a specified period.

2.36     “Performance Goals” mean with respect to any applicable Award, one or more targets, goals or levels of attainment required to be achieved during the specified Performance Period, as set forth in the related Award Agreement.

2.37     “Performance Period” means the period of time, as determined by the Committee, during which the Performance Goals must be met in order to determine the degree of payout or vesting with respect to an Award.

2.38     “Period of Restriction” means the period when a Restricted Stock Award, Restricted Stock Units, Performance Award, Deferred Stock Units or Other Stock-Based Award are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Section 8, 9, 10 or 11 of this Plan, as the case may be.

2.39     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

2.40     “Plan” means the GPAQ Acquisition Holdings, Inc. 2020 Omnibus Incentive Plan, as may be amended from time to time.

2.41     “Plan Limit” has the meaning set forth in Section 4.1 of this Plan.

2.42     “Plan Year” means the Company’s fiscal year.

2.43     “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant or, with respect to any Award, that are to be issued to the Participant upon the grant, exercise, vesting or settlement of such Award.

2.44     “Restricted Stock Award” means an award of Common Stock granted to an Eligible Recipient pursuant to Section 8 of this Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of such Section 8.

2.45     “Restricted Stock Unit” means an award denominated in shares of Common Stock granted to an Eligible Recipient pursuant to Section 8 of this Plan.

2.46     “Retirement,” means, unless otherwise defined in the Award Agreement or in an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates, “Retirement” as defined from time to time for purposes of this Plan by the Committee or by the Company’s chief human resources officer or other person performing that function or, if not so defined, means voluntary termination of employment or service by the Participant on or after the date the Participant reaches age six-five (65) with the present intention to leave the Company’s industry or to leave the general workforce.

2.47     “Securities Act” means the Securities Act of 1933, as amended. Any reference to a section of the Securities Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Securities Act.

2.48     “Stock Appreciation Right” means a right granted to an Eligible Recipient pursuant to Section 7 of this Plan to receive a payment from the Company upon exercise, in the form of shares of Common Stock, cash or a combination of both, equal to the excess of the Fair Market Value of one or more shares of Common Stock on the exercise date and the grant price of such shares under the terms of such Stock Appreciation Right.

2.49     “Stock-Based Award” means any Award, denominated in Shares, made pursuant to this Plan, including Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards or Other Stock-Based Awards.

2.50     “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.51     “Tax Date” means the date any withholding or employment related tax obligation arises under the Code or any Applicable Law for a Participant with respect to an Award.

2.52     “Tax Laws” has the meaning set forth in Section 23.8 of this Plan.

3.     Plan Administration.

3.1     The Committee. The Plan will be administered by the Committee. The Committee will act by majority approval of the members at a meeting or by unanimous written consent, and a majority of the members of the Committee will constitute a quorum. The Committee may exercise its duties, power and authority under this Plan in its sole discretion without the consent of any Participant or other party, unless this Plan specifically provides otherwise. The Committee will not be obligated to treat Participants or Eligible Recipients uniformly, and determinations made under this Plan may be made by the Committee selectively among Participants or Eligible Recipients, whether or not such Participants and Eligible Recipients are similarly situated. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of this Plan will be final, conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to this Plan or any Award granted under this Plan.

3.2     Authority of the Committee. In accordance with and subject to the provisions of this Plan, the Committee will have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of this Plan, including the following:

(a)     To designate the Eligible Recipients to be selected as Participants;

(b)     To determine the nature, extent and terms of the Awards to be made to each Participant, including the amount of cash or number of shares of Common Stock to be subject to each Award, any exercise price or grant price, the manner in which Awards will vest, become exercisable, settled or paid out and whether Awards will be granted in tandem with other Awards, and the form of Award Agreement, if any, evidencing such Award;

(c)     To determine the time or times when Awards will be granted;

(d)     To determine the duration of each Award;

(e)     To determine the terms, restrictions and other conditions to which the grant of an Award or the payment or vesting of Awards may be subject;

(f)     To construe and interpret this Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration and in so doing, to correct any defect, omission, or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it will deem necessary or expedient to make this Plan fully effective;

(g)     To determine Fair Market Value in accordance with Section 2.23 of this Plan;

(h)     To amend this Plan or any Award Agreement, as provided in this Plan;

(i)     To adopt sub-plans or special provisions applicable to Awards regulated by the laws of a jurisdiction other than, and outside of, the United States, which except as otherwise provided in this Plan, such sub-plans or special provisions may take precedence over other provisions of this Plan;

(j)     To authorize any person to execute on behalf of the Company any Award Agreement or any other instrument required to effect the grant of an Award previously granted by the Committee;

(k)     To determine whether Awards will be settled in shares of Common Stock, cash or in any combination thereof;

(l)     To determine whether Awards will be adjusted for dividend equivalents, with “Dividend Equivalents” meaning a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the ordinary cash dividends paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant, subject to Section 12 of this Plan and any other provision of this Plan, and which Dividend Equivalents may be subject to the same conditions and restrictions as the Awards to which they attach and may be settled in the form of cash, shares of Common Stock, or in any combination of both; and

(m)     To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of Common Stock, including restrictions under an insider trading policy, stock ownership guidelines, restrictions as to the use of a specified brokerage firm for such resales or other transfers and other restrictions designed to increase equity ownership by Participants or otherwise align the interests of Participants with the Company’s stockholders.

3.3     Delegation. To the extent permitted by Applicable Law, the Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more directors of the Company or one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Eligible Recipients to be recipients of Awards pursuant to this Plan; and (b) determine the size of any such Awards; provided, however, that (x) the Committee will not delegate such responsibilities to any such director(s) or officer(s) for any Awards granted to an Eligible Recipient: (i) who is a Non-Employee Director or who is subject to the reporting and liability provisions of Section 16 under the Exchange Act, or (ii) to whom authority to grant or amend Awards has been delegated hereunder; provided, further; that any delegation of administrative authority will only be permitted to the extent it is permissible under Applicable Law; (y) the resolution providing such authorization will set forth the type of Awards and total number of each type of Awards such director(s) or officer(s) may grant; and (z) such director(s) or officer(s) will report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. At all times, the delagatee appointed under this Section 3.3 will serve in such capacity at the pleasure of the Committee.

3.4     No Re-pricing. Notwithstanding any other provision of this Plan other than Section 4.4 of this Plan, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (a) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price or grant price; (b) canceling the underwater Option or Stock Appreciation Right in exchange for (i) cash; (ii) replacement Options or Stock Appreciation Rights having a lower exercise price or grant price; or (iii) other Awards; or (c) repurchasing the underwater Options or Stock Appreciation Rights and granting new Awards under this Plan. For purposes of this Section 3.4, an Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Common Stock is less than the exercise price of the Option or grant price of the Stock Appreciation Right.

3.5     Participants Based Outside of the United States. In addition to the authority of the Committee under Section 3.2(i) and notwithstanding any other provision of this Plan, the Committee may, in its sole discretion, amend the terms of this Plan or Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or Subsidiary’s interests or to meet objectives of this Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee will have no authority, however, to take action pursuant to this Section 3.5:

(a) to reserve shares of Common Stock or grant Awards in excess of the limitations provided in Section 4.1 of this Plan; (b) to effect any re-pricing in violation of Section 3.4 of this Plan; (c) to grant Options or Stock Appreciation Rights having an exercise price or grant price less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date in violation of Section 6.3 or Section 7.3 of this Plan; or (d) for which stockholder approval would then be required pursuant to Section 19.2 of this Plan.

4.     Shares Available for Issuance.

4.1     Maximum Number of Shares Available. Subject to adjustment as provided in Section 4.4 of this Plan, the maximum number of shares of Common Stock that will be available for issuance under this Plan will be equal to three percent (3%) of the outstanding shares of Common Stock on a fully diluted basis on the date on which the transactions contemplated by the Merger Agreement are consummated, as determined by the Committee at such time, assuming that all warrants, options or other rights of any kind to acquire Common Stock and all securities convertible or exchangeable into Common Stock outstanding at that time, shall be deemed to have been fully exercised, converted or exchanged, as the case may be, in each case into the maximum number of shares of Common Stock pursuant to such warrants, options or conversion or exchange agreements, assuming, among other things, that all events that trigger such exercise, conversion or exchange will be deemed to have occurred on the date on which the transactions contemplated by the Merger Agreement are consummated, and with respect to securities with a variable conversion price, that such securities will convert at the lowest price to yield the greatest number of shares of Common Stock (the “Plan Limit”).

4.2     Limits on Incentive Stock Options and Non-Employee Director Awards. Notwithstanding any other provisions of this Plan to the contrary and subject to adjustment as provided in Section 4.4 of this Plan,

(a)     the maximum aggregate number of shares of Common Stock that will be available for issuance pursuant to Incentive Stock Options under this Plan may not exceed the Plan Limit; and

(b)     the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $250,000 (increased to $350,000 with respect to any Non-Employee Director serving as Chairman of the Board or Lead Independent Director or in the fiscal year of a Non-Employee Director’s initial service as a Non-Employee Director) (with any compensation that is deferred counting towards this limit for the year in which the compensation is first earned, and not a later year of settlement).

4.3     Accounting for Awards. Shares of Common Stock that are issued under this Plan or that are subject to outstanding Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under this Plan only to the extent they are used; provided, however, that the full number of shares of Common Stock subject to a stock-settled Stock Appreciation Right or other Stock-Based Award will be counted against the shares authorized for issuance under this Plan, regardless of the number of shares actually issued upon settlement of such Stock Appreciation Right or other Stock-Based Award. Furthermore, any shares of Common Stock withheld to satisfy tax withholding obligations on Awards issued under this Plan, any shares of Common Stock withheld to pay the exercise price or grant price of Awards under this Plan and any shares of Common Stock not issued or delivered as a result of the “net exercise” of an outstanding Option pursuant to Section 6.5 or settlement of a Stock Appreciation Right in shares of Common Stock pursuant to Section 7.6 will not be counted against the shares of Common Stock authorized for issuance under this Plan and will be available again for grant under this Plan. Shares of Common Stock subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan. Any shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award will not increase the number of shares of Common Stock available for future grant of Awards. Any shares of Common Stock related to Awards granted under this Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares of Common Stock, will be available again for grant under this Plan. To the extent permitted by Applicable Law, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or a Subsidiary pursuant to Section 20 of this Plan or otherwise will not be counted against shares of Common Stock available for issuance pursuant to this Plan. The shares of Common Stock available for issuance under this Plan may be authorized and unissued shares or treasury shares.

4.4     Adjustments to Shares and Awards.

(a)     In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in the corporate structure or shares of Common Stock the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment or substitutions (which determination will be conclusive) as to: (i) the number and kind of securities or other property (including cash) available for issuance or payment under this Plan, including the sub-limits set forth in Section 4.2 of this Plan, and (ii) in order to prevent dilution or enlargement of the rights of Participants, the number and kind of securities or other property (including cash) subject to outstanding Awards and the exercise price of outstanding Awards; provided, however, that this Section 4.4 will not limit the authority of the Committee to take action pursuant to Section 15 of this Plan in the event of a Change in Control. The determination of the Committee as to the foregoing adjustments and/or substitutions, if any, will be final, conclusive and binding on Participants under this Plan.

(b)     Notwithstanding anything else herein to the contrary, without affecting the number of shares of Common Stock reserved or available hereunder, the limits in Section 4.2 of this Plan, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Sections 422, 424 and 409A of the Code, as and where applicable.

5.     Participation.

Participants in this Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of the objectives of the Company or its Subsidiaries. Eligible Recipients may be granted from time to time one or more Awards, singly or in combination or in tandem with other Awards, as may be determined by the Committee in its sole discretion. Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the Grant Date of any related Award Agreement with the Participant.

6.     Options.

6.1     Grant. An Eligible Recipient may be granted one or more Options under this Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Incentive Stock Options may be granted solely to eligible Employees of the Company or a Subsidiary. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Incentive Stock Option (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Incentive Stock Option (or portion thereof) will continue to be outstanding for purposes of this Plan but will thereafter be deemed to be a Non-Statutory Stock Option. Options may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii) promulgated under the Code.

6.2     Award Agreement. Each Option grant will be evidenced by an Award Agreement that will specify the exercise price of the Option, the maximum duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which an Option will become vested and exercisable, and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan. The Award Agreement also will specify whether the Option is intended to be an Incentive Stock Option or a Non-Statutory Stock Option.

6.3     Exercise Price. The per share price to be paid by a Participant upon exercise of an Option granted pursuant to this Section 6 will be determined by the Committee in its sole discretion at the time of the Option grant; provided, however, that such price will not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date (one hundred and ten percent (110%) of the Fair Market Value if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

6.4     Exercisability and Duration. An Option will become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant, including (a) the achievement of one or more of the Performance Goals; or that (b) the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period; provided, however, that no Option may be exercisable after ten (10) years from the Grant Date (five (5) years from the Grant Date in the case of an Incentive Stock Option that is granted to a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company). Notwithstanding the foregoing, if the exercise of an Option that is exercisable in accordance with its terms is prevented by the provisions of Section 17 of this Plan, the Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Option.

6.5     Payment of Exercise Price.

(a)     The total purchase price of the shares of Common Stock to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by (i) tender of a Broker Exercise Notice; (ii) by tender, either by actual delivery or attestation as to ownership, of Previously Acquired Shares; (iii) a “net exercise” of the Option (as further described in paragraph (b), below); (iv) by a combination of such methods; or (v) any other method approved or accepted by the Committee in its sole discretion. Notwithstanding any other provision of this Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to make payment with respect to any Awards granted under this Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(b)     In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value on the exercise date that does not exceed the aggregate exercise price for the shares exercised under this method. Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding pursuant to Section 14 of this Plan.

(c)     For purposes of such payment, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the exercise date of the Option.

6.6     Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in this Plan and in the Award Agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company at its principal executive office (or to the Company’s designee as may be established from time to time by the Company and communicated to Participants) and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.5 of this Plan.

7.     Stock Appreciation Rights.

7.1     Grant. An Eligible Recipient may be granted one or more Stock Appreciation Rights under this Plan, and such Stock Appreciation Rights will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Stock Appreciation Rights may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii) promulgated under the Code.

7.2     Award Agreement. Each Stock Appreciation Right will be evidenced by an Award Agreement that will specify the grant price of the Stock Appreciation Right, the term of the Stock Appreciation Right, and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan.

7.3     Grant Price. The grant price of a Stock Appreciation Right will be determined by the Committee, in its discretion, at the Grant Date; provided, however, that such price may not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date.

7.4     Exercisability and Duration. A Stock Appreciation Right will become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Stock Appreciation Right may be exercisable after ten (10) years from its Grant Date. Notwithstanding the foregoing, if the exercise of a Stock Appreciation Right that is exercisable in accordance with its terms is prevented by the provisions of Section 17 of this Plan, the Stock Appreciation Right will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Stock Appreciation Right.

7.5     Manner of Exercise. A Stock Appreciation Right will be exercised by giving notice in the same manner as for Options, as set forth in Section 6.6 of this Plan, subject to any other terms and conditions consistent with the other provisions of this Plan as may be determined by the Committee in its sole discretion.

7.6     Settlement. Upon the exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)     The excess of the Fair Market Value of a share of Common Stock on the date of exercise over the per share grant price; by

(b)     The number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised.

7.7     Form of Payment. Payment, if any, with respect to a Stock Appreciation Right settled in accordance with Section 7.6 of this Plan will be made in accordance with the terms of the applicable Award Agreement, in cash, shares of Common Stock or a combination thereof, as the Committee determines.

8.     Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units.

8.1     Grant. An Eligible Recipient may be granted one or more Restricted Stock Awards, Restricted Stock Units or Deferred Stock Units under this Plan, and such Awards will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Restricted Stock Units will be similar to Restricted Stock Awards except that no shares of Common Stock are actually awarded to the Participant on the Grant Date of the Restricted Stock Units. Restricted Stock Units and Deferred Stock Units will be denominated in shares of Common Stock but paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee, in its sole discretion, will determine, and as provided in the Award Agreement.

8.2     Award Agreement. Each Restricted Stock Award, Restricted Stock Unit or Deferred Stock Unit grant will be evidenced by an Award Agreement that will specify the type of Award, the period(s) of restriction, the number of shares of restricted Common Stock, or the number of Restricted Stock Units or Deferred Stock Units granted, and such other provisions as the Committee will determine that are not inconsistent with the terms of this Plan.

8.3     Conditions and Restrictions. Subject to the terms and conditions of this Plan, the Committee will impose such conditions or restrictions on a Restricted Stock Award, Restricted Stock Units or Deferred Stock Units granted pursuant to this Plan as it may deem advisable including a requirement that Participants pay a stipulated purchase price for each share of Common Stock underlying a Restricted Stock Award, Restricted Stock Unit or Deferred Stock Unit, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting following the attainment of the Performance Goals, time-based restrictions, restrictions under Applicable Laws or holding requirements or sale restrictions placed on the shares of Common Stock by the Company upon vesting of such Restricted Stock Award, Restricted Stock Units or Deferred Stock Units.

8.4     Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding a Restricted Stock Award granted hereunder will be granted the right to exercise full voting rights with respect to the shares of Common Stock underlying such Restricted Stock Award during the Period of Restriction. A Participant will have no voting rights with respect to any Restricted Stock Units or Deferred Stock Units granted hereunder.

8.5     Dividend Rights.

(a)     Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding a Restricted Stock Award granted hereunder will have the same dividend rights as the Company’s other stockholders. Notwithstanding the foregoing any such dividends as to a Restricted Stock Award that is subject to vesting requirements will be subject to forfeiture and termination to the same extent as the Restricted Stock Award to which such dividends relate and the Award Agreement may require that any cash dividends be reinvested in additional shares of Common Stock subject to the Restricted Stock Award and subject to the same conditions and restrictions as the Restricted Stock Award with respect to which the dividends were paid. In no event will dividends with respect to Restricted Stock Awards that are subject to vesting be paid or distributed until the vesting provisions of such Restricted Stock Award lapse.

(b)     Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, prior to settlement or forfeiture, any Restricted Stock Units or Deferred Stock Unit awarded under this Plan may, at the Committee’s discretion, carry with it a right to Dividend Equivalents. Such right entitles the Participant to be credited with an amount equal to all cash dividends paid on one share of Common Stock while the Restricted Stock Unit or Deferred Stock Unit is outstanding. Dividend Equivalents may be converted into additional Restricted Stock Units or Deferred Stock Units and may (and will, to the extent required below) be made subject to the same conditions and restrictions as the Restricted Stock Units or Deferred Stock Units to which they attach. Settlement of Dividend Equivalents may be made in the form of cash, in the form of shares of Common Stock, or in a combination of both. Dividend Equivalents as to Restricted Stock Units or Deferred Stock Units will be subject to forfeiture and termination to the same extent as the corresponding Restricted Stock Units or Deferred Stock Units as to which the Dividend Equivalents relate. In no event will Participants holding Restricted Stock Units or Deferred Stock Units be entitled to receive any Dividend Equivalents on such Restricted Stock Units or Deferred Stock Units until the vesting provisions of such Restricted Stock Units or Deferred Stock Units lapse.

8.6     Enforcement of Restrictions. To enforce the restrictions referred to in this Section 8, the Committee may place a legend on the stock certificates representing Restricted Stock Awards referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book entry stock account with the Company’s transfer agent. Alternatively, Restricted Stock Awards may be held in non-certificated form pursuant to such terms and conditions as the Company may establish with its registrar and transfer agent or any third-party administrator designated by the Company to hold Restricted Stock Awards on behalf of Participants.

8.7     Lapse of Restrictions; Settlement. Except as otherwise provided in this Plan, including without limitation this Section 8 and 16.4 of this Plan, shares of Common Stock underlying a Restricted Stock Award will become freely transferable by the Participant after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations). Upon the vesting of a Restricted Stock Unit, the Restricted Stock Unit will be settled, subject to the terms and conditions of the applicable Award Agreement, (a) in cash, based upon the Fair Market Value of the vested underlying shares of Common Stock, (b) in shares of Common Stock or (c) a combination thereof, as provided in the Award Agreement, except to the extent that a Participant has properly elected to defer income that may be attributable to a Restricted Stock Unit under a Company deferred compensation plan or arrangement.

8.8     Section 83(b) Election for Restricted Stock Award. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant must file, within thirty (30) days following the Grant Date of the Restricted Stock Award, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in the Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the award under Section 83(b) of the Code.

9.     Performance Awards.

9.1     Grant. An Eligible Recipient may be granted one or more Performance Awards under this Plan, and such Awards will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, including the achievement of one or more Performance Goals.

9.2     Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify the amount of cash, shares of Common Stock, other Awards, or combination of both to be received by the Participant upon payout of the Performance Award, any Performance Goals upon which the Performance Award is subject, any Performance Period during which any Performance Goals must be achieved and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan.

9.3     Vesting. Subject to the terms of this Plan, the Committee may impose such restrictions or conditions, not inconsistent with the provisions of this Plan, to the vesting of such Performance Awards as it deems appropriate, including the achievement of one or more of the Performance Goals.

9.4     Earning of Performance Award Payment. Subject to the terms of this Plan and the Award Agreement, after the applicable Performance Period has ended, the holder of Performance Awards will be entitled to receive payout on the value and number of Performance Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved and such other restrictions or conditions imposed on the vesting and payout of the Performance Awards has been satisfied.

9.5     Form and Timing of Performance Award Payment. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Awards will be entitled to receive payment on the value and number of Performance Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. Payment of earned Performance Awards will be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Awards in the form of cash, in shares of Common Stock or other Awards (or in a combination thereof) equal to the value of the earned Performance Awards at the close of the applicable Performance Period. Payment of any Performance Award will be made as soon as practicable after the Committee has determined the extent to which the applicable Performance Goals have been achieved and not later than the fifteenth (15th) day of the third (3rd) month immediately following the later of the end of the Company’s fiscal year in which the Performance Period ends and any additional vesting restrictions are satisfied or the end of the calendar year in which the Performance Period ends and any additional vesting restrictions are satisfied, except to the extent that a Participant has properly elected to defer payment that may be attributable to a Performance Award under a Company deferred compensation plan or arrangement. The determination of the Committee with respect to the form and time of payment of Performance Awards will be set forth in the Award Agreement pertaining to the grant of the Performance Award. Any shares of Common Stock or other Awards issued in payment of earned Performance Awards may be granted subject to any restrictions deemed appropriate by the Committee, including that the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period.

9.6     Evaluation of Performance. The Committee may provide in any such Award Agreement including Performance Goals that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) items related to a change in accounting principles; (b) items relating to financing activities; (c) expenses for restructuring or productivity initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (i) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments; (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; (s) foreign exchange gains and losses; or (t) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

9.7     Adjustment of Performance Goals, Performance Periods or other Vesting Criteria. The Committee may amend or modify the vesting criteria (including any Performance Goals or Performance Periods) of any outstanding Awards based in whole or in part on the financial performance of the Company (or any Subsidiary or division, business unit or other sub-unit thereof) in recognition of unusual or nonrecurring events (including the events described in Sections 9.6 or 4.4(a) of this Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, will be final, conclusive and binding on Participants under this Plan.

9.8     Dividend Rights. Participants holding Performance Awards granted under this Plan will not receive any cash dividends or Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to such Performance Awards during the period between the date that such Performance Awards are granted and the date such Performance Awards are settled.

10.     Non-Employee Director Awards.

10.1     Automatic and Non-Discretionary Awards to Non-Employee Directors. Subject to such terms and conditions, consistent with the other provisions of this Plan, the Committee at any time and from time to time may approve resolutions providing for the automatic grant to Non-Employee Directors of Non-Employee Director Awards granted under this Plan and may grant to Non-Employee Directors such discretionary Non-Employee Director Awards on such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, and set forth in an applicable Award Agreement.

10.2     Deferral of Award Payment; Election to Receive Award in Lieu of Retainers. The Committee may permit Non-Employee Directors the opportunity to defer the payment of an Award pursuant to such terms and conditions as the Committee may prescribe from time to time. In addition, the Committee may permit Non-Employee Directors to elect to receive, pursuant to the procedures established by the Board or a committee of the Board, all or any portion of their annual retainers, meeting fees, or other fees in Restricted Stock, Restricted Stock Units, Deferred Stock Units or other Stock-Based Awards as contemplated by this Plan in lieu of cash.

11.     Other Stock-Based Awards.

11.1     Other Stock-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee may grant Other Stock-Based Awards to Eligible Recipients not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee will determine. Such Awards may involve the transfer of actual shares of Common Stock to Participants as a bonus or in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.2     Value of Other Stock-Based Awards. Each Other Stock-Based Award will be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee. The Committee may establish Performance Goals in its discretion for any Other Stock-Based Award. If the Committee exercises its discretion to establish Performance Goals for any such Awards, the number or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the Performance Goals are met.

11.3     Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award will be made in accordance with the terms of the Award, in cash or shares of Common Stock for any Other Stock-Based Award, as the Committee determines, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Other Stock-Based Award under a Company deferred compensation plan or arrangement.

12.     Dividend Equivalents.

Subject to the provisions of this Plan and any Award Agreement, any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to any Award (including any Award that has been deferred), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, settles, is paid or expires, as determined by the Committee. Such Dividend Equivalents will be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee and the Committee may provide that such amounts (if any) will be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested. Notwithstanding the foregoing, the Committee may not grant Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to an Option or Stock Appreciation Right or unvested Performance Awards; and further, no dividend or Dividend Equivalents will be paid out with respect to any unvested Awards.

13.     Effect of Termination of Employment or Other Service.

13.1     Termination Due to Cause. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement or the terms of an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 13.4 and 13.5 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for Cause:

(a)     All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination will be immediately terminated and forfeited;

(b)     All outstanding but unvested Restricted Stock Awards, Restricted Stock Units, Performance Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; and

(c)     All other outstanding Awards to the extent not vested will be immediately terminated and forfeited.

13.2     Termination Due to Death, Disability or Retirement. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or the terms of an Individual Agreement or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 13.4, 13.5 and 15 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of death or Disability of a Participant, or in the case of a Participant that is an Employee, Retirement:

(a)     All outstanding Options (excluding Non-Employee Director Options in the case of Retirement) and Stock Appreciation Rights held by the Participant as of the effective date of such termination or Retirement will, to the extent exercisable as of the date of such termination or Retirement, remain exercisable for a period of one (1) year after the date of such termination or Retirement (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of the date of such termination or Retirement will be terminated and forfeited;

(b)     All outstanding unvested Restricted Stock Awards held by the Participant as of the effective date of such termination or Retirement will be terminated and forfeited; and

(c)     All outstanding unvested Restricted Stock Units, Performance Awards, and Other Stock-Based Awards held by the Participant as of the effective date of such termination or Retirement will be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause shares of Common Stock to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to such Award under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or years that the Participant was employed or performed services during the Performance Period. The Committee will consider the provisions of Section 13.5 of this Plan and will have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such shares of Common Stock or other payment, including whether the Participant again becomes employed.

13.3     Termination for Reasons Other than Death, Disability or Retirement. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement or the terms of an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 13.4, 13.5 and 15 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for any reason other than for Cause or death or Disability of a Participant, or in the case of a Participant that is an Employee, Retirement:

(a)     All outstanding Options (including Non-Employee Director Options) and Stock Appreciation Rights held by the Participant as of the effective date of such termination will, to the extent exercisable as of such termination, remain exercisable for a period of three (3) months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of such termination will be terminated and forfeited. If the Participant dies within the three (3) month period referred to in the preceding sentence, the Option or Stock Appreciation Right may be exercised by those entitled to do so under the Participant’s will or by the laws of descent and distribution within a period of one (1) year following the Participant’s death (but in no event after the expiration date of any such Option or Stock Appreciation Right).

(b)     All outstanding unvested Restricted Stock Awards held by the Participant as of the effective date of such termination will be terminated and forfeited;

(c)     All outstanding unvested Restricted Stock Units, Performance Awards, and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated by the Company without Cause prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause Shares to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to such Award under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or years that the Participant was employed or performed services during the Performance Period.

13.4     Modification of Rights upon Termination. Notwithstanding the other provisions of this Section 13, upon a Participant’s termination of employment or other service with the Company or any Subsidiary, as the case may be, the Committee may, in its sole discretion (which may be exercised at any time on or after the Grant Date, including following such termination) cause Options or Stock Appreciation Rights (or any part thereof) held by such Participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Non-Employee Director Awards, and Other Stock-Based Awards held by such Participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (a) no Option or Stock Appreciation Right may remain exercisable beyond its expiration date; and (b) any such action by the Committee adversely affecting any outstanding Award will not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Section 4.4, 13.5, 15 or 19 of this Plan).

13.5     Additional Forfeiture Events.

(a)     Effect of Actions Constituting Cause or Adverse Action. Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Plan, including this Section 13.5, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or within one (1) year after the termination of employment or other service with the Company or a Subsidiary, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary and irrespective of whether or not the Participant was terminated as a result of such Cause or Adverse Action, (i) all rights of the Participant under this Plan and any Award Agreements evidencing an Award then held by the Participant will terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion will have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any Awards of the Participant that were exercised, vested or issued, or as to which such payment was made, and to require the Participant to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividends paid or other distributions made with respect to any shares of Common Stock subject to any Award). The Company may defer the exercise of any Option or Stock Appreciation Right for a period of up to six (6) months after receipt of the Participant’s written notice of exercise or the issuance of share certificates upon the vesting of any Award for a period of up to six (6) months after the date of such vesting in order for the Committee to make any determination as to the existence of Cause or an Adverse Action. The Company will be entitled to withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. Unless otherwise provided by the Committee in an applicable Award Agreement, this Section 13.5(a) will not apply to any Participant following a Change in Control.

(b)     Forfeiture or Clawback of Awards Under Applicable Law and Company Policy. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse the Company for the amount of any Award received by such individual under this Plan during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement. The Company also may seek to recover any Award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by Applicable Law or under the requirements of any stock exchange or market upon which the shares of Common Stock are then listed or traded. In addition, all Awards under this Plan will be subject to forfeiture or other penalties pursuant to any clawback or forfeiture policy of the Company, as in effect from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Committee and set forth in the applicable Award Agreement.

14.     Payment of Withholding Taxes.

14.1     General Rules. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts the Company reasonably determines are necessary to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to an Award, including the grant, exercise, vesting or settlement of, or payment of dividends with respect to, an Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Award. When withholding shares of Common Stock for taxes is effected under this Plan, it will be withheld only up to an amount based on the maximum statutory tax rates in the Participant’s applicable tax jurisdiction or such other rate that will not trigger a negative accounting impact on the Company.

14.2     Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment related tax obligation described in Section 14.1 of this Plan by withholding shares of Common Stock underlying an Award, by electing to tender, or by attestation as to ownership of, Previously Acquired Shares, by delivery of a Broker Exercise Notice or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, shares of Common Stock withheld by the Company or Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the Tax Date.

15.     Change in Control.

15.1     Definition of Change in Control. Unless otherwise provided in an Award Agreement or Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates, a “Change in Control” will mean the occurrence of any of the following:

(a)     The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Company or its Subsidiaries, or any entity with respect to which, following such acquisition, more than fifty percent (50%) of, respectively, the then outstanding equity of such entity and the combined voting power of the then outstanding voting equity of such entity entitled to vote generally in the election of all or substantially all of the members of such entity’s governing body is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

(b)     The consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or

(c)     a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

15.2     Effect of Change in Control. Subject to the terms of the applicable Award Agreement or an Individual Agreement, in the event of a Change in Control, the Committee (as constituted prior to such Change in Control) may, in its discretion:

(a)     require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as shall be determined by the Board in accordance with Section 4.4;

(b)     provide that (i) some or all outstanding Options shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the restrictions or vesting applicable to some or all outstanding Restricted Stock Awards and Restricted Stock Units shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the Performance Period applicable to some or all outstanding Awards shall lapse in full or in part, and/or (iv) the Performance Goals applicable to some or all outstanding Awards shall be deemed to be satisfied at the target or any other level; and/or

(c)     require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount determined pursuant to Section 15.3 below; (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

15.3     Alternative Treatment of Incentive Awards. In connection with a Change in Control, the Committee in its sole discretion, either in an Award Agreement at the time of grant of an Award or at any time after the grant of such an Award, in lieu of providing a substitute award to a Participant pursuant to Section 15.2(a), may determine that any or all outstanding Awards granted under the Plan, whether or not exercisable or vested, as the case may be, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award will receive for each share of Common Stock subject to such Award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities with a fair market value (as determined by the Committee in good faith) equivalent to such cash payment) equal to the difference, if any, between the consideration received by stockholders of the Company in respect of a share of Common Stock in connection with such Change in Control and the purchase price per share, if any, under the Award, multiplied by the number of shares of Common Stock subject to such Award (or in which such Award is denominated); provided, however, that if such product is zero ($0) or less or to the extent that the Award is not then exercisable, the Award may be canceled and terminated without payment therefor. If any portion of the consideration pursuant to a Change in Control may be received by holders of shares of Common Stock on a contingent or delayed basis, the Committee may, in its sole discretion, determine the fair market value per share of such consideration as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. Notwithstanding the foregoing, any shares of Common Stock issued pursuant to an Award that immediately prior to the effectiveness of the Change in Control are subject to no further restrictions pursuant to the Plan or an Award Agreement (other than pursuant to the securities laws) will be deemed to be outstanding shares of Common Stock and receive the same consideration as other outstanding shares of Common Stock in connection with the Change in Control.

15.4     Limitation on Change in Control Payments. Notwithstanding anything in this Section 15 to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award or the payment of cash in exchange for all or part of a Stock-Based Award (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 15.2 or Section 15.3 of this Plan will be reduced (or acceleration of vesting eliminated) to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction will be made only if the aggregate amount of the payments after such reduction exceeds the difference between (a) the amount of such payments absent such reduction minus (b) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments; and provided, further that such payments will be reduced (or acceleration of vesting eliminated) by first eliminating vesting of Options with an exercise price above the then Fair Market Value of a share of Common Stock that have a positive value for purposes of Section 280G of the Code, followed by reducing or eliminating payments or benefits pro rata among Awards that are deferred compensation subject to Section 409A of the Code, and, if a further reduction is necessary, by reducing or eliminating payments or benefits pro rata among Awards that are not subject to Section 409A of the Code. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Section 280G or 4999 of the Code, then this Section 15.4 will not apply and any “payments” to a Participant pursuant to Section 15 of this Plan will be treated as “payments” arising under such separate agreement; provided, however, such separate agreement may not modify the time or form of payment under any Award that constitutes deferred compensation subject to Section 409A of the Code if the modification would cause such Award to become subject to the adverse tax consequences specified in Section 409A of the Code.

15.5     Exceptions. Notwithstanding anything in this Section 15 to the contrary, individual Award Agreements or Individual Agreements between a Participant and the Company or one of its Subsidiaries or Affiliates may contain provisions with respect to vesting, payment or treatment of Awards upon the occurrence of a Change in Control, and the terms of any such Award Agreement or Individual Agreement will govern to the extent of any inconsistency with the terms of this Section 15. The Committee will not be obligated to treat all Awards subject to this Section 15 in the same manner. The timing of any payment under this Section 15 may be governed by any election to defer receipt of a payment made under a Company deferred compensation plan or arrangement.

16.     Rights of Eligible Recipients and Participants; Transferability.

16.1     Employment. Nothing in this Plan or an Award Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue employment or other service with the Company or any Subsidiary.

16.2     No Rights to Awards. No Participant or Eligible Recipient will have any claim to be granted any Award under this Plan.

16.3     Rights as a Stockholder. Except as otherwise provided in the Award Agreement, a Participant will have no rights as a stockholder with respect to shares of Common Stock covered by any Stock-Based Award unless and until the Participant becomes the holder of record of such shares of Common Stock and then subject to any restrictions or limitations as provided herein or in the Award Agreement.

16.4     Restrictions on Transfer.

(a)     Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsections (b) and (c) below, no right or interest of any Participant in an Award prior to the exercise (in the case of Options or Stock Appreciation Rights) or vesting, issuance or settlement of such Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(b)     A Participant will be entitled to designate a beneficiary to receive an Award upon such Participant’s death, and in the event of such Participant’s death, payment of any amounts due under this Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 13 of this Plan) may be made by, such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under this Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 13 of this Plan) may be made by, the Participant’s legal representatives, heirs and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under this Plan or exercise of all exercisable Options or Stock Appreciation Rights, then such payments will be made to, and the exercise of such Options or Stock Appreciation Rights may be made by, the legal representatives, heirs and legatees of the beneficiary.

(c)     Upon a Participant’s request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Non-Statutory Stock Option, other than for value, to such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing such Participant’s household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent (50%) of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer. A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including execution or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.

(d)     The Committee may impose such restrictions on any shares of Common Stock acquired by a Participant under this Plan as it may deem advisable, including minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Common Stock is then listed or traded, or under any blue sky or state securities laws applicable to such shares or the Company’s insider trading policy.

16.5     Non-Exclusivity of this Plan. Nothing contained in this Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

17.     Securities Law and Other Restrictions.

17.1     Non-Registered Stock. The shares of Common Stock to be distributed under this Plan have not been, as of the Effective Date, registered under the Securities Act or any applicable state or foreign securities laws and the Company has no obligation to any Participant to register the Common Stock or to assist the Participant in obtaining an exemption from the various registration requirements, or to list the Common Stock on a national securities exchange or any other trading or quotation system.

17.2     Securities Law Restrictions. Notwithstanding any other provision of this Plan or any Award Agreements entered into pursuant to this Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Awards granted under this Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

18.     Deferred Compensation; Compliance with Section 409A.

It is intended that all Awards issued under this Plan be in a form and administered in a manner that will comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code, and the Award Agreements and this Plan will be construed and administered in a manner that is consistent with and gives effect to such intent. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. With respect to an Award that constitutes a deferral of compensation subject to Code Section 409A: (a) if any amount is payable under such Award upon a termination of service, a termination of service will be treated as having occurred only at such time the Participant has experienced a Separation from Service; (b) if any amount is payable under such Award upon a Disability, a Disability will be treated as having occurred only at such time the Participant has experienced a “disability” as such term is defined for purposes of Code Section 409A; (c) if any amount is payable under such Award on account of the occurrence of a Change in Control, a Change in Control will be treated as having occurred only at such time a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” as such terms are defined for purposes of Code Section 409A, (d) if any amount becomes payable under such Award on account of a Participant’s Separation from Service at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment will be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the date of the Participant’s Separation from Service or (ii) the Participant’s death, and (e) no amendment to or payment under such Award will be made except and only to the extent permitted under Code Section 409A.

19.     Amendment, Modification and Termination.

19.1     Generally. Subject to other subsections of this Section 19 and Sections 3.4 and 19.3 of this Plan, the Board at any time may suspend or terminate this Plan (or any portion thereof) or terminate any outstanding Award Agreement and the Committee, at any time and from time to time, may amend this Plan or amend or modify the terms of an outstanding Award. The Committee’s power and authority to amend or modify the terms of an outstanding Award includes the authority to modify the number of shares of Common Stock or other terms and conditions of an Award, extend the term of an Award, accept the surrender of any outstanding Award or, to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards; provided, however that the amended or modified terms are permitted by this Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.

19.2     Stockholder Approval. No amendments to this Plan will be effective without approval of the Company’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which the Common Stock is then traded, applicable state corporate laws or regulations, applicable federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan; or (b) such amendment would: (i) modify Section 3.4 of this Plan; (ii) materially increase benefits accruing to Participants; (iii) increase the aggregate number of shares of Common Stock issued or issuable under this Plan; (iv) increase any limitation set forth in this Plan on the number of shares of Common Stock which may be issued or the aggregate value of Awards which may be made, in respect of any type of Award to any single Participant during any specified period; (v) modify the eligibility requirements for Participants in this Plan; or (vi) reduce the minimum exercise price or grant price as set forth in Sections 6.3 and 7.3 of this Plan.

19.3     Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, suspension or amendment of this Plan may adversely affect any outstanding Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 4.4, 9.7, 13, 15, 18 or 19.4 of this Plan.

19.4     Amendments to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 19.4 to any Award granted under this Plan without further consideration or action.

20.     Substituted Awards.

The Committee may grant Awards under this Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or a Subsidiary as a result of a merger or consolidation of the former employing entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the former employing corporation. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

21.     Effective Date and Duration of this Plan.

This Plan is effective as of the Effective Date. This Plan will terminate at midnight on December 19, 2029, and may be terminated prior to such time by Board action. No Award will be granted after termination of this Plan, but Awards outstanding upon termination of this Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

22.     Data Privacy.

As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 22 by and among the Company and its Subsidiaries and Affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any shares held in the Company or its Subsidiaries and Affiliates; and award details, to implement, manage and administer the Plan and awards (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 22 in writing, without cost, by contacting the local human resources representative. The Company may cancel the Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding awards if the Participant refuses or withdraws the consents in this Section 22. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

23.     Miscellaneous.

23.1     Usage. In this Plan, except where otherwise indicated by clear contrary intention, (a) any masculine term used herein also will include the feminine, (b) the plural will include the singular, and the singular will include the plural, (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and (d) “or” is used in the inclusive sense of “and/or”.

23.2     Relationship to Other Benefits. Neither Awards made under this Plan nor shares of Common Stock or cash paid pursuant to such Awards under this Plan will be included as “compensation” for purposes of computing the benefits payable to any Participant under any pension, retirement (qualified or non-qualified), savings, profit sharing, group insurance, welfare, or benefit plan of the Company or any Subsidiary unless provided otherwise in such plan.

23.3     Fractional Shares. No fractional shares of Common Stock will be issued or delivered under this Plan or any Award. The Committee will determine whether cash, other Awards or other property will be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto will be forfeited or otherwise eliminated by rounding up or down.

23.4     Governing Law. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which will be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of this Plan and any rules, regulations and actions relating to this Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions.

23.5     Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

23.6     Construction. Wherever possible, each provision of this Plan and any Award Agreement will be interpreted so that it is valid under the Applicable Law. If any provision of this Plan or any Award Agreement is to any extent invalid under the Applicable Law, that provision will still be effective to the extent it remains valid. The remainder of this Plan and the Award Agreement also will continue to be valid, and the entire Plan and Award Agreement will continue to be valid in other jurisdictions.

23.7     Delivery and Execution of Electronic Documents. To the extent permitted by Applicable Law, the Company may: (a) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award hereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (b) permit Participants to use electronic, internet or other non-paper means to execute applicable Plan documents (including Award Agreements) and take other actions under this Plan in a manner prescribed by the Committee.

23.8     No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of this Plan to the contrary, the Company and its Subsidiaries, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties, and interest under the Tax Laws.

23.9     Unfunded Plan. Participants will have no right, title or interest whatsoever in or to any investments that the Company or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary under this Plan, such right will be no greater than the right of an unsecured general creditor of the Company or the Subsidiary, as the case may be. All payments to be made hereunder will be paid from the general funds of the Company or the Subsidiary, as the case may be, and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts except as expressly set forth in this Plan.

23.10     Indemnification. Subject to any limitations and requirements of Delaware law, each individual who is or will have been a member of the Board, or a Committee appointed by the Board, or an officer or Employee of the Company to whom authority was delegated in accordance with Section 3.3 of this Plan, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or pursuant to any agreement with the Company, or any power that the Company may have to indemnify them or hold them harmless.

ANNEX E

§ 262 Appraisal rights.

(a)     Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)     Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)     Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)     Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)     In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)     In the event of an amendment to a corporation’s certificate of incorporation contemplated by §  363(a) of this title, appraisal rights shall be available as contemplated by §  363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)     Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d)     Appraisal rights shall be perfected as follows:

(1)     If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)     If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)     Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)     Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)     At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)     After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)     From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Holdings’ certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”).

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article Eighth of Holdings’ certificate of incorporation provides:

“To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of the corporation or any predecessor of the corporation, or serves or served at any other enterprise as a director or officer at the request of the corporation or any predecessor to the corporation.

Neither any amendment nor repeal of this Article Eighth, nor the adoption of any provision of the corporation’s certificate of incorporation inconsistent with this Article Eighth, shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Eighth, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.”

Item 21.     Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document
2.1

Agreement and Plan of Merger, dated as of September 16, 2019, by and among Gordon Pointe Acquisition Corp., GPAQ Acquisition Holdings, Inc., GPAQ Acquiror Merger Sub, Inc., GPAQ Company Merger Sub, LLC, HOF Village, LLC and HOF Village Newco, LLC*+

2.2

First Amendment to Agreement and Plan of Merger, dated as of November 5, 2019, by and among Gordon Pointe Acquisition Corp., GPAQ Acquisition Holdings, Inc., GPAQ Acquiror Merger Sub, Inc., GPAQ Company Merger Sub, LLC, HOF Village, LLC and HOF Village Newco, LLC*

3.1	Certificate of Incorporation of GPAQ Acquisition Holdings, Inc., as filed with the Secretary of State of the State of Delaware on August 29, 2019**
3.2	Bylaws of GPAQ Acquisition Holdings, Inc.**
3.3	Form of Amended and Restated Certificate of Incorporation of GPAQ Acquisition Holdings, Inc.*
4.1	Specimen Common Stock Certificate**
4.2	Specimen Warrant Certificate**
5.1	Opinion of Fox Rothschild LLP**
8.1	Tax Opinion of Pillsbury Winthrop Shaw Pittman LLP**
10.1	Form of Lock-up Agreement**
10.2	Form of Director Nominating Agreement**
10.3	Form of Release Agreement**
10.4	GPAQ Acquisition Holdings, Inc. 2020 Omnibus Incentive Plan*
10.5	First Amended and Restated License Agreement dated September 16, 2019 between National Football Museum, Inc. and HOF Village, LLC**
10.6	Media License Agreement between National Football Museum, Inc. and HOF Village Media Group, LLC**
10.7	Sponsorship and Naming Rights Agreement dated November 17, 2016 between HOF Village, LLC and National Football Museum, Inc. and Johnson Controls, Inc.**^
10.8	Sponsorship and Services Agreement dated December 19, 2018 among HOF Village, LLC and National Football Museum, Inc. and Constellation NewEnergy, Inc.**^
10.9	Term Loan Agreement dated as of March 20, 2018 among HOF Village, LLC and affiliates, the Lenders party thereto and GACP Finance Co., LLC, as Administrative Agent**^
10.10	Delayed Draw Joinder Number 1 to Term Loan Agreement dated April 11, 2018**^
10.11	Delayed Draw Joinder Number 2 to Term Loan Agreement dated May 18, 2018**^
10.12	Third Amendment to Term Loan Agreement dated September 14, 2018**
10.13	Fourth Amendment to Term Loan Agreement dated February 19, 2019**^
10.14	Fifth Amendment to Term Loan Agreement dated June 28, 2019**
10.15	Sixth Amendment to Term Loan Agreement dated August 15, 2019**
10.16	Seventh Amendment to Term Loan Agreement dated November 16, 2019**
10.17	IRG Master Holdings, LLC Guaranty dated November 16, 2019 in favor of GACP Finance Co., LLC**
10.18	Loan and Security Agreement dated November 9, 2017 among JCIHOFV Financing, LLC and HOF Village, LLC and National Football Museum, Inc. and Wilmington Trust, NA, as Agent**^
10.19	Cognovit Promissory Note dated July 10, 2017 by HOF Village, LLC to the order of National Football Museum, Inc.**
10.20	Form of Promissory Note dated as of November 27, 2019 by HOF Village, LLC and affiliates to the order of Industrial Realty Group, LLC**
10.21	Form of Side Letter regarding 7th Amendment and Promissory Note dated effective November 27, 2019 between Industrial Realty Group, LLC, IRG Master Holdings, LLC, HOF Village, LLC and affiliates**
10.22	Form of Side Letter dated January [__], 2020 between Industrial Realty Group, LLC, IRG Master Holdings, LLC, HOF Village, LLC and affiliates**
10.23	Letter of Representations dated March 2018**

Exhibit No.	Document
10.24	Amended and Restated Unsecured Promissory Note dated October 15, 2017 by HOF Village, LLC to the order of American Capital Center, LLC**
10.25	Form of Employment Agreement with Michael Crawford**
10.26	Loan Agreement dated December 30, 2019 between HOF Village Hotel II, LLC and City of Canton, Ohio
10.27	Business Loan Agreement dated December 30, 2019 between HOF Village Hotel II, LLC and NewMarket Project, Inc.
10.28	Promissory Note dated as of June 18, 2019 by Gordon Pointe Acquisition Corp. to the order of Gordon Pointe Management, LLC
10.29	Promissory Note dated as of September 27, 2019 by Gordon Pointe Acquisition Corp. to the order of Gordon Pointe Management, LLC
10.30	Promissory Note dated as of July 26, 2019 by Gordon Pointe Acquisition Corp. to the order of Gordon Pointe Management, LLC
10.31	Promissory Note dated as of October 29, 2019 by Gordon Pointe Acquisition Corp. to the order of Gordon Pointe Management, LLC
10.32	Promissory Note dated as of November 27, 2019 by Gordon Pointe Acquisition Corp. to the order of Gordon Pointe Management, LLC
10.33	Promissory Note dated as of December 26, 2019 by Gordon Pointe Acquisition Corp. to the order of Gordon Pointe Management, LLC
10.34	Promissory Note dated as of January 24, 2020 by Gordon Pointe Acquisition Corp. to the order of Gordon Pointe Management, LLC
21.1	Subsidiaries of GPAQ Acquisition Holdings, Inc.**
23.1	Consent of Marcum LLP
23.2	Consent of Marcum LLP
23.4	Consent of Fox Rothschild LLP (included in Exhibit 5.1)**
23.5	Consent of Pillsbury Winthrop Shaw Pittman (included in Exhibit 8.1)**
99.1	Form of Proxy Card for Stockholders
99.2	Consent of Michael Crawford, as designee to the board of directors**
99.3	Consent of Michael Klein, as designee to the board of directors**
99.4	Consent of C. David Baker, as designee to the board of directors**
99.5	Consent of Stuart Lichter, as designee to the board of directors**
99.6	Consent of Kimberly K. Schaefer, as designee to the board of directors**
99.7	Consent of Karl L. Holz, as designee to the board of directors**
99.8	Consent of Anthony J. Buzzelli, as designee to the board of directors**
99.9	Consent of Mary Owen, as designee to the board of directors**
99.10	Consent of Curtis Martin, as designee to the board of directors**

____________

*        Attached as an annex to the proxy statement of GPAQ and prospectus for the common stock and warrants of Holdings.

**      Previously filed.

^        Portions of this Exhibit have been redacted pursuant to Item 601(b)(2) of Regulation S-K.

+        The exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Item 22.     Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on the 7th day of February, 2020.

GPAQ ACQUISITION HOLDINGS, INC.
By:	/s/ James J. Dolan
James J. Dolan
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James J. Dolan	President and Director	February 7, 2020
James J. Dolan
/s/ Douglas L. Hein	Secretary, Treasurer and Director	February 7, 2020
Douglas L. Hein